   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2000

                                                      REGISTRATION NO. 333-93047
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PEOPLES COMMUNITY BANCORP, INC.
              Exact Name of Registrant as Specified in Its Charter

           DELAWARE                        6306                    31-1686242
  (State or Jurisdiction of          (Primary Standard          (I.R.S. Employer
Incorporation or Organization)          Industrial            Identification No.)
                                Classification Code Number)

                         ------------------------------

                                 11 S. BROADWAY
                              LEBANON, OHIO 45036
                                 (513) 932-3876
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)
                         ------------------------------

                               JERRY D. WILLIAMS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        PEOPLES COMMUNITY BANCORP, INC.
                                 11 S. BROADWAY
                              LEBANON, OHIO 45036
                                 (513) 932-3876
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

        KEVIN M. HOULIHAN, ESQ.               DAVID J. EYRICH, ESQ.                KENNETH R. LEHMAN, ESQ.
        HUGH T. WILKINSON, ESQ.             KEPLEY, GILLIGAN & EYRICH       LUSE LEHMAN GORMAN POMERENK & SCHICK
 ELIAS, MATZ, TIERNAN & HERRICK L.L.P.           525 VINE STREET                5335 WISCONSIN AVENUE, N.W.,
   734 15TH STREET, N.W., 12TH FLOOR                SUITE 2200                            SUITE 400
        WASHINGTON, D.C. 20005                CINCINNATI, OHIO 45202               WASHINGTON, D.C. 20015
            (202) 347-0300                        (513) 241-5540                       (202) 274-2000

                         ------------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           SECURITIES TO BE                   AMOUNT           OFFERING PRICE          AGGREGATE          REGISTRATION
              REGISTERED                 TO BE REGISTERED         PER SHARE        OFFERING PRICE(1)           FEE
Common Stock, par
  value $.01 per share................   2,715,713 shares          $10.00             $27,157,130         $7,169.48(2)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously Paid

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 PROSPECTUS OF PEOPLES COMMUNITY BANCORP, INC.
             PROXY STATEMENT OF HARVEST HOME FINANCIAL CORPORATION



    The People's Building, Loan and Savings Company is converting from the mutual to the stock form of organization. As part of this conversion, Peoples Community Bancorp, Inc. is offering its shares of common stock in a subscription offering. People's Savings will become a subsidiary of Peoples Community Bancorp, Inc. Just prior to the conversion, People's Savings will merge with The Oakley Improved Building and Loan Company. Immediately after the conversion, Peoples Community Bancorp will merge with Harvest Home Financial Corporation, the parent of Harvest Home Savings Bank.



    IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF PEOPLE'S SAVINGS (SEE PAGES
AND   )--


    - You may have priority rights to purchase shares at $10.00 per share.

    - You may purchase up to 45,000 shares but may purchase no fewer than 25 shares.


    - The offering will end at 12:00 noon, eastern time, on             , 2000.



    IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF OAKLEY (SEE PAGES   AND   )--


    - You may have the same priority rights to purchase shares as current and former depositors of People's Savings as a result of the merger of Oakley with People's Savings.


    IF YOU ARE CURRENTLY A STOCKHOLDER OF HARVEST HOME FINANCIAL (SEE PAGE   )--



    - Stockholders of Harvest Home Finanical are being asked to approve the proposed merger with Peoples Community Bancorp.



    - Each of your shares will be exchanged for 0.9 of a share of Peoples Community Bancorp common stock and $9.00 in cash as a result of the proposed merger of Harvest Home Financial with People's Community Bancorp. This document also constitutes the proxy statement of Harvest Home Financial for its special meeting of stockholders.



    - Stockholders of Harvest Home Financial will receive an aggregate of 787,760 shares of Peoples Community Bancorp common stock. Stockholders of Harvest Home Financial will own between 29.0% and 39.8% of the common stock of Peoples Community Bancorp after the merger.



    - Stockholders of Harvest Home Financial generally will recognize capital gains income tax on the cash, but not the stock, they receive in the merger with Peoples Community Bancorp.



    - As of February   , 2000, the closing price for Harvest Home Financial
      common stock was $      per share.



                         SUBSCRIPTION OFFERING SUMMARY


                                                                MINIMUM     MAXIMUM, AS ADJUSTED
                                                              -----------   --------------------
Number of shares............................................    1,190,000         1,851,500
Gross offering proceeds.....................................  $11,900,000       $18,515,000
Estimated offering expenses.................................  $   600,000       $   600,000
Estimated net proceeds......................................  $11,300,000       $17,915,000
Estimated net proceeds per share............................     $9.50           $9.68


    Peoples Community Bancorp has applied to list its common stock on the Nasdaq Stock Market's National Market under the symbol "PCBI." Peoples Community Bancorp must sell a minimum of 1,190,000 shares of common stock or it will not sell any shares. Peoples Community Bancorp will not sell more than 1,851,500 shares in the subscription offering. Peoples Community Bancorp is offering the shares on a best efforts basis, and Keefe, Bruyette & Woods, Inc. is assisting in the subscription offering on a best efforts basis. Peoples Community Bancorp will hold funds received for stock purchases in a separate savings account at People's Savings, and will pay interest at People's Savings' passbook rate on those funds for the period the funds are held. In addition to the shares sold in the subscription offering, Peoples Community Bancorp proposes to issue approximately 787,760 shares of its common stock to the former stockholders of Harvest Home Financial in exchange for their shares of common stock of Harvest Home Financial.



    PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                         KEEFE, BRUYETTE & WOODS, INC.
  This Prospectus Proxy-Statement is dated           , 2000 and is first being
  mailed to the stockholders of Harvest Home Financial on or about           ,
                                     2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Map of Our Market Area......................................
Questions and Answers About the Stock Offering..............
Summary.....................................................
Risk Factors................................................
Selected Financial and Other Data of People's Savings.......
Selected Financial and Other Data of Oakley.................
Selected Consolidated Financial and Other Data of Harvest
  Home Financial............................................
Recent Development of People's Savings......................
Recent Developments of Oakley...............................
Recent Developments of Harvest Home Financial...............
Proposed Management Purchases...............................
How Net Proceeds Will Be Used...............................
Peoples Community Bancorp Does Not Intend to Pay Quarterly
  Cash Dividends............................................
There May Be a Limited Market for the Common Stock..........
People's Savings, Oakley and Harvest Home Savings Bank Meet
  All of Their Regulatory Capital Requirements..............
Capitalization..............................................
Pro Forma Unaudited Combined Consolidated Financial
  Information...............................................
The Conversion of Peoples Savings and The Mergers with
  Oakley and Harvest Home Financial.........................
The Merger Between People's Savings and Oakley..............
The Merger Between Peoples Community Bancorp and Harvest
  Home Financial............................................
The Subscription Offering...................................
The People's Building, Loan and Savings Company Statements
  of Earnings...............................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of People's Savings.............
The Oakley Improved Building and Loan Company Statements of
  Operations................................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Oakley.......................
Harvest Home Financial Corporation Consolidated Statements
  of Earnings...............................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Harvest Home Financial.......
Business of Peoples Community Bancorp.......................
Business of People's Savings and Oakley.....................
Business of Harvest Home Financial..........................
Regulation..................................................
Taxation....................................................
Management..................................................
Restrictions on Acquisition of Peoples Community Bancorp and
  People's Savings..........................................
Description of The Capital Stock............................
Experts.....................................................
Legal and Tax Opinions......................................
Additional Information......................................
Index to Financial Statements...............................


    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

   [MAP OF OHIO WITH DETAIL OF HAMILTON, WARREN AND CLINTON COUNTIES SHOWING LOCATIONS OF BRANCH OFFICES OF PEOPLE'S SAVINGS, OAKLEY AND HARVEST HOME SAVINGS
                             TO BE PRODUCED HERE.]

     QUESTIONS AND ANSWERS ABOUT THE SUBSCRIPTION OFFERING AND THE MERGERS



    The following are frequently asked questions. You should read this entire prospectus-proxy statement, including the Risk Factors beginning on page 11, for more information.



QUESTIONS AND ANSWERS FOR DEPOSITOR-MEMBERS OF PEOPLE'S SAVINGS AND OAKLEY



Q. WHO IS PEOPLE'S SAVINGS MERGING WITH?



A. First, Oakley will be merged into People's Savings. After the merger with Oakley, Oakley's members will be members of People's Savings and will be able to buy stock of Peoples Community Bancorp in the subscription offering. Immediately after People's Savings converts to stock-form, Harvest Home Financial will be merged into Peoples Community Bancorp and Harvest Home Savings will be merged into People's Savings.



Q. WHO MAY PURCHASE SHARES OF STOCK IN THE SUBSCRIPTION OFFERING?



A. Generally, rights to subscribe for the purchase of stock have been granted under People's Savings plan of conversion to the following persons in the following order of descending priority:


    - depositors of People's Savings and Oakley as of June 30, 1998

    - our employee stock ownership plan

    - depositors of People's Savings and Oakley as of December 31, 1999

    - depositors of People's Savings and Oakley as of             , 2000

    - directors, officers and employees of People's Savings and Oakley.

Q. HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?


A. Peoples Community Bancorp is offering for sale up to 1,610,000 shares of common stock at a subscription price of $10.00 per share. Peoples Community Bancorp must sell at least 1,190,000 shares. If the appraised market value of the common stock changes due to market or financial conditions, Peoples Community Bancorp may be required to sell up to 1,851,500 shares. Peoples Community Bancorp also is offering to exchange 0.9 of a share of its common stock plus $9.00 in cash to Harvest Home Financial stockholders for each share of their Harvest Home Financial common stock.



Q. WHAT PARTICULAR FACTORS SHOULD DEPOSITORS CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?



A. There are many important factors to consider before making an investment decision. Therefore, you should read this entire prospectus-proxy statement before making your investment decision.


Q. WILL DIVIDENDS INITIALLY BE PAID ON THE STOCK?


A. No. Peoples Community Bancorp does not expect to pay dividends on its common stock initially after the offering.



Q. WILL I BE ABLE TO SELL MY PEOPLES COMMUNITY BANCORP STOCK AFTER I PURCHASE
    IT?



A. Perhaps. Peoples Community Bancorp anticipates having the common stock quoted on the Nasdaq Stock Market's National Market under the symbol "PCBI." However, Peoples Community Bancorp expects the market for the stock will be limited. There can be no assurance that someone will want to buy your shares. You should consider the possibility that you may be unable to easily sell your shares of stock. There may also be a wide spread between the bid and asked price for the stock.

Q. WILL THE STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?



A. No. Unlike insured deposit accounts at People's Savings and Oakley, the stock of Peoples Community Bancorp will not be insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.


Q. WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?


A. Peoples Community Bancorp must receive a properly completed and signed order form with the required payment on or before 12:00 noon, eastern time, on
              ,     .


Q. CAN THE OFFERING BE EXTENDED?


A. Yes. If Peoples Community Bancorp does not receive sufficient orders, Peoples
    Community Bancorp can extend the offering beyond           ,     . Peoples
    Community Bancorp must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless it receives regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond
              ,     .



Q. HOW DO PEOPLE'S SAVINGS AND OAKLEY'S MEMBERS PURCHASE THE STOCK?



A. First, you should read this prospectus-proxy statement. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to People's offices during regular banking hours, or by mail in the enclosed envelope marked
    STOCK ORDER RETURN. If the stock offering is not completed by           ,
        and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.


Q. CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?


A. No. After your stock order and certification form and payment are received, you may not cancel or modify your order. However, if Peoples Community
    Bancorp extends the offering beyond           ,     you will be able to
    change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.



Q. HOW CAN PEOPLE'S SAVINGS AND OAKLEY'S MEMBERS PAY FOR THE STOCK?


A. You have several options, including sending us a check or money order; or authorizing a withdrawal from your deposit account at People's Savings or Oakley (without any penalty for early withdrawal). Please do not send cash in the mail.

Q. WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?


A. Yes. Subscription payments will be placed in an interest-bearing escrow account at People's Savings, and will earn interest at the passbook rate. Depositors who elect to pay by withdrawal will continue to receive interest on their accounts until the funds are withdrawn.


Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT OR IRA AT PEOPLE'S OR OAKLEY?


A. Yes. However, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Please call the Stock
    Information Center (            ) to get more information. Please understand
    that the transfer of IRA funds takes time, so please make arrangements as soon as possible.



Q. WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL SUBSCRIPTION ORDERS?


A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase.

Q. WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE SUBSCRIPTION OFFERING?



A. For answers to other questions you are encouraged to read this prospectus-proxy statement. Questions may also be directed to the People's
    Savings Stock Information Center at             Monday through Friday,
    between the hours of 9:00 a.m. and 4:30 p.m., eastern time.



QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF HARVEST HOME FINANCIAL



Q. WHAT ARE HARVEST HOME FINANCIAL STOCKHOLDERS BEING ASKED TO APPROVE?



A. At a special meeting of stockholders, Harvest Home Financial stockholders at
    the close of business on             will be asked to vote on a proposal to
    adopt the merger agreement between Harvest Home Financial and Peoples Community Bancorp.



Q. WHY DO HARVEST HOME FINANCIAL AND PEOPLES COMMUNITY BANCORP WANT TO MERGE?



A. Harvest Home Financial believes that stockholder value will be maximized and that its stockholders and customers will benefit through an affiliation with Peoples. Peoples wants to better serve its customers in Harvest Home Financial's service areas and to expand Peoples' presence in those markets.



Q. HOW WILL HARVEST HOME FINANCIAL STOCKHOLDERS BENEFIT?



A. The Harvest Home Financial Board of Directors believes that stockholders benefit by receiving a fair value for their shares. The Board believes that the cash portion will allow stockholders to diversify their investment and the stock portion will allow stockholders to continue to participate as a stockholder of Cincinnati based thrift holding company.



Q. WHAT WILL HARVEST HOME FINANCIAL STOCKHOLDERS RECEIVE FOR THEIR HARVEST HOME FINANCIAL SHARES?



A. If the merger with Peoples Community Bancorp is completed, stockholders of Harvest Home Financial will receive 0.9 shares of Peoples Community Bancorp common stock plus $9.00 in cash for each share of Harvest Home Financial common stock.



Q. WHEN WILL THE HARVEST HOME MERGER BE COMPLETED?



A. We plan to complete the transaction as soon as possible after the Harvest Home Financial special meeting, assuming Harvest Home Financial obtains the required stockholder approval. The transaction is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions, including the merger of Oakley and People's Savings and the conversion by People's Savings from a mutual savings and loan to a stock company. We expect to complete all of the transactions in the second calendar quarter of 2000.



Q. WHEN AND WHERE WILL THE HARVEST HOME FINANCIAL SPECIAL MEETING TAKE PLACE?



A. Harvest Home Financial will hold the special meeting at             on
    at the             .



Q. WHAT IS THE VOTE REQUIRED AT THE HARVEST HOME FINANCIAL SPECIAL MEETING?



A. Harvest Home Financial's stockholders must approve the merger agreement by a vote of a majority of the outstanding shares.

Q. WHAT DO HARVEST HOME FINANCIAL STOCKHOLDERS NEED TO DO NOW?



A. Just mail your complete, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.



Q. IF HARVEST HOME FINANCIAL SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?



A. Your broker will vote Harvest Home Financial shares only if Harvest Home Financial stockholders provide instructions on how to vote. Harvest Home Financial stockholders should follow the directions provided by their broker and instruct your broker as to how to vote your shares.



Q. MAY HARVEST HOME FINANCIAL STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED A SIGNED PROXY CARD?



A. Yes. Stockholders of Harvest Home Financial can change their vote at any time before their proxy is voted a the special meeting. You can do this in three ways. First, you can send Harvest Home Financial a written statement that you would like to revoke your proxy. Second, you can send Harvest Home Financial a new signed and later-dated proxy card. Third, you can attend the special meeting and vote in person. However, your attendance at the special meeting alone will not revoke your proxy.



Q. HOW WILL HARVEST HOME FINANCIAL SHARES BE VOTED IF I RETURN A BLANK PROXY
    CARD?



A. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.



Q. WHAT WILL BE THE EFFECT IF A HARVEST HOME FINANCIAL STOCKHOLDER DOES NOT
    VOTE?



A. Not voting will have the same effect as voting against the merger.



Q. SHOULD HARVEST HOME FINANCIAL STOCKHOLDERS SEND IN STOCK CERTIFICATES NOW?



A. No. If the merger is completed, Harvest Home Financial stockholders will receive written instructions for exchanging your stock certificates.



Q. WHO CAN ANSWER QUESTIONS OF HARVEST HOME FINANCIAL'S STOCKHOLDERS ABOUT THE MERGER?



A. Stockholder of Harvest Home Financial Corporation who have questions about the merger with Peoples Community Bancorp may call: John E. Rathkamp or Dennis J. Slattery at Harvest Home Savings Bank (513) 661-6612.



    TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS-PROXY STATEMENT AT LEAST
48 HOURS PRIOR TO THE EXPIRATION DATE OF           ,     IN ACCORDANCE WITH
FEDERAL LAW, NO PROSPECTUS-PROXY STATEMENT WILL BE MAILED ANY LATER THAN FIVE
DAYS PRIOR TO           ,     OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO
          ,     .

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of People's Savings, Oakley and Harvest Home Financial.

PEOPLES COMMUNITY BANCORP, INC.


    People's Savings formed Peoples Community Bancorp in December 1999 as a Delaware corporation. Peoples Community Bancorp will be the holding company for Peoples Community Bank following the conversion. Peoples Community Bancorp is not an operating company and has not engaged in any significant business to date. The executive offices of Peoples Community Bancorp are located at 11 S. Broadway, Lebanon, Ohio 45036 and its telephone number is (513) 932-3876.


THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY


    Founded in 1889, People's Savings is a community and customer oriented mutual deposit savings and loan association organized under the laws of the State of Ohio. People's Savings conducts business out of its main office in Lebanon, Ohio, and one branch office in Blanchester, Ohio. People's Savings acquired its Blanchester office through a merger with The Peoples Building & Loan Company located in Blanchester, Ohio in November 1998.



    People's Savings business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential properties and, to a lesser extent, commercial real estate loans and land loans, multi-family residential mortgage loans and other loans. People's Savings profitability depends primarily on its net interest income, which is the difference between the income it receives on loans and other assets and its cost of funds, which consists of the interest paid on deposits and borrowings. At September 30, 1999, People's Savings had total assets of $90.3 million, deposits of $77.7 million and total equity of $11.8 million.


HARVEST HOME FINANCIAL CORPORATION

    Harvest Home Financial is an Ohio corporation and the parent holding company for Harvest Home Savings Bank. Harvest Home Savings Bank is an Ohio chartered, stock-form savings bank which conducts business out of its main office in Cheviot, Ohio and two branch offices in Cincinnati. Harvest Home Savings Bank is a traditional savings bank. As of September 30, 1999, Harvest Home Financial had total assets of $98.9 million, deposits of $66.2 million and stockholders' equity of $9.7 million. The executive offices of Harvest Home Financial are located at 3621 Harrison Avenue, Cheviot, Ohio, and its telephone number is
(513) 661-6612.

THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

    Oakley is an Ohio chartered mutual savings and loan association which conducts business out of one office in Cincinnati. As of September 30, 1999, Oakley had total assets of $17.0 million, total deposits of $13.3 million and total equity of $2.9 million. Oakley's sole office is at 3924 Isabella, Cincinnati, Ohio and its telephone number is (513) 531-2212.

STRUCTURE OF PEOPLE'S SAVINGS CORPORATE CHANGE AND THE MERGERS



    People's Savings is undertaking three interdependent transactions.



    - Initially, People's Savings will merge with Oakley. Oakley's depositors will become People's Savings depositors and will be able to buy common stock of Peoples Community Bancorp in the subscription offering with the same priority and other rights as People's Savings depositors.


                                       [LOGO]


    - Secondly, People's Savings will convert to a federally-chartered stock savings bank and Peoples Community Bancorp will sell shares of its common stock. As part of this transaction Peoples Community Bancorp will become the holding company for People's Savings. People's Savings will not complete its conversion to stock form unless it can also complete the merger with Oakley and the merger with Harvest Home Financial.


                                       [LOGO]


    - Lastly, Harvest Home Financial will merge with Peoples Community Bancorp and Harvest Home Savings Bank will merge with People's Savings. Stockholders of Harvest Home Financial will become stockholders of Peoples Community Bancorp and will receive $9.00 in cash plus 0.9 of share of common stock of Peoples Community Bancorp in exchange for each of their shares of Harvest Home Financial common stock.


                                       [LOGO]

    - Upon completion of these three transactions, Peoples Community Bancorp will be a holding company for People's Savings. People's Savings will continue its operations with the additional assets acquired from Oakley and Harvest Home Savings Bank.

PEOPLE'S SAVINGS CONVERSION TO STOCK FORM



    The conversion is a series of transactions by which People's Savings will convert from its current status as a mutual savings and loan association to a stock savings bank. Following the conversion, People's Savings will change its name to Peoples Community Bank and will be a subsidiary of Peoples Community Bancorp. As a stock savings bank, People's Savings will be subject to the regulation and supervision of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission.



    With the holding company structure, People's Savings will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase People's Savings capital and the amount of funds available for lending and investment. This will give People's Savings greater flexibility to diversify and expand operations in its current market area and neighboring communities. In addition, People's Savings will be able to compensate our directors, officers and employees in the form of stock.



HOW PEOPLE'S SAVINGS DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE



    The offering range is based on an independent appraisal of our pro forma market value following the conversion by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of People's Savings assuming the completion of the two mergers and the sale of shares in this offering. RP Financial has estimated that in its opinion as of December 10, 1999, of People's Savings estimated market value was between $11,900,000 and $16,100,000, with a midpoint of $14,000,000. The appraisal was based in part upon People's Savings financial condition and operations, the financial condition and operations of Oakley and Harvest Home Financial, the effects of the mergers with Oakley and Harvest Home Financial and the effect of the additional capital People's Savings will raise from the sale of common stock.



    Subject to regulatory approval, Peoples Community Bancorp may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, Peoples Community Bancorp is offering 1,190,000 shares, and at the maximum, as adjusted, of the offering range Peoples Community Bancorp is offering 1,851,500 shares in the subscription offering. The appraisal will be updated before we complete the conversion. If the pro forma market value of the common stock at that time is either below $11,900,000 or above $18,515,000, Peoples Community Bancorp will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Conversion--How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.


    The measures investors use to analyze whether a stock might be a good investment include the ratio of the offering price to the issuer's "book value," the ratio of the offering price to the issuer's "tangible book value" and the ratio of the offering price to the issuer's annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. Tangible book value is total equity minus any intangible assets, such as goodwill.


    The following table presents these ratios and multiples applied to People's Savings on a pro forma basis at or for the year ended September 30, 1999 at the minimum and adjusted maximum of the offering range compared to those of People's Savings' peer group as selected by RP Financial. See "Pro Forma Data" for a description of the assumptions used in making these calculations.


                                                                PEOPLES COMMUNITY
                                                                     BANCORP
                                                              ----------------------
                                                                           MAXIMUM
                                                              MINIMUM    AS ADJUSTED   PEER GROUP
                                                              --------   -----------   ----------
Price to book ratio.........................................   64.94%       72.73%       96.02%
Price to tangible book ratio................................   76.80%       83.54%       97.54%
Price to earnings multiple..................................   21.74x       25.64x       19.57x


    People's Savings' independent appraiser determined that its value should be lower than the ratios for the peer group would suggest. RP Financial reduced People's Savings' value because the offering is for a new issue of stock, because of its plans to use some of the proceeds for new offices, because its return on equity as a stock company will be significantly lower than its peer group and because several other recently converted institutions are trading below their initial offering prices. For its services in preparing the appraisal and assistance in preparing a business plan, RP Financial's fees and out-of-pocket expenses are estimated to be $40,000.



USE OF PROCEEDS FROM THE SALE OF COMMON STOCK



    Peoples Community Bancorp will use the $13.4 million of the estimated net proceeds assuming the sale of shares at the midpoint the offering range as follows:



    - 8% or $1.1 million will be loaned to the employee stock ownership plan to fund its purchase of common stock;


    - 50% or $6.7 million will be invested in People's Savings; and

    - 42% or $5.6 million will be retained by Peoples Community Bancorp for general corporate purposes.

    The proceeds to be invested in People's Savings will be available for general corporate purposes, including the construction and opening of a new headquarters office and additional branches, and the purchase of investment securities. People's Savings projects that it may spend approximately
$5.0 million of the net proceeds to build a new headquarters office as well as two new branch offices and make capital improvements to existing offices. People's Savings believes that the improvements and the new offices will assist in attracting new customers. The remaining $1.7 million of net proceeds will initially be used to purchase investment securities.


    Peoples Community Bancorp intends to use $4.5 million of the $5.6 million of net proceeds retained by it to partially fund the cash consideration of $8.3 million to be paid to former stockholders of Harvest Home Financial, as a result of the merger with Harvest Home Financial. The remaining $3.8 million in cash consideration will be funded from cash in Harvest Home Financial on the date of the merger. The remaining $1.1 million of net proceeds retained by Peoples Community Bancorp will be initially used to purchase investment securities.



THE AMOUNT OF STOCK OAKLEYS AND PEOPLE'S SAVINGS MEMBERS MAY PURCHASE



    The minimum purchase is 25 shares. Generally, members may purchase no more than $150,000. In addition, a member's total purchases, when combined with those of associates, cannot exceed $450,000. For instance, if any of the following persons purchase stock, then their purchases when combined with a member's purchases cannot exceed $450,000:



    - persons on joint accounts with the member;

    - relatives living in a member's house;



    - other persons who have the same address as a member on our records;



    - companies, trusts or other entities in which a member has an interest or holds a position; or



    - other persons who may be acting together with a member.



    In the event that a member of People's Savings or Oakley is also a stockholder of Harvest Home Financial, then he will receive shares of our common stock in exchange for his shares of Harvest Home Financial common stock. The total amount of common stock that a member may buy in the conversion when added to the shares of common stock that a member will receive from the merger of Peoples with Harvest Home Financial may not exceed $450,000.



    People's Savings may decrease or increase the maximum purchase limitation without notifying you.



HOW PEOPLE'S SAVINGS WILL PRIORITIZE ORDERS IF IT RECEIVES ORDERS FOR MORE
  SHARES THAN ARE AVAILABLE FOR SALE



    Members might not receive any or all of the shares ordered. If People's Savings receive orders for more shares than are available, it will allocate stock to the following persons or groups in order of priority:



    - ELIGIBLE ACCOUNT HOLDERS--Depositors of People's Savings and Oakley with a balance of at least $50 at the close of business on June 30, 1998. Any remaining shares will be offered to:


    - OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:


    - SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS--Depositors of People's Savings and Oakley with a balance of at least $50 at the close of business on
              ,       . Any remaining shares will be offered to:



    - OTHER MEMBERS--Depositors of People's Savings and Oakley at the close of
      business on         ,       . Any remaining shares will be offered to:


    - Directors, officers and employees of People's Savings and Oakley--These individuals may also be entitled to purchase stock in the above categories.


    If the above persons do not subscribe for all of the shares offered, will offer the remaining shares to the general public, giving preference to persons who reside in Hamilton, Clinton and Warren Counties, Ohio.



SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE



    Members of People's Savings and Oakley may not assign or sell their subscription rights. Any transfer of subscription rights is prohibited by law. Members of Oakley and People's Savings who exercise their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of shares. People's intends to pursue any and all legal and equitable remedies if it learns of the transfer of any subscription rights. People's will reject orders that it determines to involve the transfer of subscription rights.


BENEFITS TO MANAGEMENT FROM THE OFFERING


    People's full-time employees will benefit from the offering through the employee stock ownership plan. This plan will buy shares of stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about the employee stock ownership plan by reading the section of this document entitled "Management--New Stock Benefit Plans--Employee Stock Ownership Plan." Following the conversion, People's also intends to implement a restricted stock plan and a stock option plan, which will benefit directors, officers and selected employees. These two plans will not be implemented unless Peoples's receive stockholder approval of the plans at least six months after the conversion. If the restricted stock plan is approved by stockholders, executive officers, directors and selected employees of People's will be awarded shares of common stock at no cost to them. If the stock option plan is approved by stockholders, stock options will be granted at no cost to participants, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.



    The following table summarizes the benefits that directors, officers and employees of People's may receive from the conversion at the midpoint of the offering range:


                                                                     % OF           VALUE OF SHARES
                                   INDIVIDUALS ELIGIBLE       SHARES SOLD IN THE   BASED ON MIDPOINT
PLAN                                 TO RECEIVE AWARDS           OFFERING(1)       OF OFFERING RANGE
----                           -----------------------------  ------------------   -----------------
Employee stock ownership       All employees                          8.0%             $1,120,000
  plan.......................
Restricted stock plan........  Directors, officers and                4.0%                560,000
                               selected employees
Stock option plan............  Directors, officers and               10.0%                     (2)
                               selected employees

------------------------

(1) Does not include shares to be exchanged for Harvest Home Financial common stock.

(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.


    People's intends to enter into three-year employment agreements with Jerry D.Williams, Thomas J. Noe, John E. Rathkamp and Dennis J. Slattery, all of whom will be executive officers of Peoples Community Bancorp after the conversion. The agreements provide that the officers would receive severance payments equal to three times their average compensation if Peoples Community Bancorp is acquired and they lose their jobs after the acquisition. If severance was required to be paid in 2000 after completion of the conversion, then
Messrs. Williams, Noe, Rathkamp and Slattery would receive severance payments of approximately $300,000, $225,000, $225,000, and $225,000, respectively.



    In addition, People's intends to enter into one-year change in control agreements with certain other officers. The agreements provide that the officers would receive severance payments equal to one times their average compensation if Peoples Community Bancorp is acquired and they lose their jobs after the acquisition.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.


HIGHER INTEREST RATES WOULD HURT PEOPLE'S PROFITABILITY



    People's ability to earn a profit depends on net interest income, which is the difference between the interest income it earns on interest-earning assets, such as mortgage loans, and the interest expense it pays on interest-bearing liabilities, such as deposits and borrowings. Because loans generally have fixed interest rates, People's net interest income could be adversely affected when the rates it pays on deposits and borrowings are increasing. In addition, the market value of fixed-rate assets would decline if interest rates increase. After the conversion, People's plans to increase borrowings and to use the proceeds from borrowings to originate additional loans and to buy mortgage-backed securities. As People's pursues this strategy to leverage its balance sheet, it may become even more sensitive to increases in market rates of interest.



PEOPLE'S FUTURE SUCCESS DEPENDS ON THE SUCCESS OF THE MERGERS



    People's are undertaking three interdependent transactions consisting of its conversion to stock form and the planned mergers with Oakley and Harvest Home Financial. People's success after the conversion depends in part on its ability to successfully complete the mergers and manage the combined operation after the mergers. For the mergers to be successful, People's will have to succeed in combining the different corporate cultures and operations of the three institutions. Unlike most recent mergers of financial institutions, People's will not focus its efforts at reducing expenses at the combined institutions. In fact, People's expect minimal cost savings from the mergers with Oakley and Harvest Home Financial. Instead, People's plan to combine the resources of the three institutions and to increase its loan originations in general and in commercial real estate loans, in particular, and to continue to expand its physical presence in the Cincinnati market area. People's cannot assure you that its plan to integrate and operate the three merging institutions will be successful.



PEOPLE'S PLANS FOR FUTURE EXPANSION WILL INCREASE EXPENSES



    People's plans for future expansion will increase future expenses. People's plans to build a new headquarters office and two additional branches. People's also plans to improve its existing facilities. These expansion efforts will increase expenses after the conversion. In addition to construction costs, the new branches will entail start-up expenses, increases in personnel costs, increases in real estate taxes and increases in other operating costs. People's projects spending approximately $5.0 million to build a new headquarters and new branches and to make capital improvements to its existing offices. People's cannot assure you that People's will realize an acceptable return on these additional capital expenses.



GOODWILL WILL REDUCE PEOPLE'S NET EARNINGS



    People's will record approximately $4.7 million in goodwill as a result of the merger with Harvest Home Financial. People's will amortize this goodwill over 15 years. As a result, People's net earnings will be reduced by approximately $314,000 a year during the amortization period. We cannot assure you that People's earnings after the effect of goodwill costs, as well as anticipated increase in other costs due to planned capital improvements, increases in personnel and costs from stock benefit plans, will be sufficient to produce returns deemed acceptable by investors.

THERE MAY BE A LIMITED MARKET FOR PEOPLES COMMUNITY BANCORP COMMON STOCK



    Since this is an initial public offering of shares of common stock of Peoples Community Bancorp, there is no market for the common stock at this time. Investors could have difficulty disposing of their shares on short notice and should not view the common stock as a short term investment. Accordingly, investors should consider the possibility that they may be unable to easily sell shares of Peoples Community Bancorp common stock. The limited market for the stock may depress trading prices to an amount below the $10.00 per share price.



PEOPLES COMMUNITY BANCORP DOES NOT INTEND TO PAY QUARTERLY CASH DIVIDENDS



    Initially, Peoples Community Bancorp does not intend to pay quarterly cash dividends on the common stock. Instead Peoples Community Bancorp plans to use their resources to continue its growth and expand the products they offer. Investors should not purchase shares of common stock of Peoples Community Bancorp if they need dividend income from this investment.



PEOPLE'S COMMERCIAL REAL ESTATE AND LAND LOANS ARE RISKIER THAN ITS RESIDENTIAL
  LOANS



    At September 30, 1999, People's Savings, Oakley and Harvest Home Financial had an aggregate of $9.7 million in commercial real estate and land loans. After the conversion and mergers, People's expects to significantly increase its commercial real estate lending efforts. These loans generally involve a higher degree of credit risk than residential mortgages due primarily to the large amounts loaned to individual borrowers. Losses incurred on loans to a small number of borrowers could have a material adverse impact on People's income and financial condition. In addition, unlike residential mortgage loans, commercial real estate loans depend on the cash flow from the property or the business to service the debt. Cash flow may be significantly affected by general economic conditions.



PEOPLE'S STOCK VALUE MAY SUFFER FROM ITS ABILITY TO IMPEDE POTENTIAL TAKEOVERS



    Provisions in People's corporate documents and in Delaware corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that People's board of directors opposes. As a result, People's stockholders may not have an opportunity to participate in such a transaction, and the trading price of People's stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in People's certificate of incorporation also will make it more difficult for an outsider to remove our current board of directors or management.



PEOPLE'S DIRECTORS AND OFFICERS MAY HAVE EFFECTIVE VOTING CONTROL



    People's employee stock ownership plan and restricted stock plan will give control of 12% of the stock sold in the conversion to People's directors, officers and employees at no cost to them, assuming the restricted stock plan is subsequently approved by stockholders. In addition, People's current and proposed directors and officers intend to purchase 250,000 shares in the conversion, or 21.0% at the minimum and 15.5% at the maximum of the offering.



    The above benefit plans and purchases will give People's directors, officers and employees control of greater than 20% of People's stock. Holders of 20% of our stock can block the removal of directors without cause, the approval of certain business combinations and amendments to People's certificate of incorporation. These ownership levels, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals People's opposes.



    If stockholders subsequently approve People's proposed stock option plan, People's directors, officers and employees may be granted options to purchase up to 10% of the stock People's sells in the subscription offering. These options will generally be for 10 years, with a per share exercise price equal to the market price of the stock on the date of grant. Directors, officers and employees will benefit if the stock price increases after the date of grant, and they may be able to exercise their options at prices that are less than the market price on the date of exercise.



PEOPLE'S EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE ITS COSTS



    People's anticipates that its employee stock ownership plan will purchase 8% of the common stock sold in the offering, with funds borrowed from Peoples Community Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $952,000 at the minimum of the offering range and $1,288,000 at the adjusted maximum of the offering range. People's will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. Based on the assumptions described at pages 25 to 28, People's expects its annual employee stock ownership expense to be $74,000 if People's sells $14.0 million of its common stock in the conversion. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. People's also intends to submit a restricted stock plan to its stockholders for approval at least six months after completion of the conversion. People's officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares sold in the offering. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $476,000 and $644,000. The substantial increase in costs as a result of these employee stock benefit plans may cause People's stock price to decline. See "Pro Forma Data" for a discussion of the increased benefit costs after the conversion and how these costs could decrease People's return on equity.



PEOPLE'S EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE



    If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, People's will issue stock to its employees, officers and directors through these plans. If the shares for the restricted stock plan are issued from authorized but unissued stock, the ownership percentage of stockholders of Peoples Community Bancorp could be diluted by approximately 2.5% (based on the midpoint of the offering and the issuance of 787,760 shares of People's common stock to stockholders of Harvest Home Financial) and the trading price of our stock may be reduced. The ownership percentage would also decrease by approximately 6.0% if all potential stock options are exercised (based on the midpoint of the offering and the issuance of 787,760 shares of People's common stock to stockholders of Harvest Home Financial). See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan. These plans will also involve additional expense.



THE ISSUANCE OF SHARES TO HARVEST HOME FINANCIAL STOCKHOLDERS WILL BE DILUTIVE



    Peoples Community Bancorp will issue approximately 787,760 shares of its common stock to the former stockholders of Harvest Home Financial in exchange for their shares of common stock of Harvest Home Financial. Assuming the sale of 1,610,000 shares of People's common stock in the conversion, the issuance of 787,760 shares of People's common stock to former stockholders of Harvest Home Financial will dilute the voting interests of subscribers in the conversion by approximately 32.9%.



PEOPLE'S VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF PEOPLE'S COMMON
  STOCK



    People's cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal of People's estimated market value assuming the completion of the two mergers and the sale of shares in the offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.


    The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.


PEOPLE'S STOCK PRICE MAY DECLINE



    Following the conversion, People's cannot assure you that the trading price of People's common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of People's common stock in the offering is based on the independent appraisal by RP Financial. After People's shares begin trading, the trading price of People's common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.



    People's intends to remain independent for the foreseeable future. People's business plan is to continue to increase its presence in the Cincinnati region as an independent savings bank. People's does not plan on seeking possible acquirors, and People's believes that it is unlikely that it will be acquired in the foreseeable future. Accordingly, investors should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.



PEOPLE'S MAY BE UNABLE TO MAKE TECHNOLOGICAL ADVANCES



    People's industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. People's future success will thus depend in part on its ability to address its customers' needs by using technology. People's cannot assure you that it will be able to effectively develop new technology-driven products and services or be successful in marketing these products to its customers. Many of People's competitors have far greater resources than it has to invest in technology.



PEOPLE'S OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES



    People's is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, the FDIC or the U.S. Congress, could have a significant impact on People's and its operations.

             SELECTED FINANCIAL AND OTHER DATA OF PEOPLE'S SAVINGS
                             (DOLLARS IN THOUSANDS)

    The following selected historical financial data for the five years ended September 30, 1999 is derived in part from the audited financial statements of People's Savings. The selected historical financial data as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of People's Savings, including the related notes, included elsewhere herein.

                                                                                 SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
                                                                                  (UNAUDITED)
SELECTED FINANCIAL CONDITION DATA:
  Total assets..............................................  $90,299    $89,638    $89,298    $84,421    $74,629
  Cash and cash equivalents.................................    2,020      4,392      4,998      5,546      3,429
  Investment securities available for sale..................      798      1,303      1,702      1,496      1,290
  Loans receivable, net.....................................   83,927     79,747     78,722     73,390     65,538
  Mortgage-backed securities available for sale.............    1,110      1,419      1,398      1,378      2,218
  Deposits..................................................   77,691     73,691     72,289     69,811     64,954
  Federal Home Loan Bank advances...........................       --      4,000      6,000      4,000         --
  Retained earnings.........................................   11,787     11,025     10,246      9,369      8,899

                                                                            YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
SELECTED OPERATING DATA:
  Interest income...........................................  $ 6,781    $ 6,802    $ 6,637    $ 6,012    $ 5,655
  Interest expense..........................................    3,913      4,165      4,092      3,740      3,302
                                                              -------    -------    -------    -------    -------
  Net interest income.......................................    2,868      2,637      2,545      2,272      2,353
  Provision for losses on loans.............................      150         48         --          8         --
                                                              -------    -------    -------    -------    -------
  Net interest income after provision for losses on loans...    2,718      2,589      2,545      2,264      2,353
  Other income..............................................       16         20         24        160         85
  General, administrative and other expense.................    1,573      1,413      1,264      1,733(1)   1,612
                                                              -------    -------    -------    -------    -------
  Earnings before income taxes..............................    1,161      1,196      1,305        691        826
  Federal income taxes......................................      395        406        454        221        271
                                                              -------    -------    -------    -------    -------
  Net earnings..............................................  $   766    $   790    $   851    $   470    $   555
                                                              =======    =======    =======    =======    =======

                                                                     AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:(2)
  Return on average assets..................................     0.85%      0.88%      0.98%      0.59%      0.76%
  Return on average equity..................................     6.72       7.43       8.68       5.15       6.44
  Average interest-earning assets to average
    interest-bearing liabilities............................   113.62     112.82     111.90     112.25     112.66
  Interest rate spread(3)...................................     2.69       2.39       2.41       2.33       2.62
  Net interest margin(3)....................................     3.30       3.00       2.98       2.92       3.23
  General and administrative expenses to average assets.....     1.75       1.58       1.46       2.18       2.21

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at end of
    period(4)...............................................     1.15%      0.79%      1.11%      0.69%      0.61%
  Allowance for losses on loans to nonperforming loans at
    end of period...........................................    35.06      30.54      18.29      31.28      40.35
  Allowance for losses on loans to total loans at end of
    period..................................................     0.43       0.27       0.23       0.25       0.28

CAPITAL AND OTHER RATIOS:
  Average equity to average assets..........................    12.68%     11.89%     11.29%     11.49%     11.94%
  Tangible equity to tangible assets at end of period.......    13.04      12.32      11.47      11.10      11.92
  Total capital to risk-weighted assets.....................    24.38      23.58      22.31      21.64      23.76

------------------------------
(1) Includes a one-time assessment to the Savings Association Insurance Fund of $372,000.
(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods.
(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

                  SELECTED FINANCIAL AND OTHER DATA OF OAKLEY
                             (DOLLARS IN THOUSANDS)

    The following selected historical financial data for the five years ended September 30, 1999 is derived in part from the audited financial statements of Oakley. The selected historical financial data as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Oakley, including the related notes, included elsewhere herein.

                                                                                 SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
                                                                                  (UNAUDITED)
SELECTED FINANCIAL CONDITION DATA:
  Total assets..............................................  $17,027    $17,386    $16,218    $15,479    $ 14,956
  Cash and cash equivalents.................................    3,163      3,356      2,236      2,328       1,601
  Investment securities available for sale..................    2,452      2,442      2,164      1,760       1,934
  Mortgage-backed securities available for sale.............       81        110        131        174         205
  Loans receivable, net.....................................   10,624     10,701     11,178     11,012      11,002
  Deposits..................................................   13,327     13,633     13,145     12,887      12,744
  Retained earnings.........................................    2,890      2,915      2,419      2,015       1,777

                                                                            YEAR ENDED SEPTEMBER 30,
                                                              -----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   ---------
SELECTED OPERATING DATA:
    Interest income.........................................  $ 1,091    $ 1,171    $ 1,138    $ 1,118    $   1,096
    Interest expense........................................      668        726        685        694          655
                                                              -------    -------    -------    -------    ---------
    Net interest income.....................................      423        445        453        424          441
    Provision for losses on loans...........................       25         --          1          4           --
                                                              -------    -------    -------    -------    ---------
    Net interest income after provision for losses on
      loans.................................................      398        445        452        420          441
    Other income............................................        4         96          6         34           87
    General, administrative and other expense...............      457        325        309        408(1)       373
                                                              -------    -------    -------    -------    ---------
    Earnings (loss) before income taxes (credits)...........      (55)       216        149         46          155
    Federal income taxes (credits)..........................      (24)        69         22          8           50
                                                              -------    -------    -------    -------    ---------
    Net earnings (loss).....................................  $   (31)   $   147    $   127    $    38    $     105
                                                              =======    =======    =======    =======    =========

                                                                     AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                              -----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   ---------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:(2)
  Return (loss) on average assets...........................    (0.18)%     0.87%      0.80%      0.25%        0.71%
  Return (loss) on average equity...........................    (1.07)      5.51       5.73       2.00         6.91
  Average interest-earning assets to average
    interest-bearing liabilities............................   126.04     123.91     120.53     117.34       112.85
  Interest rate spread(3)...................................     1.47       1.64       1.99       1.87         2.03
  Net interest margin(3)....................................     2.49       2.68       2.89       2.75         2.98
  General and administrative expenses to average assets.....     2.66       1.93       1.95       2.68         2.53

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at end of
    period(4)...............................................     0.22%        --%      0.09%      0.04%        0.01%
  Allowance for losses on loans to nonperforming loans at
    end of period...........................................   131.58        N/A     166.67     342.86     1,000.00
  Allowance for losses on loans to total loans at end of
    period..................................................     0.47       0.23       0.22       0.22         0.18

CAPITAL AND OTHER RATIOS:
  Average equity to average assets..........................    16.87%     15.87%     13.99%     12.46%       10.29%
  Tangible equity to tangible assets at end of period.......    10.80      10.74      10.22       9.58         9.46
  Total capital to risk-weighted assets.....................    26.30      26.10      24.08      22.36        22.41

------------------------------
(1) Includes a one-time assessment to the Savings Association Insurance Fund of $82,000.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Nonperforming assets consist of non-accrual loans and real estate acquired through foreclosure or by deed-in-lieu thereof.

    SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF HARVEST HOME FINANCIAL

    The following selected historical financial data for the five years ended September 30, 1999 is derived in part from the audited consolidated financial statements of Harvest Home Financial. The selected historical financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Harvest Home Financial, including the related notes, included elsewhere herein.

                                                                                AT SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
                                                                             (DOLLARS IN THOUSANDS)
SELECTED CONSOLIDATED FINANCIAL CONDITION AND OTHER DATA:
  Total assets..............................................  $98,935    $96,894    $93,832    $78,718    $69,532
  Cash and cash equivalents(1)..............................    2,849      2,887      5,264      1,708      2,313
  Investment securities held to maturity....................       --         --         --         --     18,032
  Investment securities available for sale..................    5,951      4,032      8,039     12,105         --
  Mortgage-backed securities held to maturity...............       --         --         --         --      9,009
  Mortgage-backed securities available for sale.............   33,711     37,864     32,466     20,429         --
  Loans receivable, net.....................................   52,790     48,797     45,229     42,267     38,245
  Total deposits............................................   66,220     60,225     58,786     57,958     56,425
  Advances from the Federal Home Loan Bank..................   22,600     25,850     24,000     10,000         --
  Stockholders' equity......................................    9,653      9,977     10,344      9,725     12,706

                                                                            YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
SUMMARY OPERATING DATA:
  Interest income...........................................  $ 6,482    $ 6,367    $ 5,983    $ 5,209    $ 4,872
  Interest expense..........................................    4,211      4,143      3,689      2,969      2,569
                                                              -------    -------    -------    -------    -------
  Net interest income.......................................    2,271      2,224      2,294      2,240      2,303
  Provision for losses on loans.............................       12         12          9          1         12
                                                              -------    -------    -------    -------    -------
  Net interest income after provision for losses on loans...    2,259      2,212      2,285      2,239      2,291
  Other income..............................................       92        109         64         74         50
  General, administrative and other expense.................    1,572      1,516      1,409      2,136(2)   1,372
                                                              -------    -------    -------    -------    -------
  Earnings before income taxes..............................      779        805        940        177        969
  Federal income taxes......................................      265        264        313         45        329
                                                              -------    -------    -------    -------    -------
  Net earnings..............................................  $   514    $   541    $   627    $   132    $   640
                                                              =======    =======    =======    =======    =======
  Earnings per share:
    Basic...................................................  $  0.60    $ 0 .63    $  0.71    $  0.16    $  0.73
                                                              =======    =======    =======    =======    =======
    Diluted.................................................  $  0.59    $  0.60    $  0.70    $  0.16    $  0.73
                                                              =======    =======    =======    =======    =======

                                                                     AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
                                                              --------   --------   --------   --------   --------
SELECTED PERFORMANCE RATIOS(3):
  Interest rate spread(4)...................................     1.96%      1.95%      2.17%      2.24%      2.48%
  Net yield on average interest-earning assets(4)...........     2.35       2.45       2.76       3.07       3.27
  Return on average equity..................................     5.14       5.28       6.09       1.05       5.09
  Return on average assets..................................     0.51       0.58       0.73       0.18       0.89
  Equity-to-assets ratio....................................    10.01      11.05      12.06      16.94      17.56
  Loan loss allowance as a percentage of non-performing
    loans(5)................................................   556.00%    259.18%    121.05%     67.68%     76.92%

------------------------------

(1) Includes cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions.

(2) Includes a one-time assessment to the Savings Association Insurance Fund of $368,000.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

                     RECENT DEVELOPMENT OF PEOPLE'S SAVINGS
                             (DOLLARS IN THOUSANDS)

    The selected and other data of People's Savings set forth below does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. In the opinion of management, the unaudited financial information at December 31, 1999 and for the three months ended December 31, 1999 and 1998 reflects all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended December 31, 1999 may not be indicative of the operations of People's Savings on an annualized basis.

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           1999
                                                              ------------   -------------
                                                                      (UNAUDITED)
SELECTED FINANCIAL CONDITION DATA:
  Total assets..............................................    $92,487         $90,299
  Cash and cash equivalents.................................      2,086           2,020
  Investment securities available for sale..................        600             798
  Loans receivable, net.....................................     86,402          83,927
  Mortgage-backed securities available for sale.............      1,045           1,110
  Deposits..................................................     79,007          77,691
  Federal Home Loan Bank advances...........................        700              --
  Retained earnings.........................................     12,009          11,787

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
SELECTED OPERATING DATA:
  Interest income...........................................    $ 1,740         $ 1,715
  Interest expense..........................................        973           1,032
                                                                -------         -------
  Net interest income.......................................        767             683
  Provision for losses on loans.............................         30              10
                                                                -------         -------
  Net interest income after provision for losses on loans...        737             673
  Other income..............................................          5               5
  General, administrative and other expenses................        396             379
                                                                -------         -------
  Earnings before income taxes..............................        346             299
  Federal income taxes......................................        117              88
                                                                -------         -------
  Net earnings..............................................    $   229         $   211
                                                                =======         =======

                                                                     AT OR FOR THE
                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:(1)
  Return on average assets..................................       1.00%            .94%
  Return on average equity..................................       7.70            7.58
  Average interest-earning assets to average
    interest-bearing liabilities............................     113.14          113.04
  Interest rate spread(2)...................................       2.70            2.47
  Net interest margin(2)....................................       3.31            3.08
  General and administrative expenses to average assets.....       1.73            1.68
ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at end of
    period(3)...............................................        .55%           1.02%
  Allowance for losses on loans to nonperforming loans at
    end of
    period(3)...............................................      77.15           24.32
  Allowance for losses on loans to total loans at the end of
    period..................................................        .46             .27

CAPITAL AND OTHER RATIOS:
  Average equity to average assets..........................      13.02%          12.34%
  Tangible equity to tangible assets at end of period.......      12.98           12.36
  Total capital to risk-weighted assets.....................      24.02           23.68

------------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective period and are annualized where appropriate.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

    Total assets increased by $2.2 million or 2.4% to $92.5 million at December 31, 1999 compared to $90.3 million at September 30, 1999. This increase in assets was primarily due to a $2.5 million or 2.9% increase in loans receivable as a result of an increase in commercial real estate loan originations. Deposits increased $1.3 million or 1.7% to $79.0 million at December 31, 1999 compared to $77.7 million at September 30, 1999. Total equity amounted to $12.0 million or 13.0% of total assets at December 31, 1999 compared to $11.8 million or 13.1% of total assets at September 30, 1999. The increase of $222,000 or 1.9% was due to continued net earnings during the three months ended December 31, 1999.


    People's Savings' net earnings amounted to $229,000 for the three months ended December 31, 1999 compared to $211,000 for the same period in 1998. The increase of $18,000 or 8.5% was primarily due to an increase in net interest income partially offset by increases in the provision for losses on loans, general, administrative and other expenses and income taxes.


    Net interest income increased $84,000 or 12.3% to $767,000 for the three months ended December 31, 1999 compared to the three months ended December 31, 1998. This increase was due to an increase in interest income and a decrease in interest expense. In addition, the interest rate spread increased to 2.70% for the December 1999 quarter compared to the 2.47% for the December 1998 quarter. The net interest margin also increased to 3.31% for the December 1999 quarter compared to 3.08% for the comparable 1998 quarter.

    Interest income increased $25,000 or 1.5% to $1.7 million for the three months ended December 31, 1999 compared to the same period in 1998. This increase was primarily due to an increase in the average outstanding balance of loans receivable as a result of increased originations of commercial real estate loans.

    Interest expense decreased $59,000 or 5.7% to $973,000 for the three months ended December 31, 1999 compared to the same period in 1998. The decrease in interest expense was primarily due to a decrease in the average rate paid on deposits.

    The provision for losses on loans amounted to $30,000 and $10,000 for the quarters ended December 31, 1999 and 1998. The increase in the provision for losses on loans was primarily due to increased originations of commercial real estate loans which generally involve a higher degree of risk than one-to-four family residential lending.

    Noninterest income and general, administrative and other expenses remained stable during the three months ended December 31, 1999 compared to the same period in 1998.

    Income taxes amounted to $117,000 and $88,000 for the three months ended December 31, 1999 and 1998, respectively, resulting in effective tax rates of 33.8% and 29.4%, respectively. The higher income taxes during the 1999 quarter were due to greater earnings before income taxes.

                         RECENT DEVELOPMENTS OF OAKLEY
                             (DOLLARS IN THOUSANDS)

    The selected and other data of Oakley set forth below does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. In the opinion of management, the unaudited financial information at December 31, 1999 and 1998 reflects all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended December 31, 1999 may not be indicative of the operations of Oakley on an annualized basis.

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           1999
                                                              ------------   -------------
SELECTED FINANCIAL CONDITION DATA:
  Total assets..............................................    $19,372         $17,027
  Cash and cash equivalents.................................      2,938           3,163
  Investment securities available for sale..................      2,282           2,452
  Mortgage-backed securities available for sale.............         78              81
  Loans receivable, net.....................................     12,731          10,624
  Deposits..................................................     15,872          13,327
  Retained earnings.........................................      2,579           2,890

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
SELECTED OPERATING DATA:
  Interest income...........................................    $   287         $   285
  Interest expense..........................................        169             178
                                                                -------         -------
  Net interest income.......................................        118             107
  Provision for losses on loans.............................          3              --
                                                                -------         -------
  Net interest income after provision for losses on loans...        115             107
  Other income..............................................         24               1
  General, administrative and other expenses................        118              93
                                                                -------         -------
  Earnings before income taxes..............................         21              15
  Federal income taxes......................................          3               4
                                                                -------         -------
  Net earnings..............................................    $    18         $    11
                                                                =======         =======

                                                                     AT OR FOR THE
                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:(1)
  Return on average assets..................................        .40%            .25%
  Return on average equity..................................       2.55            1.42
  Average interest-earning assets to average
    interest-bearing liabilities............................     124.98          125.89
  Interest rate spread(2)...................................       2.30            1.60
  Net interest margin(2)....................................       3.35            2.64
  General and administrative expenses to average assets.....       2.59            2.11
ASSET QUALITY RATIOS:
  Nonperforming assets to total assets at end of
    period(3)...............................................         --%             --%
  Allowance for losses on loans to nonperforming loans at
    end of period(3)........................................        N/A             N/A
  Allowance for losses on loans to total loans at the end of
    period..................................................        .42             .25

CAPITAL AND OTHER RATIOS:
  Average equity to average assets..........................      15.52%          17.54%
  Tangible equity to tangible assets at end of period.......       9.16           10.84
  Total capital to risk-weighted assets.....................      26.83           44.63

------------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods and are annualized where appropriate.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Nonperforming assets consist of non-accrual loans and real estate acquired through foreclosure or by deed-in-lieu thereof.

    Total assets increased $2.3 million or 13.8% to $19.4 million at December 31, 1999 compared to $17.0 million at September 30, 1999. This increase in assets was primarily due to a $2.1 million or 19.8% increase in loans receivable as a result of an increase in commercial real estate loan originations. Deposits increased $2.5 million or 19.1% to $15.9 million at December 31, 1999 compared to $13.3 million at September 30, 1999. Total equity amounted to $2.8 million or 14.2% of total assets at December 31, 1999 compared to $2.9 million or 17.0% of assets at September 30, 1999. The decrease in total equity was due to a decrease in the market value of Oakley's Federal Home Loan Mortgage Corporation stock.

    Oakley's net earnings amounted to $18,000 for the three months ended December 31, 1999 compared to $11,000 for the same period in 1998. This increase was due to increases in net interest income and noninterest income, substantially offset be increases in general, administrative and other expenses and income taxes.

    Net interest income increased slightly to $118,000 for the December 1999 quarter compared to $111,000 for the December 1998 quarter. This was due to a slight increase in interest income and a decrease in interest expense. In addition, the interest rate spread and net interest margin increased from 1.60% and 2.64% for the three months ended December 31, 1998 to 2.30% and 3.35% for the comparable period in 1999.

    Interest income increased $2,000 to $287,000 for the three months ended December 31, 1999 compared to the same period in 1998.

    Interest expense decreased $9,000 to $169,000 for the December 1999 quarter compared to $178,000 for the December 1998 quarter. This decrease was primarily due to a decrease in the average rate paid on deposits.

    The provision for losses on loans was relatively stable, amounting to $3,000 for the quarter ended December 31, 1999 and nothing for the comparable 1998 quarter.

    Noninterest income amounted to $24,000 for the December 1999 quarter compared to $1,000 for the December 1998 quarter. This increase was due to increased fees associated with the increase in commercial real estate loan originations.

    General, administrative and other expenses increased $25,000 or 26.9% to $118,000 for the quarter ended December 31, 1999 compared to the same period in 1998. This increase was primarily due to the hiring of Oakley's managing officer in August 1999.

    Income taxes amounted to $3,000 and $4,000 for the three months ended December 31, 1998, respectively, resulting in effective tax rates of 14.3% and 26.6%, respectively.

                 RECENT DEVELOPMENTS OF HARVEST HOME FINANCIAL

    The selected and other data of Harvest Home Financial set forth below does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. In the opinion of management, the unaudited financial information at December 31, 1999 and 1998 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended
December 31, 1999 may not be indicative of the operations of Harvest Home Financial on an annualized basis.

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           1999
                                                              ------------   -------------
SELECTED CONSOLIDATED FINANCIAL CONDITION AND OTHER DATA:
  Total assets..............................................    $99,703        $  98,935
  Cash and cash equivalents(1)..............................      1,982            2,849
  Investment securities held to maturity....................         --               --
  Investment securities available for sale..................      5,936            5,951
  Mortgage-backed securities held to maturity...............         --               --
  Mortgage-backed securities available for sale.............     32,678           33,711
  Loans receivable, net.....................................     55,430           52,790
  Total deposits............................................     64,561           66,220
  Advance from the Federal Home Loan Bank...................     24,800           22,600
  Stockholders' equity......................................      9,916            9,653

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
SUMMARY OPERATING DATA:
  Interest income...........................................    $ 1,651         $ 1,624
  Interest expense..........................................      1,037           1,046
                                                                -------         -------
  Net interest income.......................................        614             578
  Provision for losses on loans.............................          3               3
                                                                -------         -------
  Net interest income after provision for losses on loans...        611             575
  Other income..............................................         34              20
  General, administrative and other expenses................        414             388
                                                                -------         -------
  Earnings before income taxes..............................        231             207
  Federal income taxes......................................         78              70
                                                                -------         -------
  Net earnings..............................................    $   153         $   137
                                                                =======         =======
  Earnings per share:
    Basic...................................................    $  0.18         $  0.16
                                                                =======         =======
    Diluted.................................................    $  0.17         $  0.15
                                                                =======         =======

                                                                     AT OR FOR THE
                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           1998
                                                              ------------   -------------
SELECTED PERFORMANCE RATIOS:(2)
  Interest rate spread(3)...................................       2.16%            2.06%
  Net yield on average interest-earning assets(3)...........       2.54             2.47
  Return on average equity..................................       6.25             5.47
  Return on average assets..................................        .62              .57
  Equity-to-assets ratio....................................       9.95            10.74
  Loan loss allowance as a percentage of non-performing
    loans(4)................................................      48.63         1,857.14

------------------------------
(1) Includes cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the respective periods and are annualized where appropriate.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

    Harvest Home Financial reported total assets of $99.7 million at December 31, 1999, an increase of $768,000, or .8%, over the total at September 30, 1999. The increase was funded by a $2.2 million increase in advances from the Federal Home Loan Bank, partially offset by a decline in deposits of $1.7 million. Loans receivable totaled $55.3 million at December 31, 1999, an increase of $2.6 million, or 5.0%, over September 30, 1999 levels. Loan originations were funded by the net increase in borrowings, as well as by proceeds from repayments of mortgage-backed securities and excess liquidity.

    Net earnings for the three months ended December 31, 1999 amounted to $153,000, an increase of $16,000, or 11.7%, over the $137,000 in net earnings reported for the three month period ended December 31, 1998. The increase in earnings was due primarily to a $37,000, increase in net interest income, coupled with a $15,000 increase in other operating income, which were partially offset by a $27,000 increase in general, administrative and other expense and a $9,000 increase in the provision for federal income taxes.

    Net interest income increased by $37,000, or 6.4%, for the three month period ended December 31, 1999, compared to the same period in 1998, due primarily to a $33,000, or 3.5%, increase in interest income on loans, coupled with a $10,000, or 1.0%, decrease in interest expense. Harvest Home Financial's interest rate spread amounted to 2.17% and 2.06% for the three months periods ended December 31, 1999 and 1998, respectively, and the net interest margin totaled 2.55% and 2.47% for the respective 1999 and 1998 three month periods.

    Other operating income increased by $15,000, or 75.0%, during the three month period ended December 31, 1999, compared to the same quarter in 1998, due primarily to an increase in the volume of fees on deposit accounts and on automated teller machine transactions.

    General, administrative and other expense increased by approximately $27,000, or 7.0%, during the three months ended December 31, 1999, compared to the same quarter in 1998. This increase was primarily the result of an $11,000, or 4.9%, increase in employee compensation and benefits, a $7,000, or 14.3%, increase in occupancy and equipment expense, and a $9,000, or 42.9% increase in data processing expense. The increase in employee compensation and benefits resulted primarily from normal merit increases and increased health insurance premiums. The increase in occupancy and equipment and processing costs was due primarily to depreciation and other expenses related to the teller operating system upgrade completed in mid-1999.

    The federal income tax provision increased by $9,000, or 12.9%, due primarily to a $25,000, or 12.1%, increase in pretax earnings year to year. The effective tax rates were 34.1% and 33.8% for the three month periods ended December 31, 1999 and 1998, respectively.

                         PROPOSED MANAGEMENT PURCHASES

    The following table sets forth, for each of People's Savings' current directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The following table also sets forth the proposed purchases of common stock by Thomas J. Noe who will become a director and the Chief Financial Officer of Peoples Community Bank and Peoples Community Bancorp. The amounts include shares that may be purchased through individual retirement accounts.

                                              NUMBER OF
NAME AND TITLE                                 SHARES       AMOUNT     PERCENT(1)
--------------                                ---------   ----------   ----------
Paul E. Hasselbring,
  Chairman of the Board.....................    30,000       300,000       2.14%
Jerry D. Williams, Director,
  President and Chief Executive Officer.....    45,000       450,000       3.22
Thomas J. Noe, Director,
  Chief Financial Officer...................    45,000       450,000       3.22
Lori Henn, Vice President...................    12,000       120,000       0.86
David Cook, Vice President..................     3,000        30,000       0.21
Beth Pennington,
  Vice President and Treasurer..............    15,000       150,000       1.07
Zane M. Brant, Director.....................    10,000       100,000       0.71
John L. Buchanan, Director..................    30,000       300,000       2.14
Donald L. Hawke, Director...................    10,000       100,000       0.71
Richard S. Johnston, Director...............     5,000        50,000       0.36
Nicholas N. Nelson, Director................    15,000       150,000       1.07
James R. Van DeGrift, Director..............    30,000       300,000       2.14
                                               -------    ----------      -----
All directors and executive officers as a
  group
  (twelve persons)(2).......................   250,000    $2,500,000      17.85%
                                               =======    ==========      =====

------------------------

(1) Based upon the midpoint of the offering range.


(2) This category does not include Messrs. Rathkamp and Slattery or Ms. O'Quinn who will become directors and/or executive officers of Peoples Community Bancorp and/or Peoples Community Bank after the conversion and the mergers. None of these individuals are eligible account holders or supplemental account holders or other members for purposes of purchasing shares of common stock in the conversion. Based on the ownership of Harvest Home Financial common stock by Messrs. Rathkamp and Slattery and Ms. O'Quinn as of January 31, 2000 and the exchange of 0.9 of a share of Peoples Community Bancorp common stock for each share of Harvest Home Financial common stock, Messrs. Rathkamp and Slattery and Ms. O'Quinn would receive 24,294, 15,336 and 1,125 shares of our common stock. Based upon the sale of 1,400,000 shares of common stock in the conversion, the issuance of 787,760 shares of our common stock to the former stockholders of Harvest Home Financial, the proposed purchases of our common stock set forth above and the issuance of 24,294, 15,336 and 1,125 shares of our common stock to Messrs. Rathkamp and Slattery and Ms. O'Quinn, all directors and executive officers of Peoples Community Bancorp as a group, including Messrs. Rathkamp, Slattery and O'Quinn would own approximately 290,755 shares or 13.3% of our common stock.


    In addition, the employee stock ownership plan currently intends to purchase 8% of the common stock sold in the offering for the benefit of officers and employees. Stock options and restricted stock awards may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of Peoples Community Bancorp's proposed stock benefit plans. See "Management--New Stock Benefit Plans" for a description of these plans.


                         HOW NET PROCEEDS WILL BE USED



    Although the actual net proceeds from the sale of Peoples Community Bancorp's common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $11.3 million and $15.5 million ($17.9 million assuming an increase in the offering range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.



    The $13.4 million of the estimated net proceeds assuming the sale of shares at the midpoint of the offering range will be used as follows:



    - 8% or $1.1 million will be loaned to the employee stock ownership plan to fund its purchase of common stock;


    - 50% or $6.7 million will be used to purchase all of the common stock of People's Savings; and

    - 42% or $5.6 million will be retained by Peoples Community Bancorp for general corporate purposes.


    The loan to the employee stock ownership plan will be $1,120,000 at the midpoint of the offering range. The employee stock ownership plan will distribute the shares it purchases to employees as the loan is repaid over 10 years.



    The $6.7 million of net proceeds which are used to purchase the capital stock of People's Savings will be used for general corporate purposes, including the construction and opening of a new headquarters office and additional branches and the purchase of investment securities. The net proceeds received by People's Savings will further strengthen its capital position, which already exceeds all regulatory requirements. After the conversion and the mergers, People's Savings' tangible capital ratio will be 13.33%, based upon the midpoint of the offering range. As a result, People's Savings will continue to be a well-capitalized institution.


    People's Savings projects that it may spend approximately $5.0 million of the net proceeds to build a new headquarters office as well as two new branch offices and make capital improvements to existing offices. People's Savings believes that the improvements and the new offices will assist in attracting new customers. However, no site for the new office has been selected yet, and there can be no assurance that any new branch office will generate sufficient business to be profitable. The remaining $1.7 million of net proceeds will be initially used to purchase investment securities.


    Peoples Community Bancorp intends to use $4.5 million of the $5.6 million of net proceeds retained by them to partially fund the cash consideration of $8.3 million to be paid to former stockholders of Harvest Home Financial as a result of the merger with Harvest Home Financial. The remaining $3.8 million in cash consideration will be funded from cash in Harvest Home Financial on the date of the merger. The remaining $1.1 million of net proceeds retained by Peoples Community Bancorp will be initially used to purchase investment securities.



    NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of People's Savings. Payments for shares made through withdrawals from existing deposit accounts at People's Savings will not result in the receipt of new funds for investment by People's Savings but will result in a reduction of People's Savings's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

   PEOPLES COMMUNITY BANCORP DOES NOT INTEND TO PAY QUARTERLY CASH DIVIDENDS



    After the conversion is completed, the Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. Initially, Peoples Community Bancorp does not intend to pay quarterly cash dividends on the common stock. Instead, Peoples Community Bancorp plans to use its resources to continue its growth and expand the products it offers. Any dividends paid in the future will depend upon a number of factors, including the amount of net proceeds retained in the conversion, available investment opportunities, capital requirements, Peoples Community Bancorp's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. In addition, Peoples Community Bancorp has committed to the Office of Thrift Supervision that it will take no action to further the payment of any return of capital during the one-year period following completion of the conversion.



               THERE MAY BE A LIMITED MARKET FOR THE COMMON STOCK



    Because this is an initial public offering, there is no market for the common stock at this time. After the offering is completed, Peoples Community Bancorp anticipates that the common stock will be traded on the over-the-counter market with quotations available through the Nasdaq Stock Market's National Market. Keefe, Bruyette & Woods, Inc. has indicated its intention to make a market in the common stock.



    Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Keefe, Bruyette & Woods, Inc. will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of Peoples Community Bancorp or of any market maker. Investors could have difficulty disposing of their shares on short notice and should not view the common stock as a short-term investment. Accordingly, investors should consider the possibility that they may be unable to easily sell the common stock. Furthermore, there can be no assurance that investors will be able to sell their shares at or above the initial per share offering price.



    Peoples Community Bancorp has applied to have the common stock listed on the Nasdaq National Market under the symbol "PCBI." If the application is not approved, Peoples Community Bancorp expects that the common stock will be listed on the Nasdaq Small Cap Market.


          PEOPLE'S SAVINGS, OAKLEY AND HARVEST HOME SAVINGS BANK MEET
                  ALL OF THEIR REGULATORY CAPITAL REQUIREMENTS


    At September 30, 1999, People's Savings, Oakley and Harvest Home Savings Bank each exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of People's Savings, Oakley and Harvest Home Savings Bank under generally accepted accounting principles and regulatory capital at September 30, 1999 and the pro forma capital after giving effect to the conversion and the mergers, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Peoples Community Bank of 50% of the net conversion proceeds, minus the amounts to be loaned to the employee stock ownership plan and to be contributed to the proposed restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Peoples Community Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1999.


                                                                             HARVEST HOME
                                                                                SAVINGS                PRO FORMA
                           PEOPLE'S SAVINGS             OAKLEY                  BANK(1)                COMBINED
                             HISTORICAL AT           HISTORICAL AT           HISTORICAL AT           HISTORICAL AT
                          SEPTEMBER 30, 1999      SEPTEMBER 30, 1999      SEPTEMBER 30, 1999      SEPTEMBER 30, 1999
                         ---------------------   ---------------------   ---------------------   ---------------------
                                    PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                          AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)
                         --------   ----------   --------   ----------   --------   ----------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
Tangible capital:
  Actual...............  $11,791      13.05%      $1,635      10.82%      $9,737       9.76%     $14,629       7.55%
  Requirement..........    1,355       1.50%         227       1.50%       1,497       1.50%       2,908       1.50%
                         -------      -----       ------      -----       ------      -----      -------      -----
  Excess...............  $10,436      11.55%      $1,408       9.32%      $8,240       8.26%     $11,721       6.05%
                         =======      =====       ======      =====       ======      =====      =======      =====
Core capital(3):
  Actual...............  $11,791      13.05%      $1,635      10.82%      $9,737       9.76%     $14,629       7.55%
  Requirement..........    2,710       3.00%         453       3.00%       2,994       3.00%       5,816       3.00%
                         -------      -----       ------      -----       ------      -----      -------      -----
  Excess...............  $ 9,081      10.05%      $1,182       7.82%      $6,743       6.76%     $ 8,814       4.55%
                         =======      =====       ======      =====       ======      =====      =======      =====
Risk-based capital(3):
  Actual...............  $12,156      24.40%      $1,685      26.25%      $9,876      23.48%     $15,183      16.22%
  Requirement..........    3,985       8.00%         513       8.00%       3,365       8.00%       7,487       8.00%
                         -------      -----       ------      -----       ------      -----      -------      -----
  Excess...............  $ 8,171      16.40%      $1,172      18.25%      $6,511      15.48%     $ 7,696       8.22%
                         =======      =====       ======      =====       ======      =====      =======      =====

                                          PRO FORMA COMBINED CONSOLIDATED FOR PEOPLE'S COMMUNITY BANK
                                                        AT SEPTEMBER 30, 1999 BASED ON
                         ---------------------------------------------------------------------------------------------
                               1,190,000               1,400,000               1,610,000               1,851,500
                              SHARES SOLD             SHARES SOLD             SHARES SOLD             SHARES SOLD
                          AT $10.00 PER SHARE     AT $10.00 PER SHARE     AT $10.00 PER SHARE     AT $10.00 PER SHARE
                         ---------------------   ---------------------   ---------------------   ---------------------
                                    PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                          AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)     AMOUNT    ASSETS(2)
                         --------   ----------   --------   ----------   --------   ----------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
Tangible capital:
  Actual...............  $18,851       9.47%     $19,649       9.82%     $20,447      10.17%     $21,365      10.57%
  Requirement..........    2,985       1.50%       3,000       1.50%       3,014       1.50%       3,031       1.50%
                         -------      -----      -------      -----      -------      -----      -------      -----
  Excess...............  $15,866       7.97%     $16,649       8.32%     $17,433       8.67%     $18,334       9.07%
                         =======      =====      =======      =====      =======      =====      =======      =====
Core capital(3):
  Actual...............  $18,851       9.47%     $19,649       9.82%     $20,447      10.17%     $21,365      10.57%
  Requirement..........    2,839       3.00%       2,844       3.00%       2,850       3.00%       2,857       3.00%
                         -------      -----      -------      -----      -------      -----      -------      -----
  Excess...............  $16,012       6.47%     $16,805       6.82%     $17,597       7.17%     $18,508       7.57%
                         =======      =====      =======      =====      =======      =====      =======      =====
Risk-based capital(3):
  Actual...............  $19,405      20.51%     $20,203      21.31%     $21,001      22.10%     $21,919      23.02%
  Requirement..........    7,570       8.00%       7,585       8.00%       7,601       8.00%       7,618       8.00%
                         -------      -----      -------      -----      -------      -----      -------      -----
  Excess...............  $11,835      12.51%     $12,618      13.31%     $13,400      14.10%     $14,301      15.02%
                         =======      =====      =======      =====      =======      =====      =======      =====

----------------------------------

(1) Although Harvest Home Savings Bank is subject to the FDIC's capital regulations, for purposes of this table, Harvest Home Savings Bank is assumed to be subject to Office of Thrift Supervision capital requirements.

(2) Adjusted total or adjusted risk-weighted assets, as appropriate. As of September 30, 1999, the adjusted total and risk-weighted assets of People's Savings were $90.3 million and $49.8 million, respectively, the adjusted total and risk-weighted assets of Oakley were $15.1 million and $6.4 million, respectively, and the adjusted total and risk-weighted assets of Harvest Home Savings Bank were $99.8 million and $42.1 million, respectively.

(3) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. Also, tangible, core and risk-based capital are reflected net of goodwill of $4.7 million arising from the acquisition of Harvest Home Financial by Peoples Community Bancorp. See "Regulation--People's Savings--Regulatory Capital Requirements."

                                 CAPITALIZATION


    The following table presents the historical capitalization of People's Savings at September 30, 1999, and the pro forma combined consolidated capitalization of Peoples Community Bancorp after giving effect to the conversion and the mergers, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Unaudited Financial Information--Additional Pro Forma Data."


                                                                                                          PRO FORMA
                                                                                                           COMBINED
                                                                           HARVEST HOME     PURCHASE     CONSOLIDATED
                                         PEOPLE'S SAVINGS--    OAKLEY--     FINANCIAL--    ACCOUNTING     REFLECTING
                                             HISTORICAL       HISTORICAL    HISTORICAL     ADJUSTMENTS     PURCHASE
                                         ------------------   ----------   -------------   -----------   ------------
                                                                        (IN THOUSANDS)
Goodwill...............................       $    --          $    --        $    --        $ 4,705       $  4,705
                                                                                             =======       ========
Deposits(2)............................       $77,691          $13,327        $66,220            (13)      $157,225
Borrowings.............................            --               --         22,600            (77)        22,523
                                              -------          -------        -------        -------       --------
Total deposits and borrowings..........       $77,691          $13,327        $88,820        $   (90)      $179,748
                                              =======          =======        =======        =======       ========
Stockholders' equity:
  Preferred Stock, $0.01 par value,
    1,000,000 shares authorized, none
    issued or to be issued.............       $    --          $    --        $    --        $    --       $     --
  Common Stock, $.01 par value,
    10,000,000 shares authorized;
    shares issued or to be issued as
    reflected(3).......................            --               --             --              8              8
Additional paid-in capital.............            --               --          6,887           (987)         5,900
Treasury stock(4)......................            --               --         (1,451)         1,451             --
Retained earnings(5)...................        11,791            1,635          5,329         (5,329)        13,426
Net unrealized gain (loss) on available
  for sale securities, net of taxes....            (4)           1,255           (694)           694          1,251
Less:
  Common Stock held by the Harvest Home
    Financial employee stock ownership
    plan...............................            --               --           (224)           224             --
  Common Stock held by the Harvest Home
    Financial recognition plan.........            --               --           (194)           194             --
Less:
  Common Stock held or to be acquired
    by the Peoples employee stock
    ownership plan(6)..................            --               --             --             --             --
  Common Stock to be acquired by the
    recognition plan(7)................            --               --             --             --             --
                                              -------          -------        -------        -------       --------
Total equity...........................       $11,787          $ 2,890        $ 9,653        $ 3,745       $ 20,585
                                              =======          =======        =======        =======       ========
Equity to assets ratio.................         13.05%           16.97%          9.76%                        10.17%

                                             PEOPLES COMMUNITY BANCORP--PRO FORMA CONSOLIDATED
                                                    BASED UPON SALE AT $10.00 PER SHARE
                                         ---------------------------------------------------------
                                                                                       1,851,500
                                          1,190,000      1,400,000      1,610,000      SHARES(1)
                                            SHARES         SHARES         SHARES       (15% ABOVE
                                         (MINIMUM OF    (MIDPOINT OF    MAXIMUM OF    (MAXIMUM OF
                                            RANGE)         RANGE)         RANGE)         RANGE)
                                         ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS)
Goodwill...............................    $  4,705       $  4,705       $  4,705       $  4,705
                                           ========       ========       ========       ========
Deposits(2)............................    $157,225       $157,225       $157,225       $157,225
Borrowings.............................      22,523         22,523         22,523         22,523
                                           --------       --------       --------       --------
Total deposits and borrowings..........    $179,748       $179,748       $179,748       $179,748
                                           ========       ========       ========       ========
Stockholders' equity:
  Preferred Stock, $0.01 par value,
    1,000,000 shares authorized, none
    issued or to be issued.............    $     --       $     --       $     --       $     --
  Common Stock, $.01 par value,
    10,000,000 shares authorized;
    shares issued or to be issued as
    reflected(3).......................          20             22             24             26
Additional paid-in capital.............      17,188         19,286         21,384         23,797
Treasury stock(4)......................          --             --             --             --
Retained earnings(5)...................      13,426         13,426         13,426         13,426
Net unrealized gain (loss) on available
  for sale securities, net of taxes....       1,251          1,251          1,251          1,251
Less:
  Common Stock held by the Harvest Home
    Financial employee stock ownership
    plan...............................          --             --             --             --
  Common Stock held by the Harvest Home
    Financial recognition plan.........          --             --             --             --
Less:
  Common Stock held or to be acquired
    by the Peoples employee stock
    ownership plan(6)..................        (952)        (1,120)        (1,288)        (1,481)
  Common Stock to be acquired by the
    recognition plan(7)................        (476)          (560)          (644)          (741)
                                           --------       --------       --------       --------
Total equity...........................    $ 30,457       $ 32,305       $ 34,153       $ 36,278
                                           ========       ========       ========       ========
Equity to assets ratio.................       14.35%         15.09%         15.81%         16.63%

------------------------------


(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before the conversion is completed or to fill the order of the employee stock ownership plan.


(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.


(3) Reflects the issuance of shares in the conversion plus the issuance of 787,760 shares to Harvest Home Financial stockholders. People's has not given any effect to the issuance of additional shares of common stock pursuant to the proposed stock option plan. Peoples Community Bankcorp intends to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for issuance under such plan.


(4) Assumes the cancellation of Harvest Home Financial's treasury shares at the time of the consummation of the merger.


(5) The retained earnings of Peoples Community Bank will be substantially restricted after the conversion. See "The Conversion of People's Savings and The Mergers with Oakley and Harvest Home Financial--Liquidation Rights of Certain Depositors."



(6) People's has assumed that 8% of the common stock will be purchased by the employee stock ownership plan. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. People's has assumed that the funds used to acquire the employee stock ownership plan shares will be borrowed from Peoples Community Bancorp. See
    Note 1 to the table set forth under "Pro Forma Data" and "Management--New Stock Benefit Plans--Employee Stock Ownership Plan."



(7) Gives effect to the recognition plan which People's Community Bancorp expects to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after the conversion is completed. No shares will be purchased by the recognition plan in the conversion, and the recognition plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by Peoples Community Bancorp's stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, or 47,600, 56,000, 64,400 and 74,060 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from Peoples Community Bancorp, such issuance would dilute the voting interests of existing stockholders by approximately 2.4%, 2.5%, 2.6% and 2.7% at the minimum, midpoint, maximum and 15% above the maximum, respectively.

        PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL INFORMATION

    The following Pro Forma Unaudited Combined Consolidated Statement of Financial Condition at September 30, 1999 and the Pro Forma Unaudited Combined Consolidated Statements of Earnings for each of the years ended September 30, 1999, 1998 and 1997 give effect to the proposed conversion and the mergers based on the assumptions set forth below. The pro forma unaudited combined consolidated financial statements are based on the audited financial statements of People's Savings, Oakley and Harvest Home Financial for the years ended September 30, 1999, 1998 and 1997. The pro forma unaudited combined consolidated financial statements give effect to the conversion, the merger between People's Savings and Oakley using the pooling of interests method and the merger between Peoples Community Bancorp and Harvest Home Financial using the purchase method of accounting.

    The pro forma adjustments in the tables assume the sale of 1,400,000 shares of common stock in the offering at a price of $10.00 per share. In addition, the pro forma adjustments in the tables assume the issuance of 787,760 shares in the merger with Harvest Home Financial. The net proceeds are based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be $600,000. Actual expenses may vary from those estimated and the number of shares sold and the actual purchase price may be more or less than the assumptions set forth above. For the effects of such possible changes, see "--Additional Pro Forma Data."


    The pro forma unaudited combined consolidated statement of financial condition assumes the conversion and the mergers were completed on September 30, 1999. The pro forma unaudited combined consolidated statements of earnings assume that the conversion and the mergers were completed on the first day of each indicated period. People's calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock.



    People's has provided the pro forma unaudited combined consolidated financial statements for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that People's would have achieved had the conversion and the mergers been completed on September 30, 1999 or at the beginning of the periods presented, and is not indicative of its future results. Purchasers should read the pro forma unaudited combined consolidated financial statements in conjunction with the financial statements and the notes thereto of People's Savings, Oakley and Harvest Home Financial contained elsewhere herein.


    The stockholders' equity represents the combined book value of the common stockholders' ownership of People's Savings, Oakley and Harvest Home Financial computed in accordance with generally accepted accounting principles. This amount is not intended to represent fair market value nor does it represent any amount that would be available for distribution to stockholders in the event of liquidation. The book value for People's Savings, Oakley and Harvest Home Financial on a historical and pro forma basis has not been changed to reflect any difference between the carrying value of investments held to maturity or loans held in portfolio and their market value.


    THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED NET EARNINGS AND COMMON STOCKHOLDERS' EQUITY DERIVED FROM THE ABOVE ASSUMPTIONS ARE QUALIFIED BY THE STATEMENTS SET FORTH UNDER THIS CAPTION AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF THE COMMON STOCK OR THE ACTUAL RESULTS OF OPERATIONS OF PEOPLE'S SAVINGS, OAKLEY AND HARVEST HOME FINANCIAL FOR ANY PERIOD. THE PRO FORMA DATA PRESENTED MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS PROCEEDS FROM THE SALE OF COMMON STOCK IN THE CONVERSION AND THE MERGERS AND THE ACTUAL EXPENSES INCURRED IN CONNECTION WITH THE CONVERSION AND THE MERGERS. SEE "HOW NET PROCEEDS WILL BE USED."

   PRO FORMA UNAUDITED COMBINED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                               SEPTEMBER 30, 1999

                                                              PEOPLE'S        PRO FORMA
                                     PEOPLE'S              SAVINGS/OAKLEY     CONVERSION
                                     SAVINGS     OAKLEY     COMBINED(1)     ADJUSTMENTS(2)
                                     --------   --------   --------------   --------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
  Cash.............................  $    70    $   101       $    171         $    --
  Interest-bearing deposits........    1,950      2,762          4,712          11,720
  Federal funds sold...............       --        700            700              --
                                     -------    -------       --------         -------
  Cash and cash equivalents........    2,020      3,563          5,583          11,720
  Investment securities available
    for sale.......................      798      1,950          2,748              --
  Mortgage-backed securities
    available for sale.............    1,110         --          1,110              --
  Mortgage-backed securities held
    to maturity....................       --         81             81              --
  Investment securities held to
    maturity.......................       --        502            502              --
  Loans receivable, net............   83,927     10,624         94,551              --
  Federal Home Loan Bank stock, at
    cost...........................      850        171          1,021              --
  Office properties and
    equipment......................    1,037         25          1,062
  Accrued interest receivable......      383         72            455              --
  Goodwill.........................       --         --             --              --
  Other assets.....................      174         39            213              --
                                     -------    -------       --------         -------
    Total Assets...................  $90,299    $17,027       $107,326         $11,720
                                     =======    =======       ========         =======

LIABILITIES AND STOCKHOLDERS'
EQUITY
Liabilities:
  Deposits.........................  $77,691    $13,327       $ 91,018         $    --
  Total borrowings.................       --         --             --              --
  Advances by borrowers for
    insurance and taxes............        6         --              6              --
  Other liabilities................      815        810          1,625              --
                                     -------    -------       --------         -------
    Total liabilities..............   78,512     14,137         92,649              --
                                     -------    -------       --------         -------
Stockholders' equity:
  Common Stock.....................       --         --             --              14
  Additional paid-in capital.......       --         --             --          13,386
  Retained earnings partially
    restricted.....................   11,791      1,635         13,426              --
  Employee stock ownership plan
    shares.........................       --         --             --          (1,120)
  Recognition plan shares..........       --         --             --            (560)
  Treasury stock...................       --         --             --              --
  Unrealized gains (losses) on
    securities.....................       (4)     1,255          1,251              --
                                     -------    -------       --------         -------
    Total stockholders' equity.....   11,787      2,890         14,677          11,720
                                     -------    -------       --------         -------
      Total liabilities and
        stockholders' equity.......  $90,299    $17,027       $107,326         $11,720
                                     =======    =======       ========         =======

                                     PEOPLE'S
                                     SAVINGS,     HARVEST     PRO FORMA
                                        AS         HOME        MERGER       PRO FORMA
                                     CONVERTED   FINANCIAL   ADJUSTMENTS   CONSOLIDATED
                                     ---------   ---------   -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
  Cash.............................  $    171     $ 1,347      $    --       $  1,518
  Interest-bearing deposits........     4,712       1,402       (8,286)(3)      9,548
  Federal funds sold...............       700         100           --            800
                                     --------     -------      -------       --------
  Cash and cash equivalents........     5,583       2,849       (8,286)(3)     11,866
  Investment securities available
    for sale.......................     2,748       5,951           --          8,699
  Mortgage-backed securities
    available for sale.............    12,830      33,711           --         34,821
  Mortgage-backed securities held
    to maturity....................        81          --           --             81
  Investment securities held to
    maturity.......................       502          --           --            502
  Loans receivable, net............    94,551      52,790         (338)(3)    147,003
  Federal Home Loan Bank stock, at
    cost...........................     1,021       1,723           --          2,744
  Office properties and
    equipment......................     1,062       1,236           --          2,298
  Accrued interest receivable......       455         502           --            957
  Goodwill.........................        --          --        4,705 (4)      4,705
  Other assets.....................       213         173           84 (3)        470
                                     --------     -------      -------       --------
    Total Assets...................  $119,046     $98,935      $(3,835)      $214,146
                                     ========     =======      =======       ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Liabilities:
  Deposits.........................  $ 91,018     $66,220      $   (13)(3)   $157,225
  Total borrowings.................        --      22,600          (77)(3)     22,523
  Advances by borrowers for
    insurance and taxes............         6         105           --            111
  Other liabilities................     1,625         357           --          1,982
                                     --------     -------      -------       --------
    Total liabilities..............    92,649      89,282          (90)       181,841
                                     --------     -------      -------       --------
Stockholders' equity:
  Common Stock.....................        14          --            8 (4)         22
  Additional paid-in capital.......    13,386       6,887         (987)(4)     19,286
  Retained earnings partially
    restricted.....................    13,426       5,329       (5,329)(4)     13,426
  Employee stock ownership plan
    shares.........................    (1,120)       (224)         224 (3)     (1,120)
  Recognition plan shares..........      (560)       (194)         194           (560)
  Treasury stock...................        --      (1,451)       1,451 (4)         --
  Unrealized gains (losses) on
    securities.....................     1,251        (694)         694          1,251
                                     --------     -------      -------       --------
    Total stockholders' equity.....    26,397       9,653       (3,745)        32,305
                                     --------     -------      -------       --------
      Total liabilities and
        stockholders' equity.......  $119,046     $98,935      $(3,835)      $214,146
                                     ========     =======      =======       ========

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) Reflects the merger of People's Savings and Oakley utilizing the pooling of interests method of accounting. Accordingly, the historical basis of People's Savings' and Oakley's assets, liabilities and equity accounts have been carried forward and added together at historical cost.

(2) Reflects gross proceeds of $14.0 million from the sale of common stock in the conversion, minus (i) estimated expenses of the conversion equal to $600,000, (ii) the purchase of $1.12 million of shares of common stock by the employee stock ownership plan, funded internally by a loan from Peoples Community Bancorp and (iii) the proposed purchase of $560,000 of common stock by the recognition plan, funded internally by Peoples Community Bancorp.


(3) Reflects the cash consideration of $9.00 per common share or $7.7 million, capitalized merger costs of $220,000 and cash payments related to Harvest Home Financial's stock option plan at an after-tax cost of $478,000. These costs and payments are partially offset by retirement of the Harvest Home Financial employee stock ownership plan in the amount of $224,000 and the Harvest Home Financial recognition plan tax benefits amounting to $66,000. Also reflects fair value adjustments related to the loan portfolio, deposit accounts and borrowings net of related tax effects totalling $332,000.



(4) Reflects the issuance of shares at fair value based on the exchange of each share of Harvest Home Financial common stock previously held for 0.9 of a share of Peoples Community Bancorp common stock with a par value of $.01 (assuming no additional exercises of options to acquire Harvest Home Financial common stock) and the retirement of Harvest Home Financial shares previously held in treasury totalling $1.5 million. Also reflects the goodwill inherent in the Harvest Home Financial acquisition totalling
    $4.7 million.

        PRO FORMA UNAUDITED COMBINED CONSOLIDATED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           YEAR ENDED SEPTEMBER 30, 1999
                                ------------------------------------------------------------------------------------
                                                         PEOPLE'S
                                                      SAVINGS/OAKLEY
                                PEOPLE'S                PRO FORMA      HARVEST HOME      PURCHASE        PRO FORMA
                                SAVINGS     OAKLEY       COMBINED       FINANCIAL       ADJUSTMENTS     CONSOLIDATED
                                --------   --------   --------------   ------------     -----------     ------------
Interest income...............   $6,781     $1,091        $7,872         $ 6,482           $(429)(2)       $13,925
Interest expense..............   (3,913)      (668)       (4,581)         (4,211)             --            (8,792)
                                 ------     ------        ------         -------           -----           -------
Net interest income before
  provision for losses on
  loans.......................    2,868        423         3,291           2,271            (429)            5,133
Provision for losses on
  loans.......................     (150)       (25)         (175)            (12)             --              (187)
                                 ------     ------        ------         -------           -----           -------
  Net interest income after
    provision for losses on
    loans.....................    2,718        398         3,116           2,259            (429)            4,946
Non-interest income...........       16          4            20              92              --               112
Non-interest expense..........   (1,573)      (457)       (2,030)         (1,572)           (103)(3)        (3,705)
                                 ------     ------        ------         -------           -----           -------
  Earnings (loss) before
    income taxes..............    1,161        (55)        1,106             779            (532)            1,353
(Income taxes) credits........     (395)        24          (371)           (265)             74              (562)
                                 ------     ------        ------         -------           -----           -------
  Net earnings................   $  766     $  (31)       $  735         $   514           $(458)          $   791
                                 ======     ======        ======         =======           =====           =======
Basic earnings per share
  (1).........................      N/A        N/A           N/A         $  0.60 (1)         N/A                --
                                                                         =======                           =======
Diluted earnings per share
  (1).........................      N/A        N/A           N/A         $  0.59 (1)         N/A                --
                                                                         =======                           =======


------------------------


(1) Reflects diluted earnings per share and basic earnings per share for Harvest Home Financial on a historical basis.



(2) Reflects loss of interest revenue on $8.3 million of cash outflows related to Harvest Home Financial acquisition at 5.18%, which represents the yield on one-year U.S. government securities.



(3) Reflects amortization of $4.7 million of goodwill over a fifteen year life using the straight line method, less annual compensation savings of $215,000. The amortization will approximate $315,000 per year on a pre-tax basis.

ADDITIONAL PRO FORMA DATA


    The actual net proceeds from the sale of Peoples Community Bancorp's common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $11.3 million and $15.5 million (or $17.9 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be $600,000. Actual expenses may vary from those estimated.



    People's calculated pro forma net earnings and stockholders' equity for the year ended September 30, 1999 as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 5.18% for the year ended September 30, 1999, which represents the yield on one-year U.S. Government securities at September 30, 1999. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. People's assumed a federal income tax rate of 34%, resulting in an after-tax yield of 3.42% for the year ended September 30, 1999. People's calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan and the recognition plan with respect to the earnings per share calculations. See Notes 2 and 4 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds utilized to purchase fixed assets. As discussed under "How Net Proceeds Will Be Used," Peoples Community Bancorp intends to retain 50% of the net conversion proceeds.



    The following pro forma information may not be representative of the financial effects of the conversion and the mergers at the date on which the conversion and the mergers actually occur and should not be taken as indicative of Peoples Community Bancorp's future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of Peoples Community Bancorp's assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. People's did not reflect in the table the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to its proposed stock option plan, nor does book value give any effect to the liquidation account to be established or to bad debt reserves. See "Management--New Stock Benefit Plans" and "The Conversion of People's Savings and the Mergers with Oakley and Harvest Home Financial--Liquidation Rights of Certain Depositors." The table does give effect to the recognition plan, which Peoples Community Bancorp expects to adopt following the conversion and present (together with the stock option plan) to stockholders for approval no earlier than the first meeting of stockholders. If the recognition plan is approved by stockholders, it will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

    The table on the following page summarizes historical consolidated data of People's Savings, Oakley and Harvest Home Financial and pro forma data of Peoples Community Bancorp at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.


                                                                 AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1999
                                                           --------------------------------------------------------
                                                                                                       1,851,500
                                                            1,190,000     1,400,000     1,610,000     SHARES SOLD
                                                           SHARES SOLD   SHARES SOLD   SHARES SOLD     AT $10.00
                                                            AT $10.00     AT $10.00     AT $10.00      PER SHARE
                                                            PER SHARE     PER SHARE     PER SHARE      (15% ABOVE
                                                            (MINIMUM      (MIDPOINT     (MAXIMUM        MAXIMUM
                                                            OF RANGE)     OF RANGE)     OF RANGE)     OF RANGE)(8)
                                                           -----------   -----------   -----------   --------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...........................................   $  11,900     $  14,000     $  16,100      $  18,515
Less offering expenses...................................        (600)         (600)         (600)          (600)
                                                            ---------     ---------     ---------      ---------
Estimated net conversion proceeds........................   $  11,300     $  13,400     $  15,500      $  17,915
  Less People's employee stock ownership plan............        (952)       (1,120)       (1,288)        (1,481)
  Less People's recognition plan.........................        (476)         (560)         (644)          (741)
  Less People's investment in fixed assets...............      (5,000)       (5,000)       (5,000)        (5,000)
                                                            ---------     ---------     ---------      ---------
Estimated adjusted net proceeds(1).......................   $   4,872     $   6,720     $   8,568      $  10,693
                                                            =========     =========     =========      =========
Net income:
  Historical(2)..........................................   $     791     $     791     $     791      $     791
  Pro forma adjustments:
    Income on adjusted net proceeds(1)...................         167           230           293            366
    Employee stock ownership plan(3).....................         (63)          (74)          (85)           (98)
    recognition plan(4)..................................         (63)          (74)          (85)           (98)
                                                            ---------     ---------     ---------      ---------
    Pro forma............................................   $     832     $     873     $     914      $     961
                                                            =========     =========     =========      =========
Earnings per share(5):
  Historical(2)..........................................   $    0.43     $    0.39     $    0.35      $    0.32
Pro forma adjustments:
    Income on adjusted net proceeds(1)...................        0.09          0.11          0.13           0.15
    Employee stock ownership plan(3).....................       (0.03)        (0.04)        (0.04)         (0.04)
    recognition plan (4).................................       (0.03)        (0.04)        (0.04)         (0.04)
                                                            ---------     ---------     ---------      ---------
    Pro forma basic and diluted earnings per share.......   $    0.46     $    0.42     $    0.40      $    0.39
                                                            =========     =========     =========      =========
Pro forma basic P/E ratio(4).............................       21.74x        23.81x        25.00x         25.64x
                                                            =========     =========     =========      =========
Number of shares used in calculating net income
  per share(4):..........................................   1,854,000     2,042,160     2,230,320      2,446,704
                                                            =========     =========     =========      =========
Stockholders' equity:
  Historical.............................................   $  20,585     $  20,585     $  20,585      $  20,585
  Estimated net conversion proceeds......................      11,300        13,400        15,500         17,915
  Less People's employee stock ownership plan(2).........        (952)       (1,120)       (1,288)        (1,481)
  Less People's recognition plan(3)......................        (476)         (560)         (644)          (741)
                                                            ---------     ---------     ---------      ---------
    Pro forma stockholders' equity(5)(6).................   $  30,457     $  32,305     $  34,153      $  36,278
                                                            =========     =========     =========      =========
  Less goodwill..........................................      (4,705)       (4,705)       (4,705)        (4,705)
                                                            ---------     ---------     ---------      ---------
    Pro forma stockholders' equity(5)(6).................   $  25,752     $  27,600     $  29,448      $  31,574
                                                            =========     =========     =========      =========
Stockholders' equity per share(7):
  Historical.............................................   $   10.41     $    9.41     $    8.59      $    7.80
  Estimated net conversion proceeds......................        5.71          6.12          6.46           6.79
  Less People's employee stock ownership plan(2).........       (0.48)        (0.51)        (0.54)         (0.56)
  Less People's recognition plan(3)......................       (0.24)        (0.26)        (0.27)         (0.28)
                                                            ---------     ---------     ---------      ---------
    Pro forma stockholders' equity per share(3)(5)(6)....   $   15.40     $   14.76     $   14.24      $   13.75
                                                            =========     =========     =========      =========
  Less goodwill..........................................       (2.38)        (2.15)        (1.96)         (1.78)
                                                            ---------     ---------     ---------      ---------
    Pro forma stockholders' equity per share(3)(5)(6)....   $   13.02     $   12.61     $   12.28      $   11.97
                                                            =========     =========     =========      =========
  Pro forma price to book ratio(7).......................       64.94%        67.75%        70.22%         72.73%
                                                            =========     =========     =========      =========
  Pro forma price to tangible book ratio.................       76.80%        79.30%        81.43%         83.54%
                                                            =========     =========     =========      =========
Number of shares used in equity per share
  calculations(7)........................................   1,977,760     2,187,760     2,397,760      2,639,260
                                                            =========     =========     =========      =========


------------------------------

(1) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by People's employee stock ownership plan, (ii) the value of the shares to be purchased by People's recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share and (iii) the estimated investment in fixed assets. For the purposes of this presentation, the fixed asset investment of $5.0 million, which is expected to be made during calendar year 2000, is reflected as an adjustment to net proceeds for purposes of the pro forma earnings and pro forma earnings per share information. See also Note 4 to the prior presentation of the Pro Forma Unaudited Combined Consolidated Statement of Financial Condition at September 30, 1999.


(2) Reflects the historical fiscal 1999 net earnings of People's Savings, Oakley and Harvest Home Financial, adjusted for purchase price adjustments. See "Pro Forma Unaudited Combined Consolidated Statement of Earnings."


(3) People's assumed that 8% of the shares of common stock issued in the conversion will be purchased by the employee stock ownership plan. People's also assumed that the funds used to acquire such shares will be borrowed by the employee stock ownership plan from Peoples Community Bancorp. People's intends to make quarterly contributions to the employee stock ownership plan over a ten-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma earnings assumes (a) that the loan to the employee stock ownership plan is payable over ten years, with the employee stock ownership plan shares having an average fair value of $10.00 per share, (b) that the loan to the employee stock ownership plan bears a fixed interest rate of 8.5%, (c) that the employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 9,520, 11,200, 12,880 and 14,812 shares were committed to be released with respect to the year ended September 30, 1999, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the earnings per share calculations; and (f) the effective tax rate was 34% for the period.



(4) People's assumed that the recognition plan purchases 47,600, 56,000, 64,400 and 74,060 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended September 30, 1999 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. Unvested shares under the recognition plan are excluded from the basic earnings per share calculation and included in the diluted earnings per share calculation only if they are dilutive under the treasury stock method. People's assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 2.4%, 2.5%, 2.6% and 2.7% at the minimum, midpoint, maximum and 15% above the maximum, respectively, and (b) the pro forma earnings per share for the year ended September 30, 1999 would be $0.45, $0.43, $0.41 and $0.39, and pro forma stockholders' equity per share at September 30, 1999 would be $15.27, $14.65, $14.13 and $13.64, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(5) Basic earnings per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion, (b) subtracting the employee stock ownership plan shares which have not been committed for release, and (c) subtracting the recognition plan shares which have not vested. The unvested recognition plan shares were deemed to be for future services and not dilutive under the treasury stock method.

     Set forth below is a reconciliation of the number of shares used in making the earnings per share calculations:

                                                                                                   MAXIMUM,
                                                               MINIMUM     MIDPOINT    MAXIMUM    AS ADJUSTED
                                                              ----------  ----------  ----------  -----------
     Total shares issued....................................  1,190,000   1,400,000   1,610,000    1,851,500
     Less shares sold to employee stock ownership plan......    (95,200)   (112,000)   (128,800)    (148,120)
     Less recognition plan shares...........................    (47,600)    (56,000)    (64,400)     (74,060)
                                                              ---------   ---------   ---------    ---------
       Subtotal.............................................  1,047,200   1,232,000   1,416,800    1,629,320
     Plus employee stock ownership plan shares assumed
       committed to be released.............................      9,520      11,200      12,880       14,812
     Plus recognition plan shares assumed vested............      9,520      11,200      12,880       14,812
     Plus shares issued to Harvest Home Financial
       shareholders.........................................    787,760     787,760     787,760      787,760
                                                              ---------   ---------   ---------    ---------
     Number of shares used in calculating basic and diluted
       earnings per share...................................  1,854,000   2,042,160   2,230,320    2,446,704
                                                              =========   =========   =========    =========





    People's did not give any effect to the issuance of additional shares of common stock pursuant to its proposed stock option plan, which People's expects to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after the conversion is completed. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 119,000, 140,000, 161,000 and 185,150 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma earnings per share for the year ended September 30, 1999 would be $0.44, $0.42, $0.41 and $0.39, and (b) pro forma stockholders' equity per share at September 30, 1999 would be $15.09, $14.48, $13.98 and $13.50, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.



(6) The retained earnings of People's Savings will be substantially restricted after the conversion. See "The Conversion of People's Savings and the Mergers with Oakley and Harvest Home Financial--Liquidation Rights of Certain Depositors." Pro forma stockholders' equity and pro forma stockholders' equity per share (i) reflect certain nonrecurring charges, net of tax (see Note 4 to the Pro Forma Unaudited Consolidated Statement of Financial Condition) and (ii) do not give effect to the liquidation account or the bad debt reserves established by People's Savings for federal income tax purposes in the event of a liquidation of People's Savings and does not give effect to intangibles such as goodwill.


(7) Based on the number of shares sold in the conversion and 787,760 shares issued in the merger with Harvest Home Financial.


(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before the conversion is completed or to fill the order of the employee stock ownership plan.

               THE CONVERSION OF PEOPLE'S SAVINGS AND THE MERGERS
                     WITH OAKLEY AND HARVEST HOME FINANCIAL


    THE BOARDS OF DIRECTORS OF PEOPLES COMMUNITY BANCORP AND PEOPLE'S SAVINGS APPROVED THE PLAN OF CONVERSION, AS HAS THE OFFICE OF THRIFT SUPERVISION AND THE OHIO DIVISION OF FINANCIAL INSTITUTIONS, SUBJECT TO APPROVAL BY THE MEMBERS OF PEOPLE'S SAVINGS AND OAKLEY ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. REGULATORY APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY SUCH AGENCIES.

GENERAL

    When the Board of Directors of People's Savings approved the merger agreements on September 30, 1999, it also unanimously adopted the Plan of Conversion. The Plan of Conversion provides that People's Savings will convert from an Ohio chartered mutual savings and loan association to a federally chartered stock savings bank to be known as "Peoples Community Bank." All of the common stock of Peoples Community Bank following the conversion will be held by Peoples Community Bancorp. The common stock of Peoples Community Bancorp is being offered for sale to depositor members of Oakley and People's Savings, as well as others, in the subscription offering. People's Savings and Oakley each have called a special meeting for their members to approve the Plan of Conversion. The common stock of Peoples Community Bancorp also will be issued to stockholders of Harvest Home Financial as part of the consideration of that merger. Harvest Home Financial has called a meeting of its stockholders to approve its merger agreement with Peoples Community Bancorp.

    The conversion and the mergers are interdependent transactions and no transaction will occur unless all of them do. In the event the conditions to the mergers are not satisfied or waived, the conversion will not be completed, the offerings will be terminated and the funds received will be returned to subscribers. The completion of the merger of Oakley with People's Savings is expected to occur immediately before the conversion and the merger of Harvest Home Financial with Peoples Community Bancorp is expected to occur immediately after the completion of the conversion. The mergers are governed by the merger agreements, that were adopted by the Boards of Directors of People's Savings, Oakley and Harvest Home Financial and by the Board of Directors of Peoples Community Bancorp.

    The Plan of Conversion provides that Peoples Community Bancorp will offer shares of common stock for sale in the subscription offering to eligible account holders, tax-qualified employee stock benefit plans, supplemental eligible account holders, other members, and officers, directors and employees of People's Savings and Oakley. In addition, subject to the prior rights of holders of subscription rights, Peoples Community Bancorp may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering. See "The Offerings--Subscription Offering and Subscription Rights" and "--Community Offering." Peoples Community Bancorp has the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community Offering.


    The aggregate price of the shares of common stock issued in the conversion will be within the offering range. Based upon an independent appraisal of the estimated pro forma market value of the common stock, the offering range is currently $11,900,000 to $16,100,000. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The appraisal has been performed by RP Financial, LC, a consulting firm experienced in the valuation and appraisal of savings institutions. See "The Offerings--How People's Savings Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

SYNOPSIS FOR MEMBERS OF PEOPLE'S SAVINGS

    People's Savings adopted the Plan of Conversion providing for the conversion of People's Savings from mutual to stock form. The Plan of Conversion also provides that Peoples Community Bancorp will become the holding company for the converted savings bank. Peoples Community Bancorp is offering shares of its common stock to members of People's Savings and the members of Oakley in a subscription offering. (See "The Offering" on page 59). People's Savings is asking its members to approve the Plan of Conversion. The Plan of Conversion contemplates that Oakley will be merged with People's Savings just before the conversion and that Harvest Home Financial will be merged into Peoples Community Bancorp just after the conversion. The mergers with Oakley and Harvest Home Financial do not require separate approval by members of People's Savings.

SYNOPSIS FOR MEMBERS OF OAKLEY

    Oakley has agreed to merge with People's Savings. People's Savings will be the survivor and members of Oakley will become members of People's Savings. Depositors of Oakley will have the same rights to subscribe for shares of Peoples Community Bancorp in the subscription offering as members of People's Savings. Members of Oakley are being asked to approve the Plan of Conversion. The merger with People's Savings does not require separate approval by members of Oakley.

SYNOPSIS FOR STOCKHOLDERS OF HARVEST HOME FINANCIAL

    Stockholders of Harvest Home Financial are not receiving separate subscription rights to purchase shares of common stock of Peoples Community Bancorp, but they are being asked to approve the merger with Peoples Community Bancorp. The merger agreement between Peoples Community Bancorp and Harvest Home Financial provides that stockholders of Harvest Home Financial will receive $9.00 in cash plus 0.9 of a share of Peoples Community Bancorp for each share of Harvest Home Financial common stock.


PEOPLE'S SAVING'S PURPOSES FOR CONVERTING TO STOCK-FORM AND MERGING WITH OAKLEY
  AND HARVEST HOME FINANCIAL


    As mutual savings and loan associations, People's Savings and Oakley do not have stockholders and have no authority to issue capital stock. By converting to the capital stock form of organization, People's Savings will be structured in the form used by commercial banks and most business entities. The conversion will permit People's Savings' and Oakley's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion will also provide additional funds for lending and investment activities, possible diversification into other related financial services activities and future growth through possible acquisitions of other financial institutions.


    The Boards of Directors of Peoples Community Bancorp, People's Savings, Oakley, Harvest Home Financial and Harvest Home Savings Bank believe that the combination of the parties will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either People's Savings, Oakley or Harvest Home Savings Bank could on its own. The combined entity will have greater financial resources and, as a result of the offerings, increased capital levels. People's Saving's pro forma stockholders' equity will amount to 15.81% of pro forma total assets at September 30, 1999, assuming the conversion shares are sold at the maximum of the estimated offering range. The combination will result in increased funds being available for lending purposes, greater resources for expansion of services and better opportunities for attracting and retaining qualified personnel.



    After the conversion, Peoples will be able to raise additional equity capital through further sales of securities and to issue securities in connection with possible additional acquisitions. At the present time,

People's has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, Peoples will also be able to use stock-related incentive programs to attract and retain executive and other personnel for Peoples Community Bancorp and Peoples Community Bank. See "Management--New Stock Benefit Plans."



    The terms of the merger agreements were the result of arm's length negotiations between the representatives of People's Savings, Oakley and Harvest Home Financial. In adopting the Plan and the merger agreements, the Boards of Directors of People's Savings, Harvest Home Financial and Oakley determined that the conversion and the mergers were advisable and in the best interests of People's Savings, Harvest Home Financial and Oakley and their depositors, employees, customers and the communities historically served by them. Among the factors considered by the Board of Directors of People's Savings were:


    - the ability to expand People's Savings' presence in the Cincinnati metropolitan area (upon completion of the mergers, Peoples Community Bank will increase from two to six branches in the Cincinnati metropolitan area);

    - the ability to offer additional products, such as ARM loans and checking accounts;


    - the ability to offer larger loans and to increase the amount of commercial real estate loans;


    - information concerning the financial condition, results of operations, capital levels, asset quality and prospects of People's Savings, Oakley and Harvest Home;


    - the impact the conversion and the mergers will have on People's consolidated results of operations;


    - the compatibility of the respective management and business philosophies;

    - the enhanced ability of the combined enterprise to compete in relevant banking and non-banking markets;

    - industry and economic conditions; and

    - the impact of the conversion and the mergers on the depositors, employees, customers and communities served by People's Savings, Oakley and Harvest Home Savings Bank through the contemplated expansion of lending products as well as the expansion of retail banking products and services.

    In light of the foregoing, the Boards of Directors of Peoples Community Bancorp, People's Savings, Harvest Home Financial and Oakley believe that the conversion and the mergers are in the best interest of the parties and their respective members.

EFFECTS OF THE CONVERSION AND THE MERGERS ON MEMBERS OF PEOPLE'S SAVINGS AND
  OAKLEY

    GENERAL. When Oakley merges into People's Savings, account holders of Oakley will become account holders of People's Savings. Before the conversion, each depositor in People's Savings and Oakley has both a deposit account in the institution and a pro rata ownership interest in the net worth of People's Savings or Oakley, which interest may only be realized in the event of a liquidation of People's Savings or Oakley. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of People's Savings or Oakley, which is lost to the extent that the balance in the account is reduced.

    Consequently, the depositors of People's Savings and Oakley normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that People's Savings or

Oakley is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of People's Savings or Oakley after other claims, including claims of depositors to the amount of their deposits, are paid.

    After the Oakley merger, when People's Savings converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Peoples Community Bank and Peoples Community Bank will become a wholly owned subsidiary of Peoples Community Bancorp. THE COMMON STOCK OF PEOPLES COMMUNITY BANK AND PEOPLES COMMUNITY BANCORP IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS OF PEOPLE'S SAVINGS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates will be issued to evidence ownership of the permanent stock of Peoples Community Bank and Peoples Community Bancorp. The stock certificates of Peoples Community Bancorp will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Peoples Community Bank.

    CONTINUITY. During the conversion and mergers, People's Savings and Oakley will continue their normal business of accepting deposits and making loans. People's Savings and Oakley will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the conversion and the mergers, Peoples Community Bank will continue to provide services for depositors and borrowers under current policies.

    The directors and officers of People's Savings at the time of the conversion will continue to serve as directors and officers of Peoples Community Bank after the conversion. The directors and officers of Peoples Community Bancorp consist of individuals currently serving as directors and officers of People's Savings. On completion of the mergers, certain officers and directors of Oakley and Harvest Home Savings Bank will become officers and directors of Peoples Community Bancorp and/or Peoples Community Bank.

    EFFECT ON DEPOSIT ACCOUNTS. Each depositor in People's Savings and Oakley at the time of the conversion and mergers will automatically continue as a depositor in Peoples Community Bank. The conversion and the mergers will not affect deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Deposit accounts at Peoples Community Bank will continue to be insured by the FDIC to the same extent as before the conversion and mergers and depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    EFFECT ON LOANS. The conversion and mergers will not affect loans from People's Savings or Oakley, except that Peoples Community Bank will be the lender, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.


    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of People's Savings and Oakley are members of, and have voting rights in, People's Savings and Oakley as to all matters requiring membership action. When People's completes the conversion and Oakley merger, depositors will cease to be members and will no longer be entitled to vote at meetings of Peoples Community Bank. After the conversion, Peoples Community Bancorp will be the sole stockholder of Peoples Community Bank and will have all voting rights. Exclusive voting rights with respect to Peoples Community Bancorp will be vested in the holders of common stock. Depositors of People's Savings and Oakley will not have voting rights in us after the conversion, except to the extent that they become stockholders of Peoples Community Bancorp.



    TAX EFFECTS. To complete the conversion and the mergers, People's must receive rulings or opinions with regard to federal and Ohio income taxation which indicate that the conversion will not be taxable for federal or Ohio income tax purposes to People's or People's Savings Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. People's has received favorable opinions regarding the federal and Ohio income tax consequences of the conversion. See "--Tax Aspects of The Conversion and the Mergers."



    EFFECT ON LIQUIDATION RIGHTS. If People's Savings or Oakley were to liquidate, all claims of People's Savings' or Oakley's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of People's Savings or Oakley would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at People's Savings or Oakley immediately prior to liquidation. In the unlikely event that Peoples Community Bank were to liquidate after the conversion and the mergers, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to People's Community Bancorp as the holder of the capital stock of Peoples Community Bank. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.


REGULATORY APPROVALS NEEDED TO COMPLETE THE CONVERSION AND THE MERGERS


    People's has to receive various approvals of the Office of Thrift Supervision and the Ohio Division of Financial Institutions in order to complete the conversion and the mergers. The Office of Thrift Supervision has approved the plan of conversion, subject to approval by the members of People's Savings and Oakley. In addition, completion of the conversion and the mergers is subject to Office of Thrift Supervision approval of Peoples Community Bancorp's holding company application to acquire all the Harvest Home Financial common stock and People's Savings and the applications under The Bank Merger Act with respect to the mergers of Harvest Home Savings Bank and Oakley with and into People's Savings with People's Savings being the surviving entity. Applications for these approvals have been filed and are currently pending.


    The period for the Office of Thrift Supervision review of any proposed acquisition, such as the transactions contemplated by the holding company and merger applications currently pending, commences upon receipt by the Office of Thrift Supervision of an application deemed sufficient by the Office of Thrift Supervision. Once an application is deemed sufficient, the Office of Thrift Supervision generally has a 60-day period for review of the application, which may be extended by the Office of Thrift Supervision for up to an additional
30 days.

    There can be no assurances that the requisite Office of Thrift Supervision approvals will be received in a timely manner, in which event the completion of the conversion and the mergers may be delayed beyond the expiration of the offerings. In the event the conversion and the mergers are not consummated on or before September 30, 2000, the merger agreements may be terminated by People's Savings and by Oakley or Harvest Home Savings Bank for their respective agreements.

    Pursuant to Office of Thrift Supervision regulations, the plan of conversion must be approved by at least a majority of the total number of votes eligible to be cast by members of People's Savings and Oakley. In addition, the parties have conditioned the completion of the conversion and the merger on the approval of the Harvest Home merger agreement by the stockholders of Harvest Home Financial
at a special meeting thereof called for               , 2000. Under Ohio law,
the Harvest Home merger agreement must be approved by majority of the outstanding Harvest Home Financial common stock entitled to vote thereon at Harvest Home Financial's special meeting.

    Peoples Community Bancorp is required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion and the merger with Harvest Home Financial.

LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

    In the unlikely event of a complete liquidation of People's Savings or Oakley in their present mutual forms, each depositor of People's Savings or Oakley would receive his pro rata share of any assets of People's Savings or Oakley remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in People's Savings or Oakley at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of People's Savings or Oakley, would have a claim as a creditor of the same general priority as the claims of all other general creditors of People's Savings or Oakley. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of People's Savings or Oakley above that amount.


    The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of People's Savings and Oakley as of the date of its latest statement of financial condition contained in the final prospectus-proxy statement utilized in the conversion. As of the date of this prospectus-proxy statement, the initial balance of the liquidation account would be approximately $14.7 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at People's Savings, would be entitled, upon a complete liquidation of People's Savings after the conversion, to an interest in the liquidation account prior to any payment to Peoples Community Bancorp as the sole stockholder of People's Savings. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in People's Savings at the close of business on June 30, 1998 or December 31, 1999, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 1998 eligibility record date (or the December 31, 1999, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in People's Savings on such dates.



    If, however, on any September 30 annual closing date of People's Savings, commencing September 30, 2000, the amount in any deposit account is less than the amount in such deposit account on June 30, 1998 or December 31, 1999, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Peoples Community Bancorp as the sole stockholder of People's Savings.


    Harvest Home Savings Bank currently maintains a liquidation account for the benefit of savings account holders of Harvest Home Savings Bank on September 30, 1994. Upon completion of the conversion and the merger, People's Savings will assume the current liquidation account of Harvest Home Savings Bank in addition to the establishment of the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of People's Savings.

TAX ASPECTS OF THE CONVERSION AND THE MERGERS


    People's Savings has received an opinion from its special counsel, Elias, Matz, Tiernan & Herrick L.L.P., as to the material federal income tax consequences of the conversion.

    The opinion provides that, among other things:

    - the change in form of People's Savings from mutual to stock form will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code;


    - no gain or loss will be recognized by Peoples Community Bancorp upon its purchase of the stock of Peoples Community Bank;


    - depositors of People's Savings and Oakley will not recognize any gain or loss upon the issuance to them of deposit accounts in Peoples Community Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual bank;


    - assuming the subscription rights to purchase Peoples common stock have no value, the tax basis of the depositors' deposit accounts in People's Savings immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;



    - assuming the subscription rights to purchase Peoples common stock have no value, the tax basis of each depositor's interest in the liquidation account will be zero; and



    - the tax basis to depositors who buy Peoples Community Bancorp common stock in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date on which such person exercises the subscription right.


    The opinion of Elias, Matz, Tiernan & Herrick L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the conversion of various factual representations of People's Savings. It is also based upon certain assumptions and qualifications, including that the conversion is consummated in the manner and according to the terms provided in the plan of conversion. The opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change, including a change with a retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there is no assurance that the IRS will not take a position contrary to the positions reflected in the opinion, or that the courts will uphold the opinion if challenged by the IRS.

    Grant Thornton LLP has also rendered an opinion to the effect that the foregoing tax effects of the conversion under Ohio law are substantially the same as they are under federal law.

    People's Savings has received a letter from RP Financial stating its belief that the subscription rights do not have any value, because those rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of those rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to that value. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding.

    Elias, Matz, Tiernan & Herrick L.L.P. also has issued an opinion to the effect that, for federal income tax purposes, the Harvest Home Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The full opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Grant Thornton LLP are filed as exhibits to the registration statement Peoples Community Bancorp filed with the SEC.


ACCOUNTING TREATMENT OF THE MERGERS

    The Oakley merger will be accounted for as a pooling-of-interests. The Harvest Home Financial merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that Peoples Community Bancorp will record the fair market value of Harvest Home Financial's assets and liabilities on its financial statements. Any difference between the purchase price and the fair value of the identifiable net assets of Harvest Home Financial is recorded as goodwill. Peoples Community Bancorp estimates that it will record $4.7 million in goodwill from the Harvest Home Financial merger. This goodwill will be amortized on a straight-line basis over 15 years. The income statement of Peoples Community Bancorp will incorporate the recorded income of Harvest Home Financial's operations beginning at the completion of the merger.

WHEN THE MERGERS WILL BE COMPLETED

    The Oakley merger will be completed immediately prior to the conversion and the Harvest Home Financial merger will be completed immediately after the conversion. The Harvest Home Financial merger will become effective at the time set forth in the certificate of merger that will be filed with the Secretaries of State of the States of Delaware and Ohio. The certificate of merger will be filed following the satisfaction or waiver of certain conditions to the Harvest Home Financial merger.

DELIVERY OF CERTIFICATES


    As soon as practicable following completion of the conversion, People's transfer agent will mail certificates representing common stock issued in the stock offering to the persons entitled to certificates at the addresses of such persons appearing on the stock order form. People's will hold any certificates returned as undeliverable until claimed by persons legally entitled to it or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.


CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION


    All shares of common stock purchased in connection with the conversion by any of People's directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to People's transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. People's directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.



    Purchases of People's common stock by its directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than

1% of People's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as the employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.



    Pursuant to Office of Thrift Supervision regulations, People's will generally be prohibited from repurchasing any shares of the common stock within one year following completion of the conversion. During the second and third years following completion of the conversion, Peoples Community Bancorp may not repurchase any shares of its common stock other than pursuant to


        (1) an offer to all stockholders on a pro rata basis which is approved by the Office of Thrift Supervision;

        (2) the repurchase of qualifying shares of a director, if any;

        (3) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or

        (4) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period,

if the repurchases do not cause People's Savings to become undercapitalized and People's Savings provides to the Regional Director of the Office of Thrift Supervision no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The Office of Thrift Supervision may permit stock repurchases in excess of such amounts prior to the third anniversary of the conversion if exceptional circumstances are shown to exist.

                               THE MERGER BETWEEN
                          PEOPLE'S SAVINGS AND OAKLEY

GENERAL

    On September 30, 1999, People's Savings and Oakley entered into a merger agreement which provides for the merger of Oakley and People's Savings. The merger agreement has been approved by the Boards of Directors of Oakley and People's Savings. No consideration will be exchanged in the merger of People's Savings and Oakley.

BACKGROUND OF AND REASONS FOR THE MERGER BETWEEN PEOPLE'S SAVINGS AND OAKLEY

    Beginning in August 1999, People's Savings and Oakley met to discuss the benefits of a merger of People's Savings and Oakley. During August and September 1999, the Boards of Directors of Oakley and People's Savings met separately to discuss the merger. Negotiations continued regarding the merger in early to mid September 1999 and in late September 1999, both Boards of Directors approved the merger.

    Due to various inefficiencies of a smaller thrift institution and the increased competition in the financial services industry, the Board of Directors of Oakley believed that it would be in the best interest of Oakley and its depositors and customers to merger with a bigger institution. In addition, the Board of Directors of Oakley believed that an association with a larger institution would provide its depositors and customers with expanded products and services. Further, the Board of Directors of Oakley believed that the long-term prospects of the combined entity as converted to stock form outweighed the prospects of Oakley on a stand alone basis.


TERMS OF THE MERGER AGREEMENT OF PEOPLE'S SAVINGS AND OAKLEY


    The following is a general summary of the agreement People's Savings and Oakley have regarding actions prior to the merger. You should read the merger agreement, which is included as an exhibit to the registration statement filed on Form S-1 with the SEC, for a more complete understanding of this agreement.

    CONDITIONS TO THE OAKLEY MERGER. The proposed merger with Oakley will not be completed unless certain conditions are satisfied. The obligations of People's Savings and Oakley to complete their merger are subject to the following conditions being satisfied:

    - compliance with or satisfaction of all representations and warranties set forth in the merger agreement;

    - People's Savings and Oakley continuing their business in the ordinary and usual course;

    - all necessary regulatory approvals required to complete the Oakley merger must be received;

    - there may not be any material adverse changes in the business, operations, properties or financial condition of People's Savings or Oakley; and

    - all corporate action necessary to authorize the execution, delivery and performance of the Oakley merger agreement must have been duly and validly taken by People's Savings and Oakley.

    In addition to the above, the consents, approvals and authorizations from governmental bodies or third parties may not contain any term or condition which would have a material adverse effect on the business, operations, properties, assets or financial position of Oakley or People's Savings or otherwise materially reduce or impair the value of Oakley to People's Savings.

    The obligations of Oakley also are conditioned on People's Savings taking all action required for its conversion and the acquisition of Harvest Home Financial and receiving all necessary regulatory or governmental approvals or consents.

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
    No guarantee can be given that the regulatory consents and approvals necessary to complete the conversion and the Oakley merger will be obtained or that all of the other conditions to the merger will be satisfied or waived. If the merger with Oakley is not completed on or before September 30, 2000, the merger agreement may be terminated.

    CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE. People's Savings and Oakley have agreed to certain limitations on the way that they conduct their business prior to their merger. Under the terms of the merger agreement, People's Savings and Oakley have agreed to conduct their businesses in the ordinary and usual course. In addition, they have agreed that each shall not, except as otherwise approved by the written consent of the other, take certain actions, including the following:

    - amend its Articles of Incorporation, Constitution or Bylaws;

    - alter the terms of its existing deposit accounts or the terms upon which deposit accounts are accepted by it, other than in response to market conditions;

    - enter into any material contracts, agreements or commitments or enter into any securities transaction or investments involving in excess of $25,000, whether oral or written, except in the ordinary and usual course of its business;

    - enter into any lease, contract or commitment for the purchase, sale or improvement of any real estate;

    - incur any indebtedness or refinance any existing indebtedness except, in each case, in the ordinary and usual course of its business;

    - declare or pay any bonus, extra dividend, or extra interest to members or depositors;

    - enter into any employment contract with any employee or increase the remuneration paid to any director, officer, employee or agent, or agree to do so, except for normal merit and cost of living increases for employees;

    - make any material change in its historic accounting methods;

    - employ or make any agreement or commitment to employ any additional officer, employee (other than tellers to be employed by People's Savings) or agent or appoint any additional person as director or nominate any person as a candidate for election as a director who is not currently a director;

    - waive any rights or cancel any debts or claims of material value, whether considered individually or in the aggregate;

    - incur any material obligation or liability, except in the ordinary course of business;

    - establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

    - advance any funds secured by an open end mortgage except the original loan amount secured by such a mortgage;

    - make or commit to make any material capital expenditure; or

    - except for the proposed merger with Harvest Home Financial, negotiate or participate with anyone, other than each other, in respect of the merger or consolidation of Oakley or People's Savings or the acquisition of all or any part of the business or assets of Oakley or People's Savings.

    REPRESENTATIONS AND WARRANTIES MADE BY PEOPLE'S SAVINGS AND OAKLEY IN THE MERGER AGREEMENT. People's Savings and Oakley have made customary representations and warranties relating to their businesses. With certain exceptions, such representations and warranties must remain true in all material respects through the completion of the merger. See "--Conditions to the Oakley Merger."

    WAIVING AND AMENDING PROVISIONS IN, OR TERMINATING THE MERGER
AGREEMENT. Any provision in the merger agreement generally may be amended or waived by the mutual consent of People's Savings and Oakley.

    The merger agreement may be terminated prior to the effective time by:

    - the mutual consent of the Boards of Directors of Oakley and People's Savings;

    - either People's Savings or Oakley if the conditions to their obligations under the merger agreement are not satisfied or waived before September 30, 2000; and

    - either People's Savings or Oakley if the merger is not completed before September 30, 2000.

    In the event of the termination of the merger agreement, as provided above, the merger agreement will become void and have no effect, and there will be no liability on the part of People's Savings or Oakley, as applicable, or their respective officers or directors, except that certain provisions regarding confidential information and expenses will remain in full force and effect. People's Savings or Oakley will not be relieved from any liability arising out of the willful breach by People's Savings or Oakley, as applicable, of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

INTERESTS OF DIRECTORS AND OFFICERS IN THE CONVERSION AND THE OAKLEY MERGER THAT MAY BE
DIFFERENT FROM YOUR INTERESTS

    BOARDS OF DIRECTORS. At the time of completion of the conversion and the merger, Peoples Community Bancorp and People's Savings will take all necessary action to appoint Mr. Noe, a director of Oakley, to the Boards of Directors of Peoples Community Bancorp and Peoples Community Bank for a three-year term.

    CREATION OF THE OAKLEY ADVISORY BOARD. The remaining directors of Oakley as of the completion of the merger who are not elected to the Board of Directors of Peoples Community Bank will be appointed to an advisory board of Peoples Community Bank for a one-year term. Subject to review on each anniversary date of the completion of the Oakley merger, each of these individuals will be reappointed to two additional one-year terms. In addition, assuming approval of the stock option plan by stockholders of Peoples Community Bancorp after the conversion, each advisory board member will be granted options to acquire 2,000 shares of common stock of Peoples Community Bancorp. Peoples Community Bancorp has also agreed to assume the obligations under Oakley's fully funded director's deferred compensation plan.

    EXECUTIVE OFFICERS. On the completion of the merger, Peoples Community Bancorp and Peoples Community Bank will enter into an employment agreement with Mr. Noe. See "Management--Employment Agreements."

    EMPLOYEES. People's Savings has agreed to retain all employees of Oakley after the completion of the Oakley merger provided that Peoples Community Bancorp and People's Savings shall not have any obligation to continue the employment of such persons. The merger agreement provides that officers and employees of Oakley who become employees of People's Savings after the merger will be entitled to participate in People's Savings' employee benefit plans maintained generally for the benefit of its employees. People's Savings shall treat Oakley's employees who become employees of People's Savings as new employees, but shall amend its employee benefit plans to provide credit, for purposes of vesting and eligibility to participate, for service with Oakley if their service was recognized for similar purposes under Oakley's plans.

                THE MERGER BETWEEN PEOPLES COMMUNITY BANCORP AND
                             HARVEST HOME FINANCIAL


SUMMARY OF THE MERGER OF PEOPLES COMMUNITY BANCORP AND HARVEST HOME FINANCIAL



    This summary highlights selected information from this document and may not contain all the information that is important to a stockholder of Harvest Home Financial. To understand the merger of Peoples Community Bancorp and Harvest Home Financial fully, you should read this entire document carefully, and particularly this section "The Merger Between Peoples Community Bancorp and Harvest Home Financial."



    EACH HARVEST HOME FINANCIAL SHARE WILL BE EXCHANGED FOR 0.9 OF A SHARE OF PEOPLES COMMUNITY BANCORP STOCK AND $9.00 IN CASH. In the merger, Harvest Home Financial will merge into Peoples Community Bancorp, the parent holding company of People's Savings. The stockholders of Harvest Home Financial will become stockholders of Peoples Community Bancorp. At the completion of the merger, each share of Harvest Home Financial common stock will be converted into the right to receive 0.9 of a share of Peoples Community Bancorp common stock and $9.00 in cash, subject to adjustment.



    COMPARATIVE STOCK PRICES. Harvest Home Financial common stock is traded on the Nasdaq National Market under the symbol "HHFC". On September 30, 1999, the last trading day prior to the public announcement of the proposed merger, the last reported sales price for Harvest Home Financial common stock was $14.38. On
            , the last reported sales price for Harvest Home Financial common
stock was $            . Shares of Peoples Community Bancorp have not been
issued or traded to date.



    STOCKHOLDERS OF HARVEST HOME FINANCIAL GENERALLY WILL RECOGNIZE CAPITAL GAINS INCOME TAX ON THE CASH, BUT NOT THE STOCK, THEY RECEIVE IN THE
MERGER. Harvest Home Financial stockholders will recognize capital gains income tax on cash received for shares of common stock of Harvest Home Financial. The exchange of shares of Harvest Home Financial common stock for shares of Peoples Community Bancorp common stock will be tax free. However, because tax matters are complicated, and tax results may vary among stockholders, Harvest Home Financial stockholders should contact their own advisor to understand fully how the merger will affect them.



    HARVEST HOME FINANCIAL STOCKHOLDERS HAVE DISSENTERS' RIGHTS. Under Ohio law, Harvest Home Financial stockholders may dissent from the merger and have the fair cash value of their shares paid to them. To exercise this right, a Harvest Home Financial stockholder must follow a number of procedures. These procedures include filing a demand for payment of the fair cash value of your shares and not voting in favor of the merger. For more information on how to exercise these rights, see "--Dissenters' Rights."



    HARVEST HOME FINANCIAL'S FINANCIAL ADVISOR SAYS THE MERGER CONSIDERATION IS FAIR TO STOCKHOLDERS. In deciding to approve the merger, the Harvest Home Financial Board considered the opinion of its financial advisor, Keefe, Bruyette & Woods, to determine that the consideration to be received in the merger with Peoples Community Bancorp is fair from a financial point of view to the holders of Harvest Home Financial common stock. If you are a Harvest Home Financial stockholder, the opinion of Keefe, Bruyette & Woods dated
September 30, 1999, is attached as Annex   to this document. Stockholders of
Harvest Home Financial are encouraged to read this opinion.



    THE RIGHTS OF STOCKHOLDERS OF HARVEST HOME FINANCIAL MAY DIFFER FROM RIGHTS OF STOCKHOLDERS OF PEOPLES COMMUNITY BANCORP. As a result of the merger, holders of Harvest Home Financial common stock who receive shares of Peoples Community Bancorp common stock in the merger will become stockholders of Peoples Community Bancorp. For a comparison of the corporate documents of Peoples

Community Bancorp and Harvest Home Financial governing the rights of Peoples Community Bancorp and Harvest Home Financial stockholders, see "--Comparison of Stockholder Rights."



    DIRECTORS AND EXECUTIVE OFFICERS OF HARVEST HOME FINANCIAL HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS STOCKHOLDERS. When considering the recommendation of the Harvest Home Board, Harvest Home Financial stockholders should be aware that some directors and officers of Harvest Home Financial have interests in the merger that are different from, or in addition to, their interests. Upon consummation of the merger, the employment agreements of John E. Rathkamp, Dennis J. Slattery and Teresa O'Quinn will be terminated and they will enter into new employment agreements with Peoples Community Bancorp. John E. Rathkamp will be appointed to the Peoples Community Bancorp Board of Directors. Further, there are provisions in the merger agreement relating to director and officer indemnification and insurance after the merger. The Harvest Home Financial Board was aware of these matters and considered them, among other matters, in approving the merger agreement.



    HARVEST HOME FINANCIAL RECOMMENDS THAT ITS STOCKHOLDERS APPROVE THE
MERGER. The Board of Directors of Harvest Home Financial has unanimously adopted the merger agreement and has determined that the merger with Peoples Community Bancorp is in the best interests of Harvest Home Financial and its stockholders. The Harvest Home Financial Board recommends that stockholders vote for the adoption of the merger agreement at the special meeting.



    HARVEST HOME FINANCIAL'S REASONS FOR THE MERGER. For a discussion of the factors considered by the Harvest Home Financial Board in reaching its decision to adopt the merger agreement with Peoples Community Bancorp and approve the transactions contemplated in the merger agreement, see "--Background and Reasons for the Harvest Home Merger."



    THE HARVEST HOME FINANCIAL SPECIAL MEETING.  The Harvest Home Financial
Special Meeting will be held on       ,         , 2000 at   :  a.m., eastern
time, at             ,       , Ohio. At the special meeting, you will be asked:



    - to approve and adopt the merger agreement; and



    - to act on any other matters that may properly be submitted to a vote at the special meeting.



    RECORD DATE AND VOTE REQUIRED FOR APPROVAL OF THE MERGER. You can vote at the Harvest Home Financial special meeting if you owned shares of Harvest Home
Financial common stock at the close of business on             , 2000. On that
date, there were       shares of Harvest Home Financial common stock outstanding
and entitled to vote. You can cast one vote for each share of Harvest Home Financial common stock that you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Harvest Home Financial common stock must vote in favor of doing so.



    COMPLETION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS. The completion of the merger is subject to a number of conditions being met, including approval of the merger agreement by Harvest Home Financial stockholders and receipt of all required regulatory approvals.



    Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed. See "--Conditions to the Harvest Home Merger."



    THE MERGER MAY NOT BE COMPLETED WITHOUT ALL REQUIRED REGULATORY
APPROVALS. Various approvals of the Office of Thrift Supervision and the Ohio Division of Financial Institutions are required in order to consummate the merger. Applications for these approvals have been filed and are currently pending. There can be no assurance that these approvals will be received in a timely manner.

If the merger is not completed on or before September 30, 2000, the merger agreement may be terminated by either Harvest Home Financial or Peoples Community Bancorp. There can be no assurance as to the receipt or timing of such approvals.



    WE EXPECT PURCHASE ACCOUNTING TREATMENT FOR THE MERGER. The merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, Peoples Community Bancorp will record at its cost the acquired assets less liabilities assumed. Any difference between the cost of Harvest Home Financial and the sum of the fair values of tangible and identifiable assets, less liabilities, will be reported as goodwill. The report of income of Peoples Community Bancorp will include the operations of Harvest Home Financial after the merger, based on the cost to Peoples Community Bancorp.


BACKGROUND AND REASONS FOR THE HARVEST HOME MERGER

    Over the past several years, the Harvest Home Board of Directors has studied and evaluated Harvest Home Financial's position as an independent financial institution. The Harvest Home Board of Directors observed that the continuing consolidation in the thrift industry made it difficult for Harvest Home Financial to compete. The Board of Directors deemed Harvest Home Financial to be at a disadvantage due to its asset size, relatively small market area coverage, and limited offerings of products and services. The Board of Directors concluded that in order for Harvest Home Financial to stay competitive and increase earnings, Harvest Home Financial needed to grow in size and market coverage. As a result, the Harvest Home Board of Directors decided that it was in the best interest of the stockholders of Harvest Home Financial to pursue a sale, merger or other consolidation.

    A committee of three directors was formed to seek a potential sale or business combination that would most effectively satisfy the needs of the Harvest Home Financial, its stockholders and customers. In 1999, Harvest Home Financial received two formal offers from other financial institutions for the purchase of and/or merger with Harvest Home Financial. After thoroughly reviewing and evaluating both offers, the Harvest Home Board of Directors concluded that Peoples Community Bancorp presented the best opportunity for the stockholders of Harvest Home Financial and agreed to accept the offer of Peoples Community Bancorp, subject to negotiation of a definitive agreement. The Harvest Home merger agreement was signed on September 30, 1999.

    The Harvest Home merger was deemed by the Harvest Home Board of Directors as favorable to Harvest Home Financial stockholders for a variety of reasons. First, the Board of Directors believes the consideration of Peoples Community Bancorp common stock and cash to be fair. The Board evaluated People's offer in light of information provided by Harvest Home Financial's financial advisor, Keefe, Bruyette & Woods, which included detailed analysis of the market for thrift stocks over the past couple of years. The consideration offered by Peoples Community Bancorp was deemed favorable in comparison to the market. The Board also reviewed and considered the opinion of Keefe, Bruyette & Woods that the consideration to be received by Harvest Home Financial stockholders was fair from a financial perspective.

    The Harvest Home Board of Directors believes that the combination of stock and cash would give Harvest Home Financial stockholders the opportunity to use the cash return to diversify their investment, and also give stockholders the opportunity to participate in a strengthened and more competitive thrift institution through the receipt of Peoples Community Bancorp common stock.

    In addition, the Board of Directors believes the merger will result in a combined institution that will be better suited to compete in the marketplace and yet will retain its identity as a community thrift. The increased asset size of the new company will enable it to offer a broader array of products and services than currently offered by Harvest Home Financial. This should enable the new company to be more competitive in its offering of loans and deposit products, and will enable it to expand its products and services to its customers. For example, the new company is expected to be better positioned to offer loans which are more profitable, such as commercial real estate loans. The merger also should result in economies of scale which likewise will enhance the surviving entities' competitive posture.

    The Harvest Home Board of Directors also took into consideration that the Merger will allow Harvest Home Financial to expand its market area. Peoples Community Bancorp has offices in the Lebanon and Blanchester areas. The Oakley office is in Oakley, which is part of the City of Cincinnati. Together with Harvest Home Financial's three western-Hamilton County offices, the Board of Directors believes that combined institution will have broader market coverage in southwestern Ohio and will be better positioned to expand into growing market areas.

    The merger was also deemed favorable by the Board of Directors because of the compatibility of the institutions. As stated above, the branches are well positioned. The asset mix of Peoples Community Bancorp and Oakley, primarily first mortgage loans, is compatible with Harvest Home Financial's asset mix. The management team, which will combine the management of Harvest Home Financial, Peoples Community Bancorp and Oakley, is deemed by the Harvest Home Board of Directors to be a strength in the merger and will provide strong and forward-looking management. Finally, the Board of Directors believes that the companies involved have the same business philosophy: to grow as a strong, independent community institution.

    The Harvest Home Board of Directors also considered that the additional capital in the surviving entity will provide greater opportunities for expansion. The surviving entity will be better positioned to expand into new geographical areas by acquiring or building additional branches and will have a greater opportunity to consider future mergers of other banks.

    Another factor considered by the Harvest Home Board of Directors was the increase of Harvest Home Financial's stockholder base, which should provide a more active trading market for its stockholders.

    The preceding discussion summarizes the material factors considered by the Board of Directors of Harvest Home Financial in determining that the merger is in the best interest of Harvest Home Financial stockholders.


OPINION OF HARVEST HOME FINANCIAL'S FINANCIAL ADVISOR



    In September 1999, Harvest Home Financial retained Keefe, Bruyette & Woods to evaluate the proposed merger of Harvest Home Financial with Peoples Savings. Keefe, Bruyette & Woods as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Board of Directors selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Harvest Home Financial and Harvest Home Savings Bank.



    Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger for the stock of Harvest Home Financial. Keefe, Bruyette & Woods delivered its opinion to the Harvest Home Financial Board that, as of October 1, 1999, the consideration to be received in the merger is fair, from a financial point of view, to the stockholders of Harvest Home Financial. No limitations were imposed by the Board of Directors upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion herein of the summary of its opinion to the Harvest Home Financial Board and to the reference to the entire opinion attached as Annex C to the notice and proxy statement distributed to stockholders of Harvest Home Financial.



    The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Annex C to the notice and prospectus-proxy statement distributed to stockholders of Harvest Home Financial, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods set forth as Annex C to the notice and prospectus-proxy statement distributed to stockholders of Harvest Home Financial is qualified in its entirety by reference to the opinion.



    In rendering its opinion, Keefe, Bruyette & Woods (i) reviewed the Merger Agreement, (ii) reviewed Harvest Home Financial's Annual Reports, Proxy Statements and Form 10-KSB's for the prior three fiscal years of 1999, 1998 and 1997 and certain other internal financial analysis considered relevant and reviewed People's Savings' financials (iii) discussed with senior management and the Board of Directors of Harvest Home Financial and its wholl-owned subsidiary, Harvest Home Savings Bank the current position and prospective outlook for Harvest Home Financial, (iv) discussed with senior management of People's Savings their operations, financial performance and future plans and prospects,
(v) considered historical quotations, levels of activity and prices of recorded transactions in Harvest Home Financial's common stock, (vi) reviewed financial and stock market data of other thrifts in a comparable asset range to Harvest Home Financial, (vii) reviewed financial and stock market data of other thrifts in a comparable asset range to People's Savings, (viii) reviewed certain recent business combinations with thrifts as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part, and (ix) performed other analyses which Keefe, Bruyette & Woods considered appropriate.



    In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by Harvest Home Financial and People's Savings. In its review, with the consent of the Harvest Home Financial Board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the asset or liabilities, and potential or contingent liabilities of Harvest Home Financial or People's Savings.



    ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS. In rendering its opinion, Keefe, Bruyette & Woods analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve month earnings, total assets, total deposits, and premium to core deposits. The analysis included a comparison of the median of the above ratios for completed and pending acquisitions, based on the following five comparable groups:
(i) all thrift acquisitions since January 1, 1999; (ii) all thrift acquisitions with total assets between $80 million and $150 million ("Comparable Asset Size"); (iii) all acquisitions since January 1, 1999 with the selling thrift having equity to total assets of between 8.0% and 12.0% ("Comparable Equity Ratio"); (iv) all thrift acquisitions since January 1, 1999 with the selling thrift having a return on average equity between 5% and 8.0% ("comparable Earnings Ratio"); and (v) all thrift acquisitions since January 1, 1999 located in the Midwest ("Comparable Regional Deals").



    The information in the following table summarizes the material information analyzed by Keefe, Bruyette & Woods with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                                                                PRICE TO
                                        --------------------------------------------------------     CORE
                                                        LAST TWELVE MONTHS                         DEPOSIT
                                        TANGIBLE BOOK   EARNINGS PER SHARE    ASSETS    DEPOSITS   PREMIUM
                                        -------------   ------------------   --------   --------   --------
                                             (%)               (X)             (%)        (%)        (%)
Consideration--$18.00 per
share........................               168.9              31.8            16.5       24.9       11.3

Recent Transactions            Number     Median for all deals since January 1, 1999
    Completed................    46         182.0              23.9            19.1       26.0       12.5
    Pending..................    37         151.1              23.2            18.9       25.7       10.9

Comparable Asset Size
    Completed................    8          178.7              20.9            17.1       22.5        9.0
    Pending..................    10         126.5              20.8            18.9       26.3        8.1
Comparable Equity Ratio
    Completed................    14         186.1              31.0            21.1       29.5       17.9
    Pending..................    8          182.5              30.3            15.8       24.1       12.2

Comparable Earnings Ratio
    Completed................    7          168.6              31.5            22.6       32.7       15.7
    Pending..................    12         133.2              22.1            19.3       26.1        6.6

Comparable Regional Deals
    Completed................    15         185.3              21.0            22.7       31.7       14.8
    Pending..................    12         173.4              23.9            19.3       27.1        9.9



    Based on the above information, Keefe, Bruyette & Woods concluded that the implied per share price of $18.00, was in the ranges of each mentioned comparable group.



    In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and Harvest Home. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.



    Keefe, Bruyette & Woods will receive a fee of approximately $60,000 for services rendered in connection with advising and issuing a fairness opinion regarding the Harvest Home merger. To date, Keefe, Bruyette & Woods has received $25,000 of the fee and will receive the remainder at the closing of the transaction. Keefe, Bruyette & Woods is also the marketing agent for the mutual to stock conversion offering of People's Savings on a best-effort basis, for which it will receive a fee. Keefe, Bruyette & Woods will not opine on any fairness issues for Peoples Savings or provide or set the valuation of the shares to be offered by Peoples Community Bancorp in its offerings.



THE HARVEST HOME FINANCIAL SPECIAL MEETING



    INTRODUCTION. This prospectus-proxy statement is being furnished to the stockholders of Harvest Home Financial in connection with the solicitation of proxies by the Board of Directors of Harvest Home Financial for use at the
special meeting of Harvest Home Financial stockholders to be held on           ,
2000 at         , Eastern Standard Time, at             , and at any
adjournments or postponements thereof. Each copy of this document mailed to Harvest Home Financial stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Harvest Home Financial Board of Directors for use at the special meeting.



    MATTER TO BE CONSIDERED AT THE HARVEST HOME FINANCIAL SPECIAL MEETING; HARVEST HOME FINANCIAL'S BOARD OF DIRECTORS RECOMMENDATION. At the Harvest Home Financial special meeting, Harvest Home Financial stockholders will be asked to
(i) adopt the merger agreement between Peoples

Community Bancorp and Harvest Home Financial Corporation and the transactions contemplated thereby, and (ii) vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the special meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement). The Harvest Home Financial Board of Directors knows of no business that will be presented for consideration at the special meeting other than the adoption of the merger agreement.



    The Harvest Home Financial Board of Directors has determined that the merger agreement is advisable and in the best interests of Harvest Home Financial stockholders and has unanimously approved the merger agreement. Accordingly, the Harvest Home Financial Board of Directors recommends that Harvest Home Financial stockholders vote "for" adoption of the merger agreement.



    Harvest Home Financial stockholders are requested to promptly complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or to vote at the Harvest Home Financial special meeting will have the same effect as a vote against the merger agreement.



    RECORD DATE AND VOTING AT THE HARVEST HOME FINANCIAL SPECIAL MEETING. Only the holders of record of Harvest Home Financial common stock as of the close of
business on             are entitled to notice of and to vote at the special
meeting. At the close of business on             there were 875,289 shares of
Harvest Home Financial common stock outstanding and entitled to vote, held by
approximately       stockholders. Directors and executive officers of Harvest
Home Financial and its affiliates (as a group) were entitled to vote 122,900 shares of Harvest Home Financial common stock, or approximately14.04% of the outstanding votes entitled to be cast at the special meeting. Holders of record of Harvest Home Financial common stock as of the close of business on are entitled to one vote per share on any matter voted on at the special meeting.



    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Harvest Home Financial common stock as of the record date is necessary to constitute a quorum at the special meeting. Broker non-votes and abstentions count only for the purpose of determining a quorum at the special meeting.



    Harvest Home Financial stockholders should not forward any stock certificates with their proxy cards. If the Harvest Home Financial merger is consummated, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to
stockholders by             , Cincinnati, Ohio, in its capacity as the exchange
agent, within seven business days after the completion of the merger.



    VOTE REQUIRED AT THE HARVEST HOME FINANCIAL SPECIAL MEETING. The holders of at least a majority of the outstanding shares of Harvest Home Financial common stock entitled to vote on the matters to be acted upon, or 437,646 shares, must vote to adopt the merger agreement. The failure to submit a proxy card or vote in person at the Harvest Home Financial special meeting has the same effect as a vote against the merger agreement. Abstentions and broker non-votes also have the same effect as a vote against the merger agreement. Brokers who hold shares of Harvest Home Financial common stock as nominees will not have discretionary authority to vote shares with respect to the merger agreement absent instructions from the beneficial owner. Therefore, by not giving such instructions you will in effect, be voting against the merger.



    The proxy holders named in the enclosed proxy card will vote all of the Harvest Home Financial shares represented by proxy cards that are properly signed and returned by stockholders in accordance with the instructions contained therein. Specify your voting choice by marking the appropriate box on the proxy card.

    If you properly sign and return the proxy card sent to you by Harvest Home Financial, but do not specify your voting choices, your shares will be voted "FOR" the adoption of the merger agreement as recommended by the Harvest Home Financial Board of Directors.



    The Harvest Home Financial Board of Directors is not aware of any matters other than the Harvest Home Financial merger that may be brought before the special meeting. If any other matters properly come before the special meeting the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the merger agreement will not be used to vote "for" adjournment of the special meeting for the purpose of allowing additional time for soliciting additional votes "for" the merger agreement.



    NAME AND ADDRESS OF BENEFICIAL OWNERS OF HARVEST HOME FINANCIAL COMMON STOCK. The following table sets forth, as of December 15, 1999, information with respect to the beneficial ownership of Harvest Home Financial common stock by each person known by Harvest Home Financial to be the beneficial owner of more than five percent of the common stock, by each present director of Harvest Home Financial, by executive officers of Harvest Home Financial and by all directors and executive officers of Harvest Home Financial as a group. The stockholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.



NAME OF BENEFICIAL OWNER                            NO. OF SHARES   PERCENT OF CLASS
------------------------                            -------------   ----------------
John E. Rathkamp..................................      14,959              1.7%
Dennis J. Slattery................................       7,475               .8%
Richard F. Hauck..................................      25,671              2.9%
Walter A. Schuch..................................      14,959              1.7%
Thomas L. Eckert..................................      14,959              1.7%
Marvin J. Ruehlman................................      14,959              1.7%
Herb E. Menkhaus..................................      14,959              1.7%
George C. Eyrich..................................      14,959              1.7%
Total of all directors and officers as a group....     122,900            14.04%



NAME OF BENEFICIAL OWNER                          NO. OF SHARES(1)   PERCENT OF CLASS
------------------------                          ----------------   ----------------
Tontine Financial Partners, L.P.................       67,000              7.66%
Johnson Trust Co................................       46,000              5.26%


------------------------


(1) The shares held by Tontine Financial Partners, L.P. and Johnson Trust Co. are disclosed since the percentage of ownership is greater than five percent. Neither organization is an affiliate of Harvest Home Financial nor Harvest Home Savings.



    COMPARATIVE STOCK PRICES. Harvest Home Financial common stock is traded on the Nasdaq National Market under the symbol "HHFC". On September 30, 1999, the last trading day prior to the public announcement of the proposed merger, the last reported Nasdaq sales price for Harvest Home Financial common stock was
$14.38. On             , the day before we printed this prospectus-proxy
statement, the last reported sales price for Harvest Home Financial common stock
was $            . Shares of Peoples Community Bancorp common stock have not been issued or traded to date.



    REVOCABILITY OF HARVEST HOME FINANCIAL PROXIES. A Harvest Home Financial stockholder may revoke a proxy at any time prior to its exercise by
(i) delivering to Harvest Home Financial, John E. Rathkamp, Chief Executive Officer, 3621 Harrison Avenue, Cincinnati, Ohio 45211, a written notice of revocation prior to the special meeting, (ii) delivering, prior to the special meeting, a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder proxy.



    SOLICITATION OF PROXIES BY HARVEST HOME FINANCIAL. All expenses of Harvest Home Financial's solicitation of proxies, including the cost of mailing this document, will be paid by Harvest Home Financial. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by directors, officers and employees in person or by telephone, facsimile, or other means of communications. These directors, officers and employees will not receive additional compensation, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. Harvest Home Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Harvest Home Financial will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.



    ADJOURNMENT OF THE HARVEST HOME FINANCIAL SPECIAL MEETING. A vote in person by a Harvest Home Financial stockholder for adjournment of the special meeting, or for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to other business properly coming before the special meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement.



    HARVEST HOME FINANCIAL STOCKHOLDER MATTERS. Harvest Home Financial will hold its Annual Meeting of Stockholders only if the merger with Peoples Community Bancorp is not consummated as set forth in the merger agreement. The Annual Report to Stockholders has been prepared and mailed to all stockholders of record. Harvest Home Financial's Form 10-KSB for the year ending
September 30, 1999, was submitted to the SEC on December 17, 1999.


TERMS OF OUR MERGER AGREEMENT WITH HARVEST HOME FINANCIAL


    The following is a general summary of the merger agreement between Peoples Community Bancorp, People's Savings and Harvest Home Financial. We urge you to read the merger agreement, which is included as an exhibit to the registration statement filed on Form S-1 filed with the SEC, for a more complete understanding of the agreement. The merger agreement also is attached as Annex A to the copy of the notice and prospectus-proxy statement which is sent to stockholders of Harvest Home Financial.


    STRUCTURE OF THE HARVEST HOME MERGER. The merger agreement contemplates the merger of Harvest Home Financial with and into Peoples Community Bancorp and the merger of Harvest Home Savings Bank into Peoples Community Bank. Peoples Community Bancorp will be the surviving entity of the merger and the separate existence of Harvest Home Financial will cease.

    EFFECTIVE TIME. After the satisfaction or waiver of the conditions in the merger agreement, the parties will complete the merger by filing Certificates of Merger with the Secretary of State of Ohio and with the State of Delaware, unless a later date and time is specified as the effective time in such Certificate of Merger. The effective time of the Harvest Home merger will occur immediately after the conversion. Various opinions, certificates and other documents are required to be delivered to Harvest Home Financial and Peoples Community Bancorp before the merger may be completed.

    CONVERSION OF HARVEST HOME FINANCIAL COMMON STOCK IN THE MERGER. At the completion of the merger, each share of Harvest Home Financial common stock will be converted into the right to receive 0.9 of a share of Peoples Community Bancorp common stock and $9.00 in cash, subject to adjustment.

    TREATMENT OF STOCK OPTIONS. At the completion of the merger, each Harvest Home Financial option which is then outstanding and unexercised will be cancelled. As consideration for such cancellation, Peoples Community Bancorp will make payment for the options in cash.

    FRACTIONAL SHARES. No fractional shares of Peoples Community Bancorp Common Stock will be issued to holders of Harvest Home Financial Common Stock. In lieu of fractional shares, each holder of shares of Harvest Home Financial common stock entitled to a fraction of a share of Peoples Community Bancorp common stock will be entitled to receive cash (without interest) equal to the amount of the fractional share interest which such holder would otherwise be entitled to, multiplied by the initial public offering price.

    REPRESENTATIONS AND WARRANTIES. The merger agreement between Harvest Home Financial and Peoples Community Bancorp contains representations and warranties which are customary in merger transactions, including, but not limited to, representations and warranties concerning: (i) the organization and capitalization of Harvest Home Financial and Peoples Community Bancorp and their subsidiaries; (ii) the due authorization, execution, delivery and enforceability of the merger agreement; (iii) consents or approvals required, and the lack of conflicts or violations under applicable certificates of incorporation, charters, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; (iv) absence of material adverse changes;
(v) the documents to be filed by the parties with the SEC and other regulatory agencies; (vi) the conduct of business in the ordinary course; (vii) financial statements; (viii) compliance with laws; and (ix) the allowance for loan losses and real estate owned. The representations and warranties of Harvest Home Financial and Peoples Community Bancorp will not survive beyond the effective time of the merger.

    CONDITIONS TO THE HARVEST HOME MERGER. The obligations of the Peoples Community Bancorp and Harvest Home Financial to complete their merger are subject to the satisfaction or waiver of certain conditions including, among other things, receipt of all necessary regulatory, stockholder and member approvals, the compliance with or satisfaction of all representations, warranties, covenants and conditions set forth therein, the absence of any order, decree or injunction enjoining or prohibiting consummation of either the conversion or the merger and the receipt of tax opinions. We cannot guarantee that the conditions to consummation of the merger will be satisfied or waived.

    CONDUCT OF BUSINESS PENDING THE HARVEST HOME MERGER. Harvest Home Financial has agreed that, until its merger with Peoples Community Bancorp is completed, it will conduct its business in the ordinary course, consistent with past practice or to the extent otherwise contemplated under the merger agreement, except with the prior written consent of Peoples Community Bancorp. Harvest Home Financial also has agreed to (i) preserve its business organization and that of its subsidiaries intact, (ii) keep available to itself and Peoples Community Bancorp the present services of its employees and those of its subsidiaries, and
(iii) preserve for itself and Peoples Community Bancorp the goodwill of its customers and those of its subsidiaries and others with whom business relationships exist.

    In addition, under the terms of the Merger Agreement, Harvest Home Financial has agreed that, except as otherwise approved by Peoples Community Bancorp in writing or as submitted, contemplated or required by the Merger Agreement, it will not, nor will it permit its subsidiaries to, engage in certain activities.

    NO SOLICITATION. The Harvest Home merger agreement provides that Harvest Home Financial will not, except as the Harvest Home Financial Board of Directors is required by its fiduciary duties to stockholders, directly or indirectly, solicit, initiate or encourage or hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the merger of all or any substantial portion of the business, assets or securities of Harvest Home Financial or its subsidiaries. Harvest Home Financial's Board of Directors may enter into negotiations with other persons regarding such proposals if the Board provides written notice to Peoples Community Bancorp and if the Board, after consultation with counsel, determines that it is required to pursue such negotiations pursuant to its fiduciary duties.

    TERMINATION OF THE HARVEST HOME MERGER AGREEMENT. The Harvest Home Merger Agreement may be terminated by (a) mutual consent in writing of the parties,
(b) by Peoples Community Bancorp if Harvest Home Financial has breached (i) any material covenant or undertaking or (ii) any representation or warranty, which failure has not been cured after notice, (c) by Peoples Community Bancorp or Harvest Home Financial if any approval of a governmental agency required to permit the consummation of the transaction is denied or any governmental authority issues a final unappealable order prohibiting Peoples Community Bancorp from completing the Harvest Home transactions, (d) by Harvest Home Financial and Peoples Community Bancorp in the event of (i) the failure of Harvest Home Financial stockholders to approve the Merger Agreement or (ii) the failure of the members of People's Savings and Oakley to approve the conversion,
(e) by Harvest Home Financial or Peoples Community Bancorp in the event that the merger is not completed by September 30, 2000, (f) by Peoples Community Bancorp in the event of a 'Purchase Event' (as defined in the Merger Agreement).

    In the event of the termination of the Harvest Home merger agreement, the merger agreement will become void and have no effect, except that (i) certain provisions regarding confidential information and expenses will survive and remain in full force and effect; and (ii) no party will be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact. If the merger agreement is terminated by Peoples Community Bancorp other than due to (i) Harvest Home Financial's breach of a material covenant or undertaking or representation or warranty; (ii) Harvest Home Financial's refusal to convene the meeting to vote on the merger agreement or the meeting is held and the Harvest Home stockholders do not approve the merger agreement, (iii) the existence of a proceeding initiated by a governmental entity for an order, injunction or decree preventing consummation of the merger,
(iv) Harvest Home Financial exercises a right of termination prior to September 30, 2000, Peoples Community Bancorp will pay Harvest Home Financial the sum of $200,000. Likewise, Harvest Home Financial will pay Peoples Community Bancorp the sum of $500,000 upon occurrence of a Purchase Event prior to a Fee Termination Event (as defined below).

    A "Fee Termination Event" is the first to occur of the following: (i) the day the Harvest Home merger is completed; (ii) termination of the merger agreement prior to the occurrence of a Purchase Event (other than a termination of the merger agreement by Peoples Community Bancorp as a result of a willful breach of any representation, warranty, covenant or agreement of Harvest Home Financial or Harvest Home Savings Bank); or, (iii) twelve months following termination of the merger agreement by Peoples Community Bancorp unless a Purchase Event shall have occurred.

    DIRECTOR AND OFFICER INSURANCE. Peoples Community Bancorp will provide director and officer liability insurance to the former directors and executive officers of Harvest Home Financial and its subsidiary for three years after the Harvest Home Merger. This insurance will be comparable to Harvest Home Financial's current director and officer liability insurance.

EXCHANGE OF HARVEST HOME FINANCIAL CERTIFICATES


    EXCHANGE AGENT. The Fifth Third Bank will act as exchange agent for the exchange of Harvest Home Financial stock certificates for cash and stock certificates of Peoples Community Bancorp pursuant to the Harvest Home merger.

    EXCHANGE PROCEDURES. After completion of the conversion and the Harvest Home merger, each Harvest Home Financial stockholder, upon surrender of stock certificates to the exchange agent, will receive $9.00 in cash plus a certificate or certificates for 0.9 of a share of Peoples Community Bancorp Common Stock for each share of Harvest Home Financial Common Stock surrendered. The exchange agent will mail to each holder of record of an outstanding certificate for shares of Harvest Home Financial Common Stock, a form of letter of transmittal advising the stockholder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent the certificate in exchange for cash plus a certificate or certificates of Peoples Community Bancorp Common Stock. THE STOCKHOLDERS OF HARVEST HOME FINANCIAL SHOULD NOT FORWARD HARVEST HOME FINANCIAL COMMON STOCK CERTIFICATES TO PEOPLES COMMUNITY BANCORP OR THE EXCHANGE AGENT UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

    Upon the surrender of the stockholder certificate(s) of shares of Harvest Home Financial Common Stock and a duly completed letter of transmittal to the exchange agent, the stockholder will receive: A certificate representing the shares of Peoples Community Bancorp common stock in exchange for shares of Harvest Home Financial Common Stock; cash to which the holder is entitled; cash issued in place of fractional shares, if any, which the holder is entitled; and any dividends or other distribution, if any, which the holder is entitled.

INTERESTS OF DIRECTORS AND OFFICERS IN THE CONVERSION AND THE HARVEST HOME MERGER THAT MAY BE
DIFFERENT FROM YOUR INTERESTS

    BOARDS OF DIRECTORS. At the time of completion of the conversion and the mergers, Peoples Community Bancorp and People's Savings will take all necessary action to appoint Mr. Rathkamp, currently a member of Harvest Home Financial's and Harvest Home Savings Bank' Boards, to Peoples Community Bancorp's and Peoples Community Bank's Boards of Directors for a three-year term.

    EXECUTIVE OFFICERS. Effective as of the effective time, Peoples Community Bancorp and Peoples Community Bank will enter into employment agreements with Messrs. Rathkamp and Slattery. See "Management--Employment Agreements."

    EXISTING BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. As of September 30, 1999, there were an aggregate of 84,947 stock options to purchase Harvest Home Financial common stock outstanding under Harvest Home Financial's Stock Option and Incentive Plan. All of these stock options are currently exercisable. If any of the Harvest Home Financial options remain outstanding immediately prior to completion of the conversion and the merger with Harvest Home Financial, they will be cancelled and all rights under the options will be extinguished. However, in consideration for the cancellation, Harvest Home Financial will make cash payment to each option holder, immediately prior to the consummation of the merger with Peoples Community Bancorp, equal to the number of shares subject to the option multiplied by the difference between $18.00 and the exercise price of the option.

    As of September 30, 1999, the Harvest Home Financial employee stock ownership plan held 20,337 shares of Harvest Home Financial common stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $224,088 loan to the Harvest Home Financial employee stock ownership plan. The loan balance is expected to be repaid immediately prior to completion of the conversion and the merger, at such time the remaining unallocated shares will be allocated to the participants and the employee stock ownership plan will be terminated.

    Pursuant to the merger agreements, People's Savings has agreed to retain all employees of Harvest Home Financial and Harvest Home Savings Bank after the completion of the mergers provided that Peoples Community Bancorp and People's Savings shall not have any obligation to continue the employment of such persons. The merger agreement provides that officers and employees of Harvest Home Financial and Harvest Home Savings Bank who become employees of People's Savings after the merger will be entitled to participate in People's Savings' employee benefit plans maintained generally for the benefit of its employees. People's Savings shall treat Harvest Home Savings Bank's employees who become employees of People's Savings as new employees, but shall amend its employee benefit plans to provide credit, for purposes of vesting and eligibility to participate, for service with Oakley and Harvest Home Savings Bank if their service was recognized for similar purposes under Harvest Home Savings Bank's plans.


    RIGHTS OF HARVEST HOME FINANCIAL STOCKHOLDERS TO DISSENT. Stockholders of Harvest Home Financial have the right to dissent to the merger with Peoples Community Bancorp. We describe below the steps which Harvest Home Financial stockholders must take if they wish to exercise dissenters' rights with respect to the merger. The description is not complete. You should read Section 1701.84 and 1701.85 of the Ohio General Corporation Law. This section is attached as Annex B to the notice and prospectus-proxy statement distributed to stockholders of Harvest Home Financial. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF THE STOCKHOLDER'S DISSENTERS' RIGHTS UNDER THE OHIO GENERAL CORPORATION LAW. If you are a Harvest Home Financial stockholder considering dissenting, you should consult your own legal advisor.


    To exercise dissenters' rights, you must satisfy five conditions:


    - You must be a stockholder of record of Harvest Home Financial on
                2000;


    - You must not vote dissenting shares in favor of the merger;

    - You must deliver a written demand for "fair cash value" of your dissenting shares within 20 days of the vote on the merger;

    - If Peoples Community Bancorp requests, you must send to Peoples Community Bancorp within 15 days of its request, your stock certificates so that a legend may be added stating that the demand for "fair cash value" has been made; and


    - Within three months of your written demand to receive "fair cash value," you must file a complaint in court for a determination of the "fair cash value" or you and Peoples Community Bancorp must have agreed on the "fair cash value."


FEDERAL INCOME TAX CONSEQUENCES TO HARVEST HOME FINANCIAL STOCKHOLDERS

    The following discussion is a summary of the material federal income tax consequences of the Merger to Harvest Home Financial stockholders. The discussion is based on the Internal Revenue Code proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect.


    This discussion does not address every aspect of the federal income tax laws that may be relevant to you in light of your personal investment circumstances, nor does it address the effects of any state, local or foreign tax laws on the Harvest Home merger. The tax treatment for you may vary, depending upon your particular situation, and some stockholders (including, for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and individuals who received Harvest Home Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion relates to persons who hold Harvest Home Financial common stock as capital assets.



HOLDERS OF HARVEST HOME COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN INDIVIDUAL FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.



    Under current federal income tax law, and based upon assumptions and representations as to factual matters of Peoples Community Bancorp and Harvest Home Financial, and assuming that the


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Merger is consummated in the manner set forth in the Harvest Home Merger
Agreement, it is anticipated that the following federal income tax consequences would result:


    (i) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;

    (ii) A Harvest Home Financial stockholder will generally recognize gain, but not loss, upon his/her receipt of cash and shares of common stock of Peoples Community Bancorp in exchange for his shares of Harvest Home Financial to the extent of the lesser of: (1) the realized gain, or (2) the amount of cash received by such stockholder.

    (iii) The aggregate tax basis of Peoples Community Bancorp common stock received pursuant to the Harvest Home Financial merger will equal such stockholder's aggregate tax basis in the shares of Harvest Home Financial common stock being exchanged, reduced by any amount allocable to a fractional share interest of Peoples Community Bancorp common stock for which cash is received and by the amount of cash consideration received (as discussed below), and increased by the amount of gain, if any, recognized by such stockholder in the Harvest Home Financial merger (including any portion of such gain that is treated as a dividend).

    (iv) The holding period of the shares of Peoples Community Bancorp common stock received by a Harvest Home Financial stockholder in the Merger will include the holding period of the Peoples Community Bancorp common stock being exchanged.

    (v) Cash received in the Merger by a Harvest Home Financial stockholder including cash received in lieu of fractional shares will likely qualify as capital gain income. The recognized capital gain will be the lesser of the realized gain or the cash received by the Harvest Home Financial Corporation shareholder. Any capital gain or loss will be long-term capital gain or loss if the Harvest Home Financial common stock exchanged was held more than one year.


    Based upon factual representations to be made by Peoples Community Bancorp and Harvest Home Financial, Peoples Community Bancorp has received an opinion of Elias, Matz, Tiernan & Herrick, L.L.P., special counsel to Peoples Community Bancorp that the Harvest Home merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Based upon factual representations made by Peoples Community Bancorp and Harvest Home Financial, Harvest Home Financial has received an opinion of Kepley, Gilligan & Eyrich, L.P.A., general counsel to Harvest Home Financial, to the effect of subparagraphs (ii) - (v) above. The opinions are subject to various assumptions and qualifications, including that the Harvest Home merger is consummated in the manner and in accordance with the terms of the merger agreement. The opinions are based entirely upon the Internal Revenue Code, regulations then in effect or proposed thereunder, then current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Consummation of the Harvest Home merger is conditioned upon the receipt by Peoples Community Bancorp and Harvest Home Financial, respectively, of such opinions. The full opinions of Elias, Matz, Tiernan & Harrick L.L.P. and Kepley, Gilligan & Eyrich, L.P.A., are filed as exhibits to the registration statement of Peoples Community Bancorp filed with the SEC.


    No ruling has been or will be requested from the IRS, including any ruling as to federal income tax consequences of the merger to Peoples Community Bancorp or Harvest Home Financial stockholders. Unlike a ruling from the IRS, an opinion of counsel or independent certified public accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by the courts if challenged.

FEDERAL SECURITIES LAW CONSEQUENCES OF THE HARVEST HOME MERGER

    All shares of Peoples Community Bancorp common stock received by Harvest Home Financial stockholders in the Merger will be freely transferable, except for shares of Peoples Community Bancorp common stock received by any person who is deemed to be an "affiliate" (as such term is defined

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under the Securities Exchange Act of 1934) of Harvest Home Financial prior to the merger or of Peoples Community Bancorp after the merger. Affiliates may sell their Peoples Community Bancorp common stock only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Exchange Act of 1933. Affiliates of Harvest Home Financial generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include officers and directors of such party as well as principal stockholders of such party. As of the completion of the Harvest Home merger, Harvest Home Financial common stock will no longer be traded on Nasdaq, and the registration of Harvest Home Financial common stock under the Securities Exchange Act of 1934 will be terminated.

COMPARISON OF RIGHTS OF HARVEST HOME FINANCIAL AND PEOPLES COMMUNITY BANCORP

    GENERAL. After the completion of the Harvest Home merger, stockholders of Harvest Home Financial will become stockholders of Peoples Community Bancorp, a Delaware corporation. Their rights will then be governed by Peoples Community Bancorp's Certificate of Incorporation, Bylaws and the Delaware General Corporation Law. Presently, Harvest Home Financial stockholders' rights are governed by Harvest Home Financial's Articles of Incorporation, Harvest Home Financial's Code of Regulations, and Ohio General Corporation Law. The following discussion summarizes material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the Delaware General Corporation Law. Peoples Community Bancorp's Certificate of Incorporation and Bylaws, Harvest Home Financial's Articles of Incorporation and Code of Regulations and the Ohio General Corporation Law. For information as to how the full text of each document, see "Additional Information" on page 164.

    Each Harvest Home Financial stockholder should carefully consider these differences in connection with the decision to vote for or against the adoption of the Harvest Home merger agreement.

    CAPITAL STOCK. The Harvest Home Financial Articles of Incorporation authorizes the issuance of 2,000,000 shares of common stock, with no par value, and provides that the Harvest Home Financial Board of Directors may issue any authorized shares from time to time. As of ___________ [the Record Date], there were ____________ shares of Harvest Home Financial common stock issued and outstanding.


    The Peoples Community Bancorp Certificate of Incorporation authorizes the issuance of 10,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share, and provides that Peoples Community Bancorp Board of Directors may issue any authorized shares from time to time and may fix the rights and preferences of the serial preferred stock, all without stockholder action. Peoples Community Bancorp, which has never issued capital stock, is offering up to 2,715,713 shares of Peoples Community Bancorp common stock in connection with the conversion and mergers.


    SPECIAL MEETINGS. The Peoples Community Bancorp Certificate of Incorporation provides that special meetings of stockholders may be called only by the Board of Directors, pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office.

    The Harvest Home Financial Articles of Incorporation provides that special meetings of stockholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors acting with or without a meeting, or by the President or Secretary upon the request of the holder or holders of fifty percent of all shares outstanding and entitled to vote at the meeting. Calls for special meetings shall specify the time, place and object or objects thereof, and, unless all stockholders agree otherwise, no business other than that specified in the call therefor shall be considered at such meeting.

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    ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS. The Peoples Community Bancorp Bylaws provide that if a stockholder desires to introduce business at the annual meeting, notice must be given in writing to the secretary of Peoples Community Bancorp within 120 days prior to the anniversary date of the mailing of the proxy or in case of the first annual meeting, by September 30, 2000.

    In accordance with Harvest Home Financial's Code of Regulations, in order for Harvest Home Financial stockholders to properly introduce business to be transacted at the annual or any special meeting of stockholders, a stockholder of record must give written notice of any proposal, including nominations for Harvest Home Financial's Board of Directors, to Harvest Home's corporate secretary not less than 30 days prior to the meeting.

    NUMBER OF DIRECTORS. Peoples Community Bancorp's Board of Director will consist of nine directors and Harvest Home Financial's Board of Directors consists of seven directors.

    CLASSIFIED BOARD OF DIRECTORS. The Peoples Community Bancorp Certificate of Incorporation and Bylaws specify that the Peoples Community Bancorp Board of Directors will be divided into three classes with each class elected in staggered elections and serving a three-year term. Harvest Home Financial's Articles of Incorporation and Code of Regulations specify that Harvest Home Financial's Board of Directors will be divided into three classes with each class elected in staggered elections and serving a three-year term.

    Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the Board of Directors. If Peoples Community Bancorp or Harvest Home Financial was confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board of directors sufficient time to review the proposal. The board of directors would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. The classification provisions could also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of the company in a transaction that could be beneficial to Peoples Community Bancorp or Harvest Home Financial and their stockholders.

    REMOVAL OF DIRECTORS. The Peoples Community Bancorp Certificate of Incorporation specifies that Peoples Community Bancorp directors are subject to removal only with cause by an affirmative vote of not less than 80% of the authorized, issued and outstanding shares. Cause is set out in Peoples Community Bancorp Certificate of Incorporation. The Delaware corporate law provides that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise.

    The Harvest Home Financial Code of Regulations state that a Harvest Home Financial director may be removed from office, without assigning any cause, by the vote of the holders of record of 80% of the authorized, issued and outstanding stock.

    VACANCIES. Vacancies on Peoples Community Bancorp Board may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director and any director so chosen shall hold office for the remainder of the term to which the director was elected and until such director's successor shall have been elected and qualified.

    Vacancies and newly created directorships resulting from any increase in the authorized number of directors of Harvest Home Financial may be filled by affirmative vote of a majority of the remaining Directors.

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
    CUMULATIVE VOTING. Peoples Community Bancorp stockholders are not entitled to cumulative votes in the election of directors. Harvest Home Financial stockholders are entitled to cumulative voting in the election of directors.

    AMENDMENTS TO CHARTER DOCUMENTS. Peoples Community Bancorp's Certificate of Incorporation may be amended by approval of a resolution for amendment, addition, alteration, change or repeal by the affirmative vote by the Board of Directors of a majority of the directors and thereafter approved by stockholders of at least 80% of the voting shares. The Delaware corporate law provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of each class of shares entitled to vote thereon as a class.

    Harvest Home Financial's Articles of Incorporation may be amended by the vote of 51% of the issued and outstanding capital stock of Harvest Home Financial.

    LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS. Under Ohio law, stockholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of duty of care and the duty of loyalty owed to a corporation and its stockholders by directors and, to a limited extent, executive officers. Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

    Further, Ohio law provides specified statutory authority for directors to consider, in addition to the interests of the corporation's stockholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the stockholders; and the possibility that these interests may be best served by the continued independence of the corporation.

    Directors of Ohio corporations are, unless the corporation's articles of incorporation or code of regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

    Peoples Community Bancorp's Certificate of Incorporation provides for indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents, against expenses (including attorneys' fees, judgments, fees and amounts aid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, to the fullest extent permitted by Delaware corporate law.

    Harvest Home Financial's Code of Regulations provides to the fullest extent permitted by Ohio law, for indemnification of directors, officers and employees who are sued or are threatened with suit, action or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact the he is or was a director, officer, or employee of the Corporation or is or was serving at the request of Harvest Home Financial as a director, trustee, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Harvest Home Financial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                           THE SUBSCRIPTION OFFERING



HOW PEOPLE'S SAVINGS DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE


    The Plan of Conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. People's Savings retained RP Financial to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, RP Financial's fees and out-of-pocket expenses are estimated to be $40,000. People's Savings agreed to indemnify RP Financial and any employees of RP Financial in connection with the appraisal and the business plan.

    RP Financial made its appraisal in reliance upon the information contained in this document, including the financial statements. RP Financial also considered the following factors, among others:

    - the present and projected operating results and financial condition of Peoples Community Bancorp, People's Savings, Oakley, Harvest Home Financial and Harvest Home Savings Bank and the economic and demographic conditions in People's Savings Oakley's and Harvest Home Savings Bank' existing marketing areas;

    - certain historical, financial and other information relating to People's Savings, Oakley and Harvest Home Financial;

    - a comparative evaluation of the operating and financial statistics of People's Savings, Oakley and Harvest Home Financial with those of other similarly situated publicly traded savings institutions located in Ohio and other regions of the United States;

    - the aggregate size of the offering of the common stock;

    - the impact of the conversion and the mergers on People's Savings' net worth and earnings potential;

    - the proposed dividend policy of Peoples Community Bancorp and People's Savings; and

    - the trading market for securities of comparable institutions and general conditions in the market for such securities.

    In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the Board of Directors believes that such assumptions were reasonable. The projected operating results reviewed by RP Financial covered periods through September 30, 2003. The financial projections assume the following:

        (1) Loan portfolio growth consisting of one-to-four family permanent mortgage loans, construction loans, commercial real estate loans and home equity lines of credit.

        (2) Loan growth will primarily be funded by retail deposit growth with such growth consisting of NOW, money market and passbook savings accounts and certificates of deposit.

        (3) Utilization of Federal Home Loan Bank advances to fund purchases of mortgage-backed securities at a positive interest rate spread.

        (4) Capital expenditures of $5.0 million for renovation of present branch offices and construction of a new main office.


    On the basis of the foregoing, RP Financial gave its opinion, dated
December 10, 1999, that the estimated pro forma market value of the common stock ranged from a minimum of $11,900,000 to a maximum of $16,100,000, with a midpoint of $14,000,000. People's determined that the common stock should be sold at $10.00 per share, resulting in a range of 1,190,000 to 1,610,000 shares of common stock being offered in the subscription offering. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in People's financial condition or market conditions generally, or to fill the order of the employee stock ownership plan. In the event the offering range is updated to amend the value of People's Savings below $11,900,000 or above $18,515,000 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.



    In the event People's receives orders for common stock in excess of $16,100,000 (the maximum of the offering range) and up to $18,515,000 (the maximum of the offering range, as adjusted by 15%), it may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that People's will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects the increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 1,610,000 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.



    RP FINANCIAL'S VALUATION IS NOT A RECOMMENDATION AS TO THE ADVISABILITY OF PURCHASING SHARES OF PEOPLES COMMUNITY BANCORP. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY PEOPLE'S SAVINGS, OAKLEY OR HARVEST HOME FINANCIAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF PEOPLE'S SAVINGS, OAKLEY OR HARVEST HOME FINANCIAL. THE VALUATION CONSIDERS PEOPLE'S SAVINGS AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF PEOPLE'S SAVINGS. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION OR RECEIVING EXCHANGE SHARES IN THE HARVEST HOME MERGER WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.



    Before People's completes the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 1,851,000 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.



    No sale of shares of common stock in the conversion or issuance of the exchange shares may be consummated unless RP Financial first confirms that nothing of a material nature occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion and the mergers. If such is not the case, a new offering range may be set and a new subscription offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.


    Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at People's Savings' passbook rate of interest, and withdrawal authorizations will be cancelled. Any change in the offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of the employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "--Limitations on Common Stock Purchases."

    An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors--Possible Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."


    The appraisal report of RP Financial was filed as an exhibit to the Application for Conversion which People's Savings filed with the Office of Thrift Supervision, and is available for inspection in the manner set forth under "Additional Information."


SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock were granted under the Plan of Conversion to the following persons in the following order of descending priority:

        (1) Eligible Account Holders,

        (2) the employee stock ownership plan,

        (3) Supplemental Eligible Account Holders,

        (4) Other Members, and

        (5) directors, officers and employees of People's Savings and Oakley.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."


    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder of People's Savings and Oakley will receive, without payment, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of


        (a) $150,000 of common stock,

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

        (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposits and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on June 30, 1998, the eligibility record date, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

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
    If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of the employee stock ownership plan to purchase shares in excess of the maximum of the offering range.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of People's Savings or Oakley or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 1998.

    PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The employee stock ownership plan intends to purchase 8% of the shares of common stock, or 95,200 shares and 128,800 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of People's Savings' or Oakley's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range, the employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum of the offering range up to an aggregate of 10% of the common stock. See "--Limitations on Common Stock Purchases" and "Risk Factors--Possible Increase in the Offering Range Would Be Dilutive."


    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan, each Supplemental Eligible Account Holder of People's Savings and Oakley will receive, without payment, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of


        (a) $150,000 of common stock,

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

        (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposits and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on December 31, 1999, the supplemental eligibility record date, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.


    PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member of People's Savings and Oakley will receive, without payment, fourth priority, nontransferable subscription rights to subscribe for common stock in the Subscription Offering up to the greater of


        (a) $150,000 of common stock or

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, in each case subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases."

    In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

    PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of People's Savings and Oakley will receive, without payment, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 23% of the shares of common stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the Plan of Conversion as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 33% of common stock sold in the conversion. See "--Limitations on Common Stock Purchases."

    In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with People's Savings or Oakley, one point for each salary increment of $5,000 per annum and five points for each office presently held in People's Savings or Oakley, including directorships. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."

    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING.  The Subscription Offering
will expire at 12:00 noon, eastern time, on         , 2000, unless extended for
up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended
beyond         , 2001. Subscription rights which have not been exercised prior to the expiration time of the Subscription Offering (unless extended) will become void.


    People's Savings will not execute orders until at least the minimum number
of shares of common stock (      shares) are subscribed for or otherwise sold.
If all shares are not subscribed for or sold within 45 days after the expiration date of the Subscription Offering, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to People's Savings and Oakley pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date of the Subscription Offering is granted, People's Savings will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.


COMMUNITY OFFERING

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of People's Savings and Oakley, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Warren, Clinton and Hamilton counties in Ohio (such natural persons referred to as "preferred subscribers"). Such persons may purchase up to the greater of

        (a) $150,000 of common stock, or

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,


in each case subject to the maximum purchase limitations. See "--Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT THE SOLE DISCRETION OF PEOPLE'S SAVINGS TO UP TO 5% OF THE TOTAL OFFERING OF SHARES IN THE SUBSCRIPTION OFFERING. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF PEOPLE'S SAVINGS, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION TIME OF THE SUBSCRIPTION OFFERING.



    If there are not sufficient shares available to fill the orders of preferred subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each preferred subscriber whose order is accepted by People's Savings, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such preferred subscriber, if possible. Thereafter, unallocated shares will be allocated among the preferred subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each (up to 2% of the total offering) bears to the total unfilled subscriptions of all preferred subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for preferred subscribers.


SYNDICATED COMMUNITY OFFERING


    The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a

Syndicated Community Offering through selected dealers managed by Keefe, Bruyette & Woods acting as People's agent in the sale of the common stock. People's Savings has the right to reject orders, in whole or in part, in its sole discretion in the Syndicated Community Offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $150,000.



    It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by People's Savings. During the Syndicated Community Offering, and until a specified order date, selected dealers may only solicit indications of interest from their customers to place orders with People's Savings for the purchase of shares of common stock. When and if People's Savings and Keefe, Bruyette & Woods believe that enough indications and orders have been received in the offering to complete the conversion, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date on a debit date, which is three business days after the order date, selected dealers will debit the accounts of their customers. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the debit date. On the next business day following the debit date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at People's Savings passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the customers' brokerage account.



    The Syndicated Community Offering may close at any time after the expiration time of the Subscription Offering at the discretion of People's Savings, but in
no case later than               , 2000, unless further extended with the
consent of the Office of Thrift Supervision. The offering may not be extended
beyond         , 2001.


PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS


    People's Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, People's Savings is not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:


    - the number of persons otherwise eligible to subscribe for shares under the Plan of Conversion who reside in such jurisdiction is small;


    - the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of Peoples Community Bancorp and People's Savings or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and



    - such registration, qualification or filing in People's Saving's judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, People's Savings will base its decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Peoples Community Bancorp, its officers, directors or employees as brokers, dealers or salesmen.


LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan of Conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

        (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

        (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 of common stock,
    (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

        (3) The employee stock ownership plan may purchase in the aggregate up to 10% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range, although at this time it intends to purchase only 8% of such shares;

        (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $150,000 of common stock, (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

        (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of
    (a) $150,000 of common stock or (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, subject to the overall limitation in clause (6) below;

        (6) Except for the employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons when aggregated with any exchange shares received or to be received pursuant to the Harvest Home merger, shall not exceed $450,000; and

        (7) No more than 23% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of People's Savings in the fourth priority category in the Subscription Offering. No more than 33% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of People's Savings and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

    In the event that a member of People's Savings or Oakley is also a stockholder of Harvest Home Financial, then he will receive shares of common stock in exchange for his shares of Harvest Home Financial common stock. In such event, the total amount of common stock that the member may buy in the conversion when added to the shares of common stock that he will receive from the merger of Harvest Home Financial with Peoples Community Bancorp may not exceed $450,000.



    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of People's Savings or Oakley, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the conversion and both the individual and the overall purchase limitations may be decreased to a minimum of 0.10% of the number of shares sold in the conversion at People's sole discretion. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in People's sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit.


    In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional adjusted maximum number of shares will be allocated in the following order of priority in accordance with the Plan:

        (1) to fill the employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;

        (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders;

        (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders;

        (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members;


        (5) in the event there is an oversubscription by People's directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees; and


        (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible.

    The term "associate" of a person is defined to include the following:

        (a) any corporation or other organization (other than Peoples Community Bancorp and People's Savings or a majority-owned subsidiary of People's Savings) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

        (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Peoples Community Bancorp and People's Savings in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

        (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.


    The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. People's Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on People's Savings records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.


MARKETING ARRANGEMENTS

    Peoples Community Bancorp and People's Savings retained Keefe, Bruyette & Woods to consult with and to advise People's Savings, and to assist Peoples Community Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Keefe, Bruyette & Woods will provide include, but are not limited to:

    - training the employees of People's Savings and Oakley who will perform certain ministerial functions in the offering regarding the mechanics and regulatory requirements of the stock offering;

    - managing the stock information centers by assisting interested stock subscribers and by keeping records of all stock orders;

    - preparing marketing materials; and

    - assisting in the solicitation of proxies from members of People's Savings and Oakley for use at the special meetings.

For its services, Keefe, Bruyette & Woods will receive a fee of $215,000. In the event that selected dealers are used to assist in the sale of shares of Peoples Community Bancorp common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. People's Savings has agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities.

    Sales of shares of Peoples Community Bancorp common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the broker-dealers managed by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods has undertaken that the shares of Peoples Community Bancorp common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at the main office of People's Savings in Lebanon, Ohio and in the Cincinnati metropolitan area. Peoples Community Bancorp will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of Peoples Community Bancorp common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Peoples Community Bancorp common stock in those states where the law permits. No officer, director of employee of Peoples Community Bancorp or People's Savings or Oakley will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

    To ensure that each purchaser receives a prospectus at least 48 hours before the expiration time of the Subscription Offering (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.


    To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at People's Savings (which may be given by completing the appropriate blanks in the order form), must be received by People's Savings by
12:00 noon, central time, on           , 2000 (unless extended). In addition,
People's Savings will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. People's Savings has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without People's Savings consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.



    In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the eligibility record date (June 30, 1998) or the supplemental eligibility record date (December 31, 1999) and depositors and borrowers as of the close of business on
the voting record date (        , 2000) must list all accounts on the stock
order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.


    Payment for subscriptions may be made (1) in cash if delivered in person at the main office of People's Savings, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with People's Savings. Interest will be paid on payments made by cash, check or money order at People's Savings passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.

    If a subscriber authorizes People's Savings to withdraw the amount of the purchase price from his deposit account, People's Savings will do so as of the effective date of the conversion. People's Savings will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

    The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or Peoples Community Bancorp to lend to the employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which the employee stock ownership plan subscribed.

    Owners of self-directed individual retirement accounts may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at People's Savings. Persons with IRAs maintained at People's Savings must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

    Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of People's Savings, or to such other address as may be specified in properly completed order forms, as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES


    Members of People's Savings and Oakley may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. Members may exercise their subscription rights only for their own account. Members who exercise subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.



    PEOPLE'S SAVINGS WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                             STATEMENTS OF EARNINGS


    The following Statements of Earnings of People's Savings for the years ended September 30, 1999, 1998 and 1997 are a part of the audited financial statements of People's Savings which appear beginning on page F-1 of this prospectus-proxy statement. You should read these Statements of Earnings with the Financial Statements and Notes of People's Savings and Management's Discussion and Analysis of Financial Condition and Results of Operations of People's Savings included in this prospectus-proxy statement.


                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------------
                                                                1999          1998           1997
                                                              --------   --------------   ----------
                                                                           (RESTATED)     (RESTATED)
                                                                         (IN THOUSANDS)
Interest income:
  Loans.....................................................   $6,429        $6,369         $6,162
  Mortgage-backed securities................................       89            91            101
  Investment securities.....................................       74            90             97
  Interest-bearing deposits and other.......................      189           252            277
                                                               ------        ------         ------
    Total interest income...................................    6,781         6,802          6,637

Interest expense:
  Deposits..................................................    3,874         3,976          3,850
  Borrowings................................................       39           189            242
                                                               ------        ------         ------
    Total interest expense..................................    3,913         4,165          4,092
                                                               ------        ------         ------
      Net interest income...................................    2,868         2,637          2,545
Provision for losses on loans...............................      150            48             --
                                                               ------        ------         ------
      Net interest income after provision for losses on
        loans...............................................    2,718         2,589          2,545
Other operating income......................................       16            20             24

General, administrative and other expense:
  Employee compensation and benefits........................    1,001           867            749
  Occupancy and equipment...................................       68            61             55
  Federal deposit insurance premiums........................       43            46             63
  Franchise taxes...........................................      132           138            132
  Other operating...........................................      329           301            265
                                                               ------        ------         ------
    Total general, administrative and other expense.........    1,573         1,413          1,264
                                                               ------        ------         ------
      Earnings before income taxes..........................    1,161         1,196          1,305

Federal income taxes:
  Current...................................................      524           406            415
  Deferred..................................................     (129)           --             39
                                                               ------        ------         ------
    Total federal income taxes..............................      395           406            454
                                                               ------        ------         ------
      Net earnings..........................................   $  766        $  790         $  851
                                                               ======        ======         ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLE'S SAVINGS

GENERAL


    People's Savings' profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Cincinnati. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. People's Savings' profitability also depends, to a lesser extent, on noninterest income, provision for loan losses, general, administrative and other expenses and federal income taxes.



    People's Savings' operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond People's Savings' control.


    On November 1, 1998, People's Savings combined with The Peoples Building & Loan Company located in Blanchester, Ohio, an Ohio-chartered savings and loan association with $8.6 million in assets, in a merger which was accounted for as a pooling-of-interests. Accordingly, the historical financial statements of People's Savings have been restated to reflect the effects of that merger as of October 1, 1996.


PEOPLE'S SAVINGS' FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE



    People's Savings makes certain statements in this document as to what People's Savings expects may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on People's Savings' current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that People's Savings' current expectations and beliefs as to future events are subject to change at any time, and People's Savings can give you no assurances that the future events will actually occur.



PEOPLE'S SAVINGS' EXPOSURE TO CHANGES IN INTEREST RATES



    People's Savings' ability to maintain net interest income depends upon earning a higher yield on assets than the rates People's Savings pays on deposits and borrowings. People's Savings' interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. People's Savings' ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although the mortgage loans contain a provision which permits People's Savings to call the loans due at any time after three years from origination, which theoretically offers some protection from changing interest rates, People's Savings has never used that provision to call a loan due. Because long-term, fixed-rate mortgage loans make up the dominant portion of interest-earning assets, People's Savings may be particularly susceptible to the risk of changing interest rates.



    QUANTITATIVE ANALYSIS. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of People's Savings' portfolio equity. People's Savings reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on People's Savings' net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in net portfolio value of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in People's Savings' net portfolio value decreasing by more than 2% of the estimated market value of People's Savings' assets as of September 30, 1999, People's Savings would have been subject to a capital deduction of $655,000 as of September 30, 1999 if the regulation had been effective as of such date.


    The following table presents People's Savings' net portfolio value as of September 30, 1999, as calculated by the Office of Thrift Supervision, based on information provided to the Office of Thrift Supervision by People's Savings. The information presented is based on the feature in People's Savings' mortgage loans which permits the loans to be called any time after three years from the date of origination and the assumed repricing of called loans at a higher rate in a rising rate environment.

                                                                              CHANGE IN
      CHANGE IN                                           NET PORTFOLIO     NET PORTFOLIO
   INTEREST RATES            NET PORTFOLIO VALUE          VALUE AS % OF     VALUE AS % OF
   IN BASIS POINTS      ------------------------------   PORTFOLIO VALUE   PORTFOLIO VALUE
    (RATE SHOCK)         AMOUNT    $ CHANGE   % CHANGE      OF ASSETS         OF ASSETS
---------------------   --------   --------   --------   ---------------   ---------------
                            (DOLLARS IN THOUSANDS)
     300                $ 9,520    $(2,409)     (20)%         10.92%             (223)
     200                 10,619     (1,310)     (11)%         11.98%             (117)
     100                 11,420       (509)      (4)%         12.73%              (44)
   Static                11,929         --       --           13.15%               --
    (100     )           12,236        307        3%          13.39%               24
    (200     )           12,571        643        5%          13.66%               51
    (300     )           13,035      1,106        9%          14.05%               90


    As shown by the table above, increases in interest rates will result in declines in People's Savings' net portfolio value based on Office of Thrift Supervision calculations as of September 30, 1999, primarily due to significant holdings of long-term fixed-rate loans. See "Risk Factors--Higher Interest Rates Would Hurt People's Savings' Profitability."



    QUALITATIVE ANALYSIS. People's Savings' fixed-rate loans help profitability if interest rates are stable or declining, since these loans have yields that exceed the cost of funds. However, if interest rates increase, People's Savings would have to pay more on its deposits and new borrowings, which would adversely affect the interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, People's Savings has focused primarily on maintaining a strong deposit base. Historically, People's Savings was able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. In the future, People's Savings expects to reduce its potential exposure to interest rate risk by:


    - originating one-year and three-year adjustable rate mortgage loans;


    - increasing originations of commercial real estate mortgage loans, which generally have higher yields and shorter terms to maturity than single-family residential mortgage loans; and


    - originating home equity lines of credit with interest rates that adjust monthly based on an index.

CHANGES IN FINANCIAL CONDITION

    Total assets of People's Savings have remained stable during the past three fiscal years and amounted to $90.3 million at September 30, 1999 compared to $89.3 million at September 30, 1997. Cash and cash equivalents decreased from $5.0 million at September 30, 1997 to $2.0 million at September 30, 1999 while loans receivable, net increased from $78.7 million at September 30, 1997 to $83.9 million at September 30, 1999. Total liabilities decreased from $79.1 million at September 30,

1997 to $78.5 million at September 30, 1999 due to a decrease of $6.0 million in Federal Home Loan Bank advances, substantially offset by an increase in deposits from $72.3 million at September 30, 1997 to $77.7 million at September 30, 1999. Total equity increased from $10.2 million or 11.47% of total assets at September 30, 1997 to $11.8 million or 13.05% of total assets at September 30, 1999.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND
  1998.


    GENERAL. People's Savings' net earnings amounted to $766,000 for the year ended September 30, 1999 compared to $790,000 for the year ended September 30, 1998. The decrease of $24,000 or 3.0% was due primarily to an increase in the provision for losses on loans and an increase in general, administrative and other expense. These increases were substantially offset by an increase in net interest income. These and other significant fluctuations in People's Savings' results of operations are discussed below.



    AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. People's Savings does not believe that the monthly averages differ significantly from what the daily averages would be.


                                                                    YEAR ENDED SEPTEMBER 30,
                                ------------------------------------------------------------------------------------------------
                                             1999                             1998                             1997
                                ------------------------------   ------------------------------   ------------------------------
                                AVERAGE                YIELD/    AVERAGE                YIELD/    AVERAGE                YIELD/
                                BALANCE    INTEREST   RATE(1)    BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable(2).........  $80,337     $6,429      8.00%    $79,235     $6,369      8.04%    $76,056     $6,162      8.10%
  Mortgage-backed
    securities................    1,269         89      7.01       1,416         91      6.43       1,379        101      7.32
  Investment securities(3)....    2,067        132      6.39       2,673        141      5.27       2,742        145      5.29
  Interest-earning deposits...    3,132        131      4.18       4,620        201      4.35       5,197        229      4.41
                                -------     ------               -------     ------               -------     ------
    Total interest-earning
      assets..................   86,805      6,781      7.81      87,944      6,802      7.73      85,374      6,637      7.77
                                            ------                           ------                           ------
Noninterest-earning assets....    1,664                            1,524                            1,486
                                -------                          -------                          -------
    Total assets..............  $88,469                          $89,468                          $86,860
                                =======                          =======                          =======
Interest-bearing liabilities:
Passbook accounts.............  $ 4,160        156      3.75     $ 4,693        176      3.75     $ 4,587        172      3.75
Money market deposit
  accounts....................   17,212        714      4.15      16,530        686      4.15      14,721        626      4.25
Certificates of deposit.......   54,319      3,004      5.53      53,195      3,114      5.85      52,489      3,052      5.81
Federal Home Loan Bank
  advances....................      710         39      5.49       3,530        189      5.35       4,500        242      5.38
                                -------     ------               -------     ------               -------     ------
    Total interest-bearing
      liabilities.............   76,401      3,913      5.12      77,948      4,165      5.34      76,297      4,092      5.36
                                            ------                           ------                           ------
Noninterest-bearing
  liabilities.................      662                              884                              755
                                -------                          -------                          -------
    Total liabilities.........   77,063                           78,832                           77,052
Retained earnings.............   11,406                           10,636                            9,808
                                -------                          -------                          -------
    Total liabilities and
      retained earnings.......  $88,469                          $89,468                          $86,860
                                =======                          =======                          =======
Net interest income; average
  interest rate spread........              $2,868      2.69%                $2,637      2.39%                $2,545      2.41%
                                            ======      ====                 ======      ====                 ======      ====
Net interest margin(4)........                          3.30%                            3.00%                            2.98%
                                                        ====                             ====                             ====
Average interest-earning
  assets to average
  interest-bearing
  liabilities.................   113.62%                          112.82%                          111.90%
                                =======                          =======                          =======

------------------------------
(1) At September 30, 1999, the weighted average yields earned and rates paid were as follows: loans receivable, 7.68%; mortgage-backed securities, 6.87%; investment securities, 6.04%; other interest-earning assets, 5.44%; total interest-earning assets, 7.58%; deposits, 4.95%; total interest-bearing liabilities, 4.95%; and interest rate spread, 2.63%.

(2) Includes non-accruing loans.

(3) Includes Federal Home Loan Bank stock.
(4) Equals net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected People's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                              YEAR ENDED SEPTEMBER 30,                       YEAR ENDED SEPTEMBER 30,
                                                    1999 VS. 1998                                  1998 VS. 1997
                                      -----------------------------------------      -----------------------------------------
                                         INCREASE(DECREASE)                             INCREASE(DECREASE)
                                               DUE TO                  TOTAL                  DUE TO                  TOTAL
                                      -------------------------       INCREASE       -------------------------       INCREASE
                                        RATE            VOLUME       (DECREASE)        RATE            VOLUME       (DECREASE)
                                      --------         --------      ----------      --------         --------      ----------
                                                   (IN THOUSANDS)                                 (IN THOUSANDS)
Interest-earning assets:
  Loans receivable..................   $ (26)           $  86           $  60          $(52)            $259           $207
  Mortgage-backed securities........       7               (9)             (2)          (13)               3            (10)
  Investment securities(1)..........      27              (36)             (9)            2               (6)            (4)
  Interest-earning deposits.........      (7)             (63)            (70)           (7)             (21)           (28)
                                       -----            -----           -----          ----             ----           ----
                                           1              (22)            (21)          (70)             233            165

Interest-bearing liabilities:
  Passbook accounts.................      --              (20)            (20)           --                4              4
  Money market deposit accounts.....      --               28              28           (15)              75             60
  Certificates of deposit...........    (174)              64            (110)           21               41             62
  Federal Home Loan Bank advances...       1             (151)           (150)           (1)             (52)           (53)
                                       -----            -----           -----          ----             ----           ----
    Total interest-bearing
      liabilities...................    (173)             (79)           (252)            5               68             73
                                       -----            -----           -----          ----             ----           ----

Increase in net interest income.....   $ 174            $  57           $ 231          $(75)            $167           $ 92
                                       =====            =====           =====          ====             ====           ====

------------------------

(1) Includes Federal Home Loan Bank stock and certificates of deposit at other institutions.


    NET INTEREST INCOME. Net interest income is determined by People's Savings' interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $231,000 or 8.8% to $2.9 million for the year ended September 30, 1999 compared to $2.6 million for the year ended September 30, 1998. Such increase was primarily due to an increase in the average interest rate spread to 2.69% for fiscal 1999 compared to 2.39% for fiscal 1998. In addition, the ratio of average interest-earning assets to interest-bearing liabilities was 113.62% for fiscal 1999 compared to 112.82% for fiscal 1998. For the same time periods, People's Savings' net interest margin increased from 3.00% to 3.30%.



    INTEREST INCOME. Interest income decreased $21,000 or 0.3% between fiscal 1998 and 1999. The decrease was primarily due to a decrease in the average outstanding balance of investment securities and interest-earning deposits. These decreases were partially offset by an increase in the average outstanding balance of loans receivable. The average outstanding balance of investment securities and interest earning deposits decreased $606,000 and $1.5 million or 22.7% and 32.2%, respectively, from $2.7 million and $4.6 million, respectively, for fiscal 1998 to $2.1 million and $3.1 million, respectively, for fiscal 1999. During the same period, the average outstanding balance of loans receivable increased $1.1 million or 1.4% from $79.2 million for fiscal 1998 to $80.3 million for fiscal 1999. People's Savings used the excess liquidity from interest-earning deposits and the maturity of certain investment securities to fund continued loan growth.

    INTEREST EXPENSE.  Interest expense decreased $252,000 or 6.1% to
$3.9 million for fiscal 1999 compared to $4.2 million for fiscal 1998. This decrease was primarily due to a decrease on the rate paid on certificates of deposit and a decrease in the outstanding average balance of Federal Home Loan Bank advances. The average rate People's Savings paid on certificates of deposit decreased from 5.85% in fiscal 1998 to 5.53% in fiscal 1999 as a result of a general decline in market rates of interest. The average outstanding balance of advances decreased $2.8 million or 79.9% to $710,000 for fiscal 1999 compared to $3.5 million for fiscal 1998. Upon completion of People's Savings' merger with The Peoples Building & Loan Company in November 1998, People's Savings used some of the cash acquired to pay down borrowings.



    PROVISION FOR LOSSES ON LOANS. It is People's Savings' policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in People's Savings' primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, People's Savings records a loan charge-off equal to the difference between the fair value of the property securing the loans and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).



    For the years ended September 30, 1999 and 1998, the provision for losses on loans amounted to $150,000 and $48,000, respectively. The increase in the provision during fiscal 1999 was due to an increase in nonperforming loans, which consists primarily of loans secured by real estate for which borrowers have had isolated instances of repayment difficulty. The balances of non-performing residential and non-residential real estate increased by 24.0% and 131.0%, respectively, from 1998 levels. While People's Savings cannot assure that future charge-offs and/or additional provisions will not be necessary, People's Savings believes that, as of September 30, 1999, its allowance for loan losses was adequate.



    OTHER OPERATING INCOME. Between fiscal 1998 and 1999, People's Savings' other operating income decreased $4,000 or 20% from $20,000 to $16,000.



    GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses consist of employee compensation and benefits, occupancy and equipment, federal deposit insurance premiums, franchise taxes and other miscellaneous operating expenses. Noninterest expense amounted to $1.6 million for fiscal 1999 compared to $1.4 million for fiscal 1998. The $160,000 or 11.3% increase was primarily due to an increase of $134,000 or 15.5% in employee compensation and benefits which was comprised of approximately $100,000 in salary and merit increases, new staff and additional director fees as well as $34,000 in increased health benefit expense to cover all employees. The remaining increase in costs related solely to the integration of The Peoples Building and loan of Blanchester into the data processing and operating system which totalled approximately $25,000.


    INCOME TAXES. Income taxes amounted to $395,000 and $406,000 for fiscal 1999 and 1998, respectively, resulting in effective tax rates of 34.0% and 33.9%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND
  1997.


    GENERAL. People's Savings' net earnings amounted to $790,000 in fiscal 1998 compared to $851,000 in fiscal 1997. The decrease of $61,000 or 7.2% was primarily due to an increase in the provision for losses on loans and an increase in general, administrative and other expenses. These increases were partially offset by an increase in net interest income.



    NET INTEREST INCOME. Net interest income increased $92,000 or 3.6% to $2.6 million for fiscal 1998 from $2.5 million for fiscal 1997. People's Savings' interest rate spread decreased slightly from

2.41% for fiscal 1997 to 2.39% for fiscal 1998 while the ratio of average interest-earning assets to average interest-bearing liabilities increased from 111.90% to 112.82% during the same periods. People's Savings' net interest margin increased slightly to 3.00% for fiscal 1998 from 2.98% for fiscal 1997.



    INTEREST INCOME.  Interest income increased $165,000 or 2.5% from
$6.6 million for fiscal 1997 to $6.8 million for fiscal 1998. The increase was due primarily to an increase of $3.2 million or 4.2% in the average outstanding balance of loans receivable from $76.1 million in fiscal 1997 to $79.2 million for fiscal 1998. This increase in the average outstanding balance of the loan portfolio was primarily due to continued growth in People's Savings' loan portfolio.



    INTEREST EXPENSE. Interest expense amounted to $4.2 million and $4.1 million for the years ended September 30, 1998 and 1997, respectively. The increase of $73,000 or 1.8% was primarily due to increases in the average outstanding balance of money market deposit accounts and certificates of deposit. The average outstanding balance of money market deposit accounts increased $1.8 million or 12.3% and the average outstanding balance of certificates of deposit increased $706,000 or 1.3%. Such increases were used to fund People's Savings' loan growth.


    OTHER OPERATING INCOME. Other operating income decreased $4,000 or 16.7% from $24,000 for fiscal 1997 to $20,000 for fiscal 1998.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses amounted to $1.4 million for fiscal 1998 compared to $1.3 million for fiscal 1997. The increase of $149,000 or 11.8% was primarily due to an increase of $118,000 or 15.8% in employee compensation and benefits as a result of normal salary and merit increases.

    INCOME TAXES. Income taxes amounted to $406,000 and $454,000 for fiscal 1998 and 1997, respectively, resulting in effective tax rates of 33.9% and 34.8%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    People's Savings is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 1999, People's Savings' liquidity was 5.1% or $777,000 in excess of the minimum requirement.

    At September 30, 1999, People's Savings had outstanding commitments to originate $2.0 million of loans and $2.8 million of undisbursed construction loans. In addition, as of September 30, 1999, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $33.2 million. People's Savings believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If People's Savings requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Cincinnati are available as an additional source of funds.

    People's Savings is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At September 30, 1999, People's Savings exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 13.1%, 13.1% and 24.4%, respectively. See "People's Savings Meets All of Its Regulatory Capital Requirements," "Regulation--People's Savings--Regulatory Capital Requirements" and Note J of Notes to People's Saving's Financial Statements.


    Assuming the sale of common stock at the midpoint of the offering range, Peoples Community Bancorp's ratio of equity to assets would be 15.09% on a pro forma basis at September 30, 1999. Both

Peoples Community Bancorp and People's Savings will be well-capitalized upon consummation of the conversion. It is anticipated that the net conversion proceeds contributed to People's Savings will initially increase People's Savings' liquidity.


IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and related financial data presented herein regarding People's Savings have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of People's Savings' assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on People's Savings' performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS


    On January 1, 1998, People's Savings adopted the provisions of Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to net worth, such as the mark to market adjustment on securities available for sale. For People's Savings, comprehensive income represents net income plus other comprehensive income, which consists of the net change in after-tax unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates. Comprehensive income for fiscal 1999, 1998 and 1997 was $762,000, $790,000 and $851,000, respectively.



    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement of Financial Accounting Standards No. 131 requires public companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating officer. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of People's Savings' operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute People's Savings' only operating segment for financial reporting purposes. Therefore, the adoption of Statement of Financial Accounting Standards No. 131 did not result in any change in People's Savings' reporting.



    Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. People's Savings anticipates, based on current activities, that the adoption of Statement of Financial Accounting Standards No. 133 will not have an effect on its financial position or results of operations.

    In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, WHICH AMENDS STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on People's Savings' financial position or results of operations as People's Savings not currently securitize mortgage loans.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY
                            STATEMENTS OF OPERATIONS


    The following Statements of Operations of Oakley for the years ended September 30, 1999, 1998 and 1997 are a part of the audited financial statements of Oakley which appear beginning on page F-19 of this prospectus-proxy statement. You should read these Statements of Operations with the Financial Statements and Notes of Oakley and Management's Discussion and Analysis of Financial Condition and Results of Operations of Oakley included in this prospectus-proxy statement.


                                                                     FOR THE YEAR ENDED SEPTEMBER 30,
                                                                  --------------------------------------
                                                                    1999           1998           1997
                                                                  --------       --------       --------
                                                                              (IN THOUSANDS)
Interest income:
  Loans.....................................................       $  836         $  924         $  944
  Mortgage-backed securities................................            7              9             10
  Investments...............................................           80             94             73
  Interest-bearing deposits.................................          168            144            111
                                                                   ------         ------         ------
    Total interest income...................................        1,091          1,171          1,138
Interest expense:
  Deposits..................................................          668            726            685
                                                                   ------         ------         ------
      Net interest income...................................          423            445            453
Provision for losses on loans...............................           25             --              1
                                                                   ------         ------         ------
      Net interest income after provision for losses on
        loans...............................................          398            445            452
Other income:
  Gain on sale of investment securities.....................           --             91             --
  Other operating...........................................            4              5              6
                                                                   ------         ------         ------
    Total other income......................................            4             96              6
General, administrative and other expense:
  Employee compensation and benefits........................          371            250            238
  Occupancy and equipment...................................           18             12             13
  Franchise taxes...........................................           19             21             16
  Other operating...........................................           49             42             42
                                                                   ------         ------         ------
    Total general, administrative and other expense.........          457            325            309
                                                                   ------         ------         ------
      Earnings (loss) before income taxes (credits).........          (55)           216            149
Federal income taxes (credits):
  Current...................................................          (23)            58             48
  Deferred..................................................           (1)            11            (26)
                                                                   ------         ------         ------
    Total federal income taxes (credits)....................          (24)            69             22
                                                                   ------         ------         ------
      Net earnings (loss)...................................       $  (31)        $  147         $  127
                                                                   ======         ======         ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OAKLEY

GENERAL

    Oakley's profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Oakley's profitability also depends, to a lesser extent, on its noninterest income, provision for loan losses, noninterest expense and income taxes.

    Oakley's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond Oakley's control.

OAKLEY'S EXPOSURE TO CHANGES IN INTEREST RATES

    Oakley's ability to maintain net interest income depends upon having a higher yield on its assets than the rates Oakley pays on its deposits. Since many of Oakley's mortgage loans have fixed interest rates, its ability to maintain a positive interest rate spread can be adversely affected when the rates Oakley pay on deposits and borrowings are increasing.

    QUANTITATIVE ANALYSIS. Oakley monitors and evaluates the potential impact of interest rate changes upon the market value of its portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. Oakley uses the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on its Net Portfolio Value. An institution has greater than "normal" interest rate risk if it would suffer a loss of Net Portfolio Value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in Net Portfolio Value of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in Oakley's Net Portfolio Value decreasing by more than 2% of the estimated market value of its assets as of September 30, 1999, Oakley would have been subject to a capital deduction of $233,000 as of September 30, 1999 if the regulation had been effective as of such date.

    The following table presents Oakley's Net Portfolio Value as of September 30, 1999, as calculated by the Office of Thrift Supervision, based on information provided to the Office of Thrift Supervision by Oakley.

                                                                                    CHANGE IN
      CHANGE IN                                          NET PORTFOLIO VALUE   NET PORTFOLIO VALUE
   INTEREST RATES            NET PORTFOLIO VALUE               AS % OF               AS % OF
   IN BASIS POINTS      ------------------------------     PORTFOLIO VALUE       PORTFOLIO VALUE
    (RATE SHOCK)         AMOUNT    $ CHANGE   % CHANGE        OF ASSETS             OF ASSETS
---------------------   --------   --------   --------   -------------------   -------------------
                            (DOLLARS IN THOUSANDS)
          300            $3,049     $(741)      (20)%           18.69%                (327)%
          200             3,326      (465)      (12)            19.96%                (200)
          100             3,577      (213)       (6)            21.07%                 (89)
       Static             3,790        --        --             21.96%                  --
         (100)            3,958       167         4             22.62%                  66
         (200)            4,123       332         9             23.25%                 129
         (300)            4,314       524        14             23.98%                 203

    As shown by the table above, increases in interest rates will result in declines in Oakley's net portfolio value based on Office of Thrift Supervision calculations as of September 30, 1999, primarily due to Oakley's significant holdings of long-term fixed-rate loans, as well as its use of the National Average Contract Mortgage Rate as the index for its adjustable-rate mortgage loans. The National Average Contract Mortgage Rate is an index which generally adjusts more slowly to changes in market rates than other indices.

    QUALITATIVE ANALYSIS. Oakley has pursued various courses of action in order to minimize the potential for adverse effects of material changes in interest rates on its results of operations. Such actions have consisted primarily of the following:

    - Originating adjustable or variable rate long-term loans for portfolio;

    - Maintaining adequate liquidity; and

    - Maintaining a strong retail deposit base and emphasizing core deposits.

CHANGES IN FINANCIAL CONDITION


    Oakley's total assets amounted to $17.0 million at September 30, 1999, a decrease of $359,000 or 2.1% over 1998 levels. This decrease in total assets resulted primarily from a $306,000 decrease in deposits from year to year. Cash and cash equivalents totaled $3.2 million at September 30, 1999, a decrease of $193,000 or 5.8% from 1998. Total investment and mortgage-backed securities amounted to $2.5 million at September 30, 1999 remaining relatively unchanged from year to year. Loans receivable decreased by $77,000 or .7% to $10.6 million at September 30, 1999, due to higher levels of net repayments as compared to the prior year.



    Deposits decreased by $306,000 or 2.2% during fiscal 1999 to a total of $13.3 million at September 30, 1999. The decrease resulted from continued competition with respect to interest rates in the Company's primary marketplace. Total equity decreased by $25,000 or .9% from September 30, 1998 due primarily to the $31,000 net loss recorded for the year, which was partially offset by $6,000 or .5% increase in Oakley's unrealized gain on investment securities which totaled $1.3 million at September 30, 1999.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND
  1998.

    GENERAL. Oakley's net loss amounted to $31,000 for the year ended September 30, 1999 compared to net earnings of $147,000 for the year ended September 30, 1998. The decrease of $178,000 was primarily due to a decrease in other income and an increase in general, administrative and other expense. These and other significant fluctuations in Oakley's results of operations are discussed below.

    AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from Oakley's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. Oakley does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                                     YEAR ENDED SEPTEMBER 30,
                                 ------------------------------------------------------------------------------------------------
                                              1999                             1998                             1997
                                 ------------------------------   ------------------------------   ------------------------------
                                 AVERAGE                YIELD/    AVERAGE                YIELD/    AVERAGE                YIELD/
                                 BALANCE    INTEREST   RATE(1)    BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable(2)..........  $10,662     $  836      7.84%    $11,019     $  924      8.39%    $11,095     $  944      8.51%
  Mortgage-backed securities...       95          7      7.37         120          9      7.50         135         10      7.41
  Investment securities(3).....    3,062         80      2.61       2,755         94      3.41       2,277         73      3.21
  Interest-earning deposits....    3,161        168      5.31       2,696        144      5.34       2,182        111      5.09
                                 -------     ------               -------     ------               -------     ------
    Total interest-earning
      assets...................   16,980      1,091      6.43      16,590      1,171      7.06      15,689      1,138      7.25
Noninterest-earning assets.....      226                              212                              159
                                 -------                          -------                          -------
    Total assets...............  $17,206                          $16,802                          $15,848
                                 =======                          =======                          =======
Interest-bearing liabilities:
Passbook accounts..............  $ 1,518         46      3.03     $ 1,600         52      3.25     $ 1,629         51      3.13
  Money market deposit
    accounts...................    1,862         62      3.33       1,543         54      3.50       1,598         54      3.38
Certificates of deposit........   10,092        560      5.55      10,246        620      6.05       9,790        580      5.92
                                 -------     ------               -------     ------               -------     ------
    Total interest-bearing
      liabilities..............   13,472        668      4.96      13,389        726      5.42      13,017        685      5.26
                                             ------                           ------                           ------
Noninterest-bearing
  liabilities..................      832                              746                              614
                                 -------                          -------                          -------
    Total liabilities..........   14,304                           14,135                           13,631
Retained earnings..............    2,902                            2,667                            2,217
                                 -------                          -------                          -------
    Total liabilities and
      retained earnings........  $17,206                          $16,802                          $15,848
                                 =======                          =======                          =======
Net interest income; average
  interest rate spread.........              $  423      1.47%                $  445      1.64%                $  453      1.99%
                                             ======      ====                 ======      ====                 ======      ====
Net interest margin(4).........                          2.49%                            2.68%                            2.89%
                                                         ====                             ====                             ====
Average interest-earning assets
  to average interest-bearing
  liabilities..................   126.04%                          123.91%                          120.53%
                                 =======                          =======                          =======

------------------------------

(1) At September 30, 1999, the weighted average yields earned and rates paid were as follows: loans receivable, 7.82%; mortgage-backed securities, 6.38%; investment securities, 5.44%; other interest-earning assets, 5.24%, total interest-earning assets, 6.91%; deposits, 4.86%; total interest-bearing liabilities, 4.86%; and interest rate spread, 2.05%.

(2) Includes non-accruing loans.

(3) Includes Federal Home Loan Bank stock and certificates of deposit with other financial institutions.

(4) Equals net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected Oakley's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume).

The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                      YEAR ENDED SEPTEMBER 30,           YEAR ENDED SEPTEMBER 30,
                                                           1999 VS. 1998                      1998 VS. 1997
                                                  --------------------------------   --------------------------------
                                                       INCREASE                           INCREASE
                                                      (DECREASE)                         (DECREASE)
                                                        DUE TO            TOTAL            DUE TO            TOTAL
                                                  -------------------    INCREASE    -------------------    INCREASE
                                                    RATE      VOLUME    (DECREASE)     RATE      VOLUME    (DECREASE)
                                                  --------   --------   ----------   --------   --------   ----------
                                                           (IN THOUSANDS)                     (IN THOUSANDS)
Interest-earning assets:
  Loans receivable.............................     $(59)      $(29)       $(88)       $(13)      $(7)        $(20)
  Mortgage-backed securities...................       --         (2)         (2)         --        (1)          (1)
  Investment securities(1).....................      (23)         9         (14)          5        16           21
  Interest-earning deposits....................       --         24          24           6        27           33
                                                    ----       ----        ----        ----       ---         ----
                                                     (82)         2         (80)         (2)       35           33
Interest-bearing liabilities:
  Passbook accounts............................       (4)        (2)         (6)          2        (1)           1
  Money market deposit accounts................       (3)        11           8           2        (2)          --
  Certificates of deposit......................      (51)        (9)        (60)         13        27           40
                                                    ----       ----        ----        ----       ---         ----
    Total interest-bearing liabilities.........      (58)        --         (58)         17        24           41
                                                    ----       ----        ----        ----       ---         ----
Increase (decrease) in net interest income.....     $(24)      $  2        $(22)       $(19)      $11         $ (8)
                                                    ====       ====        ====        ====       ===         ====

------------------------

(1) Includes Federal Home Loan Bank stock.

    NET INTEREST INCOME. Net interest income decreased $22,000 or 4.9% to $423,000 for the year ended September 30, 1999 compared to $445,00 for the year ended September 30, 1998. Such decrease was primarily due to a decrease in the average interest rate spread to 1.47% for fiscal 1999 compared to 1.64% for fiscal 1998. For the same time periods, Oakley's net interest margin decreased from 2.68% to 2.49%.

    INTEREST INCOME. Interest income decreased $80,000 or 6.8% between fiscal 1998 and 1999. The decrease was primarily due to a decrease in the yield earned on loans receivable as well as a decrease in the average outstanding balance of loans receivable. The average yield on loans receivable decreased from 8.39% for fiscal 1998 to 7.84% for fiscal 1999 while the average outstanding balance of such assets decreased $357,000 or 3.2% to $10.7 million for fiscal 1999. Such decreases were partially offset by an increase in the average outstanding balance of investment securities and interest-earning deposits. The decrease in the average balance of loans receivable and the increase in the average balance of investment securities and interest-earning deposits was due to decreased loan demand and excess liquidity.

    INTEREST EXPENSE. Interest expense decreased $58,000 or 8.0% to $668,000 for fiscal 1999 compared to $726,000 for fiscal 1998. This decrease was primarily due to a decrease in the rate paid on deposits. The average rate paid on deposits decreased from 5.42% in fiscal 1998 to 4.96% in fiscal 1999.

    PROVISION FOR LOSSES ON LOANS. It is Oakley's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in Oakley's primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Oakley records a loan charge-off equal to the difference between the fair value of the property securing the loans and the loan's carrying value.

Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).


    For the years ended September 30, 1999 and 1998, the provision for losses on loans amounted to $25,000 and $0, respectively. The increase in the provision during fiscal 1999 was due to an increase in Oakley's nonperforming loans, which was due primarily to an increase in non-accrual residental real estate loans from none at September 30, 1998, to approximately $38,000 at September 30, 1999. In addition, the increase was due to growth in origination of multi-family and commercial real estate loans which typically have a higher degree of credit risk. While no assurance can be given that future charge-offs and/or additional provisions will not be necessary, management of Oakley believes that, as of September 30, 1999, the allowance for loan losses was adequate.


    OTHER INCOME. Other income amounted to $4,000 and $96,000 for fiscal 1999 and 1998, respectively. The decrease of $92,000 between fiscal 1998 and 1999 was due to a decrease in gain on sale of investment securities. During fiscal 1998, Oakley sold $93,000 of investment securities designated as available for sale. Oakley did not conduct any such sales in fiscal 1999.


    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expenses consist of employee compensation and benefits, occupancy and equipment, franchise taxes and other miscellaneous operating expenses. General, administrative and other expense amounted to $457,000 for fiscal 1999 compared to $325,000 for fiscal 1998. The $132,000 or 40.6% increase was primarily due to an increase of $121,000 or 48.4% in employee compensation and benefits as a result of the adoption of a directors' deferred compensation plan totalling $70,000 increased expense from additional retirement liability totalling approximately $30,000 the hiring of a new managing officer and normal salary and merit increases that comprise the remaining $21,000.


    INCOME TAXES. Income taxes (credits) amounted to a $24,000 credit in fiscal 1999 compared to a provision of $69,000 for fiscal 1998.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND
  1997.

    GENERAL. Oakley's net earnings amounted to $147,000 in fiscal 1998 compared to $127,000 in fiscal 1997. The increase of $20,000 or 15.7% was primarily due to an increase in total other income. Such increase was partially offset by an increase in income taxes.

    NET INTEREST INCOME. Net interest income decreased $8,000 or 1.8% to $445,000 for fiscal 1998 from $453,000 for fiscal 1997. Oakley's interest rate spread decreased from 1.99% for fiscal 1997 to 1.64% for fiscal 1998 while the ratio of average interest-earning assets to average interest-bearing liabilities increased from 120.53% to 123.91% during the same periods. Oakley's net interest margin decreased to 2.68% for fiscal 1998 from 2.89% for fiscal 1997.

    INTEREST INCOME.  Interest income increased $33,000 or 2.9% from
$1.1 million for fiscal 1997 to $1.2 million for fiscal 1998. The increase was due primarily to an increase in the average outstanding balance of investment securities and interest-earning deposits as Oakley invested some of its excess liquid funds.

    INTEREST EXPENSE. Interest expense amounted to $726,000 and $685,000 for the years ended September 30, 1998 and 1997, respectively. The increase of $41,000 or 6.0% was primarily due to an increase in the average outstanding balance of certificates of deposit as well as the rate paid on such liabilities. The average outstanding balance of certificates of deposit increased $456,000 or 4.7%. The rate paid on certificates of deposit increased from 5.92% in fiscal 1997 to 6.05% in fiscal 1998.

    OTHER INCOME. Other income increased from $6,000 in fiscal 1997 to $96,000 in fiscal 1998. The increase of $90,000 in fiscal 1997 was due to gain on sale of investment securities.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses amounted to $325,000 for fiscal 1998 compared to $309,000 for fiscal 1997. The increase of $16,000 or 5.2% was primarily due to an increase of $12,000 or 5.0% in employee compensation and benefits as a result of normal salary and merit increases.

    INCOME TAXES. Income taxes amounted to $69,000 and $22,000 for fiscal 1998 and 1997, respectively, resulting in effective tax rates of 31.9% and 14.8%, respectively. The lower effective tax rate in fiscal 1997 was due to the use of a net operating loss carryback from 1999 of $26,000.

LIQUIDITY AND CAPITAL RESOURCES

    Oakley is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 1999, Oakley's liquidity was 45.7% or $5.6 million in excess of the minimum requirement.

    At September 30, 1999, Oakley had outstanding commitments to originate $41,000 of loans and $540,000 of undisbursed construction loans. In addition, as of September 30, 1999, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $7.2 million. Oakley believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Oakley requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Cincinnati are available as an additional source of funds.

    Oakley is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At September 30, 1999,Oakley exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 10.8%, 10.8% and 26.3%, respectively. See Note I of Notes to Oakley's Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

    Oakley's financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Oakley's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Oakley's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

    On January 1, 1998, Oakley adopted the provisions of Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to net worth, such as the mark to market adjustment on securities available for sale. For Oakley, comprehensive income represents net income plus other comprehensive income, which consists of the net change in after-tax unrealized gains or losses on securities available for sale for the period.

Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates. Comprehensive income (loss) for fiscal 1999, 1998 and 1997 was $(25,000), $496,000 and $404,000, respectively.


    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement of Financial Accounting Standards No. 131 requires public companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating officer. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of Oakley's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute Oakley's only operating segment for financial reporting purposes. Therefore, the adoption of Statement of Financial Accounting Standards No. 131 did not result in any change in reporting.



    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS, in February 1998. This statement revises employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or the recognition of these benefit costs for plans. The statement was effective for Oakley's fiscal year 1998 reporting and did not impact Oakley's financial position or results of operations.



    Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. Oakley anticipates, based on current activities, that the adoption of Statement of Financial Accounting Standards No. 133 will not have an effect on its financial position or results of operations.



    In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, WHICH AMENDS STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on Oakley's financial position or results of operations as Oakley does not currently securitize mortgage loans.

                       HARVEST HOME FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS


    The following Consolidated Statements of Earnings of Harvest Home Financial for the years ended September 30, 1999, 1998 and 1997 are a part of the audited financial statements of Harvest Home Financial which appear beginning on page F-36 of this prospectus-proxy statement. You should read these Consolidated Statements of Earnings with the Consolidated Financial Statements and Notes of Harvest Home Financial and Management's Discussion and Analysis of Financial Condition and Results of Operations of Harvest Home Financial included in this prospectus-proxy statement.


                                                                    FOR THE YEAR ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS,
                                                                    EXCEPT SHARE DATA)
Interest income:
  Loans.....................................................   $3,748     $3,571     $3,457
  Mortgage-backed securities................................    2,126      2,085      1,654
  Investment securities.....................................      417        504        734
  Interest-bearing deposits and other.......................      191        207        138
                                                               ------     ------     ------
    Total interest income...................................    6,482      6,367      5,983

Interest expense:
  Deposits..................................................    3,001      2,922      2,786
    Borrowings..............................................    1,210      1,221        903
                                                               ------     ------     ------
    Total interest expense..................................    4,211      4,143      3,689
                                                               ------     ------     ------

      Net interest income...................................    2,271      2,224      2,294
Provision for losses on loans...............................       12         12          9
                                                               ------     ------     ------
      Net interest income after provision for losses on
        loans...............................................    2,259      2,212      2,285
Other income:
  Gain on sale of investment and mortgage-backed
    securities..............................................       --         43          7
  Other operating...........................................       92         66         57
                                                               ------     ------     ------
    Total other income......................................       92        109         64

General, administrative and other expense:
  Employee compensation and benefits........................      884        851        803
  Occupancy and equipment...................................      205        184        170
  Federal deposit insurance premiums........................       37         36         28
  Franchise taxes...........................................      115        124        121
  Data processing...........................................      107         98         87
  Other operating...........................................      224        223        200
                                                               ------     ------     ------
    Total general, administrative and other expense.........    1,572      1,516      1,409
                                                               ------     ------     ------
      Earnings before income taxes..........................      779        805        940
Federal income taxes:
  Current...................................................      219        241        130
  Deferred..................................................       46         23        183
                                                               ------     ------     ------
    Total federal income taxes..............................      265        264        313
                                                               ------     ------     ------
      Net earnings..........................................   $  514     $  541     $  627
                                                               ======     ======     ======
Earnings per share:
  Basic.....................................................   $ 0.60     $ 0.63     $ 0.71
                                                               ======     ======     ======
  Diluted...................................................   $ 0.59     $ 0.60     $ 0.70
                                                               ======     ======     ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           OF HARVEST HOME FINANCIAL

GENERAL

    Since its formation, Harvest Home Financial's activities have been primarily limited to holding the stock of Harvest Home Savings Bank. As a result, the discussion that follows focuses largely on the operations of Harvest Home Savings Bank.

    Harvest Home Savings Bank's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income on loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, the interest income and interest expense of Harvest Home Savings Bank changes as interest rates fluctuate and assets and liabilities reprice. Interest rates may fluctuate because of general economic conditions, the policies of various regulatory authorities and other factors beyond Harvest Home Savings Bank's control. Assets and liabilities will reprice in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends.

    Harvest Home Savings Bank's interest-earning assets repricing within one year after September 30, 1999, are greater than interest-bearing liabilities repricing within the same period by approximately $1.7 million, resulting in a positive cumulative one-year gap of 1.7% of total assets. Harvest Home Savings Bank's interest-earning assets repricing within three years of September 30, 1999, were $3.6 million greater than interest bearing liabilities repricing during the same period, resulting in a positive cumulative gap for such period of 3.7% of total assets.

    In the event that interest rates rise during the forthcoming year, Harvest Home Savings Bank's positive cumulative one-year gap may have a positive effect on earnings because interest-earning assets may reprice at a faster pace than interest-bearing liabilities. However, rising interest rates could also affect Harvest Home Savings Bank's earnings in a negative manner as a result of diminished loan demand and the increased risk of delinquencies resulting from increased payment amounts on adjustable-rate loans.

    Harvest Home Savings Bank's earnings are also vulnerable to changes in interest rates due to the amount of adjustable-rate mortgage loans originated with low margins and adjustment caps. Harvest Home Savings Bank originates adjustable rate mortgage loans which provide for interest rate adjustments every three years. Moreover, many of these loans have adjustment caps of 2% in any three year period. Therefore, if interest rates rise rapidly, Harvest Home Savings Bank may be unable to increase the interest rates on such loans as rapidly as the cost of liabilities increase.

    Notwithstanding the foregoing risks, Harvest Home Savings Bank is operating within management's predetermined level of interest rate risk and management believes that Harvest Home Savings Bank's interest rate risk posture and the strategies discussed below will result in Harvest Home Savings Bank maintaining acceptable operating results in the current interest rate environment.

ASSET AND LIABILITY MANAGEMENT


    QUALITATIVE ANALYSIS. Harvest Home Savings Bank's interest rate spread is the principal determinant of income. The interest rate spread, and therefore net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. In managing its interest rate risk, Harvest Home Savings Bank begins with an objective to increase the interest rate sensitivity of its assets by originating loans with interest rates subject to period adjustment and market conditions and/or shorter maturities. Harvest Home Savings Bank has historically had to rely primarily upon retail deposit accounts as a source of funds and intends to continue to do so. Management believes that reliance on retail deposit accounts as a source of funds compared to brokered deposits and long-term borrowings may reduce the effects of interest rate fluctuations because these deposits generally represent a more stable source of funds. However, Harvest Home Savings Bank has utilized Federal Home Loan Bank advances as a source of financing to fund purchases of certain mortgage-backed securities when favorable spreads became available.



    QUALITATIVE ANALYSIS. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are expected to reprice or mature in each of the future periods shown. The analysis of this interest-rate sensitivity, which is prepared quarterly by a financial advisory firm for Harvest Home Savings Bank, incorporates the assumptions set forth below.


                                    WITHIN SIX   SIX MONTHS TO                                        OVER 10
                                      MONTHS       ONE YEAR      1-3 YEARS   3-5 YEARS   5-10 YEARS    YEARS      TOTAL
                                    ----------   -------------   ---------   ---------   ----------   --------   --------
Interest-earning assets
  Loans:
    Adjustable Rate(1)............    $ 6,173       $13,235       $    --     $    --      $   --      $   --    $19,408
    Fixed Rate(2).................      2,842         2,491         6,686       4,718       6,872       3,039     26,648
    Non-residential adjustable
      rate(1).....................      1,742         3,630            --          --          --          --      5,372
  Other loans:
    Home equity...................      1,480            --            --          --          --          --      1,480
    Consumer......................         20            --            --          --          --          --         20
  Investments(3)..................      1,823            --         6,000          --          --          --      7,823
  Mortgage-backed securities......     27,628         2,442         4,645          --          --          --     34,715
                                      -------       -------       -------     -------      ------      ------    -------
      Total rate sensitive
        assets....................    $41,708       $21,798       $17,331     $ 4,718      $6,872      $3,039    $95,466
                                      =======       =======       =======     =======      ======      ======    =======
Interest-bearing liabilities
  Deposits:
    Certificates of deposit(4)....      9,502        24,871         9,097       3,570          --          --     47,040
    Money market accounts(5)......        649           562         1,591         895         877         273      4,847
    NOW accounts..................        564           489         1,382         777         762         237      4,211
    Passbook accounts.............      1,370         1,186         3,355       1,887       1,851         575     10,224
  Federal Home Loan Bank
    advances......................     19,100         3,500            --          --          --          --     22,600
                                      -------       -------       -------     -------      ------      ------    -------
      Total rate sensitive
        liabilities...............    $31,185       $30,608       $15,425     $ 7,129      $3,490      $1,085    $88,922
                                      =======       =======       =======     =======      ======      ======    =======
Interest rate sensitivity gap.....    $10,523       $(8,810)      $ 1,906     $(2,411)     $3,382      $1,954    $ 6,544
                                      =======       =======       =======     =======      ======      ======    =======
Cumulative interest rate
  sensitivity gap.................    $10,523       $ 1,713       $ 3,619     $ 1,208      $4,590      $6,544    $ 6,544
                                      =======       =======       =======     =======      ======      ======    =======
Cumulative interest rate
  sensitivity gap as a percent of
  total asset.....................      10.64%         1.73%         3.66%       1.22%       4.64%       6.61%      6.61%
                                      =======       =======       =======     =======      ======      ======    =======

------------------------

(1) Includes all adjustable rate mortgage loans and mortgage-backed securities based on contractual term to repricing.

(2) Includes all fixed-rate mortgage loans and mortgage-backed securities which are assumed to reprice in accordance with prepayment assumptions supplied by Harvest Home Savings Banks' asset/liability management software provider. Such prepayment assumptions have been derived from prepayment assumption models previously utilized by the Office of Thrift Supervision.

(3) Includes all investment securities, interest-bearing deposits and federal funds sold.

(4) Certificates of deposit are shown repricing based on contractual terms to maturity.

(5) Based on assumptions supplied by Harvest Home Savings Banks' asset/liability management provider, money market deposits, NOW accounts and passbook accounts are assumed to decay over a five-year period.

    Savings banks have historically presented a gap analysis as a measure of interest rate risk. The gap analysis presents the projected maturities and periods to repricing of a savings bank's rate sensitive assets and liabilities. As set forth above, Harvest Home Savings Bank's cumulative one-year gap, which represents the difference between the amount of interest sensitive assets maturing or repricing in one year and the amount of interest sensitive liabilities maturing or repricing in the same period, was a positive 1.7% of total assets at September 30, 1999. A positive cumulative gap indicates that interest sensitive assets exceed interest sensitive liabilities at a specific date. In a rising interest rate environment, institutions with positive repricing or maturity gaps generally experience a more rapid increase in interest income earned on assets than the interest expense paid on liabilities. Conversely, in an environment of falling interest rates, interest income earned on assets will generally decrease more rapidly than the interest expense paid on liabilities. A negative gap will have the opposite effect. Harvest Home Savings Bank's one to three year gap was a positive 3.7% (of total assets), while all other maturities greater than three years reflected a positive gap of 3.0% of total assets. The foregoing totals have been based on certain prepayment and repricing data that may not reflect actual performance in a rapidly rising or declining interest rate environment.

FORWARD-LOOKING STATEMENTS

    In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, Harvest Home Financial's operations and Harvest Home Financial's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and Harvest Home Financial's market area generally.

    Some of the forward-looking statements included herein are the statements regarding management's determination of the amount and adequacy of the allowance for loan losses, the effect of the year 2000 on information technology systems and the effect of recent accounting pronouncements.

CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1998 TO SEPTEMBER 30, 1999

    Harvest Home Financial's assets totaled $98.9 million at September 30, 1999, an increase of $2.0 million, or 2.1%, over September 30, 1998 levels. The increase in total assets was funded primarily by a $6.0 million increase in deposits, partially offset by a $3.3 million decrease in Federal Home Loan Bank advances.

    Cash, federal funds sold and interest-bearing deposits in other financial institutions totaled $2.8 million at September 30, 1999, a decrease of $38,000, or 1.3%, from 1998 levels. Federal funds sold decreased by $100,000, while interest-bearing deposits and cash increased by $62,000, or 2.3%, during 1999. Investment securities totaled $6.0 million at September 30, 1999, an increase of $1.9 million, or 47.6%, over the balance at September 30, 1998. This increase resulted primarily from the purchase of $6.0 million of investment securities, offset by the maturity of $4.0 million of investment securities during the 1999 period.

    Mortgage-backed securities decreased by $4.2 million, or 11.0%, to a total of $33.7 million at September 30, 1999, compared to September 30, 1998, as principal repayments of $15.0 million exceeded purchases of $12.0 million. During fiscal 1999, management purchased $8.0 million of long-term, adjustable-rate U.S. Government agency collateralized mortgage obligations with a weighted-average yield of 6.38%. Such purchases were funded with proceeds from Federal Home Loan Bank advances. Additionally, Harvest Home Savings Bank acquired $4.0 million of intermediate-term U. S. Government agency collateralized mortgage obligations at a fixed rate of 5.50%.

    Loans receivable increased by $4.0 million, or 8.2%, to a total of $52.8 million at September 30, 1999, compared to September 30, 1998 levels. Loan disbursements totaled $15.8 million during fiscal 1999, as compared to $13.9 million during fiscal 1998, and were partially offset by principal repayments totaling $11.9 million. Growth in the loan portfolio consisted primarily of one- to four-family residential and construction loans, which increased by $3.2 million, or 6.9%, year to year.

    At September 30, 1999, Harvest Home Savings Bank's allowance for loan losses totaled $139,000, representing .25% of total loans and 556.0% of nonperforming loans. At September 30, 1998, the allowance for loan losses totaled $127,000, or
 .25% of total loans, and 259.2% of nonperforming loans. Nonperforming loans amounted to $25,000, or .1%, and $49,000, or .1%, of total assets at September 30, 1999 and 1998, respectively. Although management believes that its allowance for loan losses at September 30, 1999, was adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Harvest Home Savings Bank's results of operations.

    Deposits totaled $66.2 million at September 30, 1999, an increase of $6.0 million, or 10.0%, over the $60.2 million total at September 30, 1998. Harvest Home Savings Bank has historically sought to maintain a moderate rate of deposit growth through marketing and pricing strategies. The increase in deposits during fiscal 1999 can be attributed primarily to consolidation in the financial services industry in Harvest Home Savings Bank's market area, and consumers' preference for conducting financial business with a smaller, locally-owned institution.

    Federal Home Loan Bank advances totaled $22.6 million at September 30, 1999, a decrease of $3.3 million, or 12.6%, from September 30, 1998, as repayments of mortgage-backed securities were used to repay advances. At September 30, 1999, the advances carried a 5.23% weighted-average interest rate and are scheduled to mature through fiscal 2008.

    Stockholders' equity totaled $9.7 million at September 30, 1999, a decrease of $324,000, or 3.2%, from September 30, 1998 levels. The decrease resulted primarily from cash dividends paid totaling $376,000, coupled with an increase of $781,000 in unrealized losses on securities designated as available for sale, which were partially offset by net earnings of $514,000, amortization of stock benefit plan expense of $197,000, and the exercise of stock options totaling $122,000.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
  1999 AND 1998

    GENERAL. Net earnings for the year ended September 30, 1999, totaled $514,000, a decrease of $27,000, or 5.0%, from the $541,000 in net earnings reported for the fiscal year ended September 30, 1998. The decrease in net earnings resulted primarily from a $56,000 increase in general administrative and other expense, coupled with a $17,000 decrease in other income, which were partially offset by a $47,000 increase in net interest income.

    NET INTEREST INCOME. Total interest income amounted to $6.5 million for the fiscal year ended September 30, 1999, an increase of $115,000, or 1.8%, over fiscal 1998. Interest income on loans totaled $3.7 million in fiscal 1999, an increase of $177,000, or 5.0%. This increase was due primarily to a $3.7 million, or 7.9%, increase in the weighted-average balance outstanding, which was partially offset by a 21 basis point decrease in weighted-average yield, to 7.49% in 1999. Interest income on mortgage-backed securities increased by $41,000, or 2.0%, as a result of a $2.9 million increase in the weighted-average balance outstanding, which was partially offset by a 38 basis point decrease in weighted-average yield, to 5.86% in fiscal 1999. Interest income on investment securities and interest-bearing deposits decreased by $103,000, or 14.5%, due to a $515,000, or 4.7%, decrease in the weighted-average balance outstanding, coupled with a 64 basis point decrease in weighted-average yield, to 5.85% in fiscal 1999.

    Interest expense totaled $4.2 million for the fiscal year ended
September 30, 1999, an increase of $68,000, or 1.6%, over the $4.1 million total recorded in fiscal 1998. Interest expense on deposits increased by $79,000, or 2.7%, due to a $5.1 million, or 8.5%, increase in the weighted-average balance outstanding, which was partially offset by a 27 basis point decrease in the weighted-average cost of funds, to 4.61% during fiscal 1999. Interest expense on borrowings totaled $1.2 million during fiscal 1999, a decrease of $11,000 from fiscal 1998, due to a decrease of 54 basis points in the weighted-average interest rate, to 5.08% during fiscal 1999, partially offset by a $2.1 million increase in the weighted-average balance of advances outstanding from the Federal Home Loan Bank.

    As a result of the foregoing changes in interest income and interest expense, net interest income increased by $47,000, or 2.1%, from $2.2 million for the fiscal year ended September 30, 1998, to $2.3 million for fiscal 1999. The interest rate spread increased by 1 basis point during fiscal 1999 to 1.96%, while the net interest margin declined by 10 basis points year-to-year, amounting to 2.35% in fiscal 1999.


    PROVISION FOR LOSSES ON LOANS. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Harvest Home Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Harvest Home Savings Bank's market area, and other factors related to the collectibility of the Harvest Home Savings Bank's loan portfolio. As a result of such analysis, management recorded a $12,000 provision for losses on loans during each of the fiscal years ended September 30, 1999 and 1998. The provisions for each of the fiscal years 1999 and 1998 have been predicated primarily upon stable growth in Harvest Home Savings Bank's residential real estate loan portfolio, and a declining level of non performing loans. There can be no assurance that the allowance for loan losses of the Harvest Home Savings Bank will be adequate to cover losses on nonperforming assets in the future.


    OTHER INCOME. Other income decreased by $17,000, or 15.6%, from $109,000 for the fiscal year ended September30, 1998 to $92,000 for fiscal 1999. The decrease was primarily due to the absence of the $43,000 gain on sale of mortgage-backed securities recorded in fiscal 1998, partially offset by a $20,000 increase in NOW account fees.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased by $56,000, or 3.7%, to a total of $1.6 million for the year ended September 30, 1999, as compared to $1.5 million for fiscal 1998. The increase resulted primarily from an increase of $33,000, or 3.9%, in employee compensation and benefits and a $21,000, or 11.4%, increase in occupancy and equipment expense. The increase in employee compensation and benefits resulted from normal merit increases and an increase in staffing levels, while the increases in occupancy and equipment resulted from the addition of new computer technology.

    FEDERAL INCOME TAXES. The provision for federal income taxes totaled $265,000 for the fiscal year ended September 30, 1999, an increase of $1,000 from the $264,000 total in fiscal 1998. The effective tax rates for the years ended September 30, 1999 and 1998 were 34.0% and 32.8%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
  1998 AND 1997

    GENERAL. Net earnings for the year ended September 30, 1998, totaled $541,000, a decrease of $86,000, or 13.7%, from the $627,000 in net earnings reported for the fiscal year ended September 30, 1997. The decrease in net earnings resulted primarily from a $70,000 decline in net interest income, coupled with a $107,000 increase in general administrative and other expense, which were partially offset by a $45,000 increase in other income and a $49,000 decrease in the provision for federal income taxes.

    NET INTEREST INCOME. Total interest income amounted to $6.4 million for the fiscal year ended September 30, 1998, an increase of $384,000, or 6.4%, over fiscal 1997. Interest income on loans totaled $3.6 million in fiscal 1998, an increase of $114,000, or 3.3%. This increase was due primarily to a $2.5 million increase in the weighted-average balance outstanding, which was offset by a 17 basis point decrease in weighted-average yield, to 7.70% in 1998. Interest income on mortgage-backed securities increased by $431,000, or 26.1%, as a result of a $7.4 million increase in the weighted-average balance outstanding, which was partially offset by a 14 basis point decrease in weighted-average yield, to 6.24% in fiscal 1998. Interest income on investment securities and interest-bearing deposits decreased by $161,000, or 18.5%, due primarily to a $2.5 million decrease in the weighted-average balance outstanding.

    Interest expense totaled $4.1 million for the fiscal year ended
September 30, 1998, an increase of $454,000, or 12.3%, over the $3.7 million total recorded in fiscal 1997. Interest expense on deposits increased by $136,000, or 4.9%, due primarily to a 6 basis point increase in the weighted-average cost of funds, to 4.87% during fiscal 1998. Interest expense on borrowings totaled $1.2 million during fiscal 1998, an increase of $318,000 over fiscal 1997, due to the previously discussed $6.1 million increase in the weighted-average balance of advances outstanding from the Federal Home Loan Bank.

    As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $70,000, or 3.1%, from $2.3 million for the fiscal year ended September 30, 1997, to $2.2 million for fiscal 1998. The interest rate spread declined by 22 basis points during fiscal 1998 to 1.95%, while the net interest margin declined by 31 basis points year-to-year, amounting to 2.45% in fiscal 1998.

    PROVISION FOR LOSSES ON LOANS. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Harvest Home Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Harvest Home Savings Bank's market area, and other factors related to the collectibility of the Harvest Home Savings Bank's loan portfolio. As a result of such analysis, management recorded a $12,000 provision for losses on loans during the fiscal year ended September 30, 1998, as compared to $9,000 for fiscal 1997. There can be no assurance that the allowance for loan losses of the Harvest Home Savings Bank will be adequate to cover losses on nonperforming assets in the future.

    OTHER INCOME. Other income increased by $45,000, or 70.0%, from $64,000 for the fiscal year ended September30, 1997 to $109,000 for fiscal 1998. The increase was due primarily to a $36,000 increase in gain on sale of investment and mortgage-backed securities during the year.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased by $107,000, or 7.6%, to a total of $1.5 million for the year ended September 30, 1998, as compared to $1.4 million for fiscal 1997. The increase resulted primarily from an increase of $48,000, or 6.0%, in employee compensation and benefits, a $14,000, or 8.2%, increase in occupancy and equipment expense and a $23,000, or 11.5% increase in other operating expenses. The increase in employee compensation and benefits resulted from normal merit increases and additional staffing levels, while the increases in occupancy and equipment resulted from the addition of new computer technology and other related corporate expenses, respectively.

    FEDERAL INCOME TAXES. The provision for federal income taxes totaled $264,000 for the fiscal year ended September 30, 1998, a decrease of $49,000 from the $313,000 total in fiscal 1997. The decrease resulted primarily from a $135,000, or 14.4%, decrease in pre-tax earnings. The effective tax rates for the years ended September 30, 1998 and 1997 were 32.8% and 33.3%, respectively.

    AVERAGE YIELD ANALYSIS. The following table presents for the periods indicated, the total amount of interest income from average interest-earning assets and the resulting yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Balances are based on average monthly balances which, in the opinion of management, do not differ materially from daily balances.

                                     AT SEPTEMBER 30,                         YEAR ENDED SEPTEMBER 30,
                                     ----------------   ---------------------------------------------------------------------
                                           1999                       1999                                1998
                                     ----------------   ---------------------------------   ---------------------------------
                                         WEIGHTED         AVERAGE     INTEREST                AVERAGE     INTEREST
                                         AVERAGE        OUTSTANDING   EARNED/     YIELD/    OUTSTANDING   EARNED/     YIELD/
                                      INTEREST RATE       BALANCE       PAID       RATE       BALANCE       PAID       RATE
                                     ----------------   -----------   --------   --------   -----------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable.................        7.25           $50,060      $3,748       7.49%     $46,391      $3,571       7.70%
  Mortgage-backed securities.......        6.13            36,286       2,126       5.86       33,391       2,085       6.24
  Investment securities............        5.50             5,046         301       5.97        5,900         402       6.81
  Interest-bearing deposits and
    other..........................        5.32             5,347         307       5.74        5,008         309       6.17
                                           ----           -------      ------     ------      -------      ------     ------
    Total interest-earning
      assets.......................                        96,739       6,482       6.70       90,690       6,367       7.02
Non-interest-earning assets........                         3,161                               2,031
                                                          -------                             -------
    Total assets...................                       $99,900                             $92,721
                                                          =======                             =======
Interest-bearing liabilities:
  Deposits
  NOW accounts.....................        1.93           $ 3,997          75       1.88      $ 3,533          77       2.18
    Passbook.......................        2.53             9,926         250       2.52        9,264         250       2.70
    Money market demand deposits...        3.00             4,398         132       3.00        4,354         130       2.99
    Certificates...................        5.25            46,745       2,544       5.44       42,814       2,465       5.76
  Borrowings.......................        5.23            23,827       1,210       5.08       21,738       1,221       5.62
                                           ----           -------      ------     ------      -------      ------     ------
    Total interest-bearing
      liabilities..................                        88,893       4,211       4.74       81,703       4,143       5.07
                                                                       ------     ------                   ------     ------
Non-interest-bearing liabilities...                         1,003                                 770
                                                          -------                             -------
    Total liabilities..............                        89,896                              82,473
Stockholders' equity...............                        10,004                              10,248
                                                          -------                             -------
  Total liabilities and
    stockholders' equity...........                       $99,900                             $92,721
                                                          -------                             -------
Net interest income; interest rate
  spread (1).......................                                    $2,271       1.96%                  $2,224       1.95%
                                                                       ------     ------                   ------     ------
Net yield (net interest income as a
  percent of average interest-
  earning assets)..................                                                 2.35%                               2.45%
                                                                                  ------                              ------
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities..............                                               108.83%                             111.00%
                                                                                  ------                              ------

                                         YEAR ENDED SEPTEMBER 30,
                                     ---------------------------------
                                                   1997
                                     ---------------------------------
                                       AVERAGE     INTEREST
                                     OUTSTANDING   EARNED/     YIELD/
                                       BALANCE       PAID       RATE
                                     -----------   --------   --------
                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable.................    $43,929      $3,457       7.87%
  Mortgage-backed securities.......     25,938       1,654       6.38
  Investment securities............      9,846         675       6.86
  Interest-bearing deposits and
    other..........................      3,538         197       5.57
                                       -------      ------     ------
    Total interest-earning
      assets.......................     83,251       5,983       7.19
Non-interest-earning assets........      2,153
                                       -------
    Total assets...................    $85,404
                                       =======
Interest-bearing liabilities:
  Deposits
  NOW accounts.....................    $ 3,477         110       3.16
    Passbook.......................      9,057         252       2.78
    Money market demand deposits...      4,436         144       3.25
    Certificates...................     40,909       2,280       5.57
  Borrowings.......................     15,615         903       5.78
                                       -------      ------     ------
    Total interest-bearing
      liabilities..................     73,494       3,689       5.02
                                                    ------     ------
Non-interest-bearing liabilities...      1,608
                                       -------
    Total liabilities..............     75,102
Stockholders' equity...............     10,302
                                       -------
  Total liabilities and
    stockholders' equity...........    $85,404
                                       -------
Net interest income; interest rate
  spread (1).......................                 $2,294       2.17%
                                                    ------     ------
Net yield (net interest income as a
  percent of average interest-
  earning assets)..................                              2.76%
                                                               ------
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities..............                            113.28%
                                                               ------


------------------------------

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

    RATE/VOLUME TABLE. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Harvest Home Financial's interest income and expense during the fiscal years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                            YEAR ENDED SEPTEMBER 30,
                                                 ------------------------------------------------------------------------------
                                                             1999 V. 1998                              1998 V. 1997
                                                 ------------------------------------      ------------------------------------
                                                        INCREASE                                  INCREASE
                                                   (DECREASE) DUE TO                         (DECREASE) DUE TO
                                                 ----------------------                    ----------------------
                                                  VOLUME         RATE         TOTAL         VOLUME         RATE         TOTAL
                                                 --------      --------      --------      --------      --------      --------
                                                                                 (IN THOUSANDS)
Interest income attributable to:
  Loans receivable.........................        $276         $ (99)         $177          $190          $(76)         $114
  Mortgage-backed securities...............         175          (134)           41           469           (38)          431
  Investment securities....................         (54)          (47)         (101)         (269)           (4)         (273)
  Other interest-earning assets(1).........          21           (23)           (2)           87            25           112
                                                   ----         -----          ----          ----          ----          ----
    Total interest income..................         418          (303)          115           477           (93)          384

Interest expense attributable to:
  Deposits(2)..............................         240          (161)           79           100            36           136
  Borrowings...............................         112          (123)          (11)          345           (27)          318
                                                   ----         -----          ----          ----          ----          ----
    Total interest expense.................         352          (284)           68           445             9           454
                                                   ----         -----          ----          ----          ----          ----
Increase (decrease) in net interest
  income...................................                                    $ 47                                      $(70)
                                                                               ====                                      ====

------------------------

(1) Includes interest-bearing deposits in other financial institutions and other interest-earning assets.

(2) Includes interest-bearing escrow deposits.

    LIQUIDITY AND CAPITAL RESOURCES. Harvest Home Savings Bank's principal sources of funds are deposits, repayments on loans and mortgage-backed securities, maturities of investment securities, and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturing interest-bearing deposits and investment securities are relatively predictable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. The particular sources of funds utilized by Harvest Home Savings Bank from time to time are selected based on comparative costs and availability.

    The FDIC requires savings banks to maintain a level of investments in specified types of liquid assets sufficient to protect and ensure the safety and soundness of the Harvest Home Savings Bank. The FDIC has no specific minimum guideline for liquidity.

    The primary investing activities of Harvest Home Savings Bank include investing in loans, mortgage-backed securities and investment securities. Such investments are funded primarily from loans and mortgage-backed securities repayments, increases in customer deposit liabilities and borrowings from the Federal Home Loan Bank. During the fiscal year ended September 30, 1999, loan originations totaled $15.8 million and purchases of mortgage-backed and investment securities totaled $18.0 million, representing the deployment of funds from deposit growth, proceeds from Federal Home Loan Bank advances and proceeds from maturity of investment securities. Customer deposits increased during the fiscal year ended September 30, 1999, by $6.0 million and increased during the fiscal year ended September 30, 1998 by $1.4 million.

    The FDIC has adopted risk-based capital ratio guidelines to which Harvest Home Savings Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

    These guidelines divide the capital into two tiers. The first tier ("Tier I") includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debts and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Savings banks are required to maintain a total risk-based capital (the sum of Tier 1 and Tier 2 capital) ratio of 8%, of which 4% must be Tier I capital. The FDIC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain a Tier I leverage ratio, including tangible capital positions, well above the minimum levels.

    In addition, the FDIC established guidelines prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

    The following table sets forth the regulatory capital of Harvest Home Savings Bank at September 30, 1999:

Total Capital to Risk-Weighted Assets.......................    23.5%
Tier I Capital to Risk-Weighted Assets......................    23.2%
Tier I Leverage Ratio.......................................     9.8%

IMPACT OF INFLATION AND CHANGING PRICES

    Harvest Home Financial's consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Harvest Home Financial's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Harvest Home Financial's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement of Financial Accounting Standards No. 130 established standards for reporting and display of comprehensive income and its components

(revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement of Financial Accounting Standards No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

    Statement of Financial Accounting Standards No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital. Statement of Financial Accounting Standards No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management adopted Statement of Financial Accounting Standards No. 130 effective October 1, 1998, as required, without material impact on Harvest Home Financial's financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement of Financial Accounting Standards No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Statement of Financial Accounting Standards No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, Statement of Financial Accounting Standards No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. Statement of Financial Accounting Standards No. 131 is effective for fiscal years beginning after December 15, 1997. Management adopted Statement of Financial Accounting Standards No. 131 effective October 1, 1998, as required, without material impact on Harvest Home Financial's financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. Statement of Financial Accounting Standards No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

    The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. Statement of Financial Accounting Standards No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

    Statement of Financial Accounting Standards No. 133, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. Statement of Financial Accounting Standards No. 133 is not expected to have a material impact on Harvest Home Financial's financial statements.

                     BUSINESS OF PEOPLES COMMUNITY BANCORP


    Peoples Community Bancorp is a Delaware corporation organized in December 1999 by People's Savings for the purpose of becoming a unitary savings and loan holding company of Peoples Community Bank. Peoples Community Bancorp will purchase all of the capital stock of Peoples Community Bank to be issued in the conversion in exchange for 50% of the net conversion proceeds and will retain the remaining 50% of the net proceeds as Peoples Community Bancorp's initial capitalization. Immediately following the conversion, Peoples Community Bancorp's only significant assets will be the capital stock of Peoples Community Bank, Peoples Community Bancorp's loan to the Peoples employee stock ownership plan, and the remainder of the net conversion proceeds retained by Peoples Community Bancorp. The business and management of Peoples Community Bancorp will initially primarily consist of the business and management of Peoples Community Bank.


                    BUSINESS OF PEOPLE'S SAVINGS AND OAKLEY

OVERVIEW


    People's Savings and Oakley are traditional mutual-form savings and loan associations operating in the Cincinnati area. Immediately prior to the conversion, Oakley will merge into People's Savings with People's Savings surviving. Described below is the business of each of People's Savings and Oakley. Because People's Savings is significantly larger than Oakley and because People's Savings will follow its own business plan after the Oakley merger, the description of business is focused on People's Savings, although the business practices of Oakley, which have been very similar to those of People's Savings, also are described below.


MARKET AREA OF PEOPLE'S SAVINGS, OAKLEY AND HARVEST HOME FINANCIAL


    People's Savings conducts operations through two full service branch offices in southwestern Ohio. People's Savings' branch network serves Warren and Clinton Counties, with its largest market presence being in Warren County where it is currently headquartered. Oakley's sole office facility is located in Cincinnati, which is part of Hamilton County. Harvest Home Financial operates three full service branch offices in Hamilton County.



    People's Savings' primary market area will include a mixture of rural, suburban and urban markets, with Hamilton County being the most populous and more urban of the markets that will be served by its branches. People's Savings' market area has a fairly diversified economy, with services, wholesale/ retail trade, manufacturing, and state and local government constituting the basis of the three county primary market area served by People's Savings, Oakley and Harvest Home Financial.


MARKET AREA DEMOGRAPHICS


    Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insight into the health of People's Savings' market area. In the 1990s, the primary market area served by People's Savings, Oakley and Harvest Home Financial exhibited mixed growth characteristics as measured by population and household growth. Hamilton County, which has the largest population among People's Savings' primary market area counties, posted a slight decline in population growth from 1990 to 1999. Comparatively, Warren and Clinton Counties experienced growth in population during the 1990s, with the more populous Warren County posting a stronger annual growth rate than Clinton County (3.2 percent versus 1.5 percent for Clinton County). Population growth rates for both Warren and Clinton Counties exceeded the U.S. and Ohio growth rates in 1990s. Warren County's comparatively higher population growth reflects its central location between Cincinnati and Dayton and the outward expansion of those markets. Accordingly, the more affordable housing of the Warren County market has become an increasingly attractive characteristic for individuals commuting to jobs in the Cincinnati and Dayton markets.


    Median household income measures for the primary market area counties indicate Warren County is a relatively affluent market area, reflecting the impact of population growth among white collar professionals who commute to jobs in either Cincinnati or Dayton. Median household income measures for Clinton and Hamilton Counties are fairly comparable and are not materially different from the U.S. and Ohio household income measures. Household income distribution measures further imply that Warren County is a relatively affluent market area, based on Warren County's higher percentage of households with incomes of $100,000 or more.


PEOPLE'S SAVINGS' LENDING ACTIVITIES


    GENERAL. At September 30, 1999, the net loan portfolio of People's Savings totalled $83.9 million, representing approximately 92.9% of total assets at that date. The principal lending activity of People's Savings is the origination of one- to four-family (which are also known as single-family) residential loans. At September 30, 1999, conventional first mortgage, one- to four-family residential loans (including construction loans) amounted to $80.7 million or 92.3% of the total loan portfolio. To a lesser extent, People's Savings originates commercial real estate and land loans and multi-family residential mortgage loans. At September 30, 1999, commercial real estate and land loans totalled $5.6 million or 6.5% of the total loan portfolio, before net items, and multi-family residential mortgage loans amounted to $982,000, or 1.1% of the total loan portfolio.

    Oakley also focuses its lending efforts on one- to four- family residential mortgage loans. At September 30, 1999, Oakley's single-family residential mortgage loans totalled $9.7 million or 86.0% of Oakley's total loan portfolio.

    The types of loans that People's Savings and Oakley may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

    A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and
(ii) $500,000. At September 30, 1999, People's Savings' regulatory limit on loans-to-one borrower was $1.8 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $1.3 million, $922,000, $900,000, $851,000 and $805,000. All of People's Savings' five largest loans or groups of loans were performing in accordance with their terms at September 30, 1999. See "Classified Assets."


    As a result of the conversion, the Oakley merger and the Harvest Home merger, People's Savings will have significantly more unimpaired capital and surplus. This will increase People's Savings' loans-to-one borrower limit and will permit making larger loans than can be made now.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of People's Savings' loans at the dates indicated.

                                                                        AT SEPTEMBER 30,
                                              ---------------------------------------------------------------------
                                                      1999                    1998                    1997
                                              ---------------------   ---------------------   ---------------------
                                                         PERCENT OF              PERCENT OF              PERCENT OF
                                               AMOUNT      TOTAL       AMOUNT      TOTAL       AMOUNT      TOTAL
                                              --------   ----------   --------   ----------   --------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
    Single-family residential...............  $80,690       92.28%    $75,564       91.56%    $73,320       90.98%
    Multi-family residential................      982        1.12       1,036        1.26         143        0.18
    Commercial real estate and land.........    5,647        6.46       5,801        7.03       6,980        8.66
                                              -------      ------     -------      ------     -------      ------
      Total mortgage loans..................   87,319       99.86      82,401       99.85      80,443       99.82
Other loans.................................      124        0.14         129        0.15%        150        0.18
                                              -------      ------     -------      ------     -------      ------
      Total loans receivable................   87,443      100.00%     82,530      100.00      80,593      100.00%
                                                           ======                  ======                  ======
Less:
    Undisbursed portion of loans in
      process...............................    2,797                   2,214                   1,340
    Allowance for losses on loans...........      365                     210                     182
    Deferred loan fees......................      354                     359                     349
                                              -------                 -------                 -------
Loans receivable, net.......................  $83,927                 $79,747                 $78,722
                                              =======                 =======                 =======

    The following table sets forth the composition of Oakley's loans at the dates indicated.

                                                                          SEPTEMBER 30,
                                              ---------------------------------------------------------------------
                                                      1999                    1998                    1997
                                              ---------------------   ---------------------   ---------------------
                                                         PERCENT OF              PERCENT OF              PERCENT OF
                                               AMOUNT      TOTAL       AMOUNT      TOTAL       AMOUNT      TOTAL
                                              --------   ----------   --------   ----------   --------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
    Single-family residential...............  $ 9,680       85.97%    $ 9,844       91.38%    $10,032       89.15%
    Multi-family residential................      606        5.38         575        5.34         750        6.66
    Commercial real estate and land.........      965        8.57         342        3.17         451        4.01
                                              -------      ------     -------      ------     -------      ------
      Total mortgage loans..................   11,251       99.92      10,761       99.89      11,233       99.82
Other loans.................................        9       0 .08          12        0.11          20       0 .18
                                              -------      ------     -------      ------     -------      ------
      Total loans receivable................   11,260      100.00%     10,773      100.00%     11,253      100.00%
                                                           ======                  ======                  ======
Less:
    Undisbursed portion of loans in
      process...............................      540                      --                      --
    Allowance for losses on loans...........       50                      25                      25
    Deferred loan fees......................       46                      47                      50
                                              -------                 -------                 -------
Loans receivable, net.......................  $10,624                 $10,701                 $11,178
                                              =======                 =======                 =======

    ORIGINATION OF LOANS. The lending activities of People's Savings are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of People's Savings.

    Under the real estate lending policy of People's Savings, a title opinion must be obtained for each real estate loan. People's Savings also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. People's Savings does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.


    People's Savings loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. All real estate loans must be approved by the Board of Directors.

    ACTIVITY IN LOANS. The following table shows the activity in People's Savings loans during the periods indicated.

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Total loans held at beginning of period.....................  $82,530    $80,593    $75,261
Originations of loans:
  Mortgage loans:
    Single-family residential...............................   24,516     18,983     19,311
    Multi-family residential................................      246        900         --
    Commercial real estate and land.........................    1,864      1,914      2,303
Other loans.................................................       41         43         50
                                                              -------    -------    -------
      Total originations....................................   26,667     21,840     21,664
                                                              -------    -------    -------
Purchases of loans..........................................       --         --         --
                                                              -------    -------    -------
      Total originations and purchases......................   26,667     21,840     21,664
                                                              -------    -------    -------
Loans sold..................................................       --         --         --
Transfers to real estate owned..............................       --         --         --
Charge-offs.................................................       --         15         --
Repayments..................................................   22,449     20,534     16,700
                                                              -------    -------    -------
Net activity in loans.......................................    4,218      1,291      4,964
                                                              -------    -------    -------
Gross loans held at end of period...........................  $87,443    $82,530    $80,593
                                                              =======    =======    =======

    The following table shows the activity in Oakley's loans during the periods indicated.

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Total loans held at beginning of period.....................  $10,773    $11,253    $11,097
Originations of loans:
  Mortgage loans:
    Single-family residential...............................    3,146      1,640      1,897
    Multi-family residential................................      238         --         --
    Commercial real estate and land.........................      650         --         --
Other loans.................................................        9         12         20
                                                              -------    -------    -------
      Total originations(1).................................    4,043      1,652      1,917
                                                              -------    -------    -------
Purchases of loans..........................................       --         --         --
                                                              -------    -------    -------
      Total originations and purchases......................    4,043      1,652      1,917
                                                              -------    -------    -------
Loans sold..................................................       --         --         --
Transfers to real estate owned..............................       --         --         --
Charge-offs.................................................       --         --         --
Repayments..................................................    3,556      2,132      1,761
                                                              -------    -------    -------
Net activity in loans.......................................      487       (480)       156
                                                              -------    -------    -------
Gross loans held at end of period...........................  $11,260    $10,773    $11,253
                                                              =======    =======    =======

------------------------

(1) Includes undisbursed portion of construction loans.

    Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, People's Savings as well as Oakley, confines its lending activity to its primary market area in southwestern Ohio. More specifically, People's Savings lends in Warren and Clinton counties and Oakley lends to residents in Hamilton County, Ohio. Subject to its loans-to-one borrower limitation, People's Savings and Oakley are permitted to invest without limitation in residential mortgage loans and up to 400% of their capital in loans secured by non-residential or commercial real estate. People's Savings and Oakley may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, People's Savings and Oakley may invest up to 10% of their total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At September 30, 1999, People's Savings and Oakley were well within each of the above lending limits.

    ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary real estate lending activity of People's Savings is the origination of loans secured by first mortgage liens on one- to four-family residences. At September 30, 1999, $80.7 million or 92.3% of the total loan portfolio of People's Savings, before net items, consisted of conventional first mortgage, one- to four-family residential loans (including single-family construction loans).

    The loan-to-value ratio, maturity and other provisions of the loans made by People's Savings generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by People's Savings. People's Savings lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

    The residential mortgages originated by People's Savings consist of fixed-rate loans maturing in 25 years. The single-family residential mortgage loans of People's Savings contain a three-year demand provision which permits People's Savings to accelerate the due date of a mortgage loan at any time at or after three years from the date of origination (although People's Savings has never utilized this provision). Other than this demand provision, the single-family residential mortgage loans of People's Savings generally conform to Fannie Mae and Freddie Mac requirements.


    People's Savings and Oakley have the authority to originate and purchase mortgage loans which provide for periodic interest rate adjustments subject to certain limitations. While People's Savings has not offered adjustable-rate mortgages in the past, after the conversion People's Savings plans to offer adjustable rate mortgage loans on which the interest rate adjusts every one or three years based upon the one-year or three-year rate on T-bills plus a specified margin. In addition, People's Savings plans to introduce a traditional fixed-rate mortgage loan without the three-year demand/adjustment provision. Oakley currently originates one-year and three-year adjustable rate mortgage loans based upon the National Average Contract Mortgage Rate.


    People's Savings one-to four-family residential mortgage loans also include loans to construct single-family residences. At September 30, 1999, People's Savings had approximately $6.6 million in single-family residential construction loans. The construction loans of People's Savings are comprised largely of loans made to borrowers to construct individual pre-sold homes. Generally, the construction loan and the permanent mortgage loan are originated at one closing as a construction/permanent loan. Interest-only payments are required during the construction period, which is typically six months. People's Savings also originates a limited amount of construction loans to local developers to build homes on a speculative basis.

    Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. People's Savings generally attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process.


    COMMERCIAL REAL ESTATE AND LAND LOANS. People's Savings commercial real estate and land loan portfolio primarily consists of loans secured by professional offices and churches located within People's Savings' primary market area. Commercial real estate and land loans amounted to $5.6 million or 6.5% of the total loan portfolio of People's Savings at September 30, 1999, with an average loan balance of approximately $73,000.



    The commercial real estate loans of People's Savings typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than single-family residential mortgage loans. The maximum term of People's Savings' commercial real estate loans is 25 years. Otherwise, the commercial real estate loans of People's Savings have terms which are substantially similar to its single-family residential mortgage loans, including the three-year demand provision. The land loans of People's Savings also have a loan-to-value ratio of 75% or less and are amortized over a five- year period or over a 15-year period with a balloon payment of the remaining principal amount due at five years from the date of origination. Land loans generally are secured by single-family residential lots or undeveloped land being held for residential development. Upon completion of the conversion, People's Savings expects to increase the amount of commercial real estate loans that People's Savings originates. People's Savings believes that after the conversion and mergers it can be a niche lender to small and medium sized businesses in its market area. People's Savings plans to increase its originations of commercial real estate loans because they generally have higher yields and shorter terms to maturity than single-family residential mortgage loans.


    At September 30, 1999, Oakley's commercial real estate and land loans amounted to $965,000 or 8.6% of its total portfolio. Oakley's practices in underwriting commercial real estate and land loans have been substantially similar to ours.


    Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. People's Savings generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.


    Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions.


    MULTI-FAMILY RESIDENTIAL AND OTHER LOANS. People's Savings also has a relatively small amount of multi-family (over four units) residential loans and a nominal amount of other loans. The multi-family residential mortgage loans of People's Savings are underwritten on substantially the same basis as its commercial real estate loans, although loan-to-value ratios may be up to 80%. At September 30, 1999, People's Savings had $982,000 in multi-family residential mortgage loans which amounted to 1.1% of People's Savings' total portfolio. At such date, Oakley had $606,000 of multi-family residential loans. People's Savings other loans consist of loans secured by deposit accounts. After the conversion, People's Savings plans to expand its consumer lending activities by offering a home equity line of credit loan which is a product that Harvest Home Financial already offers.


    LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, People's Savings and Oakley receive loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

    In accordance with Statement of Financial Accounting Standards No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At September 30, 1999, People's Savings had $354,000 of deferred loan fees and Oakley had $46,000 of deferred loan fees which will be amortized into interest income as a yield adjustment over the contractual maturities of the related loans.

    CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth scheduled contractual amortization of People's Savings loans at September 30, 1999 as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                                   PRINCIPAL REPAYMENTS CONTRACTUALLY DUE
                                                                       IN YEAR(S) ENDED SEPTEMBER 30,
                                   TOTAL AT      --------------------------------------------------------------------------
                                 SEPTEMBER 30,                                     2003-      2005-      2011-      THERE-
                                     1999          2000       2001       2002       2004       2010       2016      AFTER
                                 -------------   --------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Mortgage loans:
  Single-family residential....     $80,690       $2,308     $2,445     $2,606     $5,761    $19,212    $36,674    $11,684
  Multi-family residential.....         982           28         30         32         70        234        446        142
  Commercial real estate and
    land.......................       5,647          162        171        182        403      1,345      2,567        817
Other loans....................         124          124         --         --         --         --         --         --
                                    -------       ------     ------     ------     ------    -------    -------    -------
    Total(1)...................     $87,443       $2,622     $2,646     $2,820     $6,234    $20,791    $39,687    $12,643
                                    =======       ======     ======     ======     ======    =======    =======    =======

------------------------

(1) All of the $84.8 million of loan principal repayments contractually due after September 30, 2000 have fixed rates of interest (with a call provision after three years) and none had adjustable rates of interest.

    The following table sets forth scheduled contractual amortization of the Oakley's loans at September 30, 1999 as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                                   PRINCIPAL REPAYMENTS CONTRACTUALLY DUE
                                                                       IN YEAR(S) ENDED SEPTEMBER 30,
                                   TOTAL AT      --------------------------------------------------------------------------
                                 SEPTEMBER 30,                                     2003-      2005-      2011-      THERE-
                                     1999          2000       2001       2002       2004       2010       2016      AFTER
                                 -------------   --------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Mortgage loans:
  Single-family residential....     $ 9,680       $  269     $  285     $  303     $  668    $ 2,200    $ 4,033    $ 1,922
  Multi-family residential.....         606           14         15         16         35        108        168        250
  Commercial real estate and
    land.......................         965           23         24         25         55        172        268        398
Other loans....................           9            9         --         --         --         --         --         --
                                    -------       ------     ------     ------     ------    -------    -------    -------
    Total(1)...................     $11,260       $  315     $  324     $  344     $  758    $ 2,480    $ 4,469    $ 2,570
                                    =======       ======     ======     ======     ======    =======    =======    =======

------------------------

(1) Of the $10.9 million of loan principal repayments contractually due after September 30, 2000, approximately $5.8 million have fixed rates of interest and $5.2 million have adjustable rates of interest.

    Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

ASSET QUALITY


    GENERAL. People's Savings mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices begin when a loan becomes 30 days past due. If a loan becomes 60 days past due, People's Savings refers it to an attorney to commence foreclosure. In most cases, deficiencies are cured promptly. While People's Savings generally prefers to work with borrowers to resolve such problems, People's Savings will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.


    Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, People's Savings generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

    Real estate acquired by People's Savings as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Neither People's Savings nor Oakley had any real estate owned at September 30, 1999, 1998 or 1997.

    DELINQUENT LOANS. The following table sets forth information concerning delinquent mortgage loans at the dates indicated, in dollar amounts and as a percentage of each category of People's Savings' loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                    AT SEPTEMBER 30,
                                          ---------------------------------------------------------------------
                                                  1999                    1998                    1997
                                          ---------------------   ---------------------   ---------------------
                                               60-89 DAYS              60-89 DAYS              60-89 DAYS
                                               DELINQUENT              DELINQUENT              DELINQUENT
                                          ---------------------   ---------------------   ---------------------
                                                     PERCENT OF              PERCENT OF              PERCENT OF
                                                        LOAN                    LOAN                    LOAN
                                           AMOUNT     CATEGORY     AMOUNT     CATEGORY     AMOUNT     CATEGORY
                                          --------   ----------   --------   ----------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential:
    Single-family.......................   $1,001       1.24%      $  903       1.20%       $679        0.93%
    Multi-family........................       --         --           --         --          --          --
  Commercial real estate and land.......      111       1.97%         126       2.17%         --          --
                                           ------                  ------                   ----
      Total.............................   $1,112       1.27%      $1,029       1.25%       $679        0.84%
                                           ======                  ======                   ====

    The following table sets forth information concerning delinquent mortgage loans at the dates indicated, in dollar amounts and as a percentage of each category of the Oakley's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                           AT SEPTEMBER 30,
                                                 ---------------------------------------------------------------------
                                                         1999                    1998                    1997
                                                 ---------------------   ---------------------   ---------------------
                                                      60-89 DAYS              60-89 DAYS              60-89 DAYS
                                                      DELINQUENT              DELINQUENT              DELINQUENT
                                                 ---------------------   ---------------------   ---------------------
                                                            PERCENT OF              PERCENT OF              PERCENT OF
                                                               LOAN                    LOAN                    LOAN
                                                  AMOUNT     CATEGORY     AMOUNT     CATEGORY     AMOUNT     CATEGORY
                                                 --------   ----------   --------   ----------   --------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential:
    Single-family..............................    $111        1.15%       $141        1.43%       $93         0.93%
    Multi-family...............................      --          --          --          --         --           --
  Commercial real estate and land..............      --          --          --          --         --           --
                                                   ----                    ----                    ---
      Total....................................    $111        0.99%       $141        1.31%       $93         0.83%
                                                   ====                    ====                    ===

    NON-PERFORMING ASSETS. The following table sets forth information with respect to non-performing assets identified by People's Savings, including non-accrual loans, loans more than 90 days past due and still accruing interest and other real estate owned.

                                                                  AT SEPTEMBER 30,
                                                        ------------------------------------
                                                          1999          1998          1997
                                                        --------      --------      --------
                                                               (DOLLARS IN THOUSANDS)
Loans past due 90 days or more and still accruing:
  Single-family residential.......................       $  223        $ 147         $ 666
  Commercial real estate and land.................          166           --            14
                                                         ------        -----         -----
    Total.........................................          389          147           680
                                                         ------        -----         -----
Non-accrual loans:
  Single-family residential.......................          652          557           315
  Multi-family residential........................           --           --            --
  Commercial real estate and land.................           --           --            --
  Other loans.....................................           --           --            --
                                                         ------        -----         -----
    Total non-accruing loans......................          652          557           315
                                                         ------        -----         -----
  Total non-performing loans......................        1,041          704           995
                                                         ------        -----         -----
Other real estate owned, net......................           --           --            --
                                                         ------        -----         -----
  Total non-performing assets.....................       $1,041        $ 704         $ 995
                                                         ======        =====         =====
Non-performing assets to total assets.............         1.15%        0.79%         1.11%
Non-performing loans to total loans...............         1.24%        0.88%         1.26%

    The following table sets forth information with respect to non-performing assets identified by Oakley, including non-accrual loans and other real estate owned. Oakley had no accruing loans 90 days or more past due as to principal or interest at any of the below-referenced dates.

                                                                     AT SEPTEMBER 30,
                                                           -------------------------------------
                                                             1999          1998           1997
                                                           --------      ---------      --------
                                                                  (DOLLARS IN THOUSANDS)
Non-accrual loans:
  Mortgage loans:
    Single-family residential........................       $  38        $     --        $  15
    Multi-family residential.........................          --              --           --
    Commercial real estate and land..................          --              --           --
  Other loans........................................          --              --           --
                                                            -----        ---------       -----
    Total non-accruing loans.........................          38              --           15
                                                            -----        ---------       -----
    Total non-performing loans.......................          38              --           15
                                                            -----        ---------       -----
Other real estate owned, net.........................          --              --           --
                                                            -----        ---------       -----
    Total non-performing assets......................       $  38        $     --        $  15
                                                            =====        =========       =====
Non-performing assets to total assets................        0.22%             --%        0.09%
Non-performing loans to total loans..................        0.36%             --%        0.13%


    If the $652,000 of non-accruing loans of People's Savings has been current in accordance with their terms during fiscal 1999, the gross income on such loans would have been approximately $26,000. A total of approximately $7,000 of interest income was actually recorded by People's Savings on such loans in the fiscal year ended September 30, 1999.


    If the $38,000 of non-accruing loans of Oakley had been current in accordance with their terms during fiscal 1999, the gross income on such loans would have been approximately $1,100. No interest income was actually recorded by Oakley on such loans in the fiscal year ended September 30, 1999.

    CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

    People's Savings' total classified assets at September 30, 1999 (excluding loss assets specifically reserved for) amounted to $2.7 million, all of which was classified as substandard. The largest classified asset at September 30, 1999 consisted of a $249,000, residential loan. The remaining $2.4 million of substandard assets at September 30, 1999 consisted of $1.9 million of residential real estate loans and $478,000 of commercial real estate loans. The $249,000 loan referenced above is part of a group of three residential real estate loans and two commercial real estate loans aggregating $900,000 to one borrower all of which are classified as substandard.

    At September 30, 1999, Oakley had $38,000 in total classified assets, all of which was classified as substandard.


    ALLOWANCE FOR LOAN LOSSES. At September 30, 1999, People's Savings' allowance for loan losses amounted to $365,000 or 0.43% of the total loan portfolio. At such date Oakley's allowance for loan losses was $50,000 or 0.47% of its total loan portfolio. The loan portfolios of both People's Savings and Oakley consist primarily of residential mortgage loans. Due to the predominance in residential mortgage loans, neither People's Savings nor Oakley allocates its respective allowance for loan losses to particular types of loans. The allocation of the loan loss reserve based on portfolio percentages at September 30, 1999 was as follows:



                                                            BALANCE    PERCENT
                                                            --------   --------
People's Savings
  Residential real estate.................................  $343,000      94.0%
  Non-Residential real estate.............................    22,000       6.0
                                                            --------    ------
                                                            $365,000     100.0%
                                                            ========    ======
Oakley
  Residental real estate..................................  $ 50,000     100.0%
                                                            ========    ======


    The loan loss allowance is maintained by management at a level considered adequate to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. People's Savings' increased its allowance for loan losses in fiscal 1999 by recording a $150,000 provision for loan losses. Such increase in the provision for loan losses by People's Savings in fiscal 1999 was primarily in response to the $337,000 increase in total non-performing loans during the year. This increase was due to increases in single-family residential and commercial real estate and land loans past due
90 days or more and still accruing interest and non-performing single-family residential loans. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

    The following table sets forth the activity in People's Savings' allowance for loan losses during the periods indicated.

                                                               YEAR ENDED SEPTEMBER 30,
                                                         ------------------------------------
                                                           1999          1998          1997
                                                         --------      --------      --------
                                                                (DOLLARS IN THOUSANDS)
Allowance at beginning of period...................       $ 215         $ 182         $ 182
                                                          -----         -----         -----
Provisions.........................................         150            48            --
  Charge-offs:
    Mortgage loans:
      Single-family residential....................          --            15            --
      Multi-family residential.....................          --            --            --
      Commercial real estate and land..............          --            --            --
      Construction and land development
    Other loans....................................          --            --            --
                                                          -----         -----         -----
      Total charge-offs............................          --            15            --
  Recoveries:
    Mortgage loans:
      Single-family residential....................          --            --            --
      Multi-family residential.....................          --            --            --
      Commercial real estate and land..............          --            --            --
      Construction and land development
    Other loans....................................          --            --            --
                                                          -----         -----         -----
      Total recoveries.............................          --            --            --
                                                          -----         -----         -----
    Net loans charged-off to allowance for losses
      on loans.....................................          --           (15)           --
                                                          -----         -----         -----
Allowance at end of period.........................       $ 365         $ 215         $ 182
                                                          =====         =====         =====
Allowance for loan losses to total nonperforming
  loans at end of period...........................       35.06%        30.54%        18.29%
Allowance for loan losses to total loans at end of
  period...........................................        0.43%         0.27%         0.23%

    The following table sets forth the activity in Oakley's allowance for loan losses during the periods indicated.

                                                           YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------
                                                       1999          1998          1997
                                                     --------      --------      --------
                                                            (DOLLARS IN THOUSANDS)
Allowance at beginning of period...............      $    25        $  25        $    24
                                                     -------        -----        -------
Provisions.....................................           25           --              1
  Charge-offs:
    Mortgage loans:
      Single-family residential................           --           --             --
      Multi-family residential.................           --           --             --
      Commercial real estate and land..........           --           --             --
    Other loans................................           --           --             --
                                                     -------        -----        -------
      Total charge-offs........................
  Recoveries:
    Mortgage loans:
      Single-family residential................           --           --             --
      Multi-family residential.................           --           --             --
      Commercial real estate and land..........           --           --             --
    Other loans................................           --           --             --
                                                     -------        -----        -------
      Total recoveries.........................           --           --             --
                                                     -------        -----        -------
    Net loans charged-off to allowance for
      losses on loans..........................           --           --             --
                                                     -------        -----        -------
Allowance at end of period.....................      $    50        $  25        $    25
                                                     =======        =====        =======
Allowance for loan losses to total
  nonperforming loans at end of period.........       131.58%          --%        166.67%
Allowance for loan losses to total loans at end
  of period....................................         0.47%        0.23%          0.22%

INVESTMENT SECURITIES

    People's Savings and Oakley have authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each significant purchase of an investment security is approved by the Board of Directors.

    At September 30, 1999, People's Savings' investment securities portfolio consisted of $1.1 million of mortgage-backed securities, $798,000 of U.S. government and agency obligations and $850,000 in stock of the Federal Home Loan Bank. At such date, Oakley had investments of $2.0 million in stock of the Federal Home Loan Mortgage Corporation, $502,000 of U.S. Government and agency obligations, $81,000 of mortgage-backed securities, $400,000 in certificates of deposit at other institutions and $171,000 in Federal Home Loan Bank stock.

    The following table sets forth information regarding the carrying and fair value of People's Savings' securities at the dates indicated.

                                                                            SEPTEMBER 30,
                                                   ---------------------------------------------------------------
                                                          1999                  1998                  1997
                                                   -------------------   -------------------   -------------------
                                                   CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                                    VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                                   --------   --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Available for sale (at fair value):
  Mortgage-backed securities.....................   $1,110     $1,110     $1,419     $1,419     $1,398     $1,398
  U.S. Government and agency obligations.........      798        798      1,303      1,303      1,702      1,702
                                                    ------     ------     ------     ------     ------     ------
      Total......................................    1,908      1,908      2,722      2,722      3,100      3,100
                                                    ======     ======     ======     ======     ======     ======
HELD TO MATURITY:
  Certificates of deposit........................   $   --     $   --     $  400     $  400     $  425     $  425
  Federal Home Loan Bank stock...................      850        850        792        792        738        738
                                                    ------     ------     ------     ------     ------     ------
      Total......................................   $  850     $  850     $1,192     $1,192     $1,163     $1,163
                                                    ======     ======     ======     ======     ======     ======

    The following table sets forth the activity in People's Savings aggregate securities portfolio during the periods indicated.

                                                        YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Securities at beginning of period..................  $ 3,914     $4,263     $4,005
Purchases(2).......................................       53        326        504
Sales of available for sale securities.............       --         --         --
Repayments, prepayments and maturities.............   (1,205)      (675)      (246)
Decrease in unrealized gains on available-for-sale
  securities.......................................       (4)        --         --
                                                     -------     ------     ------
Securities at end of period(1).....................  $ 2,758     $3,914     $4,263
                                                     =======     ======     ======

------------------------

(1) At September 30, 1999, $1.1 million or 40.2% of People's Savings' securities portfolio consisted of adjustable rate securities, as compared to $1.4 million or 36.5% and $1.4 million or 32.9% at September 30, 1998 and 1997, respectively.

(2) Includes increases in Federal Home Loan Bank stock from purchases and dividends.

    The following table sets forth information regarding the carrying and fair value of Oakley's securities at the dates indicated.

                                                                            SEPTEMBER 30,
                                                   ---------------------------------------------------------------
                                                          1999                  1998                  1997
                                                   -------------------   -------------------   -------------------
                                                   CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                                    VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                                   --------   --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Available for sale (at fair value):
  Federal Home Loan Mortgage Corporation stock...   $1,950     $1,950     $1,940     $1,940     $1,415     $1,415
  U.S. Government and agency obligations.........      502        502        502        502        749        749
  Mortgage-backed securities.....................       81         81        110        110        130        130
                                                    ------     ------     ------     ------     ------     ------
      Total......................................   $2,533     $2,533     $2,552     $2,552     $2,294     $2,294
                                                    ======     ======     ======     ======     ======     ======
Held to maturity:
  Certificates of deposit........................   $  400     $  400     $  500     $  500     $  300     $  300
  Federal Home Loan Bank Stock...................      171        171        159        159        146        146
                                                    ------     ------     ------     ------     ------     ------
      Total......................................   $  571     $  571     $  659     $  659     $  446     $  446
                                                    ======     ======     ======     ======     ======     ======

    The following table sets forth the activity in Oakley's aggregate securities portfolio during the periods indicated.

                                                         YEAR ENDED SEPTEMBER 30,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Securities at beginning of period...................   $3,211     $2,740     $2,084
Purchases (2).......................................      508        713        756
Sales of available for sale securities..............       --        (93)        --
Repayments, prepayments and maturities..............     (629)      (770)      (522)
Increase in unrealized gains on available-for-sale
  securities........................................       14        621        422
                                                       ------     ------     ------
Securities at end of period(1)......................   $3,104     $3,211     $2,740
                                                       ======     ======     ======

------------------------

(1) At September 30, 1999, $41,000 or 1.3% of Oakley's securities portfolio consisted of adjustable rate securities, as compared to $55,000 or 1.7% and $65,000 or 2.4% at September 30, 1998 and 1997, respectively.

(2) Includes increases from Federal Home Loan Bank stock dividends.

    Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

    Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

    The mortgage-backed securities of People's Savings consist entirely of Government National Mortgage Association ("Ginnie Mae") securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Ginnie Mae securities are guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.

    At September 30, 1999, People's Savings' mortgage-backed securities amounted to $1.1 million, all of which are accounted for as available for sale.

    Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of People's Savings.

    The following table sets forth certain information regarding the maturities of People's Savings' investment securities at September 30, 1999.

                                                                          CONTRACTUALLY MATURING
                                           -------------------------------------------------------------------------------------
                                                      WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                           UNDER 1    AVERAGE      1-5      AVERAGE      6-10     AVERAGE    OVER 10    AVERAGE
                                             YEAR      YIELD      YEARS      YIELD      YEARS      YIELD      YEARS      YIELD
                                           --------   --------   --------   --------   --------   --------   --------   --------
                                                                          (DOLLARS IN THOUSANDS)
Mortgage backed securities...............   $   --        --%      $ 21       9.09%      $493       7.07%      $596       6.61%
U.S. Government and federal agency
  obligations............................      597      5.96        200       6.25         --         --         --         --
Federal Home Loan Bank stock.............      850      7.15         --         --         --         --         --         --
                                            ------      ----       ----       ----       ----       ----       ----       ----
                                            $1,447      6.66%      $221       6.52%      $493       7.07%      $596       6.61%
                                            ======      ====       ====       ====       ====       ====       ====       ====


    The following table sets forth certain information regarding the maturities of Oakley's other securities at September 30, 1999.


                                                                           CONTRACTUALLY MATURING
                                           --------------------------------------------------------------------------------------
                                                      WEIGHTED              WEIGHTED               WEIGHTED              WEIGHTED
                                           UNDER 1    AVERAGE      1-5      AVERAGE      6-10      AVERAGE    OVER 10    AVERAGE
                                             YEAR      YIELD      YEARS      YIELD       YEARS      YIELD      YEARS      YIELD
                                           --------   --------   --------   --------   ---------   --------   --------   --------
                                                                           (DOLLARS IN THOUSANDS)
Federal Home Loan Mortgage Corporation
  stock(1)...............................   $1,950        .8%      $ --         --%    $     --        --%      $ --         --%
U.S. Government obligations..............      502      5.44         --         --           --        --         --         --
Mortgage- backed securities..............       --        --         --         --           --        --         81       9.62
Certificates of deposit..................      400      4.78         --         --           --        --         --         --
Federal Home Loan Bank stock.............       --                   --         --           --        --        171       7.15
                                            ------      ----       ----       ----     ---------   --------     ----       ----
                                            $2,852      2.21%      $            --%    $               --%      $252       7.94%
                                            ======      ====       ====       ====     =========   ========     ====       ====

------------------------

(1) Stock has no stated maturity and is marked-to-market quarterly.

SOURCES OF FUNDS

    GENERAL. Deposits are the primary source of People's Savings and Oakley's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.


    DEPOSITS. Deposits are attracted by People's Savings and Oakley principally from within their primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. To date, both People's Savings and Oakley have offered only traditional passbook savings accounts, money market accounts and certificates of deposit. Upon consummation of the conversion, People's Savings expects to introduce checking accounts.


    People's Savings and Oakley obtain deposits primarily from residents of southwestern Ohio. Neither People's Savings nor Oakley has solicited deposits from outside Ohio or paid fees to brokers to solicit funds for deposit.

    Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations.

    The following table sets forth the activity in People's Savings deposits during the periods indicated.

                                                      YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Beginning balance................................  $73,691    $72,290    $69,812
Net increase (decrease) before interest
  credited.......................................    2,056       (589)       553
Interest credited................................    1,944      1,990      1,925
                                                   -------    -------    -------
Net increase in deposits.........................    4,000      1,401      2,478
                                                   -------    -------    -------
Ending balance...................................  $77,691    $73,691    $72,290
                                                   =======    =======    =======

    The following table sets forth by various interest rate categories the certificates of deposit with People's Savings at the dates indicated.

                                                           SEPTEMBER 30,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
0.00% to 2.99%...................................  $   198    $    --    $   100
3.00% to 3.99%...................................       --         --         --
4.00% to 4.99%...................................   17,548      2,943      2,840
5.00% to 6.99%...................................   38,682     39,295     38,803
7.00% to 8.99%...................................       --      9,972     11,030
                                                   -------    -------    -------
  Total..........................................  $56,428    $52,210    $52,773
                                                   =======    =======    =======

    The following table sets forth the amount and remaining maturities of People's Savings certificates of deposit at September 30, 1999.

                                                     OVER SIX      OVER ONE      OVER TWO
                                                      MONTHS         YEAR          YEARS
                                       SIX MONTHS   THROUGH ONE   THROUGH TWO     THROUGH     OVER THREE
                                        AND LESS       YEAR          YEARS      THREE YEARS     YEARS
                                       ----------   -----------   -----------   -----------   ----------
                                                            (DOLLARS IN THOUSANDS)
0.00% to 1.99%.......................   $   198       $    --       $   --         $   --       $   --
2.00% to 2.99%.......................        --            --           --             --           --
3.00% to 3.99%.......................        --            --           --             --           --
4.00% to 4.99%.......................     5,310        12,238           --             --           --
5.00% to 6.99%.......................    10,583         4,876        9,604          9,594        4,025
                                        -------       -------       ------         ------       ------
  Total..............................   $16,091       $17,114       $9,604         $9,594       $4,025
                                        =======       =======       ======         ======       ======

    As of September 30, 1999, the aggregate amount of outstanding time certificates of deposit at People's Savings in amounts greater than or equal to $100,000, was approximately $23.0 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                              SEPTEMBER 30, 1999
                                                              ------------------
                                                                (IN THOUSANDS)
3 months or less............................................        $ 2,880
Over 3 months through 6 months..............................          2,304
Over 6 months through 12 months.............................          5,762
Over 12 months..............................................         12,096
                                                                    -------
                                                                    $23,042
                                                                    =======

    The following table sets forth the dollar amount of deposits in various types of deposits offered by People's Savings at the dates indicated.

                                                                      AT SEPTEMBER 30,
                                           -----------------------------------------------------------------------
                                                   1999                     1998                     1997
                                           ---------------------    ---------------------    ---------------------
                                            AMOUNT    PERCENTAGE     AMOUNT    PERCENTAGE     AMOUNT    PERCENTAGE
                                           --------   ----------    --------   ----------    --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Passbook accounts........................  $ 4,008        5.16%     $ 4,855        6.59      $ 4,531        6.27
Certificates of deposit..................   56,428       72.63       52,210       70.85       51,324       71.00
Money market accounts....................   17,255       22.21       16,626       22.56       16,434       22.73
                                           -------      ------      -------      ------      -------      ------
  Total..................................  $77,691      100.00%     $73,691      100.00%     $72,289      100.00%
                                           =======      ======      =======      ======      =======      ======

    The following table sets forth the activity in Oakley's deposits during the periods indicated.

                                                      YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Beginning balance................................  $13,633    $13,145    $12,887
Net increase (decrease) before interest
  credited.......................................     (640)       125        (84)
Interest credited................................      334        363        342
                                                   -------    -------    -------
Net increase (decrease) in deposits..............     (306)       488        258
                                                   -------    -------    -------
Ending balance...................................  $13,327    $13,633    $13,145
                                                   =======    =======    =======

    The following table sets forth by various interest rate categories the certificates of deposit with Oakley at the dates indicated.

                                                          SEPTEMBER 30, 1999
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
0.00% to 2.99%....................................   $   --    $    --    $    --
3.00% to 3.99%....................................       --         --         --
4.00% to 4.99%....................................    3,410         30         --
5.00% to 6.99%....................................    5,648      9,464      9,408
7.00% to 8.99%....................................      768        731        721
                                                     ------    -------    -------
  Total...........................................   $9,826    $10,225    $10,129
                                                     ======    =======    =======

    The following table sets forth the amount and remaining maturities of Oakley's certificates of deposit at September 30, 1999.

                                     OVER SIX      OVER ONE      OVER TWO
                                      MONTHS         YEAR          YEARS
                       SIX MONTHS   THROUGH ONE   THROUGH TWO     THROUGH     OVER THREE
                        AND LESS       YEAR          YEARS      THREE YEARS     YEARS
                       ----------   -----------   -----------   -----------   ----------
                                            (DOLLARS IN THOUSANDS)
0.00% to 1.99%.......    $   --       $   --        $   --          $ --         $ --
2.00% to 2.99%.......        --           --            --            --           --
3.00% to 3.99%.......        --           --            --            --           --
4.00% to 4.99%.......       852        2,558            --            --           --
5.00% to 6.99%.......       639        2,408         1,602           332          667
7.00% to 8.99%.......       390          378            --            --           --
                         ------       ------        ------          ----         ----
  Total..............    $1,881       $5,344        $1,602          $332         $667
                         ======       ======        ======          ====         ====

    As of September 30, 1999, the aggregate amount of outstanding time certificates of deposit at Oakley in amounts greater than or equal to $100,000, was approximately $1.2 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                              SEPTEMBER 30, 1999
                                                              ------------------
                                                                (IN THOUSANDS)
3 months or less............................................        $  145
Over 3 months through 6 months..............................           200
Over 6 months through 12 months.............................           300
Over 12 months..............................................           600
                                                                    ------
                                                                    $1,245
                                                                    ======

    The following table sets forth the dollar amount of deposits in various types of deposits offered by Oakley at the dates indicated.

                                                                      SEPTEMBER 30,
                                         -----------------------------------------------------------------------
                                                 1999                     1998                     1997
                                         ---------------------    ---------------------    ---------------------
                                          AMOUNT    PERCENTAGE     AMOUNT    PERCENTAGE     AMOUNT    PERCENTAGE
                                         --------   ----------    --------   ----------    --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Passbook accounts......................  $ 1,400       10.50%     $ 1,607       11.79%     $ 1,293        9.84%
Certificates of deposit................    9,826       73.73       10,225       75.00       10,129       77.06
Money market accounts..................    2,101       15.77        1,801       13.21        1,723       13.10
                                         -------      ------      -------      ------      -------      ------
  Total................................  $13,327      100.00%     $13,633      100.00%     $13,145      100.00%
                                         =======      ======      =======      ======      =======      ======

    People's Savings and Oakley attempt to control the flow of deposits by pricing their accounts to remain generally competitive with other financial institutions in its market area.

    BORROWINGS. People's Savings and Oakley may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the common stock they own in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

    The following table shows certain information regarding the borrowings of People's Savings at or for the dates indicated:

                                                                AT OR FOR THE YEAR
                                                               ENDED SEPTEMBER 30,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                                                                   (DOLLARS IN
                                                                    THOUSANDS)
Federal Home Loan Bank advances:
  Average balance outstanding...............................   $  710        $3,530
  Maximum amount outstanding at any month-end during the
    period..................................................   $4,000        $6,000
  Balance outstanding at end of period......................   $   --        $4,000
  Average interest rate during the period...................     5.49%         5.35%
  Weighted average interest rate at end of period...........      N/A          5.45%


    As of September 30, 1999, People's Savings was permitted to borrow up to an aggregate total of $10.0 million from the Federal Home Loan Bank of Cincinnati and Oakley was permitted to borrow $4.0 million. At such date, neither People's Savings nor Oakley had any outstanding borrowings. During fiscal 1999, People's Savings average balance of Federal Home Loan Bank advances was $710,000 compared to $3.5 million during fiscal 1998. Oakley did not utilize borrowings during the past two fiscal years. After the conversion is completed, People's Savings expects to increase its use of borrowings in order to leverage its balance sheet.


NO SUBSIDIARIES

    At September 30, 1999, neither People's Savings nor Oakley had any subsidiaries.

TOTAL EMPLOYEES

    People's Savings had sixteen full-time employees and one part-time employee at September 30, 1999 and Oakley had four full-time employees and one part-time employee at such date. None of these employees are represented by a collective bargaining agent, and People's Savings and Oakley believes that they enjoy good relations with their personnel.

COMPETITION

    People's Savings and Oakley face significant competition both in attracting deposits and in making loans. Their most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in their primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, they face significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Neither People's Savings nor Oakley rely upon any individual group or entity for a material portion of their deposits. The ability of People's Savings and Oakley to attract and retain deposits depends on their ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

    People's Savings and Oakley's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. They compete for loan originations primarily through the interest rates and loan fees they charge, and the efficiency and quality of services they provide borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

PROPERTIES

    The following table sets forth certain information relating to People's Savings' offices at September 30, 1999.

                                                                   NET BOOK VALUE OF
                                                                     PROPERTY AND
                                                                       LEASEHOLD
                                                        LEASE       IMPROVEMENTS AT
                                           OWNED OR   EXPIRATION     SEPTEMBER 30,        DEPOSITS AT
LOCATION                                    LEASED       DATE            1999          SEPTEMBER 30, 1999
--------                                   --------   ----------   -----------------   ------------------
                                                                               (IN THOUSANDS)
11 South Broadway
  Lebanon, Ohio 45036....................  Owned        N/A              $1,011              $70,744

112 E. Main Street
  Blanchester, Ohio 45107................  Leased        6/03                26                6,947

    The following table sets forth certain information relating to Oakley's office at September 30, 1999.

                                                                  NET BOOK VALUE OF
                                                                     PROPERTY AND
                                                       LEASE          LEASEHOLD
                                          OWNED OR   EXPIRATION    IMPROVEMENTS AT        DEPOSITS AT
LOCATION                                   LEASED       DATE      SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
--------                                  --------   ----------   ------------------   ------------------
                                                                              (IN THOUSANDS)
3924 Isabella
  Cincinnati, Ohio 45209................  Owned          N/A             $25                 $13,327


    After completion of the conversion and the mergers, People's Savings plans to upgrade its office network. People's Savings plans to open a new branch office in Lebanon, Ohio, to renovate the office currently owned by Oakley, to replace the Blanchester office and to build a new corporate headquarters, with an additional branch office, between Lebanon and Cincinnati. People's Savings expects that its total capital expenditures with respect to these office upgrades will be approximately $5.0 million.


NO MATERIAL LEGAL PROCEEDINGS

    People's Savings and Oakley are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of People's Savings and Oakley.

                       BUSINESS OF HARVEST HOME FINANCIAL

GENERAL

    As a community oriented financial institution, Harvest Home Savings Bank seeks to serve the financial needs of the families and community businesses in its market area. Harvest Home Savings Bank is principally engaged in the business of attracting deposits from the general public (which are insured to applicable limits by the Savings Association Insurance Fund) and using such deposits to originate residential loans in its primary market area. To a lesser extent, Harvest Home Savings Bank also originates construction loans and loans secured by multi-family residential real estate, nonresidential real estate, and deposits. In addition, Harvest Home Savings Bank invests in mortgage-backed securities, other investment grade securities, and short-term liquid assets. Harvest Home Savings Bank also offers a Visa credit card program through a commercial bank.

    Harvest Home Savings Bank conducts business from its main office in Cheviot, Ohio and from two full-service branch offices located in the Cincinnati area. Harvest Home Savings Bank's primary market area consists of western Hamilton County, Ohio, although its market also extends to the remainder of Hamilton County and to the townships contiguous to Hamilton County in the counties of Butler, Clermont, and Warren.

LENDING ACTIVITIES

    GENERAL. Harvest Home Savings Bank's primary lending activity is the origination of conventional mortgage loans for its own portfolio secured by one-to four- family residential properties located in Harvest Home Savings Bank's primary market area. To a lesser extent, loans for the construction of one- to four-family homes, mortgage loans on multifamily properties containing five units or more and nonresidential properties, and secured home equity loans are also offered by Harvest Home Savings Bank. In addition to mortgage lending, Harvest Home Savings Bank makes a limited amount of consumer loans secured by deposits.

    LOAN PORTFOLIO COMPOSITION. The following table presents certain information with respect to the composition of Harvest Home Savings Bank's loan portfolio at the dates indicated.

                                                                        AT SEPTEMBER 30,
                                  ---------------------------------------------------------------------------------------------
                                          1999                    1998                    1997                    1996
                                  ---------------------   ---------------------   ---------------------   ---------------------
                                             PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                                               TOTAL                   TOTAL                   TOTAL                   TOTAL
                                   AMOUNT      LOANS       AMOUNT      LOANS       AMOUNT      LOANS       AMOUNT      LOANS
                                  --------   ----------   --------   ----------   --------   ----------   --------   ----------
                                                                                  (DOLLARS IN THOUSANDS)
Type of Loan:
Residential real estate loans:
  Construction loans............  $ 5,964        11.3%    $ 4,663         9.6%    $ 1,513         3.4%    $ 3,290         7.8%
  1-4 family and multi-family
    (1).........................   46,741        88.5      43,856        89.8      42,353        93.6      38,210        90.4
Nonresidential real estate and
  land..........................    3,085         5.8       3,024         6.2       2,554         5.7       3,281         7.8
Deposit accounts................       20         0.1          25         0.1          45         0.1          42         0.1
                                  -------       -----     -------       -----     -------       -----     -------       -----
                                   55,810       105.7      51,568       105.7      46,465       102.8      44,823       106.1
Less:
Loans in process................   (2,823)       (5.3)     (2,556)       (5.2)     (1,019)       (2.3)     (2,320)       (5.5)
Deferred loan origination
  fees..........................      (58)       (0.1)        (88)       (0.2)       (102)       (0.2)       (125)       (0.3)
Allowance for loan losses.......     (139)       (0.3)       (127)       (0.3)       (115)       (0.3)       (111)       (0.3)
                                  -------       -----     -------       -----     -------       -----     -------       -----
      Total Loans...............  $52,790       100.0%    $48,797       100.0%    $45,229       100.0%    $42,267       100.0%
                                  =======       =====     =======       =====     =======       =====     =======       =====
Type of Security:
Residential real estate:
  1-4 family....................  $50,527        95.7%    $47,152        96.6%    $42,464        93.9%    $39,978        94.6%
  Other dwelling................    2,178         4.1       1,367         2.8       1,402         3.1       1,522         3.6
Nonresidential real estate......    3,085         5.8       3,024         6.2       2,554         5.7       3,281         7.8
Deposit accounts................       20         0.1          25         0.1          45         0.1          42         0.1
                                  -------       -----     -------       -----     -------       -----     -------       -----
                                   55,810       105.7      51,568       105.7      46,465       102.8      44,823       106.1
Less:
Loans in process................   (2,823)       (5.3)     (2,556)       (5.2)     (1,019)       (2.3)     (2,320)       (5.5)
Deferred loan origination
  fees..........................      (58)       (0.1)        (88)       (0.2)       (102)       (0.2)       (125)       (0.3)
Allowance for loan losses.......     (139)       (0.3)       (127)       (0.3)       (115)       (0.3)       (111)       (0.3)
                                  -------       -----     -------       -----     -------       -----     -------       -----
      Total Loans...............  $52,790       100.0%    $48,797       100.0%    $45,229       100.0%    $42,267       100.0%
                                  =======       =====     =======       =====     =======       =====     =======       =====

                                    AT SEPTEMBER 30,
                                  ---------------------
                                          1995
                                  ---------------------
                                             PERCENT OF
                                               TOTAL
                                   AMOUNT      LOANS
                                  --------   ----------

Type of Loan:
Residential real estate loans:
  Construction loans............  $ 1,505         3.9%
  1-4 family and multi-family
    (1).........................   34,002        88.9
Nonresidential real estate and
  land..........................    3,341         8.8
Deposit accounts................       83         0.2
                                  -------       -----
                                   38,931       101.8
Less:
Loans in process................     (428)       (1.1)
Deferred loan origination
  fees..........................     (148)       (0.4)
Allowance for loan losses.......     (110)       (0.3)
                                  -------       -----
      Total Loans...............  $38,245       100.0%
                                  =======       =====
Type of Security:
Residential real estate:
  1-4 family....................  $34,117        89.2%
  Other dwelling................    1,390         3.6
Nonresidential real estate......    3,341         8.8
Deposit accounts................       83         0.2
                                  -------       -----
                                   38,931       101.8
Less:
Loans in process................     (428)       (1.1)
Deferred loan origination
  fees..........................     (148)       (0.4)
Allowance for loan losses.......     (110)       (0.3)
                                  -------       -----
      Total Loans...............  $38,245       100.0%
                                  =======       =====

------------------------

(1) Includes home equity lines of credit underwritten on the same basis as first mortgage loans.

    LOAN MATURITY. The following table sets forth certain information as of September 30, 1999 regarding the dollar amount of loans maturing in Harvest Home Savings Bank's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                             DUE DURING THE YEARS
                                                SEPTEMBER 30,
                                 --------------------------------------------                               DUE 20 OR
                                                                    DUE 3-5      DUE 5-10      DUE 10-20    MORE YEARS
                                                                  YEARS AFTER   YEARS AFTER   YEARS AFTER     AFTER
                                   2000       2001       2002       9/30/99       9/30/99       9/30/99      9/30/99      TOTAL
                                 --------   --------   --------   -----------   -----------   -----------   ----------   --------
                                                                       (IN THOUSANDS)
Mortgage loans(1)(2)
One to four family residential:
  Adjustable...................   $1,480      $ 11       $  8        $160         $  624        $12,579       $6,270     $21,132
  Fixed........................       19       486        247         441          5,154         17,282        2,746      26,375
Multi-family residential:
  Adjustable...................       --        --         23          --            286          1,357          512       2,178
Non-residential................       30         5         95          --            882          2,073           --       3,085
Deposit account loans..........       20        --         --          --             --             --           --          20
                                  ------      ----       ----        ----         ------        -------       ------     -------
Total loans....................   $1,549      $502       $373        $601         $6,946        $33,291       $9,528     $52,790
                                  ======      ====       ====        ====         ======        =======       ======     =======

------------------------------

(1) Amounts shown are net of loans in process of $2,823,000, deferred loan origination fees of $58,000 and allowance for loan losses of $139,000.

(2) Includes construction loans and land loans.

    The following table sets forth the dollar amount of all loans due after one year from September 30, 1999, which have predetermined interest rates and floating or adjustable interest rates:

                                                           PREDETERMINED     FLOATING OR
                                                               RATES       ADJUSTABLE RATE    TOTAL
                                                           -------------   ---------------   --------
                                                                         (IN THOUSANDS)
Mortgage Loans:
  One- to four-family residential........................     $26,356          $19,652       $46,008
  Multi-family residential...............................          --            2,178         2,178
  Nonresidential.........................................          --            3,055         3,055
                                                              -------          -------       -------
    Total loans:.........................................     $26,356          $24,885       $51,241
                                                              =======          =======       =======

    ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary lending activity of Harvest Home Savings Bank has been the origination of permanent conventional loans secured by one- to four-family residences, primarily single-family residences, located within Harvest Home Savings Bank's primary market area. In addition, Harvest Home Savings Bank makes second mortgage loans, as well as home equity lines of credit underwritten on the same basis as first mortgage loans. Harvest Home Savings Bank also has a small percentage of loans secured by property located outside its primary market area including a small percentage secured by real estate located in nearby southeastern Indiana. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

    Regulations limit the amount which Harvest Home Savings Bank may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. Within the parameters of such regulations, Harvest Home Savings Bank makes fixed rate loans on single family, owner occupied residences up to 80% of the value of the real estate and improvements (the "loan-to-value ratio") for terms not to exceed 20 years and adjustable-rate mortgage loans up to 95% loan-to-value ratio not to exceed 30 years. Harvest Home Savings Bank does not require private mortgage insurance for such loans. Harvest Home Savings Bank also offers loans to low and moderate income borrowers for first time purchase of single family owner occupied residences. These loans can be obtained for up to 95% of the property's purchase price at a discounted fixed interest rate for a period of up to 25 years. No private mortgage insurance is required for any of these loan products.

    Adjustable rate mortgage loans are offered by Harvest Home Savings Bank for terms of up to 30 years. The interest rate adjustment period on the adjustable rate mortgage loans is three years which is tied to changes in the weekly average yield on U.S. Treasury securities, adjusted to a constant maturity of one year as made available by the Board of Governors of the Federal Reserve System (the "Index"). The interest rate for the next three-year period is increased or decreased by the amount of the change in the Index between the date the interest rate was set and the date of the three-year adjustment rounded to the nearest one-quarter percent. The maximum allowable adjustment at each adjustment date is usually 2% with a maximum adjustment of 5% over the term of the loan. Adjustable rate mortgage loans generally have an increased risk of delinquency in periods of rising interest rates due to the increasing monthly payments required of borrowers. Harvest Home Savings Bank has in the past issued three-year adjustable rate mortage loans tied to different indexes. One such index is tied to a one-year (our most current index) constant maturity U.S. Treasury Index. Another index is tied to the interest rates being charged by Harvest Home Savings Bank for similar type loans at the time of the interest rate change. Borrowers are qualified at the contract rate at the time of origination of the loan.

    Harvest Home Savings Bank's one- to four-family residential real estate loan portfolio, including construction loans, was approximately $50.5 million at September 30, 1999, and represented 95.7% of total loans at such date. At such date, loans secured by one- to four-family residential real estate with outstanding balances of $25,000, or .05%, of the total one- to four-family residential real estate loan balance, were non-performing. See "Delinquent Loans, Non-Performing Assets and Classified Assets."

    MULTI-FAMILY RESIDENTIAL REAL ESTATE LOANS. In addition to loans on one- to four-family properties, Harvest Home Savings Bank makes loans secured by multi-family properties containing over four units. Multi-family loans generally have terms of up to 20 years and a maximum loan-to-value ratio of 80%. Such loans are currently made with adjustable interest rates.

    Multi-family lending is generally considered to involve a higher degree of risk because the loan amounts are larger and the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Harvest Home Savings Bank attempts to reduce the risk associated with multi-family lending by evaluating the credit-worthiness of the borrower and the projected income from the project, and by obtaining personal guarantees on loans made to corporations and partnerships, and, where deemed necessary, Harvest Home Savings Bank obtains additional collateral. Harvest Home Savings Bank may require that borrowers agree to submit financial statements annually to enable Harvest Home Savings Bank to monitor the loan, although no such requirement existed until 1993.

    At September 30, 1999, Harvest Home Savings Bank had $2.2 million of multi-family residential real estate loans, representing 4.1% of total loans at that date. At this date, no such loans were non-performing.

    CONSTRUCTION LOANS. Harvest Home Savings Bank makes construction loans for residential and non-residential real estate. Such loans are structured to become permanent loans upon completion of construction. Residential construction loans are offered at fixed rates for terms up to 20 years, and at adjustable rates up to 30 years. Non-residential construction loans are offered at adjustable rates for terms up to 20 years. The majority of the construction loans originated by Harvest Home Savings Bank are made to owner-occupants for construction of single family homes. These loans are typically one year in duration and require only interest payments until the loan becomes a permanent loan upon completion of construction. The remainder are made for non-owner occupied properties to builders for small projects, some of which have not been pre-sold, and to other small commercial developers.

    Construction loans for non-owner occupied properties generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, construction loans in general are more difficult to evaluate and monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the loan-to-value ratios and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Harvest Home Savings Bank would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Harvest Home Savings Bank's construction loans generally are secured by property located in Harvest Home Savings Bank's primary market area. Construction loans secured by property outside the primary lending area are secured by property in Eastern Hamilton County and surrounding counties, all within the State of Ohio; such loans are made on the same terms and conditions as those within the primary lending area and pose no more risk than those within the primary lending area.

    At September 30, 1999, Harvest Home Savings Bank had $6.0 million of construction loans, or 11.3% of its loan portfolio, none of which were non-performing.

    NONRESIDENTIAL REAL ESTATE LOANS AND LAND LOANS. Harvest Home Savings Bank also makes loans secured by nonresidential real estate consisting primarily of retail stores, warehouses, and office buildings. Such nonresidential loans are made only with adjustable rates of interest. Such loans have terms of up to 20 years and a maximum loan-to-value ratio of 75%. The largest loan of this type at September 30, 1999 had a principal balance of $468,600 and was secured by a retail shopping center and the residence of the borrower, both located in Harvest Home Savings Bank's primary market area.

    Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower's ability to repay may be impaired. Harvest Home Savings Bank has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property, and appraisals supporting the property's valuation. Harvest Home Savings Bank may require borrowers to agree to submit financial statements annually to allow Harvest Home Savings Bank to monitor the loan, although no such requirement existed until 1993.

    At September 30, 1999, Harvest Home Savings Bank had a total of
$3.0 million invested in nonresidential real estate loans. Such loans comprised approximately 5.8% of Harvest Home Savings Bank's total loans at such date. At such date, none of the nonresidential real estate loans were non-performing.

    DEPOSIT ACCOUNT LOANS. Harvest Home Savings Bank makes consumer loans, exclusively to depositors on the security of their deposit accounts. Such loans are made at adjustable rates of interest, and the principal amount of the loan cannot exceed the face value of the pledged deposit. Interest is due quarterly, and principal is due on demand.

    At September 30, 1999, Harvest Home Savings Bank had approximately $20,000 or .1% of total loans, invested in deposit loans.

    HOME EQUITY LINES OF CREDIT AND SECOND MORTGAGES. Harvest Home Savings Bank offers home equity lines of credit. These are typically secured by second mortgages, but with some being secured by first mortgages. The line of credit agreements currently being offered by Harvest Home Savings Bank provide that borrowers can obtain advances up to their credit limit for a period of fifteen years, and after that time, the borrowers must repay the outstanding balance over a period of the next ten years. Harvest Home Savings Bank has offered in the past home equity lines of credit which are open ended and have no required repayment period or fixed termination date. These lines of credit may, however, be terminated at any time by either party.

    LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by Harvest Home Savings Bank's lending staff, and walk-in customers.

    Loan applications for permanent mortgage loans are taken by loan personnel. Harvest Home Savings Bank obtains a credit report, verification of employment, and other documentation concerning the credit-worthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is prepared by an independent fee appraiser approved by the Board of Directors. For residential properties, an environmental study is conducted only if the appraiser or management has reason to believe that an environmental problem may exist. For most nonresidential properties, an environmental report is required. For most multi-family and nonresidential mortgage loans, a personal guarantee is required. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to the Executive Committee and/or the Board of Directors for approval or rejection. Loan applications which do not exceed $200,000 generally can be approved by the Harvest Home Savings Bank's designated loan officer as long as the loan conforms to all underwriting requirements.

    If a mortgage loan application is approved, an attorney's opinion of title is obtained on the real estate which will secure the mortgage loan. Harvest Home Savings Bank does not obtain title insurance. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Harvest Home Savings Bank as an insured mortgagee.

    The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications, and estimates of construction costs. Harvest Home Savings Bank also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

    Harvest Home Savings Bank's loans contain provisions that the entire balance of the loan is due upon sale of the property securing the loan.

    LOAN ORIGINATIONS, PURCHASES, AND SALES. During the past several years, Harvest Home Savings Bank has been actively originating new fixed-rate and adjustable-rate loans. All loans originated during that period have been held in portfolio. Harvest Home Savings Bank has not sold a loan since 1984. Harvest Home Savings Bank does not process loans on forms accepted in the secondary market. Management believes other significant secondary market guidelines are followed. While there are no current plans to do so, Harvest Home Savings Bank may sell loans in the future if management deems it in the best interest of Harvest Home Savings Bank. Prior to 1981, Harvest Home Savings Bank originated mortgage loans only at fixed rates. Beginning in 1981, Harvest Home Savings Bank originated only adjustable-rate loans. In the late '80s, Harvest Home Savings Bank again began originating a limited amount of fixed-rate mortgage loans, up to maximum terms of 20 years, which are held in its portfolio in addition to adjustable rate mortgage loans.

    Harvest Home Savings Bank generally does not participate in loans originated by other institutions. Harvest Home Savings Bank will consider participation in loans if management deems it to be in the interest of Harvest Home Savings Bank. The following table presents Harvest Home Savings Bank's mortgage loan originations and mortgage-backed securities purchases and sales activity for the periods indicated:

                                                                YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------
                                                    1999       1998       1997       1996       1995
                                                  --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
Loans Originated:
  Construction..................................  $ 3,046    $ 1,540    $ 1,625    $ 3,488     $  962
  1 to 4 Family.................................   10,768     11,256      6,271      7,082      5,466
  Home equity line of credit....................      883        212        532        570        385
  5 or more units...............................      710        433         --        220         --
  Nonresidential real estate....................      431        438        485        844         --
  Deposit accounts..............................        6         43         --         56         85
                                                  -------    -------    -------    -------     ------
    Total loans originated......................  $15,844    $13,922    $ 8,913    $12,260     $6,898
                                                  =======    =======    =======    =======     ======

Mortgage-backed securities purchased:
  Insured, guaranteed or collaterized mortgage-
    backed securities...........................  $11,967    $26,992    $18,205    $12,972     $2,013
                                                  =======    =======    =======    =======     ======
Mortgage-backed securities sold.................  $    --    $ 1,878    $   141    $   267     $   --
                                                  =======    =======    =======    =======     ======

    FEDERAL LENDING LIMIT. Regulations generally limit the aggregate amount that a savings bank can lend to one borrower to an amount equal to 15% of the savings bank's unimpaired capital and surplus. A savings bank may loan to one borrower an additional amount not to exceed 10% of the association's unimpaired capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying these limits, the regulations require that loans to certain related or affiliated borrowers be aggregated. Based on such limits, Harvest Home Savings Bank could have made loans in an aggregate principal amount of $1.5 million to one borrower at September 30, 1999. At that date, Harvest Home Savings Bank had no loans in excess of such limits.

    LOAN ORIGINATION AND OTHER FEES. Harvest Home Savings Bank realizes loan origination fee and other fee revenue from its lending activities, and also realizes income from late payment charges, and fees for other miscellaneous services.

    Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments, and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to yield over the life of the related loan.

    DELINQUENT LOANS, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Harvest Home Savings Bank attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies have been cured promptly.

    Loans originated by Harvest Home Savings Bank before 1981 required payment of interest in advance. Although the mortgage documents require payments on the first of each month, borrowers were told that payments would not be treated as delinquent if made by the last working day of that month.

    Loans originated commencing in 1981 require interest in arrears, and payments are due on the first day of the following month.

    The following collection procedures are generally used:

    - When a loan payment is in arrears beyond the late payment date, a notice of late payment is generated by the on-line computer system and mailed to the borrower. A copy of the notice is filed in the loan file.

    - When a loan payment exceeds the due date by thirty days, the loan is scheduled for individual attention. Additional late notices are sent to the borrower followed by a telephone call, if necessary.

    - When a loan payment exceeds the due date by sixty days and personal contact has not cured the delinquency, a thirty day collection letter is sent to the borrower by Harvest Home Savings Bank's attorney. When a delinquent loan account is referred to the attorney for collection, the borrower is restricted from making any payment other than the total amount due as of the date of payment.

    - If the procedures outlined above have not cured the delinquency, legal action is filed against the borrower.

    Real estate acquired by Harvest Home Savings Bank as a result of foreclosure proceedings is classified as real estate owned until it is sold. When property is so acquired, it is recorded by Harvest Home Savings Bank at the lower of the book value of the related loan or the estimated fair value of the real estate, less selling expenses at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Interest accrual, if any, ceases no later than the date of acquisition of the real estate, and all costs incurred from such date in maintaining the property are expensed. Costs relating to the development and improvement of the property are capitalized to the extent of fair value. Harvest Home Savings Bank has had only two parcels of real estate owned during the last three years.

    Harvest Home Savings Bank places loans on non-accrual status when the collectibility of the loan is in doubt or when a loan is more than ninety days delinquent in interest payments.

    The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                     SEPTEMBER 30, 1999                SEPTEMBER 30, 1998                SEPTEMBER 30, 1997
                               ------------------------------    ------------------------------    ------------------------------
                                                     PERCENT                           PERCENT                           PERCENT
                                                     OF TOTAL                          OF TOTAL                          OF TOTAL
                                NUMBER     AMOUNT     LOANS       NUMBER     AMOUNT     LOANS       NUMBER     AMOUNT     LOANS
                               --------   --------   --------    --------   --------   --------    --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Days delinquent for: (1)
  30--59 days................     11        $506       0.96%         6        $290       0.60%        13        $461       1.02%
  60--89 days................      5         429       0.81          4         142       0.29          5         376       0.83
90 days and over.............      1          25       0.05          1          49       0.10          2          95       0.21
                                 ---        ----       ----        ---        ----       ----        ---        ----       ----
    Total delinquent loans...     17        $960       1.82%        11        $481       0.99%        20        $932       2.06%
                                 ===        ====       ====        ===        ====       ====        ===        ====       ====

------------------------------

(1) At September 30, 1999, delinquencies include 15 one-to-four family residential loans with principal balances totaling $735,531, one multi-family residential loan with a principal balance of $195,122 and one nonresidential loan with a principal balance of $29,777.

    The following table sets forth the amounts and categories of Harvest Home Savings Bank's non-performing assets as indicated by the dates on the accrual status when they become past due 90 days or more.

                                                                      AT SEPTEMBER 30,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Accruing loans delinquent 90 days or more...................   $  --       $  --       $  --
                                                               =====       =====       =====
Loans accounted for on a nonaccrual basis:
Real Estate:
  Residential...............................................      25          49          64
  Nonresidential............................................      --          --          31
  Deposit account...........................................      --          --          --
                                                               -----       -----       -----
Total nonaccrual loans......................................      25          49          95
Other non-performing assets.................................      --          --          --
                                                               -----       -----       -----
Total non-performing assets.................................   $  25       $  49       $  95
                                                               =====       =====       =====
Total non-performing assets as a percentage of total
  assets....................................................     .03%        .05%        .10%
Specific loan loss allowance................................   $  --       $  --       $  --
General loan loss allowance (unallocated as to any specific
  loan type)................................................     139         127         115
                                                               -----       -----       -----
Total loan loss allowance...................................   $ 139       $ 127       $ 115
                                                               =====       =====       =====
Loan loss allowance as a percent of non-performing loans....   556.0%      259.2%      121.1%
Loan loss allowance as a percent of non-performing assets...   556.0%      259.2%      121.1%

    Harvest Home Savings Bank had one non-performing loan at both September 30, 1999 and 1998. During the periods shown, Harvest Home Savings Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 114.

    Harvest Home Savings Bank's classification policy provides for the classification of loans and other assets such as debt and equity securities considered to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that Harvest Home Savings Bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are designated "special mention" by management. An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

    Generally, Harvest Home Savings Bank classifies as "substandard" all loans that are more than 90 days delinquent unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 90 days may also be classified if the loans have the characteristics described above rendering classification appropriate.

    The aggregate amounts of Harvest Home Savings Bank's classified assets at the dates indicated were as follows:

                                                                     AT SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Substandard.................................................    $524       $228       $219
Doubtful....................................................      --         --         --
Loss........................................................      --         --         --
                                                                ----       ----       ----
  Total classified assets...................................    $524       $228       $219
                                                                ====       ====       ====

    Federal and state examiners are authorized to classify a savings bank's assets. If a savings bank does not agree with an examiner's classification of an asset, it may appeal to regulatory authorities.

    ALLOWANCE FOR LOAN LOSSES. The Board of Directors reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At September 30, 1999, 1998, and 1997, Harvest Home Savings Bank's allowance for loan losses totaled $139,000, $127,000 and $115,000, respectively, none of which was allocated to a particular type of loan at any such dates. Due to the absence of any material loss on any loan in recent years, the Board of Directors of Harvest Home Savings Bank does not believe such a specific allocation is necessary.

    The following table sets forth an analysis of Harvest Home Savings Bank's allowance for losses on loans for the periods indicated. Harvest Home Savings Bank had no recoveries during such periods.

                                                                     FOR THE YEAR ENDED
                                                                       SEPTEMBER 30,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Balance at beginning of year................................   $ 127       $ 115       $ 111
Loans charged-off...........................................      --          --          (5)
Recoveries..................................................      --          --          --
Provision for losses on loans (charged to operations).......      12          12           9
                                                               -----       -----       -----
Balance at end of period....................................   $ 139       $ 127       $ 115
                                                               =====       =====       =====
Ratio of allowance for losses on loans to non-accrual
  loans.....................................................   556.0%      259.2%      121.1%
Ratio of allowance for losses on loans to total loans.......    0.26%       0.25%       0.25%


    The allocation of loan loss reserves based on portfolio percentages at September 30, 1999 was as follows:



                                                              BALANCE    PERCENT
                                                              --------   --------
Residential real estate.....................................  $131,000     94.0%
Non-Residential real estate.................................     8,000      6.0
                                                              --------    -----
                                                              $139,000    100.0%
                                                              ========    =====

MORTGAGE-BACKED AND RELATED SECURITIES

    Harvest Home Savings Bank faces significant competition for loans in its primary market area. This competitive factor, coupled with the declining interest rate environment over the past several years has limited the opportunities for originating adjustable rate mortgage loans. As a result, Harvest Home Savings Bank has purchased adjustable rate mortgage-backed securities, as well as mortgage related securities as interest-rate sensitive portfolio investments.

    Harvest Home Savings Bank's adjustable rate mortgage-backed securities are guaranteed as to principal and interest by Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. At September 30, 1999,
$24.0 million, or 71.2% of Harvest Home Savings Bank's mortgage-backed securities were adjustable rate.

    CMO/REMICs are securities derived by reallocating cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches of securities with coupon rates that differ from the underlying collateral as a whole. Harvest Home Savings Bank invests in these securities as an interest rate sensitive investment portfolio alternative to mortgage loans. As of September 30, 1999, Harvest Home Savings Bank's CMO/REMICS totaled $26.8 million, or 79.5%, of the mortgage- backed securities portfolio. All of the CMO/REMICs owned by Harvest Home Savings Bank are insured or guaranteed directly, or indirectly, through mortgage-backed securities underlying the obligations by Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. CMOs and REMICs can be classified by federal regulators under certain economic scenarios as "high risk" derivatives and are therefore potentially subject to forced divestiture. However, due to the nature of Harvest Home Savings Bank's investments, i.e., relatively short-term to maturity, the probability of such occurrence is viewed by management as remote.

    At September 30, 1999, Harvest Home Financial's investment and market value information of mortgage-backed securities designated as available for sale was comprised of the following:

                                                                  GROSS        GROSS
                                                    AMORTIZED   UNREALIZED   UNREALIZED
                                                      COST        GAINS        LOSSES     MARKET VALUE
                                                    ---------   ----------   ----------   ------------
                                                                      (IN THOUSANDS)
Federal Home Loan Mortgage Corporation
  participation certificates......................   $ 4,901       $ --        $  128        $ 4,773
Federal Home Loan Mortgage Corporation CMOs.......    22,236         --           858         21,378
Federal National Mortgage Association
  participation certificates......................     2,158          2            52          2,108
Federal National Mortgage Association CMOs........     5,420         33             1          5,452
                                                     -------       ----        ------        -------
  Total...........................................   $34,715       $ 35        $1,039        $33,711
                                                     =======       ====        ======        =======

INVESTMENT ACTIVITIES

    Federal and state regulations require Harvest Home Savings Bank to maintain a prudent amount of liquid assets to protect the safety and soundness of Harvest Home Savings Bank. Therefore, the Board of Directors of Harvest Home Savings Bank has established an investment policy to maintain safety and soundness and to provide control and guidelines for investments purchased by the institution. In accordance with the investment policy, Harvest Home Savings Bank invests in U.S. Treasury obligations, U.S. Federal agency and federally sponsored agency obligations, federal funds sold and certificates of deposits at insured banks.

    The following table sets forth the composition of Harvest Home Financial's interest-bearing deposits and investment portfolio at the dates indicated:

                                                                      SEPTEMBER 30,
                             -----------------------------------------------------------------------------------------------
                                                  1999                                             1998
                             ----------------------------------------------   ----------------------------------------------
                             AMORTIZED                 MARKET                 AMORTIZED                 MARKET
                               COST      % OF TOTAL    VALUE     % OF TOTAL     COST      % OF TOTAL    VALUE     % OF TOTAL
                             ---------   ----------   --------   ----------   ---------   ----------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Investment Securities:

U.S. Gov't & Agency
  obligations..............   $6,000         65.0%     $5,951        64.8%     $4,005         57.2%     $4,032        57.4%

Other investments:

Interest-bearing deposits
  in other financial
  institutions.............    1,402         15.2       1,402        15.3       1,182         16.9%      1,182        16.8%

Federal funds sold.........      100          1.1         100         1.1         200          2.9%        200         2.8%

Federal Home Loan Bank
  Stock....................    1,723         18.7       1,723        18.8       1,606         23.0%      1,606        23.0%
                              ------        -----      ------       -----      ------        -----      ------       -----

Total investment
  securities,
  interest-bearing deposits
  and other................   $9,225        100.0%     $9,176       100.0%     $6,993        100.0%     $7,020       100.0%
                              ======        =====      ======       =====      ======        =====      ======       =====

                                             SEPTEMBER 30,
                             ----------------------------------------------
                                                  1997
                             ----------------------------------------------
                             AMORTIZED                 MARKET
                               COST      % OF TOTAL    VALUE     % OF TOTAL
                             ---------   ----------   --------   ----------
                                         (DOLLARS IN THOUSANDS)
Investment Securities:
U.S. Gov't & Agency
  obligations..............   $ 7,972        57.4%    $ 8,039        57.6%
Other investments:
Interest-bearing deposits
  in other financial
  institutions.............     2,106        15.1%      2,106        15.1%
Federal funds sold.........     2,600        18.7%      2,600        18.6%
Federal Home Loan Bank
  Stock....................     1,219         8.8%      1,219         8.7%
                              -------       -----     -------       -----
Total investment
  securities,
  interest-bearing deposits
  and other................   $13,897       100.0%    $13,964       100.0%
                              =======       =====     =======       =====

    The following table sets forth the scheduled maturities, carrying values, market values and average yields for Harvest Home Savings Bank's investment securities at September 30, 1999. All of such securities mature in three years or less.

                                                                AT SEPTEMBER 30, 1999
                                           ---------------------------------------------------------------
                                                  ONE YEAR OR LESS                ONE TO FIVE YEARS
                                           ------------------------------   ------------------------------
                                           AMORTIZED COST   AVERAGE YIELD   AMORTIZED COST   AVERAGE YIELD
                                           --------------   -------------   --------------   -------------
                                                                   (IN THOUSANDS)
U.S. Government and agency securities....      $   --          $   --           $6,000           5.50%
                                               ======          ======           ======           ====

                                                                AT SEPTEMBER 30, 1999
                                           ----------------------------------------------------------------
                                                             TOTAL INVESTMENT SECURITIES
                                           ----------------------------------------------------------------
                                           AVERAGE LIFE IN                                 WEIGHTED AVERAGE
                                                YEARS        AMORTIZED COST   FAIR VALUE        YIELD
                                           ---------------   --------------   ----------   ----------------
                                                                    (IN THOUSANDS)
U.S. Government and agency securities....        1.5             $6,000         $5,951           5.50%
                                                 ===             ======         ======           ====

DEPOSITS AND BORROWINGS

    GENERAL. Deposits have traditionally been the primary source of Harvest Home Savings Bank's funds for use in lending and other investment activities. In addition to deposits, Harvest Home Savings Bank derives funds from interest payments and principal repayments on loans and mortgage-backed securities, income on earning assets, and service charges. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions.

    DEPOSITS. Deposits are attracted principally from within Harvest Home Savings Bank's primary market area through the offering of a broad selection of deposit instruments, including negotiable order of withdrawal ("NOW") accounts, Super NOW accounts, money market deposit accounts, regular passbook savings accounts, term certificate accounts, and individual retirement accounts ("IRAs"). Interest rates paid, maturity terms, service fees, and withdrawal penalties for the various types of accounts are established periodically by management of Harvest Home Savings Bank based on Harvest Home Savings Bank's liquidity requirements, growth goals, and interest rates paid by competitors. Harvest Home Savings Bank has never used brokers to attract deposits.

    At September 30, 1999, Harvest Home Savings Bank's certificates of deposit totaled $47.0 million, or 71.0% of total deposits. Of such amount, approximately $34.4 million in certificates of deposit will mature within one year. Based on past experience and Harvest Home Savings Bank's prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Harvest Home Savings Bank at maturity. If there is a significant deviation from historical experience, Harvest Home Savings Bank can utilize borrowings from the Federal Home Loan Bank of Cincinnati as an alternative to this source of funds.

    The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Harvest Home Savings Bank at the dates indicated:

                                                                        AT SEPTEMBER 30,
                                              ---------------------------------------------------------------------
                                                      1999                    1998                    1997
                                              ---------------------   ---------------------   ---------------------
                                                         PERCENT OF              PERCENT OF              PERCENT OF
                                                           TOTAL                   TOTAL                   TOTAL
                                               AMOUNT     DEPOSITS     AMOUNT     DEPOSITS     AMOUNT     DEPOSITS
                                              --------   ----------   --------   ----------   --------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Transaction accounts:

  NOW accounts(1)...........................  $ 3,806         5.7%    $ 3,208         5.3%    $ 2,699         4.6%
  Super NOW accounts(1).....................      405         0.6         253         0.4         300         0.5
  Passbook savings(2).......................   10,437        15.8       9,494        15.8       9,143        15.6
  Money market deposit account(3)...........    4,534         6.9       4,107         6.8       4,332         7.4
                                              -------       -----     -------       -----     -------       -----
    Total transaction accounts..............   19,182        29.0      17,062        28.3      16,474        28.1

Certificates of Deposit(4):
  4.00-5.99%................................   42,304        63.9      38,275        63.6      38,031        64.7
  6.00-7.99%................................    4,734         7.1       4,888         8.1       4,281         7.2
                                              -------       -----     -------       -----     -------       -----
    Total certificates of deposit...........   47,038        71.0      43,163        71.7      42,312        71.9
                                              -------       -----     -------       -----     -------       -----
  Total deposits............................  $66,220       100.0%    $60,225       100.0%    $58,786       100.0%
                                              =======       =====     =======       =====     =======       =====

------------------------

(1) Harvest Home Savings Bank's weighted average interest rate paid on NOW accounts fluctuates with the general movement of interest rates. At September 30, 1999, 1998, and 1997, the weighted average rates on NOW accounts were 1.84%, 1.84% and 2.69%, respectively. At September 30, 1999, 1998, and 1997, the weighted average rate of Super NOW accounts was 2.75%.

(2) Harvest Home Savings Bank's weighted average interest rate paid on passbook accounts fluctuates with the general movement of interest rates. At September 30, 1999, 1998, and 1997, the weighted average rates on passbook accounts were 2.53%, 2.53% and 2.79%, respectively.

(3) Harvest Home Savings Bank's weighted average interest rate paid on money market deposit accounts fluctuates with the general movement of interest rates. At September 30, 1999, 1998, and 1997, the weighted average rate on money market accounts was 3.00%.

(4) IRAs are generally offered under certificate of deposit programs.

    The following table shows interest rate and original contractual maturity information for Harvest Home Savings Bank's certificates of deposit as of September 30, 1999:

                                          UP TO ONE   OVER 1 YEAR   OVER 2 YEARS
                                            YEAR      TO 2 YEARS     TO 3 YEARS    OVER 3 YEARS    TOTAL
                                          ---------   -----------   ------------   ------------   --------
                                                                   (IN THOUSANDS)
4.00 - 5.99%............................   $30,622       $6,922        $1,191         $3,569      $42,304
6.00 - 7.99%............................     3,750          984            --             --        4,734
                                           -------       ------        ------         ------      -------
Total certificates of deposit...........   $34,372       $7,906        $1,191         $3,569      $47,038
                                           =======       ======        ======         ======      =======

    The following table presents the amount of Harvest Home Savings Bank's certificates of deposit of $100,000 or more by the time remaining until maturity as of September 30, 1999:

MATURITY                                                   AT SEPTEMBER 30, 1999
--------                                                   ---------------------
                                                              (IN THOUSANDS)
Three months or less.....................................         $  743
Over 3 months to 6 months................................            511
Over 6 months to 12 months...............................          1,425
Over 12 months...........................................          1,440
                                                                  ------
    Total................................................         $4,119
                                                                  ======

    The following table sets forth Harvest Home Savings Bank's deposit account balance activity for the periods indicated:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Beginning balance...........................................  $60,225    $58,786    $57,958
Deposits....................................................   75,155     65,375     58,930
Withdrawals.................................................  (72,135)   (66,862)   (60,904)
Interest credited...........................................    2,975      2,926      2,802
                                                              -------    -------    -------
Ending balance..............................................  $66,220    $60,225    $58,786
                                                              =======    =======    =======
Net increase................................................  $ 5,995    $ 1,439    $   828
Percent increase............................................     9.95%      2.45%      1.43%

    BORROWINGS. The Federal Home Loan Bank System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the Federal Home Loan Bank of Cincinnati, Harvest Home Savings Bank is authorized to apply for advances from the Federal Home Loan Bank of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, a bank must meet certain qualifications to be eligible for Federal Home Loan Bank advances. All standards required are currently met by Harvest Home Savings. Harvest Home Savings is a member of the Federal Home Loan Bank and is required to own capital stock in the Federal Home Loan Bank. Each Federal Home Loan Bank credit program has its own interest rate, which may be fixed or variable and range of maturity. The Federal Home Loan Bank may prescribe the acceptable uses for these advances as well as limitations on the size of the advances and repayment provisions.

    The following table sets forth certain information as to Harvest Home Savings Bank's Federal Home Loan Bank advances at the date indicated:

                                                                     AT SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Federal Home Loan Bank advances.............................  $22,600    $25,850    $24,000
Weighted average interest rate of Federal Home Loan Bank
  advances..................................................     5.23%      5.26%      5.82%

    The following table sets forth the maximum balance and average balance of Federal Home Loan Bank advances during the periods indicated:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Maximum Balance:
  Federal Home Loan Bank advances...........................  $26,000    $25,850    $24,000
Average Balance:
  Federal Home Loan Bank advances...........................   23,827     21,738     15,615
Weighted average interest rate of Federal Home Loan Bank
  advances..................................................     5.08%      5.62%      5.78%

COMPETITION

    Harvest Home Savings Bank competes for deposits with other savings banks and associations, commercial banks and credit unions, and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Harvest Home Savings Bank competes with other savings banks and associations, commercial banks, consumer finance companies, credit unions, leasing companies, and other lenders. Harvest Home Savings Bank competes for loan originations primarily through the interest rates and loan fees it charges, and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.

    Due to Harvest Home Savings Bank's size relative to the many other financial institutions in its market area, management believes that Harvest Home Savings Bank has a small share of the deposit and loan markets.

    The size of financial institutions competing with Harvest Home Savings Bank is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Harvest Home Savings Bank.

PROPERTIES

    The following table sets forth certain information at September 30, 1999, regarding the properties on which main office and each branch office of Harvest Home Savings Bank is located:

                                         OWNED OR                       NET BOOK      DEPOSITS AT
LOCATION                                  LEASED      DATE ACQUIRED     VALUE(1)   SEPTEMBER 30, 1999
--------                                 --------   -----------------   --------   ------------------
                                                                                     (IN THOUSANDS)
MAIN OFFICE:

3621 Harrison Avenue...................  Owned      Various from 1926     $418           $37,865
Cheviot, OH 45211                                      to present

BRANCH OFFICES:
7030 Hamilton Avenue...................  Owned            1975            $277           $17,379
Cincinnati, OH 45231
3663 Ebenezer Road.....................  Owned            1985            $287           $10,976
Cincinnati, OH 45248

------------------------

(1) At September 30, 1999, Harvest Home's office premises and equipment had a total net book value of $1.2 million.

    Harvest Home Financial has contracted for the data processing and reporting services of NCR Corporation. the cost of these data processing services is approximately $9,000 per month.

NO MATERIAL LEGAL PROCEEDINGS

    Neither Harvest Home Financial nor Harvest Home Savings Bank is presently involved in any legal proceedings of a material nature. From time to time, Harvest Home Savings Bank is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Harvest Home Savings Bank.

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                                   REGULATION

    People's Savings and Oakley currently are Ohio chartered mutual savings and loan associations and Harvest Home Savings currently is an Ohio chartered stock-form savings bank. Each of People's Savings, Oakley and Harvest Home Savings are subject to Ohio laws and regulations governing savings and loan associations or savings banks and to the jurisdiction of the Superintendent of the Division of Financial Institutions of the State of Ohio. People's Savings and Oakley also are subject to regulations by the Office of Thrift Supervision, as their primary Federal regulator, while the Federal Deposit Insurance Corporation is the primary Federal regulator of Harvest Home Savings. When the conversion and the mergers are completed, People's Savings will be a Federally chartered savings bank with the Office of Thrift Supervision as its primary Federal regulator and it will no longer be subject to the jurisdiction of the Superintendent of the Ohio Division of Financial Institutions. People's Savings does not believe that its change to a Federally chartered institution from an Ohio chartered institution will have any material effect on its financial condition or operations.

    THE FOLLOWING DISCUSSION OF CERTAIN LAWS AND REGULATIONS APPLICABLE TO PEOPLES COMMUNITY BANCORP AND PEOPLE'S SAVINGS UPON COMPLETION OF THE MERGERS AND CONVERSION AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, SUMMARIZES THE ASPECTS OF THE LAWS AND REGULATIONS WHICH ARE DEEMED TO BE MATERIAL TO PEOPLES COMMUNITY BANCORP AND PEOPLE'S. HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

PEOPLES COMMUNITY BANCORP


    HOLDING COMPANY ACQUISITIONS. When the conversion is completed, Peoples Community Bancorp will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.


    HOLDING COMPANY ACTIVITIES. Peoples Community Bancorp will operate as a unitary savings and loan holding company. As a result of recently enacted legislation, the activities of a new unitary savings and loan holding company like Peoples Community Bancorp and its non-savings institution subsidiaries are restricted to activities traditionally permitted to multiple savings and loan holding companies and to financial holding companies under newly added provisions of the Bank Holding Company Act. Multiple savings and loan holding companies may:

    - furnish or perform management services for a savings association subsidiary of a savings and loan holding company;

    - hold, manage or liquidate assets owned or acquired from a savings association subsidiary of a savings and loan holding company;

    - hold or manage properties used or occupied by a savings association subsidiary of a savings and loan holding company;

    - engage in activities determined by the Federal Reserve to be closely related to banking and a proper incident thereto; and

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
    - engage in services and activities previously determined by the Federal Home Loan Bank Board by regulation to be permissible for a multiple savings and loan holding company as of March 5, 1987.

    The activities financial holding companies may engage in include:

    - lending, exchanging, transferring or investing for others, or safeguarding money or securities;

    - insuring, guaranteeing or indemnifying others, issuing annuities, and acting as principal, agent or broker for purposes of the foregoing;

    - providing financial, investment or economic advisory services, including advising an investment company;

    - issuing or selling interests in pooled assets that a bank could hold directly;

    - underwriting, dealing in or making a market in securities; and

    - merchant banking activities.

    If the Office of Thrift Supervision determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Office of Thrift Supervision may impose such restrictions as deemed necessary to address such risk. These restrictions include limiting the following:

    - the payment of dividends by the savings institution;

    - transactions between the savings institution and its affiliates; and

    - any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

    Every savings institution subsidiary of a savings and loan holding company is required to give the Office of Thrift Supervision at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--People's Savings--Capital Distributions."

    RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution generally include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

    In general, a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates up to certain limits. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, a savings institution may not:

    - make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

    - purchase or invest in securities of an affiliate other than shares of a subsidiary;

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
    - purchase a low-quality asset from an affiliate; or

    - engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

    FEDERAL SECURITIES LAWS. Peoples Community Bancorp has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the Common Stock to be issued pursuant to the conversion and to holders of Harvest Home Financial common stock. Upon consummation of the conversion, Peoples Community Bancorp intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Peoples Community Bancorp will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the Plan of Conversion, Peoples Community Bancorp has agreed to maintain such registration for a minimum of three years following the conversion.

    The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of Peoples Community Bancorp may be sold without registration. Shares purchased by an affiliate of Peoples Community Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If Peoples Community Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Peoples Community Bancorp who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of Peoples Community Bancorp or
(b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

PEOPLE'S SAVINGS

    GENERAL. As part of the conversion, People's Savings will convert from an Ohio chartered savings and loan association in mutual form to a federally chartered stock savings bank. The Office of Thrift Supervision will be the chartering authority and primary federal regulator of Peoples Community Bank. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. People's Savings also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund.

    The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

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
    INSURANCE OF ACCOUNTS. The deposits of People's Savings, Oakley and Harvest Home Savings are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

    On September 30, 1996, new legislation required all Savings Association Insurance Fund member institutions to pay a one-time special assessment to recapitalize the Savings Association Insurance Fund, with the aggregate amount to be sufficient to bring the reserve ratio to 1.25% of insured deposits.

    Currently, FDIC deposit insurance rates generally range from zero basis points to 27 basis points, depending on the assessment risk classification assigned to the depository institution. From 1998 through 1999, Savings Association Insurance Fund members paid 6.4 basis points, while Bank Insurance Fund member institutions paid approximately 1.3 basis points.

    The FDIC may terminate the deposit insurance of any insured depository institution, including People's Savings, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the deposit insurance of People's Savings, Oakley or Harvest Home Savings.

    REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

    Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights.

    In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the

U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

    In August 1993, the Office of Thrift Supervision adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the Office of Thrift Supervision to waive or defer an institution's interest rate risk component on a case-by-case basis. Because of continuing delays by the Office of Thrift Supervision, the interest rate risk component has never been operative.

    Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of generally accepted accounting principles capital.

    At September 30, 1999, People's Savings exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 13.1%, 13.1% and 24.4%, respectively. At such date, Oakley and Harvest Home Savings also exceeded all of their regulatory capital requirements.

    Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

    PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

                               TOTAL                 TIER 1                 TIER 1
CAPITAL CATEGORY        RISK-BASED CAPITAL     RISK-BASED CAPITAL      LEVERAGE CAPITAL
----------------       ---------------------  ---------------------  ---------------------
Well capitalized.....  10% or more            6% or more             5% or more
Adequately             8% or more             4% or more             4% or more
  capitalized........
Undercapitalized.....  Less than 8%           Less than 4%           Less than 4%
Significantly          Less than 6%           Less than 3%           Less than 3%
  undercapitalized...

    In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

    An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after

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
receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

    At September 30, 1999, People's Savings was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions. Oakley and Harvest Home Savings were also deemed well capitalized at such date under applicable regulations.

    SAFETY AND SOUNDNESS GUIDELINES. The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. People's Savings believes that it, as well as Oakley and Harvest Home Savings are in compliance with these guidelines and standards.

    LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 4%. People's Savings, Oakley and Harvest Home Savings all are in compliance with the liquidity requirements.

    CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's retained net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

    COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

    QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan association as defined in the

Internal Revenue Code or by maintaining at least 65% of its portfolio assets in certain housing and consumer-related assets such as:

    - loans made to purchase, refinance, construct, improve or repair domestic residential housing;

    - home equity loans;

    - most mortgage-backed securities;

    - stock issued by the Federal Home Loan Bank of Cincinnati; and

    - direct or indirect obligations of the FDIC.

    A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with certain restrictions on its operations.

    At September 30, 1999, the qualified thrift investments of People's were approximately 96.3% of its portfolio assets. At such date, Oakley and Harvest Home Savings also satisfied the qualified thrift lender test.

    FEDERAL HOME LOAN BANK SYSTEM. People's Savings, Oakley and Harvest Home Savings Bank are members of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

    As a member, People's Savings is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 1999, People's Savings had $850,000 in Federal Home Loan Bank stock, which was in compliance with this requirement. In addition, each of Oakley and Harvest Home Savings Bank were in compliance with this requirement at September 30, 1999.

    The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

    FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

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
                                    TAXATION

FEDERAL TAXATION

    GENERAL. Peoples Community Bancorp and People's Savings are subject to the corporate tax provisions of the Code, and People's Savings is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of Peoples Community Bancorp and People's Savings and is not a comprehensive discussion of the tax rules applicable to Peoples Community Bancorp and People's Savings.

    FISCAL YEAR. Peoples Community Bancorp and People's will file federal income tax returns on the basis of a calendar year ending on December 31, and it is expected that separate returns will be filed for 2000 and 2001.

    BAD DEBT RESERVES. In 1996, legislation, the Small Business Protection Act of 1996, was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. People's Savings must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 1995, People's Savings' post-1987 excess reserves amounted to approximately $627,000. The recapture will occur over a six-year period, which commenced January 1, 1998. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in People's Savings' deferred tax liability.

    At September 30, 1999, the federal income tax reserves of People's Savings and Harvest Home Savings Bank included $1.9 million and $1.3 million, respectively, for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of People's Savings in connection with the conversion, the retained earnings of People's Savings are substantially restricted.

    DISTRIBUTIONS. If People's Savings were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause People's Savings to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to its stock is a non-qualified distribution to the extent that, for federal income tax purposes,

    - it is in redemption of its shares,

    - it is pursuant to a liquidation of the institution, or

    - in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

    The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

    MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income") and is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Tax preference items include the following:

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
    - depreciation, and

    - 75% of the excess (if any) of

       (1) alternative minimum taxable income determined without regard to this preference and prior to reduction by net operating losses, over

       (2) adjusted current earnings as defined in the Code.

Neither People's Savings nor Harvest Home Financial has been subject to the alternative minimum tax or have any such amounts available as credits for carry over.

    CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

    OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect People's Savings.

    People's Savings' federal income tax returns for the tax years ended 1999, 1998 and 1997 are open under the statute of limitations and are subject to review by the IRS. People's Savings has not been audited by the IRS during the last five years.

STATE TAXATION


    OHIO TAXATION. People's Community Bancorp is subject to the Ohio corporation franchise tax, which is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.



    In computing Peoples Community Bancorp's tax under the net worth method, 100% of the investment in the capital stock of People's Savings after the conversion may be excluded, as reflected on the balance sheet, in computing taxable net worth as long as Peoples Community Bancorp owns at least 25% of the issued and outstanding capital stock of People's Savings. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, Peoples Community Bancorp may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.



    A special litter tax is also applicable to all corporations, including Peoples Community Bancorp, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.


    People's savings is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the, Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of People's Savings' book net worth determined in accordance with generally accepted accounting principles. As a "financial institution", People's Savings is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

    DELAWARE STATE TAXATION. As a Delaware holding company not earning income in Delaware, Peoples Community Bancorp is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of Peoples Community Bancorp with an annual maximum of $150,000.

                                   MANAGEMENT

MANAGEMENT OF PEOPLES COMMUNITY BANCORP


    Peoples Community Bancorp's Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of Peoples Community Bancorp or People's Savings. The following table sets forth certain information regarding Peoples Community Bancorp's directors, all of whom are also directors of People's Savings.


    In connection with the completion of the mergers, Peoples Community Bancorp and People's Savings agreed to appoint Thomas J. Noe and John E. Rathkamp to their Boards of Directors.

                                                                                    DIRECTOR OF      YEAR
                                                                                     PEOPLE'S        TERM
NAME                                    AGE(1)    POSITION WITH PEOPLE'S SAVINGS   SAVINGS SINCE   EXPIRES
----                                   --------   ------------------------------   -------------   --------
Paul E. Hasselbring..................     75      Chairman of the Board                 1967         2001
Jerry D. Williams....................     50      Director, President and Chief         1980         2000
                                                  Executive Officer
Richard S. Johnston..................     71      Director                              1998         2001
Zane M. Brant........................     80      Director                              1974         2001
John L. Buchanan.....................     50      Director                              1996         2000
Donald L. Hawke......................     67      Director                              1987         2002
Nicholas N. Nelson...................     53      Director                              1990         2000
James R. Van DeGrift.................     60      Director                              1994         2002

------------------------

(1) Age as of September 30, 1999.

    Set forth below is information with respect to the principal occupations during at least the last five years for the directors of People's Savings.

    PAUL E. HASSELBRING. Mr. Hasselbring has served as Chairman of the Board of People's Savings since 1990. He currently works part time for King--Hasselbring & Assoc. since November 1996. Previously, Mr. Hasselbring served as a senior partner with Hasselbring & Assoc., an engineering firm located in Lebanon, Ohio from 1951 to 1996.

    JERRY D. WILLIAMS. Mr. Williams currently serves as President and Chief Executive Officer of People's Savings and has done so since June 1998. Previously, Mr. Williams served as Managing Officer and Chief Executive Officer from 1979 to 1998.

    RICHARD S. JOHNSTON. Mr. Johnston is currently retired. Mr. Johnston retired as President from The People's Building & Loan Company located in Blanchester, Ohio in 1998.

    ZANE M. BRANT. Mr. Brant is President of Brant's Inc., a hardware retailer located in Lebanon, Ohio which he has operated since 1946.

    JOHN L. BUCHANAN. Mr. Buchanan is currently President of Buchanan's Power Equipment Center, Inc., a John Deere dealership located in Lebanon, Ohio which he has operated since 1971.

    DONALD L. HAWKE.  Mr. Hawke is currently retired.

    NICHOLAS N. NELSON. Mr. Nelson is County Auditor for Warren County, Ohio, serving in such position since March 1987.

    JAMES R. VAN DEGRIFT. Mr. Van DeGrift has been a trustee of Turtlecreek Township in Lebanon, Ohio since 1992. Previously, Mr. Van DeGrift was the athletic director and a teacher at Lebanon High School.

    Upon completion of the mergers, Messrs. Noe and Rathkamp will be appointed as directors of Peoples Community Bancorp and Peoples Community Bank in the class whose term expires in 2002 and 2001, respectively. In addition, Mr. Noe will be appointed Chief Financial Officer of Peoples Community Bancorp and Peoples Community Bank and Mr. Rathkamp will be appointed Chief Lending Officer of Peoples Community Bancorp and Peoples Community Bank. Set forth below is certain biographical information with respect to Messrs. Noe and Rathkamp.

    THOMAS J. NOE. Mr. Noe, age 39 years, has served as a director and the Managing Officer of Oakley since August, 1999. Between January 1994 and
May 1999, Mr. Noe served as the Chief Financial Officer for Enterprise Federal Bancorp, Inc., a unitary savings and loan holding company for Enterprise Federal Savings Bank, West Chester, Ohio.

    JOHN E. RATHKAMP. Mr. Rathkamp, age 57 years, joined Harvest Home Savings Bank in 1965 as Treasurer. He became Secretary and Managing Officer in 1976. He has been a Director of Harvest Home Savings Bank since 1971. In 1991 he was elected President of Harvest Home Savings Bank and currently is serving as President, Secretary and Managing Officer of Harvest Home Savings Bank and President of Harvest Home Financial.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


    Set forth below is information with respect to the principal occupations during at least the last five years for each of Peoples Community Bancorp's executive officers who do not serve as a director.


    LORI MARION HENN. Age 36 years. Ms. Henn has served as Vice President of People's Savings since 1998. She served as a Compliance Officer of People's Savings from October 1997 to 1998. Previously, Ms. Henn was an examiner with the Office of Thrift Supervision in Cincinnati, Ohio from 1984 to 1995.

    DAVID A. COOK. Age 40 years. Mr. Cook has served as Vice President of People's Savings since November 1988 and Secretary since 1984.

    BETH DARLENE PENNINGTON. Age 36 years. Ms. Pennington has served as Vice President of People's Savings since June 1998 and Treasurer since January 1996. Previously, Ms. Pennington served as Secretary from 1996 to 1998 and Assistant Secretary from 1994 to 1995.

    In connection with the completion of the mergers, Dennis J. Slattery, currently the Executive Vice President and Treasurer of Harvest Home Savings Bank, will be appointed Chief Operating Officer of Peoples Community Bancorp and Peoples Community Bank. Mr. Slattery joined Harvest Home Savings Bank in 1978 and became Treasurer in 1981. In 1991, Mr. Slattery was elected Executive Vice President and served as Treasurer and Executive Vice President in 1994.


    Directors of Peoples Community Bancorp initially will not be compensated by Peoples Community Bancorp but will serve with and be compensated by Peoples Community Bank. It is not anticipated that separate compensation will be paid to Peoples Community Bancorp's directors until such time as such persons devote significant time to the separate management of Peoples Community Bancorp's affairs, which is not expected to occur until Peoples Community Bancorp becomes actively engaged in additional businesses other than holding the stock of Peoples Community Bank. Peoples Community Bancorp may determine that such compensation is appropriate in the future.



    Peoples Community Bancorp's executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

MANAGEMENT OF PEOPLE'S SAVINGS


    The directors and executive officers of People's Savings are the same as Peoples Community Bancorp's directors and executive officers. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and executive officers of People's Savings is set forth under "--Management of Peoples Community Bancorp." People's Savings' mutual constitution requires the Board of Directors to be divided into three classes as nearly equal in number as possible. Similarly, after the conversion, the federal stock charter of Peoples Community Bank will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.


BOARD MEETINGS AND COMMITTEES

    Regular meetings of the Board of Directors of People's Savings are held weekly and special meetings of the Board of Directors of People's Savings are held from time-to-time as needed. There were 53 meetings of the Board of Directors of People's Savings held during the year ended September 30, 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors of People's Savings held during the year ended September 30, 1999 and no fewer than 75% of the total number of meetings held by all committees of the Board on which the director served during such year.

    The Board of Directors does not have any separate executive, audit, compensation or nominating committees. All directors are appointed to serve on an appraisal committee and construction inspection committee.

DIRECTORS' COMPENSATION

    Each director of People's Savings receives $225 for each regular meeting of the Board of Directors. Directors are paid only for meetings attended, however, eight paid absences are permitted. Directors also are paid $25 each for each appraisal review and $30 for each construction inspection review.

    During 1994 People's Savings established an unfunded, non-qualified, deferred compensation arrangement to provide retirement benefits to its Board of Directors. The benefits are based on years of service and director compensation during the year preceding retirement. The plan also provides for death benefit payments to a surviving spouse, beneficiaries or the estate of the director. People's Savings has elected not to establish a trust for the holding or investing of assets. Pension accruals for the plan are not deductible for federal income tax purposes until benefits are paid. Accruals are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

EXECUTIVE COMPENSATION

    The following table shows the compensation paid by People's Savings to its President and Chief Executive Officer during the fiscal year ended
September 30, 1999.

                                                                  ANNUAL COMPENSATION
                                                 FISCAL    ---------------------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY(1)    BONUS      OTHER(2)    COMPENSATION
---------------------------                     --------   ---------   --------   ----------   ------------
Jerry D. Williams.............................    1999      $88,847    $13,350    $      --      $      --
  President and Chief Executive Officer

------------------------

(1) Includes directors' fees of $225 per week in fiscal 1999.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Williams. The costs to People's Savings of providing such benefits during fiscal 1999 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

EMPLOYMENT AGREEMENTS

    Peoples Community Bancorp and Peoples Community Bank, as employers, intend to enter into employment agreements with each of Messrs. Jerry D. Williams, Thomas J. Noe, John E. Rathkamp and Dennis J. Slattery when the conversion is completed. These agreements will supercede any existing employment agreements with such persons. The employers have agreed to employ Mr. Williams as President and Chief Executive Officer of Peoples Community Bancorp and Peoples Community Bank, Mr. Noe as Chief Financial Officer of Peoples Community Bancorp and Peoples Community Bank, Mr. Rathkamp as Chief Lending Officer of Peoples Community Bancorp and Peoples Community Bank and Mr. Slattery as Chief Operating Officer of Peoples Community Bancorp and Peoples Community Bank, in each case for a term of three years. The agreements provide that Messrs. Williams, Noe, Rathkamp and Slattery will initially be paid salary levels of $100,000, $75,000, $75,000 and $75,000, respectively. The executives' compensation and expenses shall be paid by Peoples Community Bancorp and Peoples Community Bank in the same proportion as the time and services actually expended by the executives on behalf of each employer. The employment agreements will be reviewed annually. The term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

    Each of the employment agreements shall be terminable with or without cause by the employers. The executives shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that

        (1) either executive terminates his or her employment because the employers either fail to comply with any material provision of the employment agreement or change the executive's title or duties, or

        (2) the employment agreement is terminated by the employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of Peoples Community Bancorp, as defined, then the executive will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with People's Savings), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to
Section 280G of the Code as set forth below in the event of a change in control.

    A change in control is generally defined in the employment agreements to include any change in control of Peoples Community Bancorp required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of Peoples Community Bancorp's outstanding voting securities and (2) a change in a majority of the directors of Peoples Community Bancorp during any three-year period without the approval of at least two-thirds of the persons who were directors of Peoples Community Bancorp at the beginning of such period.


    Each employment agreement provides that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employers which was includable in the recipient's gross income during the most recent five taxable years (the "Section 280G Limit"). As a result, none of the severance payments will be subject to a 20% excise tax, and the employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 2000 after the conversion is completed, the severance payments would be approximately $300,000 for Mr. Williams, $225,000 for Mr. Noe, $225,000 for Mr. Rathkamp and $225,000 for Mr. Slattery.



    Although the above-described employment agreements could increase the cost of any acquisition of control, Peoples Community Bancorp and Peoples Community Bank do not believe that the terms thereof would have a significant anti-takeover effect. We may determine to enter into similar employment agreements with other officers in the future.


CHANGE IN CONTROL AGREEMENTS

    Upon conversion, Peoples Community Bank intends to enter into one-year
change in control agreements with             , none of whom will be covered by
employment contracts. Commencing on the first anniversary date and continuing on each anniversary thereafter, these change in control agreements may be renewed by the Board of Directors for an additional year. These agreements will provide that in the event voluntary or involuntary termination follows a change in control of Peoples Community Bancorp or Peoples Community Bank, the officer would be entitled to receive a severance payment equal to one times the officer's average annual compensation for the five most recent taxable years. In the event of a change in control of Peoples Community Bancorp or Peoples Community Bank, the total payments that would be due under these agreements, based solely on the current annual compensation paid to the officers covered by these agreements and excluding any benefits under any employee benefit plan
which may be payable would be approximately $      million.

DEFINED CONTRIBUTORY PENSION PLAN

    People's Savings maintains a Simplified Employee Pension Plan for its employees. Each employee who (i) is at least age 21 and (ii) has performed services for People's Savings in at least 53 of the immediately preceding 260 weeks is eligible to participate. People's Savings may make discretionary contributions to the plan which are shared pro-rata among all eligible employees based on their compensation for that calendar year. No employee may be allocated funds under the plan in any one year in excess of 15% of his compensation for that calendar year. During fiscal 1999 and 1998, People's Savings made contributions to the plan in amounts equaling 10% of participants' compensation. People's Savings contributions to the plan amounted to $35,000 and $60,000 for fiscal 1999 and 1998, respectively. Participants are immediately vested in employer contributions as well as their elective deferrals and may withdraw either at any time. Amounts withdrawn, however, are includable in a participant's income and may be subject to a 10% penalty tax.

NEW STOCK BENEFIT PLANS


    EMPLOYEE STOCK OWNERSHIP PLAN. Peoples Community Bancorp established the employee stock ownership plan for its employees to become effective upon the conversion. Peoples Community Bancorp's full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the employee stock ownership plan.



    As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, Peoples Community Bancorp anticipates that the employee stock ownership plan will borrow funds from Peoples Community Bancorp. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid principally from contributions to the employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate of 8.5%. Peoples Community Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Peoples Community Bancorp or upon the sale of treasury shares by Peoples Community Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Peoples Community Bancorp. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.



    Shares purchased by the employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount Peoples Community Bancorp might otherwise have contributed to the employee stock ownership plan. [UPON THE COMPLETION OF THREE YEARS OF SERVICE, THE ACCOUNT BALANCES OF PARTICIPANTS WITHIN THE EMPLOYEE STOCK OWNERSHIP PLAN WILL BECOME 20% VESTED AND WILL CONTINUE TO VEST AT THE RATE OF 20% FOR EACH ADDITIONAL YEAR OF SERVICE COMPLETED BY THE PARTICIPANT, SUCH THAT A PARTICIPANT WILL BECOME 100% VESTED UPON THE COMPLETION OF SEVEN YEARS OF SERVICE.] Credit is given for years of service with People's Savings prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Peoples Community Bancorp's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.


    Messrs.       and       and will serve as trustees of the employee stock
ownership plan. Under the employee stock ownership plan, the trustees must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.


    Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on Peoples Community Bancorp's statement of financial condition. Since the employee stock ownership plan is borrowing from Peoples Community Bancorp, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If the employee stock ownership plan purchases newly issued shares from Peoples Community Bancorp, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.


    The employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor thereunder.


    STOCK OPTION PLAN. Following consummation of the conversion, Peoples Community Bancorp intends to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Peoples Community Bancorp as an incentive to contribute to Peoples Community Bancorp's success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and stock appreciation rights (collectively, awards). Awards may be granted to Peoples Community Bancorp's directors, advisory board directors and key employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.


    Under the stock option plan, the plan committee will determine which directors, officers and key employees will be granted awards, whether options will be incentive or compensatory options, the number of shares subject to each award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 10% stockholders).


    At a meeting of Peoples Community Bancorp's stockholders after the conversion, which under applicable Office of Thrift Supervision regulations may be held no earlier than six months after the completion of the conversion, Peoples Community Bancorp intends to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (161,000 shares or 185,150 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Currently, Peoples Community Bancorp intends to present the stock option plan to stockholders at least one year after completion of the conversion. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of People's Savings may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.



    At the time an award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Peoples Community Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If Peoples Community Bancorp declares a special cash dividend or return of capital after Peoples Community Bancorp implements the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.



    Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to Peoples Community Bancorp at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and Peoples Community Bancorp will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and Peoples Community Bancorp will be entitled to a deduction for federal income tax purposes in the same amount.



    RECOGNITION PLAN. After the conversion, Peoples Community Bancorp intends to adopt a recognition plan for its directors, officers and employees. The objective of the recognition plan will be to enable Peoples Community Bancorp to provide directors, officers and employees with a proprietary interest in Peoples Community Bancorp as an incentive to contribute to its success. Peoples Community Bancorp intends to present the recognition plan to its stockholders for their approval at a meeting of stockholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion.



    The recognition plan will be administered by a committee of Peoples Community Bancorp's Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. Peoples Community Bancorp will contribute sufficient funds to the recognition plan trust so that the trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (64,400 shares or 74,040 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by the Board of Directors or a committee thereof. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. Peoples Community Bancorp can terminate the recognition plan at any time, and if Peoples Community Bancorp does so, any shares not allocated will revert to Peoples Community Bancorp. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.


INDEBTEDNESS OF MANAGEMENT


    In the ordinary course of business, People's Savings makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At September 30, 1999, four loans were outstanding to directors and executive officers of People's Savings, or members of their immediate families. These loans totalled approximately $214,000 or 1.8% of People's Savings' total equity at September 30, 1999. Any loans to directors, officers and employees that are defined as insiders will comply with all applicable regulatory requirements

                         RESTRICTIONS ON ACQUISITION OF
                 PEOPLES COMMUNITY BANCORP AND PEOPLE'S SAVINGS

GENERAL


    As described below, certain provisions in Peoples Community Bancorp's Certificate of Incorporation and Bylaws and in the proposed benefit plans, together with provisions of Delaware corporate law and Office of Thrift Supervision regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of Peoples Community Bancorp and People's Savings.



RESTRICTIONS IN PEOPLES COMMUNITY BANCORP'S CERTIFICATE OF INCORPORATION AND
  BYLAWS



    GENERAL. A number of provisions of Peoples Community Bancorp's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion of the Certificate of Incorporation and Bylaws summarizes the material provisions which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Peoples Community Bancorp's current Board of Directors or management more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.



    LIMITATION ON VOTING RIGHTS. Article 12.B of the Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of


        (1) more than 10% of the issued and outstanding shares of any class of an equity security of Peoples Community Bancorp, or


        (2) any securities convertible into, or exercisable for, any of Peoples Community Bancorp's equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of Peoples Community Bancorp.


    The terms "person" and "beneficial ownership" are broadly defined to prevent circumvention of this restriction.

    The foregoing restrictions do not apply to the following:


    - any offer with a view toward public resale made exclusively to Peoples Community Bancorp by underwriters or a selling group acting on Peoples Community Bancorp's behalf,



    - any tax-qualified employee benefit plan or arrangement established by Peoples Community Bancorp and any trustee of such a plan or arrangement, or



    - any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors.



In the event that shares are acquired in violation of Article 12.B, all shares beneficially owned by any person in excess of 10% shall be considered excess shares and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and Peoples Community Bancorp's Board of Directors may cause


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such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.



    BOARD OF DIRECTORS. Article 7.A of the Certificate of Incorporation contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management--Management of Peoples Community Bancorp." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of Peoples Community Bancorp's incumbent Board of Directors. Cumulative voting in the election of directors is not permitted.


    Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to Peoples Community Bancorp. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, or the sole remaining director of Peoples Community Bancorp, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed and until his successor is elected and qualified.


    The Bylaws govern nominations for election to the Board, and require all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, Peoples Community Bancorp's principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by Peoples Community Bancorp in connection with the immediately preceding annual meeting of stockholders, provided that, with respect to the first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on Friday, September 29, 2000. As specified in Section 4.15 of the Bylaws, each such notice shall set forth the following:


        (a) the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

        (b) the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;


        (c) the class and number of shares of Peoples Community Bancorp stock beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in the Certificate of Incorporation), by any person who is a member of any group with such stockholder with respect to Peoples Community Bancorp stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to Peoples Community Bancorp, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of Peoples Community Bancorp stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and


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

    each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);



        (d) a representation that the stockholder is a holder of record of Peoples Community Bancorp stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;


        (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

        (f) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (c) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

        (g) the consent of each nominee to serve as a director of Peoples Community Bancorp if so elected.


    Peoples Community Bancorp's Certificate of Incorporation provides that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect. Section 102(b)(7) of the Delaware corporate law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except for:



    - any breach of the director's duty of loyalty to Peoples Community Bancorp or its stockholders,


    - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - any unlawful dividend, stock repurchase or redemption, or

    - any transaction from which the director derived an improper personal benefit.


This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Peoples Community Bancorp and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.



    The Certificate of Incorporation also provides that Peoples Community Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Peoples Community Bancorp, or is or was serving at Peoples Community Bancorp's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the fullest extent authorized by the Delaware corporate law, provided that Peoples Community Bancorp shall not be liable for any amounts which may be due in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification thereunder without its prior written consent. The indemnification provisions also permit Peoples Community Bancorp to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by Peoples Community Bancorp's Board of Directors, provided that the indemnified person undertakes to repay Peoples Community Bancorp if it is ultimately determined that such person was not entitled to indemnification.



    The rights of indemnification provided in Peoples Community Bancorp's Certificate of Incorporation are not exclusive of any other rights which may be available under Peoples Community Bancorp's Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Certificate of Incorporation authorizes Peoples Community Bancorp to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Peoples Community Bancorp, whether or not Peoples Community Bancorp would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable Peoples Community Bancorp to attract and retain the best personnel available.



    The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure Peoples Community Bancorp by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of Peoples Community Bancorp's Board of Directors even if holders of a majority of Peoples Community Bancorp capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of Peoples Community Bancorp's management and policies and facilitate long-range planning for its business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.



    The procedures regarding stockholder nominations will provide Peoples Community Bancorp's Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies in opposition to such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of Peoples Community Bancorp or its stockholders.



    AUTHORIZED SHARES. Article 4 of the Certificate of Incorporation authorizes the issuance of 11,000,000 shares of stock, of which 1,000,000 shares will be shares of preferred stock, and 10,000,000 will be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Peoples Community Bancorp with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Peoples Community Bancorp. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Peoples Community Bancorp currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.


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    MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS.  The Certificate of
Incorporation provides that any action required or permitted by Delaware corporate law or the Certificate of Incorporation to be approved by or consented to by Peoples Community Bancorp stockholders, must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent by stockholders in lieu of a meeting of stockholders. The Certificate of Incorporation further provides that, with limited exceptions, special meetings of stockholders may be called only by a three-fourths vote of the Board of Directors.



    Peoples Community Bancorp's Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely and complete notice thereof in writing to Peoples Community Bancorp. For stockholder proposals to be included in Peoples Community Bancorp's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in Peoples Community Bancorp's proxy materials, the stockholder's notice must be delivered to or mailed and received at Peoples Community Bancorp's principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by Peoples Community Bancorp not later than the close of business on Friday, September 29, 2000. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:


        (a) a description of the proposal desired to be brought before the annual meeting;


        (b) the name and address, as they appear on Peoples Community Bancorp's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal;


        (c) the class and number of shares of Peoples Community Bancorp which are beneficially owned by the stockholder; and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such shareholder notice;

        (d) the identification of any person retained to make stockholder solicitations or recommendations with respect to such proposal; and

        (e) any material interest of the stockholder in such business.

    The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of Peoples Community Bancorp or its stockholders.


    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Article 13 of the Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be first approved by a majority of the Board of Directors and then by the holders of at least 80% of Peoples Community Bancorp shares entitled to vote in an election of directors. However, if the amendment is approved by at least two-thirds of the Board of Directors, the amendment shall only need stockholder approval if required by Delaware corporate law and then only by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors.


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

    The Bylaws may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the shares entitled to vote in an election of directors, except that the affirmative vote of at least 80% of the shares shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.


DELAWARE CORPORATE LAW


    In addition to the provisions contained in the Certificate of Incorporation, Delaware corporate law includes certain provisions applicable to Delaware corporations, such as Peoples Community Bancorp, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations.



    Section 203 of Delaware corporate law imposes certain restrictions on business combinations between Peoples Community Bancorp and large shareholders. Specifically, Section 203 prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between Peoples Community Bancorp or a subsidiary and an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of Peoples Community Bancorp common stock) within three years after the person or entity becomes an interested shareholder, unless



    - prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Board of Directors,



    - upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of Peoples Community Bancorp common stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or



    - the business combination is approved by the Board of Directors and by the holders of at least two-thirds of the outstanding common stock, excluding shares owned by the interested shareholders.



    One of the effects of Section 203 may be to prevent highly leveraged takeovers, which depend upon getting access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, Section 203 may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with Peoples Community Bancorp that may not be fair to other shareholders or that may otherwise not be in Peoples Community Bancorp's best interests, or the best interests of its shareholders and other constituencies.



    For similar reasons, however, these provisions may make more difficult or discourage an acquisition of Peoples Community Bancorp or the acquisition of control of Peoples Community Bancorp by a principal shareholder, and thus the removal of incumbent management. In addition, to the extent that Section 203 discourages takeovers that would result in the change of Peoples Community Bancorp's management, such a change may be less likely to occur.


ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT
REMUNERATION ADOPTED IN THE CONVERSION


    The foregoing provisions of Peoples Community Bancorp's Certificate of Incorporation and Bylaws and Delaware law could have the effect of discouraging an acquisition of Peoples Community Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of Peoples Community Bancorp common stock.



    In addition, the proposed employment agreements with Peoples Community Bancorp's executive officers and certain provisions in the proposed stock benefit plans provide for accelerated benefits to participants in the event of a change in control of Peoples Community Bancorp. See "Management--Employment Agreements" and "--New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Peoples Community Bancorp.



    Peoples Community Bancorp's Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors. The Board of Directors believes that these provisions are in the best interests of Peoples Community Bancorp and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine Peoples Community Bancorp's true value and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of Peoples Community Bancorp and future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Peoples Community Bancorp's true value and where the transaction is in the best interests of all stockholders.



    Despite the Board of Directors' belief as to the benefits to Peoples Community Bancorp's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.



    Peoples Community Bancorp is not aware of any effort that might be made to acquire control of it.


REGULATORY RESTRICTIONS

    Applicable law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if

    - it would result in a monopoly or substantially lessen competition,

    - the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

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
    - the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

    For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for

        (1) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

        (2) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,


        (3) offers in the aggregate for up to 24.9% by Peoples Community Bancorp's employee stock ownership plan or other tax-qualified plans, and


        (4) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion. Such prohibition also is applicable to the acquisition of the common stock.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

    In addition to the foregoing, the Plan prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights for common stock. See "The Offerings--Restrictions on Transfer of Subscription Rights and Shares."


             DESCRIPTION OF PEOPLES COMMUNITY BANCORP CAPITAL STOCK


GENERAL


    Peoples Community Bancorp is authorized to issue 11,000,000 shares of capital stock, of which 10,000,000 are shares of common stock, par value $.01 per share and 1,000,000 are shares of preferred stock, par value $.01 per share. Peoples Community Bancorp currently expects to issue up to a maximum of 1,851,500 shares of common stock and no shares of preferred stock in the conversion and, in addition, will issue approximately 787,760 shares in the merger with Harvest Home Financial in exchange for shares of common stock of Harvest Home Financial. Each share of Peoples Community Bancorp common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of completion of the conversion.


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

    PEOPLES COMMUNITY BANCORP COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.


COMMON STOCK


    DIVIDENDS. Peoples Community Bancorp can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Peoples Community Bancorp Does Not Intend to Pay Quarterly Cash Dividends." The holders of Peoples Community Bancorp common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If Peoples Community Bancorp issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.



    VOTING RIGHTS. Upon completion of the conversion, the holders of Peoples Community Bancorp common stock will possess exclusive voting rights in Peoples Community Bancorp. They will elect Peoples Community Bancorp's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or Peoples Community Bancorp's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of Peoples Community Bancorp and People's Savings," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Peoples Community Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.



    LIQUIDATION. In the event of any liquidation, dissolution or winding up of People's Savings, Peoples Community Bancorp, as the sole holder of People's Savings capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of People's Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "People's Savings' Conversion and Mergers with Oakley and Harvest Home Financial--Liquidation Rights of Certain Depositors"), all assets of People's Savings available for distribution. In the event of any liquidation, dissolution or winding up of Peoples Community Bancorp, the holders of Peoples Community Bancorp common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of Peoples Community Bancorp's assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.



    PREEMPTIVE RIGHTS. Holders of Peoples Community Bancorp common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.


PREFERRED STOCK


    None of Peoples Community Bancorp's authorized shares of preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                                    EXPERTS


    The financial statements of People's Savings as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, included in this prospectus-proxy statement and Peoples Community Bancorp's registration statement on Form S-1 have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



    The financial statements of Oakley as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, included in this prospectus-proxy statement were audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing elsewhere herein and are included in reliance upon the report of such firm given as experts in accounting and auditing.



    The financial statements of Harvest Home Financial as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, included in this prospectus-proxy statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing elsewhere herein and have been so included in reliance upon the report of such firm given as experts in accounting and auditing.



    RP Financial has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.



                               CHANGE IN AUDITORS



    Prior to the fiscal year ended September 30, 1999 People's Savings' financial statements were audited by Kennedy, Kraft, Dreyer & Noe. The engagement of Kennedy, Kraft, Dreyer & Noe was terminated and Grant
Thornton LLP, was engaged in August 1999, and remains as the independent auditors of People's Savings. The decision to change auditors was approved by the Board of Directors of People's Savings. People's Savings' financial statements as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999, and included in this proxy statement-prospectus, were audited by Grant Thornton LLP.



    During fiscal 1999 and 1998, there were no disagreements between People's Savings and Kennedy, Kraft, Dreyer & Noe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Kennedy, Kraft, Dreyer & Noe, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. During fiscal 1999 and 1998, Kennedy, Kraft, Dreyer & Noe did not issue any adverse opinion with respect to People's Savings' financial statements or any disclaimer of opinion or any opinion which was qualified or modified as to uncertainty, audit scope or accounting principles.



    During 1999 and 1998, People's Savings did not consult Grant Thornton LLP prior to such firm's engagement with respect to: the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on People's Savings' financial statements; or, any matter that was the subject of either a disagreement or a reportable event, in each case, as defined in Item 304(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.


                             LEGAL AND TAX OPINIONS


    The legality of the common stock and the federal income tax consequences of the conversion and the Harvest Home Financial merger will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., People's Savings' special counsel. The Ohio income tax consequences of the conversion will be passed upon by Grant Thornton LLP, Cincinnati, Ohio. Kepley, Gilligan & Eyrich, Cincinnati, Ohio, has passed upon the federal income tax consequences of the Harvest Home Financial merger to Harvest Home Financial and its stockholders. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Luse Lehman Gorman Pomerenk & Schick, P.C. Certain legal matters will be passed upon for Oakley by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                             ADDITIONAL INFORMATION


    Peoples Community Bancorp filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus-proxy statement does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Peoples Community Bancorp). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus-proxy statement as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.



    People's Savings has filed an Application for Conversion with the Office of Thrift Supervision with respect to the conversion. This prospectus-proxy statement omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the Office of Thrift Supervision located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.



    Peoples Community Bancorp filed with the Office of Thrift Supervision an Application to Form a Holding Company and for permission to acquire Harvest Home Financial. This prospectus-proxy statement omits certain information contained in that application. Such application may be inspected at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the Office of Thrift Supervision located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.



    In connection with the conversion, Peoples Community Bancorp will register its common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, Peoples Community Bancorp and the holders of Peoples Community Bancorp stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, Peoples Community Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion.



    A copy of the Plan of Conversion and Peoples Community Bancorp's Certificate of Incorporation and Bylaws and the Constitution, Articles of Incorporation and Bylaws of People's Savings are available without charge from People's Savings or Oakley. Requests for such information should be directed to: David A. Cook, Secretary, The People's Building, Loan and Savings Company, 11 South Broadway, Lebanon, Ohio 45036; or Alexis Thompson, Secretary, The Oakley Improved
Building & Loan Company, 3924 Isabella Avenue, Cincinnati, Ohio 45209.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FINANCIAL STATEMENTS OF PEOPLE'S SAVINGS
Report of Independent Certified Public Accountants..........     F-1
Statements of Financial Condition as of September 30, 1999
  and 1998..................................................     F-2
Statements of Earnings for the years ended September 30,
  1999, 1998 and 1997.......................................      71
Statements of Comprehensive Income for the years ended
  September 30, 1999, 1998 and 1997.........................     F-3
Statements of Retained Earnings for the years ended
  September 30, 1999, 1998 and 1997.........................     F-4
Statements of Cash Flows for the years ended September 30,
  1999 and 1998.............................................     F-5
Notes to Financial Statements...............................     F-7

    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

    The financial statements of Peoples Community Bancorp are omitted because Peoples Community Bancorp has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organizational nature.

FINANCIAL STATEMENTS OF OAKLEY
Report of Independent Certified Public Accountants..........    F-19
Statements of Financial Condition as of September 30, 1999
  and 1998 (audited)........................................    F-20
Statements of Operations for the years ended September 30,
  1999, 1998 and 1997 (audited).............................      79
Statements of Comprehensive Income (Loss) for the years
  ended September 30, 1999, 1998 and 1997 (audited).........    F-21
Statements of Retained Earnings for the years ended
  September 30, 1999, 1998 and 1997 (audited)...............    F-22
Statements of Cash Flows for the years ended September 30,
  1999, 1998 and 1997 (audited).............................    F-23
Notes to Financial Statements...............................    F-24

    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

FINANCIAL STATEMENTS OF HARVEST HOME FINANCIAL
Report of Independent Certified Public Accountants..........    F-36
Consolidated Statements of Financial Condition as of
  September 30, 1999 and 1998...............................    F-37
Consolidated Statements of Earnings for the years ended
  September 30, 1999, 1998 and 1997.........................      87
Consolidated Statements of Comprehensive Income for the
  years ended September 30, 1999, 1998 and 1997.............    F-38
Consolidated Statements of Stockholders' Equity for the
  years ended September 30, 1999, 1998 and 1997.............    F-39
Consolidated Statements of Cash Flows for the years ended
  September 30, 1999, 1998
  and 1997..................................................    F-40
Notes to Consolidated Financial Statements..................    F-41

    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The People's Building, Loan and Savings Company

    We have audited the statements of financial condition of The People's Building, Loan and Savings Company as of September 30, 1999 and 1998, and the related statements of earnings, comprehensive income, retained earnings and cash flows for each of the years ended September 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The People's Building, Loan and Savings Company as of September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the years end September 30, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
---------------------------------
Cincinnati, Ohio
December 10, 1999

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       STATEMENTS OF FINANCIAL CONDITION

                                 SEPTEMBER 30,


                                                                1999        1998
                                                              --------   ----------
                                                                         (RESTATED)
                                                                 (IN THOUSANDS)
                                      ASSETS
Cash and due from banks.....................................  $    70      $    79
Interest-bearing deposits in other financial institutions...    1,950        4,313
                                                              -------      -------
      Cash and cash equivalents.............................    2,020        4,392

Certificates of deposit in other financial institutions.....       --          400
Investment securities designated as available for sale--at
  market....................................................      798        1,303
Mortgage-backed securities designated as available for
  sale--at market...........................................    1,110        1,419
Loans receivable--net.......................................   83,927       79,747
Office premises and equipment--at depreciated cost..........    1,037          945
Federal Home Loan Bank stock--at cost.......................      850          792
Accrued interest receivable on loans........................      355          350
Accrued interest receivable on mortgage-backed securities...        7            9
Accrued interest receivable on investments and
  interest-bearing deposits.................................       21           23
Prepaid expenses and other assets...........................      174          218
Prepaid federal income taxes................................       --           40
                                                              -------      -------
      Total assets..........................................  $90,299      $89,638
                                                              =======      =======

                         LIABILITIES AND RETAINED EARNINGS
Deposits....................................................  $77,691      $73,691
Advances from the Federal Home Loan Bank....................       --        4,000
Advances by borrowers for taxes and insurance...............        6           10
Accrued interest payable....................................        2           16
Other liabilities...........................................      751          741
Accrued federal income taxes................................       38           --
Deferred federal income taxes...............................       24          155
                                                              -------      -------
Total liabilities...........................................   78,512       78,613

Commitments and contingencies...............................       --           --

Retained earnings--substantially restricted.................   11,791       11,025

Accumulated other comprehensive income, unrealized losses on securities designated as available for sale, net of
  related tax effects.......................................       (4)          --
                                                              -------      -------
      Total retained earnings...............................   11,787       11,025
                                                              -------      -------
      Total liabilities and retained earnings...............  $90,299      $89,638
                                                              =======      =======


        The accompanying notes are an integral part of these statements.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       STATEMENTS OF COMPREHENSIVE INCOME

                            YEAR ENDED SEPTEMBER 30,

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net earnings................................................    $766       $790       $851

Other comprehensive income, net of tax:
  Unrealized holding losses on securities during the period,
    net of tax benefits of $2...............................      (4)        --         --
                                                                ----       ----       ----
Comprehensive income........................................    $762       $790       $851
                                                                ====       ====       ====
Accumulated comprehensive income (loss).....................    $ (4)      $ --       $ --
                                                                ====       ====       ====

        The accompanying notes are an integral part of these statements.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                 YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

Balance at October 1, 1996 (as restated for business
  combination)..............................................  $ 9,384
Net earnings for the year ended September 30, 1997..........      851
                                                              -------
Balance at September 30, 1997...............................   10,235
Net earnings for the year ended September 30, 1998..........      790
                                                              -------
Balance at September 30, 1998...............................   11,025
Net earnings for the year ended September 30, 1999..........      766
Unrealized losses on securities designated as available for
  sale, net of related tax benefits.........................       (4)
                                                              -------
Balance at September 30, 1999...............................  $11,787
                                                              =======

        The accompanying notes are an integral part of these statements.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                            STATEMENTS OF CASH FLOWS

                           YEARS ENDED SEPTEMBER 30,

                                                                1999        1998         1997
                                                              --------   ----------   ----------
                                                                          RESTATED     RESTATED
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings for the year.................................  $   766     $   790      $   851
  Adjustments to reconcile net earnings to net cash provided by
    (used in) operating activities:
      Amortization of discounts and premiums on investment
        and mortgage-backed securities--net.................        3           4            4
      Amortization of deferred loan origination fees........     (112)       (120)        (108)
      Depreciation and amortization.........................       43          43           48
      Provision for losses on loans.........................      150          48           --
      Federal Home Loan Bank stock dividends................      (58)        (55)         (48)
      Increase (decrease) in cash due to changes in:
        Accrued interest receivable.........................       (1)         (5)         (55)
        Prepaid expenses and other assets...................       44          26           70
        Other liabilities...................................        6          12         (481)
        Accrued interest payable............................      (14)         (4)          --
        Federal income taxes
          Current...........................................       78         (24)         108
          Deferred..........................................     (129)         --           39
                                                              -------     -------      -------
            Net cash provided by operating activities.......      776         715          428

Cash flows provided by (used in) investing activities:
  Purchase of investment securities.........................       --          --         (204)
  Proceeds from maturity of investment securities...........      500         400           --
  Purchase of mortgage-backed securities....................       --        (300)        (300)
  Principal repayments on mortgage-backed securities........      305         275          246
  Loan principal repayments.................................   22,449      20,549       16,700
  Loan disbursements........................................  (26,667)    (21,840)     (21,664)
  Purchase of office premises and equipment.................     (135)        (42)          (9)
  Purchase of Federal Home Loan Bank stock..................       --          --          (13)
  Decrease in certificates of deposit in other financial
    institutions............................................      400          --           --
                                                              -------     -------      -------
            Net cash used in investing activities...........   (3,148)       (958)      (5,244)

Cash flows provided by (used in) financing activities:
  Net increase in deposit accounts..........................    4,000       1,401        2,478
  Proceeds from Federal Home Loan Bank advances.............    2,000      14,000       19,000
  Repayment of Federal Home Loan Bank advances..............   (6,000)    (16,000)     (17,000)
                                                              -------     -------      -------
            Net cash provided by (used in) financing
              activities....................................       --        (599)       4,478
                                                              -------     -------      -------
Net decrease in cash and cash equivalents...................   (2,372)       (842)        (338)
Cash and cash equivalents at beginning of year..............    4,392       5,234        5,572
                                                              -------     -------      -------
Cash and cash equivalents at end of year....................  $ 2,020     $ 4,392      $ 5,234
                                                              =======     =======      =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes....................................  $   437     $   340      $   295
                                                              =======     =======      =======
    Interest on deposits and borrowings.....................  $ 3,927     $ 3,980      $ 3,850
                                                              =======     =======      =======
Supplemental disclosure of noncash investing activities:
  Unrealized losses on securities designated as available
    for sale,
    net of related tax benefits.............................  $    (4)    $    --      $    --
                                                              =======     =======      =======

        The accompanying notes are an integral part of these statements.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    The People's Building, Loan and Savings Company ("People's" or the "Company") conducts a general banking business in southwestern Ohio which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, and nonresidential purposes. The Company's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    On November 1, 1998, the Company completed a merger with The Peoples Building and Loan Company of Blanchester, Ohio. The merger was accounted for as a pooling of interests and, accordingly, the financial statements have been restated to reflect the effects of the business combination as of October 1, 1996.

    The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

1. INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS
No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or retained earnings, respectively. At
September 30, 1999, the Company's retained earnings reflected net unrealized losses on investment and mortgage-backed securities designated as available for sale totaling $4,000.

2. LOANS RECEIVABLE

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

3. LOAN ORIGINATION FEES

    The Company accounts for loan origination fees in accordance with SFAS
No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

4. ALLOWANCE FOR LOAN LOSSES

    It is the Company's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the Company's primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Company's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined as impaired under SFAS No. 114 when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent, and, as a result, are carried as a practical expedient at the lower of cost or fair value.

    It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    At September 30, 1999 and 1998, the Company had no loans that would be defined as impaired under SFAS No. 114.

5. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost), or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

6. OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided primarily on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for the building, ten to forty years for building improvements and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

7. FEDERAL INCOME TAXES

    The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Company's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, the deferred compensation plan, the cash versus accrual basis of accounting, general loan loss allowances, the percentage of earnings bad debt deductions, and Federal Home Loan Bank stock dividends. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

8. BENEFIT PLANS

    The Company has a noncontributory unfunded pension plan that covers all directors. The Company's policy is to maintain an accrued liability equal to the present value of all vested benefits computed using a predetermined annual benefit amount at retirement. Each director is vested at 65% automatically with an additional vesting of 15% after three years and 5% per year thereafter until 100% vesting is reached. This plan provides for a life annuity for 120 months, with eligibility at age 65. The provision for pension expense was $29,000, $114,000 and $63,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

    In addition, the Company maintains a Simplified Employee Pension Plan for its employees. Each employee who is at least 21 and has performed services for People's in at least 53 of the immediately preceding 260 weeks is eligible to participate. People's may make discretionary contributions to the plan which are shared pro-rata among all eligible employees based on their compensation for that calendar year. No employee may be allocated funds under the plan in any one year in excess of 15% of the employee's compensation for that calendar year. People's contribution expense for the plan amounted to $39,000, $27,000 and $35,000 for the years ended September 30, 1999, 1998 and 1997, respectively. Participants are immediately vested in employer contributions as well as their elective deferrals and may withdraw either at any time. The disclosures required under SFAS No. 87, "Accounting for Pensions," have not been provided based on materiality.

9. COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of October 1, 1998. The Statement established standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income or loss separately from retained earnings. Financial statements for earlier fiscal years were restated for comparative purposes. The Company's accumulated comprehensive income (loss) consists solely of the change in unrealized gains and losses on securities designated as available for sale in accordance with SFAS No. 115.

10. CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS


    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.



    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.



    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at September 30, 1999 and 1998:



       CASH AND CASH EQUIVALENTS: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.



       CERTIFICATES OF DEPOSIT IN OTHER FINANCIAL INSTITUTION: The carrying amounts presented in the statements of financial condition for certificates of deposit are deemed to approximate fair value.



       INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.



       LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.



       FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.



       DEPOSITS: The fair value of passbook and money market deposit accounts is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.



       COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At September 30, 1999 and 1998, the difference between the fair value and notional amount of loan commitments was not material.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


    Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments at September 30 are as follows:



                                                                 1999                  1998
                                                          -------------------   -------------------
                                                          CARRYING     FAIR     CARRYING     FAIR
                                                           VALUE      VALUE      VALUE      VALUE
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Financial assets
  Cash and cash equivalents.............................  $ 3,163    $ 3,163    $ 3,356    $ 3,356
  Certificates of deposit...............................      400        400        500        500
  Investment securities.................................    2,452      2,452      2,442      2,442
  Mortgage-backed securities............................       81         81        110        110
  Loans receivable......................................   10,624     10,982     10,701     11,581
  Federal Home Loan Bank stock..........................      171        171        159        159
                                                          -------    -------    -------    -------
 ........................................................  $16,891    $17,249    $17,268    $18,184
                                                          =======    =======    =======    =======
Financial liabilities
  Deposits..............................................  $13,327    $13,380    $13,633    $13,734
                                                          =======    =======    =======    =======


12. RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1999 financial statement presentation.

NOTE B--INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The investment and mortgage-backed securities depicted below were classified as held to maturity by The Peoples Building and Loan Company of Blanchester prior to combination with the Company. Upon completion of the merger in fiscal 1999, all investment and mortgage-backed securities were classified as available for sale to adhere to the Company's investment policies. The amortized cost and estimated fair values of investment securities at September 30, 1999 and 1998 are summarized as follows:

                                                 1999                     1998
                                        ----------------------   ----------------------
                                        AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                          COST      FAIR VALUE     COST      FAIR VALUE
                                        ---------   ----------   ---------   ----------
                                                        (IN THOUSANDS)
Available for sale:
  U.S. Government and agency
    obligations, due within one
    year..............................    $799         $798       $1,294       $1,303
                                          ====         ====       ======       ======

    At September 30, 1999, the Company's amortized cost of investment securities exceeded the estimated fair value by $1,000, comprised solely of gross unrealized losses. At September 30, 1998, the Company's fair value of investment securities exceeded amortized cost by $9,000, consisting solely of gross unrealized gains.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE B--INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of mortgage-backed securities at September 30, 1999 and 1998 are as follows:

                                                             1999
                                       ------------------------------------------------
                                                     GROSS        GROSS
                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                         COST        GAINS        LOSSES     FAIR VALUE
                                       ---------   ----------   ----------   ----------
                                                        (IN THOUSANDS)
Available for sale:
  Government National Mortgage
    Association participation
    certificates.....................   $1,115         $8           $13        $1,110
                                        ======         ==           ===        ======

                                                             1998
                                       ------------------------------------------------
                                                     GROSS        GROSS
                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                         COST        GAINS        LOSSES     FAIR VALUE
                                       ---------   ----------   ----------   ----------
                                                        (IN THOUSANDS)
Available for sale:
  Government National Mortgage
    Association participation
    certificates.....................   $1,428         $7           $16        $1,419
                                        ======         ==           ===        ======

    The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Due within three years......................................   $   11     $   30
Due in three to five years..................................       10         16
Due in five to ten years....................................      493        628
Due after ten years.........................................      601        754
                                                               ------     ------
                                                               $1,115     $1,428
                                                               ======     ======

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE C--LOANS RECEIVABLE

    The composition of the loan portfolio at September 30 is as follows:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Residential real estate
  One-to-four family......................................  $80,690    $75,564
  Multi-family............................................      982      1,036
Nonresidential real estate and land.......................    5,647      5,801
Consumer and other........................................      124        129
                                                            -------    -------
                                                             87,443     82,530

Less:
  Undisbursed portion of loans-in-process.................    2,797      2,209
  Deferred loan origination fees..........................      354        359
  Allowance for loan losses...............................      365        215
                                                            -------    -------
                                                            $83,927    $79,747
                                                            =======    =======


    The Company's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans adjusted for the undisbursed portion of loans-in-process, which comprise approximately
$78.9 million, or 94%, of the total loan portfolio as of September 30, 1999 and $74.4 million, or 93%, of the total loan portfolio as of September 30, 1998. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Company's primary lending area are presently stable.


    In the normal course of business, the Company has made loans to some of its directors, officers and employees. In the opinion of management, such loans are consistent with sound lending practices and are within applicable regulatory lending limitations. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $214,000 and $238,000 at September 30, 1999 and 1998, respectively.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE D--ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                            1999       1998       1997
                                                          --------   --------   --------
                                                                  (IN
                                                              THOUSANDS)
Balance at beginning of year............................    $215       $182       $182
Provision for loan losses...............................     150         48         --
Charge-off of loans.....................................      --        (15)        --
                                                            ----       ----       ----
Balance at end of year..................................    $365       $215       $182
                                                            ====       ====       ====


    As of September 30, 1999, the Company's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital. No loan balances were charged-off during the years ended September 30, 1999 or 1997 as loan deliquencies remained manageable and well secured by residential property.



    The Company had nonperforming and nonaccrual loans totaling $1.0 million, $704,000 and $995,000 at September 30, 1999, 1998 and 1997, respectively.
Interest income that would have been recognized had such loans been performing in accordance with their contractual terms totaled approximately $26,000, $21,000 and $23,000 for the years ended September 30, 1999, 1998 and 1997, respectively. A total of approximately $7,000 interest income was actually recorded on such loans in the fiscal year ended September 30, 1999.


NOTE E--OFFICE PREMISES AND EQUIPMENT

    At September 30, office premises and equipment were comprised of the following:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................   $   48     $   48
Building and improvements...................................      851        834
Furniture and equipment.....................................      494        351
                                                               ------     ------
                                                                1,393      1,233
Less accumulated depreciation and amortization..............      356        288
                                                               ------     ------
                                                               $1,037     $  945
                                                               ======     ======

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS

    Deposits consist of the following major classifications at September 30:

DEPOSIT TYPE AND WEIGHTED-AVERAGE INTEREST RATE               1999       1998
-----------------------------------------------             --------   --------
                                                              (IN THOUSANDS)
Passbook..................................................
  1999--3.88%.............................................  $ 4,008
  1998--3.62%.............................................             $ 4,855
Money market deposit accounts.............................
  1999--4.14%.............................................   17,255
  1998--4.12%.............................................              16,626
                                                            -------    -------
Total demand, transaction and passbook deposits...........   21,263     21,481
Certificates of deposit
  Original maturities of:
    Less than 12 months...................................
      1999--4.47%.........................................    6,093
      1998--4.99%.........................................               4,415
    12 months to 36 months................................
      1999--5.39%.........................................   30,956
      1998--5.96%.........................................              26,823
    36 months to 48 months................................
      1999--5.18%.........................................   16,143
      1998--6.95%.........................................              18,108
Individual retirement accounts
  1999--5.79%.............................................    3,236
  1998--6.37%.............................................               2,864
                                                            -------    -------
Total certificates of deposit.............................   56,428     52,210
                                                            -------    -------
Total deposit accounts....................................  $77,691    $73,691
                                                            =======    =======


    At September 30, 1999 and 1998, the Company had certificate of deposit accounts with balances in excess of $100,000 totaling approximately
$22.1 million and $19.1 million, respectively. Deposit balances in excess of $100,000 are not insured by the FDIC.


    Interest expense on deposits for the years ended September 30 is summarized as follows:

                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Passbook............................................   $  156     $  176     $  172
Money market deposit accounts.......................      714        686        768
Certificates of deposit.............................    3,004      3,114      2,910
                                                       ------     ------     ------
                                                       $3,874     $3,976     $3,850
                                                       ======     ======     ======

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS (CONTINUED)

    Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Less than one year........................................  $33,205    $36,398
One year to three years...................................   19,198     14,126
More than three years.....................................    4,025      1,686
                                                            -------    -------
                                                            $56,428    $52,210
                                                            =======    =======

NOTE G--ADVANCES FROM THE FEDERAL HOME LOAN BANK

    At September 30, 1998, advances from the Federal Home Loan Bank consisted of short-term borrowings with a weighted-average interest rate of 5.45%. Such advances were collateralized by a pledge of certain residential mortgage loans totaling $6.0 million and the Company's investment in Federal Home Loan Bank stock.

NOTE H--FEDERAL INCOME TAXES

    Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for the fiscal years ended September 30, 1999, 1998 and 1997.

    The composition of the Company's net deferred tax liability at September 30 is as follows:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Taxes (payable) refundable on temporary differences
  at statutory rate:
Deferred tax assets:
  General loan loss allowance...............................   $ 124      $  71
  Deferred loan origination fees............................      73         49
  Unrealized losses on securities designated as available
    for sale................................................       2         --
  Deferred compensation plan................................     185        188
                                                               -----      -----
      Total deferred tax assets.............................     384        308

Deferred tax liabilities:
  Federal Home Loan Bank stock dividends....................    (144)      (120)
  Book/tax depreciation differences.........................     (63)       (43)
  Cash versus accrual basis of accounting...................     (41)       (87)
  Percentage of earnings bad debt deduction.................    (156)      (213)
  Other.....................................................      (4)        --
                                                               -----      -----
      Deferred tax liabilities..............................    (408)      (463)
                                                               -----      -----
      Net deferred tax liability............................   $ (24)     $(155)
                                                               =====      =====

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE H--FEDERAL INCOME TAXES (CONTINUED)

    The Company has historically been allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 1999, includes approximately $1.9 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $485,000 at September 30, 1999.

    Pursuant to legislation enacted in 1996, the Company is required to recapture as taxable income approximately $640,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Company has provided deferred taxes for this amount and began amortizing the recapture of the bad debt reserve into taxable income over a six year period commencing in fiscal 1998.

NOTE I--COMMITMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.


    At September 30, 1999, the Company had outstanding commitments of approximately $1.0 million to originate fixed rate loans with a weighted-average interest rate of 8.05%. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1999, and will be funded from normal cash flow from operations and existing excess liquidity.



    No contingencies were recorded by the Company at September 30, 1999.


    In addition to loan commitments, the company also leases the building in which its Blanchester branch is located. This lease commitment expires in Fiscal 2003. The remaining commitment for this lease totals $27,000 as of September 30, 1999.

NOTE J--REGULATORY CAPITAL

    The Company is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--REGULATORY CAPITAL (CONTINUED)

regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4.0%--5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Company's excess regulatory capital position as a result of this proposed change in the regulatory capital requirement. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Company multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.


    As of September 30, 1999 and 1998, management believes that the Company met all capital adequacy requirements to which it was subject and would be considered as well-captalized.



                                          RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1999
                                      -------------------------------------------------------------------
                                      TANGIBLE                 CORE                 RISK-BASED
                                      CAPITAL    PERCENT     CAPITAL    PERCENT      CAPITAL     PERCENT
                                      --------   --------    --------   --------    ----------   --------
                                                            (DOLLARS IN THOUSANDS)
Capital under generally accepted
  accounting principles.............  $11,787                $11,787                  $11,787
Unrealized losses on securities
  designated as available for
  sale..............................        4                      4                        4
Additional capital items
  General valuation allowances--
    limited.........................       --                     --                      365
                                      -------                -------                  -------
Regulatory capital computed.........   11,791      13.1       11,791      13.1         12,156      24.4
Minimum capital requirement.........    1,354       1.5        2,709       3.0          3,985       8.0
                                      -------      ----      -------      ----        -------      ----
Regulatory capital--excess..........  $10,437      10.6      $ 8,510      10.1        $ 8,171      16.4
                                      =======      ====      =======      ====        =======      ====

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--REGULATORY CAPITAL (CONTINUED)


                                          RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1998
                                      -------------------------------------------------------------------
                                      TANGIBLE                 CORE                 RISK-BASED
                                      CAPITAL    PERCENT     CAPITAL    PERCENT      CAPITAL     PERCENT
                                      --------   --------    --------   --------    ----------   --------
                                                            (DOLLARS IN THOUSANDS)
Capital under generally accepted
  accounting principles.............  $11,025                $11,025                  $11,025
Unrealized gains on securities
  designated as available for
  sale..............................       --                     --                       --
Additional capital items:
  General valuation allowances--
    limited.........................       --                     --                      215
                                      -------                -------                  -------
Regulatory capital computed.........   11,025      12.3       11,025      12.3         11,240      23.6
Minimum capital requirement.........    1,345       1.5        2,690       3.0          3,985       8.0
                                      -------      ----      -------      ----        -------      ----
Regulatory capital--excess..........  $ 9,780      10.8      $ 8,335       9.3        $ 7,255      15.6
                                      =======      ====      =======      ====        =======      ====


                                           AS OF SEPTEMBER 30, 1999
                       ----------------------------------------------------------------
                                                             TO BE "WELL-CAPITALIZED"
                                                                   UNDER PROMPT
                                            FOR CAPITAL          CORRECTIVE ACTION
                            ACTUAL       ADEQUACY PURPOSES          PROVISIONS
                       ----------------  -----------------  ---------------------------
                        AMOUNT    RATIO   AMOUNT    RATIO      AMOUNT         RATIO
                       --------   -----  --------  -------  -------------  ------------
                                            (DOLLARS IN THOUSANDS)
Tangible capital.....  $11,791    13.1%  *$1,354   *1.5%     *$4,515        * 5.0%
Core capital.........  $11,791    13.1%  *$2,709   *3.0%     *$5,418        * 6.0%
Risk-based capital...  $12,156    24.4%  *$3,985   *8.0%     *$4,982        *10.0%

*   greater than or equal to

                                             AS OF SEPTEMBER 30, 1998
                       --------------------------------------------------------------------
                                                                 TO BE "WELL-CAPITALIZED"
                                                                       UNDER PROMPT
                                         FOR CAPITAL ADEQUACY        CORRECTIVE ACTION
                            ACTUAL             PURPOSES                 PROVISIONS
                       ----------------  ---------------------  ---------------------------
                        AMOUNT    RATIO    AMOUNT      RATIO       AMOUNT         RATIO
                       --------   -----  ----------  ---------  -------------  ------------
                                              (DOLLARS IN THOUSANDS)
Tangible capital.....  $11,025    12.3%  *$1,345      *1.5%      *$4,482        * 5.0%
Core capital.........  $11,025    12.3%  *$2,690      *3.0%      *$5,378        * 6.0%
Risk-based capital...  $11,240    23.6%  *$3,806      *8.0%      *$4,758        *10.0%

*   greater than or equal to

    The Company's management believes that, under the current regulatory capital regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE K--BUSINESS COMBINATIONS AND REORGANIZATION OF CORPORATE FORM

    On October 1, 1999, the Company and The Oakley Improved Building and Loan Company ("Oakley"), (collectively "the Companies"), jointly announced the signing of an Agreement and Plan of Merger (the "Agreement") wherein Oakley would merged with and into the Company. The merger will be accounted for under the pooling-of-interests method of accounting. In connection therewith, the Companies adopted an overall Plan of Conversion (the "conversion") whereby the Company will form a new holding company and convert from mutual to stock form.

    Pursuant to the Plan, the Companies will offer for sale up to 1,610,000 common shares to its depositors and members of the community. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At September 30, 1999, the Company had not incurred any conversion costs.

    At the date of the conversion, People's will establish a liquidation account in an amount equal to retained earnings reflected in the statement of financial condition used in the conversion offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in People's after conversion.

    In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by the Companies, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

    People's may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Company's shareholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

    Additionally, the Company will acquire the Harvest Home Financial Corporation ("Harvest Home") for consideration of approximately $16.5 million in cash and common stock. Under the terms of the Agreement, each share of Harvest Home's common stock will be exchanged for a combination of $9.00 per share in cash plus new common shares of Peoples' holding company with a value of $9.00. It is currently anticipated that the number of shares of common stock that will be exchanged for each share of Harvest Home's common stock is 0.9 shares, assuming the initial offering price of People's common stock is $10 per share. The acquisition will be accounted for using the purchase method of accounting.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
The Oakley Improved Building and Loan Company

    We have audited the statements of financial condition of The Oakley Improved Building and Loan Company as of September 30, 1999 and 1998, and the related statements of operations, comprehensive income, retained earnings and cash flows for each of the years ended September 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Oakley Improved Building and Loan Company as of September 30, 1999, and 1998, and the results of its operations and its cash flows for each of the years ended September 30, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
---------------------------------
Cincinnati, Ohio
December 3, 1999

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       STATEMENTS OF FINANCIAL CONDITION

                                 SEPTEMBER 30,


                                                                1999        1998
                                                              ---------   --------
                                                                 (IN THOUSANDS)
                                      ASSETS
Cash and due from banks.....................................  $     101   $    97
Federal funds sold..........................................        700     1,100
Interest-bearing deposits in other financial institutions...      2,362     2,159
                                                              ---------   -------
        Cash and cash equivalents...........................      3,163     3,356

Certificates of deposit in other financial institutions.....        400       500
Investment securities designated as available for sale--at
  market....................................................      2,452     2,442
Mortgage-backed securities designated as available for
  sale--at market...........................................         81       110
Loans receivable--net.......................................     10,624    10,701
Office premises and equipment--at depreciated cost..........         25        28
Federal Home Loan Bank stock--at cost.......................        171       159
Accrued interest receivable on loans........................         58        65
Accrued interest receivable on investments..................          1         1
Accrued interest receivable on mortgage-backed securities...         13         9
Prepaid expenses and other assets...........................         32        15
Prepaid federal income taxes................................          7        --
                                                              ---------   -------
        Total assets........................................  $  17,027   $17,386
                                                              =========   =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits....................................................  $  13,327   $13,633
Other liabilities...........................................        180       160
Accrued federal income taxes................................         --        51
Deferred federal income taxes...............................        630       627
                                                              ---------   -------
        Total liabilities...................................     14,137    14,471

Commitments and contingencies...............................         --        --

Retained earnings--substantially restricted.................      1,635     1,666
Accumulated other comprehensive income, unrealized gains on
  securities designated as available for sale, net of
  related tax effects.......................................      1,255     1,249
                                                              ---------   -------
        Total retained earnings.............................      2,890     2,915
                                                              ---------   -------
        Total liabilities and retained earnings.............  $  17,027   $17,386
                                                              =========   =======


        The accompanying notes are an integral part of these statements.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                            YEAR ENDED SEPTEMBER 30,

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net earnings (loss) for the year............................   $  (31)    $  147      $127

Other comprehensive income, net of tax:
  Unrealized holding gains on securities during the period,
    net of tax of $3, $211 and $143 in fiscal 1999, 1998 and
    1997, respectively......................................        6        409       277

Reclassification adjustment for realized gains included in
  earnings, net of tax of $31 in 1998.......................    --           (60)     --
                                                               ------     ------      ----
Comprehensive income (loss).................................   $  (25)    $  496      $404
                                                               ======     ======      ====
Accumulated comprehensive income............................   $1,255     $1,249      $900
                                                               ======     ======      ====

        The accompanying notes are an integral part of these statements.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                 YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                          UNREALIZED
                                                                           GAINS ON
                                                                          SECURITIES
                                                                         DESIGNATED AS
                                                              RETAINED     AVAILABLE
                                                              EARNINGS     FOR SALE       TOTAL
                                                              --------   -------------   --------
                                                                        (IN THOUSANDS)
Balance at October 1, 1996..................................   $1,392       $  623        $2,015
Net earnings for the year ended September 30, 1997..........      127           --           127
Unrealized gains on securities designated as available for
  sale, net of related tax effects..........................       --          277           277
                                                               ------       ------        ------
Balance at September 30, 1997...............................    1,519          900         2,419
Net earnings for the year ended September 30, 1998..........      147           --           147
Unrealized gains on securities designated as available for
  sale, net of related tax effects..........................       --          349           349
                                                               ------       ------        ------
Balance at September 30, 1998...............................    1,666        1,249         2,915
Net loss for the year ended September 30, 1999..............      (31)          --           (31)
Unrealized gains on securities designated as available for
  sale, net of related tax effects..........................       --            6             6
                                                               ------       ------        ------
Balance at September 30, 1999...............................   $1,635       $1,255        $2,890
                                                               ======       ======        ======

        The accompanying notes are an integral part of these statements.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                            STATEMENTS OF CASH FLOWS

                           YEARS ENDED SEPTEMBER 30,

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss) for the year..........................  $   (31)   $   147    $   127
  Adjustments to reconcile net earnings (loss) to net cash
    provided by (used in) operating activities:
      Amortization of deferred loan origination fees........      (15)       (13)       (16)
      Depreciation and amortization.........................        5          4          3
      Amortization of premiums and (discounts) on investment
       securities--net......................................       (4)        (2)         2
      Federal Home Loan Bank stock dividends................      (12)       (11)        (9)
      Provision for losses on loans.........................       25         --          1
      Gain on sale of investments designated as available
       for sale.............................................       --        (91)        --
      Increase (decrease) in cash due to changes in:
        Accrued interest receivable.........................        9          1          4
        Prepaid expenses and other assets...................      (23)        (6)         7
        Other liabilities...................................       20         (8)       (91)
        Federal income taxes Current........................      (58)        30         29
        Deferred............................................       (1)        11        (26)
                                                              -------    -------    -------
            Net cash provided by (used in) operating
              activities....................................      (85)        62         31

Cash flows provided by (used in) investing activities:
  (Increase) decrease in certificates of deposit in other
    financial institutions..................................      100       (200)        --
  Purchase of investment securities.........................     (496)      (502)      (747)
  Proceeds from maturities of investment securities.........      500        750        500
  Proceeds from repayments on mortgage-backed securities....       29         20         22
  Proceeds from sale of investments designated as available
    for sale................................................       --         93         --
  Loan principal repayments.................................    3,556      2,132      1,761
  Loan disbursements........................................   (3,489)    (1,707)    (1,914)
  Purchase of office premises and equipment.................       (2)       (17)        (2)
                                                              -------    -------    -------
            Net cash provided by (used in) investing
              activities....................................      198        569       (380)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts...............     (306)       488        258
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........     (193)     1,119        (91)
Cash and cash equivalents at beginning of year..............    3,356      2,237      2,328
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $ 3,163    $ 3,356    $ 2,237
                                                              =======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes....................................  $    35    $    30    $    18
                                                              =======    =======    =======
    Interest on deposits....................................  $   668    $   726    $   685
                                                              =======    =======    =======
Supplemental disclosure of noncash investing activities:
  Unrealized gains on investment securities designated as
    available for sale,
    net of related tax effects..............................  $     6    $   349    $   277
                                                              =======    =======    =======

        The accompanying notes are an integral part of these statements.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    The Oakley Improved Building and Loan Company (the "Company") conducts a general banking business in southwestern Ohio which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, and nonresidential purposes. The Company's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

1. INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS
No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or retained earnings, respectively. At
September 30, 1999 and 1998, the Company's retained earnings reflected unrealized gains on investment and mortgage-backed securities designated as available for sale totaling $1.3 million and $1.2 million, respectively.

2. LOANS RECEIVABLE

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

3. LOAN ORIGINATION FEES

    The Company accounts for loan origination fees in accordance with SFAS
No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

4. ALLOWANCE FOR LOSSES ON LOANS

    It is the Company's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the Company's primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Company's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one- to four-family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

    It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At September 30, 1999 and 1998, the Company had no loans that would be defined as impaired under SFAS No. 114.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

5. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost), or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

6. OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided primarily on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for the building, ten to forty years for building improvements and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

7. FEDERAL INCOME TAXES

    The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Company's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, general loan loss allowances, certain components of retirement expense, and Federal Home Loan Bank stock dividends. Additionally, a temporary difference is recognized for depreciation utilizing accelerated methods for federal income tax purposes.

8. BENEFIT PLANS

    The Company has a deferred unfunded compensation plan that provides retirement benefits for officers and directors. Expense under the plan totaled $44,000, $15,000 and $16,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    The Company also has a Simplified Employee Pension Plan that provides retirement benefits to all employees. Contributions to the plan are subject to the discretion of the Board of Directors. Expense recognized for the plan totaled $21,000, $19,000 and $20,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

9. COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of October 1, 1998. The Statement established standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings. Financial statements for earlier fiscal years were restated for comparative purposes. The Company's accumulated comprehensive income consists solely of the change in unrealized gains and losses on securities designated as available for sale in accordance with SFAS No. 115.

10. CASH AND CASH EQUIVALENTS


    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.



11. FAIR VALUE OF FINANCIAL INSTRUMENTS



    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.



    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.



    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at September 30, 1999 and 1998:



       CASH AND CASH EQUIVALENTS: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.



       CERTIFICATES OF DEPOSIT IN OTHER FINANCIAL INSTITUTION: The carrying amounts presented in the statements of financial condition for certificates of deposit are deemed to approximate fair value.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


       INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.



       LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.



       FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the statements of financial condition is deemed to approximate fair value.



       DEPOSITS: The fair value of passbook and money market deposit accounts is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.



       ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.



       COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At September 30, 1999 and 1998, the difference between the fair value and notional amount of loan commitments was not material.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)


    Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments at September 30 are as follows:



                                                                 1999                  1998
                                                          -------------------   -------------------
                                                          CARRYING     FAIR     CARRYING     FAIR
                                                           VALUE      VALUE      VALUE      VALUE
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Financial assets
  Cash and cash equivalents.............................  $ 2,020    $ 2,020    $ 4,392    $ 4,392
  Certificates of deposit...............................       --         --        400        400
  Investment securities.................................      798        798      1,303      1,303
  Mortgage-backed securities............................    1,110      1,110      1,419      1,419
  Loans receivable......................................   83,927     85,096     79,747     83,890
  Federal Home Loan Bank stock..........................      850        850        792        792
                                                          -------    -------    -------    -------
                                                          $88,705    $89,874    $88,053    $92,196
                                                          =======    =======    =======    =======
Financial liabilities
  Deposits..............................................  $77,691    $78,201    $73,691    $92,196
  Advances from Federal Home Loan Bank..................       --         --      4,000      4,000
  Escrow deposits.......................................        6          6         10         10
                                                          -------    -------    -------    -------
                                                          $77,697    $78,207    $77,701    $78,380
                                                          =======    =======    =======    =======


12. RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1999 financial statement presentation.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE B--INVESTMENT AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of investment securities designated as available for sale at September 30, 1999 and 1998, are as follows:

                                                                            1999
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
                                                                       (IN THOUSANDS)
FHLMC stock..........................................    $ 48        $1,902        $ --       $1,950
U.S. Government and agency obligations--due within
  one year...........................................     502            --          --          502
                                                         ----        ------        ----       ------
                                                         $550        $1,902        $ --       $2,452
                                                         ====        ======        ====       ======

                                                                            1998
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
                                                                       (IN THOUSANDS)
FHLMC stock..........................................    $ 48        $1,892        $  --      $1,940
U.S. Government and agency obligations--due within
  two years..........................................     502            --           --         502
                                                         ----        ------        -----      ------
                                                         $550        $1,892        $  --      $2,442
                                                         ====        ======        =====      ======

    Mortgage-backed securities consist of Government National Mortgage Association ("GNMA") certificates which are scheduled to mature ratably over the next ten years. The fair value of mortgage-backed securities approximated amortized cost at both September 30, 1999 and 1998.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE C--LOANS RECEIVABLE

    The composition of the loan portfolio at September 30 is as follows:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Residential real estate
  One-to-four family......................................  $ 9,680    $ 9,844
  Multi-family............................................      606        575
  Construction............................................      677         --
Nonresidential real estate and land.......................      288        342
Consumer and other........................................        9         12
                                                            -------    -------
                                                             11,260     10,773

Less:
  Undisbursed portion of loans in process.................      540         --
  Deferred loan origination fees..........................       46         47
  Allowance for loan losses...............................       50         25
                                                            -------    -------
                                                            $10,624    $10,701
                                                            =======    =======

    The Company's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $10.4 million, or 98%, of the total loan portfolio as of September 30, 1999 and $10.4 million, or 97%, of the total loan portfolio as of September 30, 1998. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Company's primary lending area are presently stable.

    There were no loans outstanding to the Company's officers, directors or employees at September 30, 1999, 1998 and 1997.

NOTE D--ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                            1999       1998       1997
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
Balance at beginning of year............................    $ 25       $ 25       $ 24
Provision for loan losses...............................      25         --          1
                                                            ----       ----       ----
Balance at end of year..................................    $ 50       $ 25       $ 25
                                                            ====       ====       ====

    As of September 30, 1999, the Company's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE D--ALLOWANCE FOR LOAN LOSSES (CONTINUED)

    The Company had nonperforming and nonaccrual loans totaling $38,000 and $15,000 at September 30, 1999 and 1997, respectively. Interest income that would have been recognized had such loans been performing in accordance with their contractual terms totaled approximately $1,100 and $700 for the years ended September 30, 1999 and 1997, respectively. The Company had no nonperforming and nonaccrual loans at September 30, 1998.

NOTE E--OFFICE PREMISES AND EQUIPMENT

    At September 30, office premises and equipment were comprised of the following:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................    $  9       $  9
Building and improvements...................................      28         28
Furniture and equipment.....................................      72         70
                                                                ----       ----
                                                                 109        107
Less accumulated depreciation and amortization..............      84         79
                                                                ----       ----
                                                                $ 25       $ 28
                                                                ====       ====

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS

    Deposits consist of the following major classifications at September 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                                         1999       1998
--------------------------                                  --------   --------
                                                              (IN THOUSANDS)
Passbook
  1999--3.00%.............................................  $ 1,400
  1998--3.00%.............................................             $ 1,607
Money market deposit accounts
  1999--3.25%.............................................    2,101
  1998--3.50%.............................................               1,801
                                                            -------    -------
Total demand, transaction and passbook deposits...........    3,501      3,408

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1999--4.80%.........................................    4,094
      1998--5.45%.........................................               3,098
    12 months to 36 months
      1999--5.60%.........................................    2,325
      1998--5.92%.........................................               3,288
    More than 36 months
      1999--6.36%.........................................    2,374
      1998--6.32%.........................................               2,833
  Individual retirement accounts
    1999--5.74%...........................................    1,033
    1998--5.99%...........................................               1,006
                                                            -------    -------
Total certificates of deposit.............................    9,826     10,225
                                                            -------    -------
Total deposit accounts....................................  $13,327    $13,633
                                                            =======    =======


    At September 30, 1999 and 1998, the Company had deposit accounts with balances in excess of $100,000 totaling approximately $1.2 million and $960,000, respectively. Deposit balances in excess of $100,000 are not insured by the FDIC.


    Interest expense on deposits for the year ended September 30 is summarized as follows:

                                                            1999       1998       1997
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
Passbook................................................    $ 46       $ 52       $ 51
Money market deposit accounts...........................      62         54         54
Certificates of deposit.................................     560        620        580
                                                            ----       ----       ----
                                                            $668       $726       $685
                                                            ====       ====       ====

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS (CONTINUED)

    Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS)
Less than one year.........................................   $7,225    $ 5,887
One year to three years....................................    1,602      3,467
More than three years......................................      999        871
                                                              ------    -------
                                                              $9,826    $10,225
                                                              ======    =======

NOTE G--FEDERAL INCOME TAXES (CREDITS)


    Federal income taxes (credits) differ from the amounts computed at the statutory corporate tax rate of 349. for the fiscal years ended September 30 as follows:


                                                      1999        1998        1997
                                                    --------    --------    --------
                                                         (DOLLARS IN THOUSANDS)
Federal income taxes (credits) at statutory
  rate............................................   $  (19)     $  73       $  51
Changes in taxes or credits resulting from:
  Tax exempt dividends............................       (5)        (4)         (4)
  Other (primarily surtax exemptions in 1997).....       --         --         (25)
                                                     ------      -----       -----
Federal income taxes (credits) per consolidated
  financial statements............................   $  (24)     $  69       $  22
                                                     ======      =====       =====
Effective rate of tax (credits)...................    (34.5)%     31.9%       14.8%
                                                     ======      =====       =====

    The composition of the Company's net deferred tax liability at September 30 is as follows:

TAXES (PAYABLE) REFUNDABLE ON TEMPORARY
DIFFERENCES AT STATUTORY RATE:                                  1999       1998
---------------------------------------                       --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  General loan loss allowance...............................   $  17      $   9
  Deferred loan origination fees............................      16         16
  Benefit plans.............................................      46         40
                                                               -----      -----
    Deferred tax assets.....................................      79         65

Deferred tax liabilities:
  Federal Home Loan Bank stock dividends....................     (35)       (31)
  Book/tax depreciation differences.........................      (6)        (1)
  Cash versus accrual basis of accounting...................     (21)       (17)
  Unrealized gains on securities designated as available for
    sale....................................................    (647)      (643)
                                                               -----      -----
    Deferred tax liabilities................................    (709)      (692)
                                                               -----      -----
    Net deferred tax liability..............................   $(630)     $(627)
                                                               =====      =====

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE G--FEDERAL INCOME TAXES (CREDITS) (CONTINUED)

    The Company has historically been allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 1999, includes approximately $290,000 for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $99,000 at September 30, 1999.

    Pursuant to legislation enacted in 1996, the Company was required to recapture as taxable income approximately $80,000 of its tax bad debt reserve, which represented the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Company effected the recapture of the bad debt reserve into taxable income during fiscal 1997.

NOTE H--LOAN COMMITMENTS

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.


    At September 30, 1999, the Company had outstanding commitments of approximately $41,000 to originate fixed rate loans. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1999, and will be funded from normal cash flow from operations and existing excess liquidity.


NOTE I--REGULATORY CAPITAL

    The Company is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE I--REGULATORY CAPITAL (CONTINUED)

core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4.0%--5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Company's excess regulatory capital position as a result of this proposed change in the regulatory capital requirement. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Company multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.


    As of September 30, 1999 and 1998, management believes that the Company met all capital adequacy requirements to which it was subject and would be considered well-capitalized.



                                          RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1999
                                      -------------------------------------------------------------------
                                      TANGIBLE                 CORE                 RISK-BASED
                                      CAPITAL    PERCENT     CAPITAL    PERCENT      CAPITAL     PERCENT
                                      --------   --------    --------   --------    ----------   --------
                                                            (DOLLARS IN THOUSANDS)
Capital under generally accepted
  accounting principles.............  $ 2,890                $ 2,890                  $ 2,890
Unrealized gains on securities
  designated as available for
  sale..............................   (1,255)                (1,255)                  (1,255)
Additional capital items
  General valuation allowances--
    limited.........................       --                     --                       50
                                      -------      ----      -------      ----        -------      ----
Regulatory capital computed.........    1,635      10.8        1,635      10.8          1,685      26.3
Minimum capital requirement.........      227       1.5          454       3.0            513       8.0
                                      -------      ----      -------      ----        -------      ----
Regulatory capital--excess..........  $ 1,408       9.3      $ 1,181       7.8        $ 1,172      18.3
                                      =======      ====      =======      ====        =======      ====

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE I--REGULATORY CAPITAL (CONTINUED)


                                          RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1998
                                      -------------------------------------------------------------------
                                      TANGIBLE                 CORE                 RISK-BASED
                                      CAPITAL    PERCENT     CAPITAL    PERCENT      CAPITAL     PERCENT
                                      --------   --------    --------   --------    ----------   --------
                                                                (IN THOUSANDS)
Capital under generally accepted
  accounting principles.............  $ 2,915                $ 2,915                  $ 2,915
Unrealized gains on securities
  designated as available for
  sale..............................   (1,249)                (1,249)                  (1,249)
Additional capital items
  General valuation allowances--
    limited.........................       --                     --                       25
                                      -------      ----      -------      ----        -------      ----
Regulatory capital computed.........    1,666      10.7        1,666      10.7          1,691      26.1
Minimum capital requirement.........      233       1.5          465       3.0            517       8.0
                                      -------      ----      -------      ----        -------      ----
Regulatory capital--excess..........  $ 1,433       9.2      $ 1,201       7.7        $ 1,174      18.1
                                      =======      ====      =======      ====        =======      ====


                                                     AS OF SEPTEMBER 30, 1999
                                -------------------------------------------------------------------
                                                                                   TO BE "WELL-
                                                                                CAPITALIZED" UNDER
                                                           FOR CAPITAL          PROMPT CORRECTIVE
                                      ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                -------------------    --------------------    --------------------
                                 AMOUNT     RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                --------   --------    ---------   --------    ---------   --------
                                                      (DOLLARS IN THOUSANDS)
Tangible capital..............   $1,635      10.8%       *$227       *1.5%       *$756       * 5.0%
Core capital..................   $1,635      10.8%       *$454       *3.0%       *$908       * 6.0%
Risk-based capital............   $1,685      26.3%       *$513       *8.0%       *$642       *10.0%
* greater than or equal to

                                                     AS OF SEPTEMBER 30, 1998
                                -------------------------------------------------------------------
                                                                                   TO BE "WELL-
                                                                                CAPITALIZED" UNDER
                                                           FOR CAPITAL          PROMPT CORRECTIVE
                                      ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                -------------------    --------------------    --------------------
                                 AMOUNT     RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                --------   --------    ---------   --------    ---------   --------
                                                      (DOLLARS IN THOUSANDS)
Tangible capital..............   $1,666      10.7%       *$233       *1.5%       *$775       * 5.0%
Core capital..................   $1,666      10.7%       *$465       *3.0%       *$930       * 6.0%
Risk-based capital............   $1,691      26.1%       *$517       *8.0%       *$647       *10.0%
* greater than or equal to

    The Company's management believes that, under the current regulatory capital regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Company's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                 THE OAKLEY IMPROVED BUILDING AND LOAN COMPANY

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--BUSINESS COMBINATIONS AND REORGANIZATION OF CORPORATE FORM

    On October 1, 1999, the Company and the People's Building Loan and Savings Company ("People's"), an institution chartered under the laws of the State of Ohio (collectively "the Companies"), jointly announced the signing of an Agreement and Plan of Merger (the "Agreement") in which the Company will be merged with and into People's. In connection therewith, the Companies adopted an overall Plan of Conversion (the "conversion") whereby People's will form a new holding company and convert from mutual to stock form.

    Pursuant to the Plan, the Companies will offer for sale up to 1,610,000 common shares to their depositors and members of the community. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At September 30, 1999, the Company had not incurred any conversion costs.

    At the date of the conversion, People's will establish a liquidation account in an amount equal to retained earnings reflected in the statement of financial condition used in the conversion offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintained deposit accounts in People's after conversion.

    In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by the Companies, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

    People's may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Company's shareholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

    People's has agreed to acquire the Harvest Home Financial Corporation ("Harvest Home") for consideration of approximately $16.5 million in cash and common stock. Under the terms of the Agreement, each share of Harvest Home's common stock will be exchanged for a combination of $9.00 per share in cash plus new common shares of Peoples' holding company with a value of $9.00. It is currently anticipated that the number of shares of common stock that will be exchanged for each share of Harvest Home's common stock is 0.9 shares, assuming the initial offering price of People's common stock is $10 per share.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Harvest Home Financial Corporation

    We have audited the accompanying consolidated statements of financial condition of Harvest Home Financial Corporation as of September 30, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the three years ended
September 30, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harvest Home Financial Corporation as of September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the years ended September 30, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
---------------------------------
Cincinnati, Ohio
November 19, 1999

                       HARVEST HOME FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 SEPTEMBER 30,


                                                                1999           1998
                                                              --------       --------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                       ASSETS
Cash and due from banks.....................................  $ 1,347        $ 1,505
Federal funds sold..........................................      100            200
Interest-bearing deposits in other financial institutions...    1,402          1,182
                                                              -------        -------
        Cash and cash equivalents...........................    2,849          2,887

Investment securities designated as available for sale--at
  market....................................................    5,951          4,032
Mortgage-backed securities designated as available for
  sale--at market...........................................   33,711         37,864
Loans receivable--net.......................................   52,790         48,797
Office premises and equipment--at depreciated cost..........    1,236          1,117
Federal Home Loan Bank stock--at cost.......................    1,723          1,606
Accrued interest receivable on loans........................      287            257
Accrued interest receivable on mortgage-backed securities...      160            173
Accrued interest receivable on investments and
  interest-bearing deposits.................................       55             47
Prepaid expenses and other assets...........................      117            114
Deferred federal income tax asset...........................       56             --
                                                              -------        -------
        Total assets........................................  $98,935        $96,894
                                                              =======        =======

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits....................................................  $66,220        $60,225
Advances from the Federal Home Loan Bank....................   22,600         25,850
Advances by borrowers for taxes and insurance...............      105            119
Accrued interest payable....................................      115            126
Other liabilities...........................................      232            230
Accrued federal income taxes................................       10             65
Deferred federal income taxes...............................       --            302
                                                              -------        -------
        Total liabilities...................................   89,282         86,917

Commitments and contingencies...............................       --             --

Stockholders' equity
  Common stock--2,000,000 shares of no par value authorized;
    991,875 shares issued...................................       --             --
  Additional paid-in capital................................    6,887          6,903
  Retained earnings--restricted.............................    5,329          5,191
  Shares acquired by Employee Stock Ownership Plan..........     (224)          (301)
  Shares acquired by Recognition and Retention Plan.........     (194)          (291)
  Accumulated other comprehensive income, unrealized gains
    (losses) on securities designated as available for sale,
    net of related tax effects..............................     (694)            87
  Less 116,586 and 129,518 shares of treasury stock--at
    cost....................................................   (1,451)        (1,612)
                                                              -------        -------
        Total stockholders' equity..........................    9,653          9,977
                                                              -------        -------
        Total liabilities and stockholders' equity..........  $98,935        $96,894
                                                              =======        =======


        The accompanying notes are an integral part of these statements.

                       HARVEST HOME FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                            YEAR ENDED SEPTEMBER 30,

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net earnings for the year...................................   $ 514       $541       $627

Other comprehensive income (loss), net of tax effects:
  Unrealized holding gains (losses) on securities during the period, net of tax effects of $(403), $39 and $28 in
    1999, 1998 and 1997, respectively.......................    (781)        75         54

  Reclassification adjustment for unrealized gains included
    in earnings, net of tax effects of $15 and $2 in 1998
    and 1997, respectively..................................      --        (28)        (5)
                                                               -----       ----       ----
Comprehensive income (loss).................................   $(267)      $588       $676
                                                               =====       ====       ====
Accumulated comprehensive income (loss).....................   $(694)      $ 87       $ 40
                                                               =====       ====       ====

        The accompanying notes are an integral part of these statements.

                       HARVEST HOME FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                                       UNREALIZED
                                                                                       GAIN (LOSS)
                                                                            SHARES    ON SECURITIES
                                                                           ACQUIRED    DESIGNATED
                                                   ADDITIONAL              BY STOCK        AS
                                        COMMON      PAID-IN     RETAINED   BENEFIT      AVAILABLE     TREASURY
                                         STOCK      CAPITAL     EARNINGS    PLANS       FOR SALE       STOCK      TOTAL
                                       ---------   ----------   --------   --------   -------------   --------   --------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at October 1, 1996...........  $     --      $6,740      $4,787    $(1,160)       $  (9)      $  (633)    $9,725
Net earnings for the year ended
  September 30, 1997.................        --          --         627         --           --            --        627
Cash dividends of $.40 per share.....        --          --        (371)        --           --            --       (371)
Purchase of treasury shares--at
  cost...............................        --          --          --         --           --          (223)      (223)
Amortization of expense related to
  stock benefit plans................        --         144          --        393           --            --        537
Unrealized gains on securities
  designated as available for sale,
  net of related tax effects.........        --          --          --         --           49            --         49
                                       ---------     ------      ------    -------        -----       -------     ------
Balance at September 30, 1997........        --       6,884       5,043       (767)          40          (856)    10,344
Net earnings for the year ended
  September 30, 1998.................        --          --         541         --           --            --        541
Cash dividends of $.44 per share.....        --          --        (393)        --           --            --       (393)
Purchase of treasury shares--at
  cost...............................        --          --          --         --           --          (756)      (756)
Amortization of expense related to
  stock benefit plans................        --          19          --        175           --            --        194
Unrealized gains on securities
  designated as available for sale,
  net of related tax effects.........        --          --          --         --           47            --         47
                                       ---------     ------      ------    -------        -----       -------     ------
Balance at September 30, 1998........        --       6,903       5,191       (592)          87        (1,612)     9,977
Net earnings for the year ended
  September 30, 1999.................        --          --         514         --           --            --        514
Cash dividends of $.44 per share.....        --          --        (376)        --           --            --       (376)
Exercise of stock options............        --         (39)         --         --           --           161        122
Amortization of expense related to
  stock benefit plans................        --          23          --        174           --            --        197
Unrealized losses on securities
  designated as available for sale,
  net of related tax effects.........        --          --          --         --         (781)           --       (781)
                                       ---------     ------      ------    -------        -----       -------     ------
Balance at September 30, 1999........  $     --      $6,887      $5,329    $  (418)       $(694)      $(1,451)    $9,653
                                       =========     ======      ======    =======        =====       =======     ======

        The accompanying notes are an integral part of these statements.

                       HARVEST HOME FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEAR ENDED SEPTEMBER 30,

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings for the year.................................  $    514   $    541   $    627
  Adjustments to reconcile net earnings to net cash provided by
    (used in) operating activities:
      Amortization of deferred loan origination fees........       (44)       (34)       (34)
      Depreciation and amortization.........................        77         57         51
      Amortization of premiums on mortgage-backed
       securities...........................................        15          5          6
      Amortization of premiums (discounts) on investment
       securities--net......................................         5        (33)        17
      Gain on sale of investment and mortgage-backed
       securities...........................................        --        (43)        (7)
      Amortization expense of stock benefit plans...........       197        194        537
      Provision for losses on loans.........................        12         12          9
      Federal Home Loan Bank stock dividends................      (117)      (102)       (59)
      Increase (decrease) in cash due to changes in:
        Accrued interest receivable on loans................       (30)       (12)       (36)
        Accrued interest receivable on mortgage-backed
        securities..........................................        13        (34)       (37)
        Accrued interest receivable on investments and
        interest-bearing deposits...........................        (8)        79         85
        Prepaid expenses and other assets...................        (3)       (41)         1
        Accrued interest payable............................       (11)        37         12
        Other liabilities...................................         2        (23)      (563)
        Federal income taxes
          Current...........................................       (55)       116         22
          Deferred..........................................        46         23        183
                                                              --------   --------   --------
            Net cash provided by operating activities.......       613        742        814

Cash flows provided by (used in) investing activities:
  Principal repayments on mortgage-backed securities........    14,992     19,867      2,644
  Purchase of mortgage-backed securities....................   (11,963)   (26,992)   (18,205)
  Proceeds from sale of mortgage-backed securities available
    for sale................................................        --      1,878        141
  Proceeds from maturity of mortgage-backed securities......        --         --      3,500
  Purchase of investment securities.........................    (6,000)        --         --
  Proceeds from maturity of investment securities...........     4,000      4,000      2,003
  Proceeds from sale of investment securities available for
    sale....................................................        --         --      2,003
  Principal repayments on loans.............................    11,883     10,376      5,976
  Loan disbursements........................................   (15,844)   (13,922)    (8,913)
  Purchase of Federal Home Loan Bank stock..................        --       (285)      (572)
  Purchase of office equipment..............................      (196)      (193)       (80)
                                                              --------   --------   --------
            Net cash used in investing activities...........    (3,128)    (5,271)   (11,503)
                                                              --------   --------   --------
            Net cash used in operating and investing
            activities
              (balance carried forward).....................    (2,515)    (4,529)   (10,689)
                                                              --------   --------   --------
            Net cash used in operating and investing
            activities
              (balance brought forward).....................  $ (2,515)  $ (4,529)  $(10,689)

Cash flows provided by (used in) financing activities:
  Net increase in deposits..................................     5,995      1,439        828
  Proceeds from Federal Home Loan Bank advances.............    10,000     38,200     18,200
  Repayment of Federal Home Loan Bank advances..............   (13,250)   (36,350)    (4,200)
  Advances by borrowers for taxes and insurance.............       (14)        12         11
  Dividends on common stock.................................      (376)      (393)      (371)
  Proceeds from exercise of stock options...................       122         --         --
  Purchase of treasury stock................................        --       (756)      (223)
                                                              --------   --------   --------
            Net cash provided by financing activities.......     2,477      2,152     14,245
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........       (38)    (2,377)     3,556
Cash and cash equivalents at beginning of year..............     2,887      5,264      1,708
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  2,849   $  2,887   $  5,264
                                                              ========   ========   ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes....................................  $    180   $    121   $     96
                                                              ========   ========   ========
    Interest paid on deposits and borrowings................  $  4,222   $  4,106   $  3,677
                                                              ========   ========   ========
Supplemental disclosure of noncash investing activities:
  Unrealized gains (losses) on securities designated as
    available for sale,
    net of related tax effects..............................  $   (781)  $     47   $     49
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                       HARVEST HOME FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Harvest Home Financial Corporation (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of Harvest Home Savings Bank, (the "Savings Bank"). The Savings Bank conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Corporation and the Savings Bank. All significant intercompany balances and transactions have been eliminated.

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS
No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively.

    At September 30, 1999, the Corporation's stockholders' equity reflected net unrealized losses on securities designated as available for sale totaling $694,000. At September 30, 1998, the Corporation's stockholders' equity reflected net unrealized gains on securities designated as available for sale totaling $87,000.

    Realized gains and losses on sales of securities are recognized using the specific identification method.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

3. LOANS RECEIVABLE

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

4. LOAN ORIGINATION FEES

    The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs of originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5. ALLOWANCE FOR LOSSES ON LOANS

    It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    The Savings Bank accounts for impaired loans in accordance with SFAS
No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

    It is the Savings Bank's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At September 30, 1999, the Savings Bank had one loan account totaling $195,000 that is defined as impaired under SFAS No. 114. The Savings Bank had no such loans at September 30, 1998. No portion of the allowance for credit losses was allocated to such impaired loans at September 30, 1999 or 1998.

6. OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

7. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the amount determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

8. FEDERAL INCOME TAXES

    The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, retirement expense, the general loan loss allowance and percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

9. BENEFIT PLANS

    The Savings Bank provides a supplemental retirement plan to certain key officers. The Savings Bank's obligations under the supplemental plan have been funded via the purchase of key man life insurance policies for which the Savings Bank is the beneficiary. Expense under the supplemental plan totaled approximately $1,000 during each of the fiscal years ended September 30, 1999, 1998 and 1997.

    The Corporation has an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service. The Corporation accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given fiscal year. Expense recognized related to the ESOP totaled approximately $114,000, $111,000 and $48,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

    The Corporation also has a Recognition and Retention Plan ("RRP"). During fiscal 1996, the RRP purchased 39,675 shares of the Corporation's common stock in the open market. At September 30, 1999, 37,211 shares had been awarded to executive officers and members of the Board of Directors of the Corporation. Common stock awarded under the RRP vests ratably over a five year period, commencing with the date of the award. A provision of $97,000 related to the RRP was charged to expense for each of the fiscal years ended September 30, 1999, 1998 and 1997.

10. EARNINGS PER SHARE AND DIVIDENDS PER SHARE

    Basic earnings per share for the years ended September 30, 1999, 1998 and 1997 is computed based upon the weighted-average shares outstanding during the period, less 20,337, 28,252 and 36,774 shares, respectively, in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding totaled 851,799, 859,891 and 881,720 for the years ended September 30, 1999, 1998 and 1997, respectively.

    Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 878,289, 894,437 and 893,942 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively. Incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share totaled 26,490, 34,546 and 12,222 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively. Options to purchase 1,000 shares of common stock

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

with an exercise price of $14.00 per share were outstanding at September 30, 1999, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

    Capital distributions paid in excess of the Corporation's earnings and profits (computed on a stand-alone basis for federal income tax purposes) are deemed by management to constitute a return of excess capital. Management has determined that $.21, $.33 and $.37 of fiscal 1999, 1998 and 1997 dividends constitute tax-free distributions.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 1999 and 1998:

    CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

    LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

    DEPOSITS: The fair value of NOW accounts, passbook accounts, money market demand and escrow deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

    ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

    COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

September 30, 1999 and 1998, the difference between the fair value and notional amount of loan commitments was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at September 30 are as follows:

                                                                 1999                  1998
                                                          -------------------   -------------------
                                                          CARRYING     FAIR     CARRYING     FAIR
                                                           VALUE      VALUE      VALUE      VALUE
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Financial assets
Cash and cash equivalents...............................  $ 2,849    $ 2,849    $ 2,887    $ 2,887
  Investment securities.................................    5,951      5,951      4,032      4,032
  Mortgage-backed securities............................   33,711     33,711     37,864     37,864
  Loans receivable......................................   52,790     52,512     48,797     50,590
                                                          -------    -------    -------    -------
                                                          $95,301    $95,023    $93,580    $95,373
                                                          =======    =======    =======    =======
Financial liabilities
  Deposits..............................................  $66,220    $66,439    $60,225    $61,304
  Advances from Federal Home Loan Bank..................   22,600     22,598     25,850     25,775
  Escrow deposits.......................................      105        105        119        119
                                                          -------    -------    -------    -------
                                                          $88,925    $89,142    $86,194    $87,198
                                                          =======    =======    =======    =======

12. COMPREHENSIVE INCOME

    The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of October 1, 1998. The Statement established standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital. Financial statements for earlier periods were restated for comparative purposes. The Corporation's accumulated comprehensive income consists solely of the change in unrealized gains and losses on securities designated as available for sale in accordance with SFAS No. 115.

13. CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

14. RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1999 consolidated financial statement presentation.

NOTE B--INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of investment securities at September 30, 1999 and 1998 are summarized as follows:

                                                                            1999
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
                                                                       (IN THOUSANDS)
Available for sale:
  U.S. Government agency obligations.................   $6,000     $      --        $49       $5,951
                                                        ======     =========        ===       ======

                                                                            1998
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
                                                                       (IN THOUSANDS)
Available for sale:
  U.S. Government agency obligations.................   $4,005         $27      $      --     $4,032
                                                        ======         ===      =========     ======

    The amortized cost and estimated fair values of U.S. Government agency obligations by contractual term to maturity at September 30 are shown below:

                                                                1999                    1998
                                                        ---------------------   ---------------------
                                                                    ESTIMATED               ESTIMATED
                                                        AMORTIZED     FAIR      AMORTIZED     FAIR
                                                          COST        VALUE       COST        VALUE
                                                        ---------   ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Due within one year...................................   $   --      $   --      $4,005      $4,032
Due after one year through five years.................    6,000       5,951          --          --
                                                         ------      ------      ------      ------
                                                         $6,000      $5,951      $4,005      $4,032
                                                         ======      ======      ======      ======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE B--INVESTMENTS AND MORTGAGE-BACKED SECURITIES (CONTINUED)

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 1999 and 1998 are summarized as follows:

                                                                             1999
                                                       ------------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                         COST        GAINS        LOSSES     FAIR VALUE
                                                       ---------   ----------   ----------   ----------
                                                                        (IN THOUSANDS)
Available for sale:
  Federal Home Loan Mortgage Corporation:
    Participation certificates.......................   $ 4,901       $ --        $  128      $ 4,773
    Collateralized mortgage obligations..............    22,236         --           858       21,378
  Federal National Mortgage Association:
    Participation certificates.......................     2,158          2            52        2,108
    Collateralized mortgage obligations..............     5,420         33             1        5,452
                                                        -------       ----        ------      -------
      Total mortgage-backed securities...............   $34,715       $ 35        $1,039      $33,711
                                                        =======       ====        ======      =======

                                                                             1999
                                                       ------------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                         COST        GAINS        LOSSES     FAIR VALUE
                                                       ---------   ----------   ----------   ----------
                                                                        (IN THOUSANDS)
Available for sale:
  Federal Home Loan Mortgage Corporation:
    Participation certificates.......................   $ 6,140       $  3         $ 26       $ 6,117
    Collateralized mortgage obligations..............    15,358          8           29        15,337
  Federal National Mortgage Association:
    Participation certificates.......................     3,068         29           37         3,060
    Collateralized mortgage obligations..............    13,193        172           15        13,350
                                                        -------       ----         ----       -------
      Total mortgage-backed securities...............   $37,759       $212         $107       $37,864
                                                        =======       ====         ====       =======

    The amortized cost of mortgage-backed securities, by contractual terms to maturity at September 30, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Due within three years....................................  $ 1,044    $ 1,010
Due in three to five years................................    4,016      5,713
Due in five to ten years..................................    8,055      8,761
Due in ten to twenty years................................    1,261      2,857
Due after twenty years....................................   20,339     19,418
                                                            -------    -------
                                                            $34,715    $37,759
                                                            =======    =======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE C--LOANS RECEIVABLE

    The composition of the loan portfolio at September 30 is summarized as follows:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Residential real estate
  One-to-four family......................................  $43,083    $41,214
  Home equity lines of credit.............................    1,480      1,275
  Multifamily.............................................    2,178      1,367
  Construction............................................    5,964      4,663
Nonresidential real estate and land.......................    3,085      3,024
Deposit account...........................................       20         25
                                                            -------    -------
                                                             55,810     51,568
Less:
  Undisbursed portion of loans in process.................    2,823      2,556
  Deferred loan origination fees..........................       58         88
  Allowance for loan losses...............................      139        127
                                                            -------    -------
                                                            $52,790    $48,797
                                                            =======    =======

    As depicted above, the Savings Bank's lending efforts have historically focused on one-to-four family residential and multifamily residential real estate loans, which comprise approximately $49.9 million, or 94%, of the total loan portfolio at September 30, 1999, and $46.0 million, or 94%, of the total loan portfolio at September 30, 1998. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.


    The Savings Bank had sold participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $196,000 and $250,000 at September 30, 1998 and 1997, respectively. There were no loans serviced for others at September 30, 1999.


    In the ordinary course of business, the Savings Bank has granted loans to some of its directors, officers and their related business interests. All loans to related parties have been made on substantially the same terms as those prevailing at the time for unrelated third parties. The aggregate dollar amount of loans to officers and directors was approximately $132,000 and $157,000 at September 30, 1999 and 1998, respectively. During the fiscal year ended September 30, 1999, $75,000 in new loans were disbursed to officers and directors, while principal repayments of $100,000 were received from officers and directors.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE D--ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                            1999       1998       1997
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
Balance at beginning of year............................    $127       $115       $111
Provision for losses on loans...........................      12         12          9
Charge-off of loans.....................................      --         --         (5)
                                                            ----       ----       ----
Balance at end of year..................................    $139       $127       $115
                                                            ====       ====       ====

    At September 30, 1999, the Savings Bank's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.


    At September 30, 1999, 1998 and 1997, the Savings Bank's nonaccrual and nonperforming loans totaled $25,000, $49,000 and $95,000, respectively. Interest income which would have been recognized if such loans had performed pursuant to contractual terms totaled approximately $1,000, $2,000 and $6,000 for the years ended September 30, 1999, 1998 and 1997, respectively. A total of approximately $1,000 of interest income was actually recorded on such loans in the fiscal year ended September 30, 1999.


NOTE E--OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are comprised of the following at September 30:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land and improvements.......................................   $  119     $  119
Office buildings and improvements...........................    1,425      1,397
Furniture, fixtures and equipment...........................      642        474
Automobile..................................................       14         14
                                                               ------     ------
                                                                2,200      2,004
Less accumulated depreciation...............................      964        887
                                                               ------     ------
                                                               $1,236     $1,117
                                                               ======     ======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS

    Deposits consist of the following major classifications at September 30:

                                                                  1999                     1998
DEPOSIT TYPE AND WEIGHTED-AVERAGE                          -------------------      -------------------
INTEREST RATE                                               AMOUNT       %           AMOUNT       %
---------------------------------                          --------   --------      --------   --------
                                                                      (DOLLARS IN THOUSANDS)
NOW accounts--1.84% in 1999 and 1998.....................  $ 3,806       5.7        $ 3,208       5.3
Super NOW accounts--2.75% in 1999 and 1998...............      405        .6            253        .4
Passbook accounts--2.53% in 1999 and 1998................   10,437      15.8          9,494      15.8
Money market demand deposit--3.00% in 1999 and 1998......    4,534       6.9          4,107       6.8
                                                           -------     -----        -------     -----
  Total demand, transaction and passbook deposits........   19,182      29.0         17,062      28.3
Certificates of deposit:
  Original maturities of:
    Less than 12 months
      4.57% in 1999 and 5.13% in 1998....................    4,012       6.1          3,163       5.3
    12 months
      4.90% in 1999 and 5.15% in 1998....................   21,751      32.8         21,945      36.4
    18 months
      5.45% in 1999 and 5.86% in 1998....................    5,231       7.9          4,760       7.9
    30 months
      5.60% in 1999 and 5.80% in 1998....................    6,844      10.3          5,254       8.7
    48 months and greater
      6.02% in 1999 and 6.12% in 1998....................    9,200      13.9          8,041      13.4
                                                           -------     -----        -------     -----
        Total certificates of deposit....................   47,038      71.0         43,163      71.7
                                                           -------     -----        -------     -----
        Total deposits...................................  $66,220     100.0%       $60,225     100.0%
                                                           =======     =====        =======     =====


    At September 30, 1999 and 1998, the Savings Bank had certificate of deposit accounts with balances greater than $100,000 totaling $4.1 million and $2.9 million, respectively. Deposit balances in excess of $100,000 are not insured by the FDIC.


    Interest expense on deposit accounts is summarized as follows for the years ended September 30:

                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Money market demand deposit accounts................   $  132     $  130     $  144
Passbook and escrow accounts........................      253        254        256
NOW and Super NOW accounts..........................       72         73        107
Certificates of deposit.............................    2,544      2,465      2,279
                                                       ------     ------     ------
                                                       $3,001     $2,922     $2,786
                                                       ======     ======     ======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE F--DEPOSITS (CONTINUED)

    Maturities of outstanding certificates of deposit are summarized as follows at September 30:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Less than six months......................................  $18,130    $13,202
Six months to one year....................................   16,242     16,864
One to two years..........................................    7,906      6,976
Two to three years........................................    1,191      4,358
Three to four years.......................................    1,347        341
Over four years...........................................    2,222      1,422
                                                            -------    -------
                                                            $47,038    $43,163
                                                            =======    =======

NOTE G--ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at September 30, 1999 by pledges of certain residential mortgage loans totaling $33.9 million and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                                                    SEPTEMBER 30,
                                               MATURING FISCAL   -------------------
INTEREST RATE                                  YEAR ENDING IN      1999       1998
-------------                                  ---------------   --------   --------
                                                                     (DOLLARS IN
                                                                     THOUSANDS)
5.58%........................................        2000        $    --    $ 3,000
5.38%........................................        2001          5,600         --
5.43%--5.71%.................................        2007             --        950
4.66%--5.64%.................................        2008         17,000     21,900
                                                                 -------    -------
                                                                 $22,600    $25,850
                                                                 =======    =======

Weighted-average interest rate...............                       5.23%      5.26%
                                                                 =======    =======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE H--COMMITMENTS

    The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

    The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At September 30, 1999, the Savings Bank had commitments for unused lines of credit under home equity loans of $3.0 million. Management believes that such loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Savings Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

NOTE I--FEDERAL INCOME TAXES

    The Corporation's provision for federal income taxes does not differ materially from the amounts computed at the statutory corporate tax rate for the years ended September 30, 1999, 1998 and 1997.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE I--FEDERAL INCOME TAXES (CONTINUED)

    The composition of the Corporation's net deferred tax asset (liability) at September 30 is as follows:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Taxes (payable) refundable on temporary differences at
  estimated corporate tax rate:
  Deferred tax assets:
    General loan loss allowance.............................   $  47      $  43
    Stock benefit plans.....................................      25         25
    Unrealized losses on securities designated as available
      for sale..............................................     359         --
                                                               -----      -----
      Total deferred tax assets.............................     431         68

Deferred tax liabilities:
  Percentage of earnings bad debt deduction.................    (104)      (125)
  Deferred loan origination costs...........................     (39)       (24)
  Federal Home Loan Bank stock dividends....................    (230)      (176)
  Unrealized gains on securities designated as available for
    sale....................................................      --        (45)
  Other.....................................................      (2)        --
                                                               -----      -----
      Total deferred tax liabilities........................    (375)      (370)
                                                               -----      -----
      Net deferred tax asset (liability)....................   $  56      $(302)
                                                               =====      =====

    The Savings Bank was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This deduction totaled approximately
$1.7 million as of September 30, 1999. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $450,000.

    Due to recent legislation, the Savings Bank is required to recapture as taxable income approximately $370,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and will amortize the recapture of the bad debt reserve in taxable income over a six year period, which commenced in fiscal 1999.

NOTE J--REGULATORY CAPITAL

    The Savings Bank is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--REGULATORY CAPITAL (CONTINUED)

specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    During the calendar year, the Savings Bank was notified by its primary regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the table that follows.

    The FDIC has adopted risk-based capital ratio guidelines to which the Savings Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

    These guidelines divide the capital into two tiers. The first tier ("Tier 1") includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary ("Tier 2") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. Savings banks are required to maintain a total risk-based capital (the sum of Tier 1 and Tier 2 capital) ratio of 8%, of which 4% must be Tier 1 capital. The FDIC may, however, set higher capital requirements when particular circumstances warrant. Savings banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

    In addition, the FDIC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for savings banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other savings banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--REGULATORY CAPITAL (CONTINUED)

    As of September 30, 1999 and 1998, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.


                                                RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1999
                                        --------------------------------------------------------------------------
                                        TIER I LEVERAGE                TIER I                  TOTAL
                                            CAPITAL       PERCENT    CAPITAL(1)   PERCENT    CAPITAL(1)   PERCENT
                                        ---------------   --------   ----------   --------   ----------   --------
                                                                  (DOLLARS IN THOUSANDS)
Capital under generally accepted
  accounting principles...............       $9,040                    $9,040                  $9,040
Unrealized losses on securities
  designated as available for sale....          697                       697                     697
Additional capital items
  General valuation
    allowances--limited...............           --                        --                     139
                                             ------                    ------                  ------
Regulatory capital computed...........        9,737          9.8        9,737       23.2        9,876       23.5
Minimum capital requirement...........        3,985          4.0        1,682        4.0        3,365        8.0
                                             ------         ----       ------       ----       ------       ----
Regulatory capital--excess............       $5,752          5.8       $8,055       19.2       $6,511       15.5
                                             ======         ====       ======       ====       ======       ====


------------------------


(1) to risk-weighted assets



                                                RECONCILIATION OF REGULATORY CAPITAL AT SEPTEMBER 30, 1998
                                        --------------------------------------------------------------------------
                                        TIER I LEVERAGE                TIER I                  TOTAL
                                            CAPITAL       PERCENT    CAPITAL(1)   PERCENT    CAPITAL(1)   PERCENT
                                        ---------------   --------   ----------   --------   ----------   --------
                                                                  (DOLLARS IN THOUSANDS)
Capital under generally accepted
  accounting principles...............       $9,370                    $9,370                  $9,370
Unrealized gains on securities
  designated as available for sale....          (78)                      (78)                    (78)
Additional capital items
  General valuation
    allowances--limited...............           --                        --                     127
                                             ------                    ------                  ------
Regulatory capital computed...........        9,292          9.6        9,292       23.4        9,419       23.7
Minimum capital requirement...........        3,860          4.0        1,587        4.0        3,174        8.0
                                             ------         ----       ------       ----       ------       ----
Regulatory capital--excess............       $5,432          5.6       $7,705       19.4       $6,245       15.7
                                             ======         ====       ======       ====       ======       ====


------------------------


(1) to risk-weighted assets

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE J--REGULATORY CAPITAL (CONTINUED)

                                                                 1999
                                     ------------------------------------------------------------
                                                                                 TO BE "WELL-
                                                                              CAPITALIZED" UNDER
                                                              FOR CAPITAL      PROMPT CORRECTIVE
                                           ACTUAL          ADEQUACY PURPOSES   ACTION PROVISIONS
                                     -------------------   -----------------  -------------------
                                      AMOUNT     RATIO      AMOUNT    RATIO    AMOUNT     RATIO
                                     --------   --------   --------  -------  ---------  --------
                                                        (DOLLARS IN THOUSANDS)
Total capital
  (to risk-weighted assets)........   $9,876      23.5%    *$3,365    *8.0%   *$4,206    *10.0%
Tier I capital
  (to risk-weighed assets).........   $9,737      23.2%    *$1,682    *4.0%   *$2,523     *6.0%
Tier I leverage....................   $9,737       9.8%    *$3,985    *4.0%   *$4,981     *5.0%

*   greater than or equal to

                                                                     1999
                                         ------------------------------------------------------------
                                                                                     TO BE "WELL-
                                                                                  CAPITALIZED" UNDER
                                                                  FOR CAPITAL      PROMPT CORRECTIVE
                                               ACTUAL          ADEQUACY PURPOSES   ACTION PROVISIONS
                                         -------------------   -----------------  -------------------
                                          AMOUNT     RATIO      AMOUNT    RATIO    AMOUNT     RATIO
                                         --------   --------   --------  -------  ---------  --------
                                                            (DOLLARS IN THOUSANDS)
Total capital
  (to risk-weighted assets)............   $9,419      23.7%    *$3,174   *8.0%    *$3,967    *10.0%
Tier I capital
  (to risk-weighed assets).............   $9,292      23.4%    *$1,587   *4.0%    *$2,380     *6.0%
Tier I leverage........................   $9,292       9.6%    *$3,860   *4.0%    *$4,825     *5.0%

*   greater than or equal to

    The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the primary market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE K--STOCK OPTION PLAN

    The Board of Directors adopted a Stock Option Plan that provided for the issuance of 129,333 shares (adjusted) of authorized, but unissued shares of common stock at fair value at the date of grant. During fiscal 1996, the Corporation granted options to purchase 74,297 shares to members of the Board of Directors and executive officers at an initial fair value of $12.25 per share. In order to give effect to a return of capital distribution paid in fiscal 1996, the number of shares granted under option and the exercise price were adjusted in fiscal 1997 to 96,879 and $9.42 per share, respectively.

    The Corporation accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

    The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS
No. 123, the Corporation's net earnings and earnings per share would have resulted in the pro forma amounts indicated below:

                                                                              1999       1998       1997
                                                                            --------   --------   --------
Net earnings (In thousands)   As reported.................................    $514       $541       $627
                                                                              ====       ====       ====
                              Pro-forma...................................    $514       $541       $627
                                                                              ====       ====       ====

Earnings per share
  Basic                       As reported.................................    $.60       $.63       $.71
                                                                              ====       ====       ====
                              Pro-forma...................................    $.60       $.63       $.71
                                                                              ====       ====       ====
  Diluted                     As reported.................................    $.59       $.60       $.70
                                                                              ====       ====       ====
                              Pro-forma...................................    $.59       $.60       $.70
                                                                              ====       ====       ====

    The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 1999: dividend yield of 5.5%, expected volatility of 20.0%, a risk-free interest rate of 6.5% and expected lives of ten years.

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE K--STOCK OPTION PLAN (CONTINUED)

    A summary of the status of the Corporation's stock option plan as of September 30, 1999, 1998 and 1997, and changes during the periods ending on those dates is presented below:

                                                   1999                   1998                   1997
                                           --------------------   --------------------   --------------------
                                                      WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                       AVERAGE                AVERAGE                AVERAGE
                                                      EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           --------   ---------   --------   ---------   --------   ---------
Outstanding at beginning of year.........   96,879      $9.42      96,879      $9.42      74,297     $12.25
Adjustment for return of capital
distribution.............................       --         --          --         --      22,582      (2.83)
Granted..................................    1,000      14.00          --         --          --         --
Exercised................................  (12,932)      9.42          --         --          --         --
Forfeited................................       --         --          --         --          --         --
                                           -------      -----      ------      -----      ------     ------
Outstanding at end of year...............   84,947      $9.47      96,879      $9.42      96,879     $ 9.42
                                           -------      -----      ------      -----      ------     ------
Options exercisable at year-end..........   84,947      $9.47      96,879      $9.42      96,879     $ 9.42
                                           -------      -----      ------      -----      ------     ------
Weighted-average fair value of options
  granted during the year................               $2.98                    N/A                    N/A
                                                        -----                  -----                 ------

    The following information applies to options outstanding at September 30, 1999:

Number outstanding..........................................               84,947
Range of exercise prices....................................  $      9.42--$14.00
Weighted-average exercise price.............................                $9.47
Weighted-average remaining contractual life.................           6.25 years

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE L--CONDENSED FINANCIAL STATEMENTS OF HARVEST HOME FINANCIAL CORPORATION

    The following condensed financial statements summarize the financial position of Harvest Home Financial Corporation as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the three years ended September 30, 1999, 1998 and 1997.

                       HARVEST HOME FINANCIAL CORPORATION
                       STATEMENTS OF FINANCIAL CONDITION
                                 SEPTEMBER 30,
                                 (IN THOUSANDS)

                                                                1999       1998
                                                              --------   --------
ASSETS
Cash and cash equivalents...................................  $   174    $   130
Mortgage-backed securities designated as available for
  sale--at market...........................................      191        397
Loan receivable from ESOP...................................      224        301
Investment in Harvest Home Savings Bank.....................    9,041      9,370
Prepaid expenses and other..................................       48         69
                                                              -------    -------
      Total assets..........................................  $ 9,678    $10,267
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities...........................................  $    25    $   290

Stockholders' equity
  Common stock and additional paid-in capital...............    6,887      6,903
  Retained earnings.........................................    5,329      5,191
  Shares acquired by stock benefit plans....................     (418)      (592)
  Unrealized gains (losses) on securities designated as
    available for sale, net of tax effects..................     (694)        87
  Less treasury stock--at cost..............................   (1,451)    (1,612)
                                                              -------    -------
      Total stockholders' equity............................    9,653      9,977
                                                              -------    -------
      Total liabilities and stockholders' equity............  $ 9,678    $10,267
                                                              =======    =======

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE L--CONDENSED FINANCIAL STATEMENTS OF HARVEST HOME FINANCIAL CORPORATION (CONTINUED)

                       HARVEST HOME FINANCIAL CORPORATION
                             STATEMENTS OF EARNINGS
                        FOR THE YEAR ENDED SEPTEMBER 30,
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenue
  Interest income...........................................    $ 29       $ 57       $108
  Other income..............................................       7         26         27
  Equity in earnings of Harvest Home Savings Bank...........     548        542        602
                                                                ----       ----       ----
      Total revenue.........................................     584        625        737
General and administrative expenses.........................      87         98        100
                                                                ----       ----       ----
      Earnings before income taxes (credits)................     497        527        637
Federal income taxes (credits)..............................     (17)       (14)        10
                                                                ----       ----       ----
      NET EARNINGS..........................................    $514       $541       $627
                                                                ====       ====       ====

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE L--CONDENSED FINANCIAL STATEMENTS OF HARVEST HOME FINANCIAL CORPORATION (CONTINUED)

                       HARVEST HOME FINANCIAL CORPORATION
                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED SEPTEMBER 30,
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Cash provided by (used in) operating activities:
  Net earnings for the year.................................   $ 514     $   541     $ 627
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
    Accretion of discounts on mortgage-backed securities....      (1)         (4)       (4)
    Undistributed earnings of consolidated subsidiary.......    (248)       (542)     (602)
    Amortization expense of stock benefit plans.............      --           8       144
    Gain on sale of mortgage-backed securities..............      --          (6)       --
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets.....................      21         (25)       66
      Other liabilities.....................................    (261)        257      (199)
                                                               -----     -------     -----
        Net cash provided by operating activities...........      25         229        32

Cash flows provided by investing activities:
  Proceeds from repayment of loan to ESOP...................      77          77       296
  Proceeds from sale of mortgage-backed securities..........      --         337        --
  Principal repayments on mortgage-backed securities........     196         281       228
                                                               -----     -------     -----
        Net cash provided by investing activities...........     273         695       524

Cash flows provided by (used in) financing activities:
  Payment of dividends on common stock......................    (376)       (393)     (371)
  Purchase of treasury stock................................      --        (756)     (223)
  Proceeds from exercise of stock options...................     122          --        --
                                                               -----     -------     -----
        Net cash used in financing activities...............    (254)     (1,149)     (594)
                                                               -----     -------     -----
Net increase (decrease) in cash and cash equivalents........      44        (225)      (38)

Cash and cash equivalents at beginning of year..............     130         355       393
                                                               -----     -------     -----
Cash and cash equivalents at end of year....................   $ 174     $   130     $ 355
                                                               =====     =======     =====

                       HARVEST HOME FINANCIAL CORPORATION

                       SEPTEMBER 30, 1999, 1998 AND 1997

NOTE M--PENDING MERGER

    On October 1, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Agreement") whereby the Corporation would be acquired by a newly formed holding company of The People's Building, Loan and Savings Company ("People's") for total consideration of approximately $16.5 million in cash and common stock. In connection with the acquisition, People's (following a merger with The Oakley Improved Building and Loan Company) will convert from a mutual to a stock institution and form the holding company. Under the terms of the Agreement, each share of the Corporation's common stock will be exchanged for a combination of $9.00 per share in cash plus new common shares of Peoples' holding company with a value of $9.00. It is currently anticipated that the number of shares of common stock that will be exchanged for each share of the Corporation's common stock is 0.9 shares, assuming the initial offering price of People's common stock is $10 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


You should rely only on the information contained in this prospectus-proxy statement. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus-proxy statement does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus-proxy statement nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.


                            ------------------------


The Table of Contents is located on the inside of the front cover page of this document.


                            ------------------------


    UNTIL          , 2000 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED
COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS-PROXY STATEMENT. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS-PROXY STATEMENT WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                   PROSPECTUS
                                       OF
                               PEOPLES COMMUNITY
                                 BANCORP, INC.
                         (PROPOSED HOLDING COMPANY FOR
                            PEOPLES COMMUNITY BANK)


                                  COMMON STOCK


                                PROXY STATEMENT
                                       OF
                       HARVEST HOME FINANCIAL CORPORATION


                         KEEFE, BRUYETTE & WOODS, INC.

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC filing fees.............................................  $  7,170
OTS filing fees.............................................    14,500
Nasdaq filing fees..........................................    48,750
Printing, postage and mailing...............................    50,000
Legal fees..................................................   160,000
Accounting fees.............................................    35,000
Appraiser's fees............................................    40,000
Conversion agent fees and expenses..........................    19,000
Miscellaneous...............................................    10,580
                                                              --------
TOTAL.......................................................  $385,000
                                                              ========

    In addition to the foregoing expenses, Keefe, Bruyette & Woods, Inc. will receive a fee of $215,000.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and the Bylaws of Peoples Community Bancorp provide that the directors, officers, employees and agents of Peoples Community Bancorp shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorneys' fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

    Article 10 of the Registrant's Certificate of Incorporation provides as follows:

    ARTICLE 10. INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

    Article VI of the Registrant's Bylaws provides as follows:

    6.1 INDEMNIFICATION. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

    6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

    6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

    6.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

    6.5 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

    (A) LIST OF EXHIBITS (filed herewith unless otherwise noted)


  1.1   Engagement Letter with Charles Webb & Company, a Division of
        Keefe, Bruyette & Woods, Inc.*
  1.2   Form of Agency Agreement with Charles Webb & Company, a
        Division of Keefe, Bruyette & Woods, Inc.*
  2.1   Plan of Conversion*
  2.2   Agreement of Merger between The People's Building, Loan and
        Savings Company and The Oakley Improved Building & Loan
        Company (without exhibits)*
  2.3   Agreement and Plan of Merger between The People's Building,
        Loan and Savings Company and Harvest Home Financial
        Corporation (without exhibits)*
  3.1   Certificate of Incorporation of Peoples Community Bancorp,
        Inc.*
  3.2   Bylaws of Peoples Community Bancorp, Inc.*
  4.0   Form of Stock Certificate of Peoples Community Bancorp,
        Inc.*
  5.0   Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re:
        legality*
  8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters
  8.2   Opinion of Grant Thornton LLP re: Ohio tax matters*
  8.3   Letter of RP Financial, LC. re: Subscription Rights*
  8.4 Opinion of Kepley, Gilligan & Eyrich, L.P.A., as to tax matters regarding Harvest Home Financial
 10.1 Form of Employment Agreement to be entered into between Peoples Community Bancorp, Inc., Peoples Community Bank and each of Jerry D. Williams, Thomas J. Noe, John E. Rathkamp and Dennis J. Slattery*
 10.2 Form of Change in Control Severance Agreement to be entered into between Peoples Community Bank and Teresa O'Quinn*
 16.0 Letter from Kennedy, Kraft, Dreyer & Noe, former auditors for People's Savings*
 23.1 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.0 and 8.1, respectively)
 23.2   Consent of Grant Thornton LLP re: People's Savings*
 23.3   Consent of Grant Thornton LLP re: Oakley*
 23.4   Consent of Grant Thornton LLP re: Harvest Home Financial*
 23.5   Consent of RP Financial, LC.*
 23.6   Consent of Kepley, Gilligan & Eyrich, L.P.A. (included in
        Exhibit 8.4)
 24.0   Power of Attorney*
 27.0   Financial Data Schedule*
 99.1   Appraisal Report of RP Financial, LC.**
 99.2   Subscription Order Form and Instructions*
 99.3   Additional Solicitation Material*
 99.4 Consent of John E. Rathkamp to be identified as a proposed director*
 99.5 Consent of Thomas J. Noe to be identified as a proposed director*
 99.6   Form of Harvest Home proxy card*
 99.7   Notice for Harvest Home Financial Special Meeting*
 99.8   Proxy Statement for People's Savings and Oakley*
 99.9   Opinion of Keefe, Bruyette & Woods*
99.10 Provisions of Ohio law regarding dissenters' rights of Harvest Home Financial stockholders*


------------------------


  * Previously filed.



 ** Filed by Form SE.

    (B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Ohio on February 11, 2000.


                                                       PEOPLES COMMUNITY BANCORP, INC.

                                                       By:  /s/ PAUL E. HASSELBRING
                                                            -----------------------------------------
                                                            Paul E. Hasselbring
                                                            CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
               /s/ PAUL E. HASSELBRING
     -------------------------------------------       Chairman of the Board         February 11, 2000
                 Paul E. Hasselbring

                                                       Director, President and
                /s/ JERRY D. WILLIAMS                    Chief Executive Officer
     -------------------------------------------         (Principal accounting       February 11, 2000
                  Jerry D. Williams                      officer)

                  /s/ ZANE M. BRANT
     -------------------------------------------       Director                      February 11, 2000
                    Zane M. Brant

                /s/ JOHN L. BUCHANAN
     -------------------------------------------       Director                      February 11, 2000
                  John L. Buchanan

                 /s/ DONALD L. HAWKE
     -------------------------------------------       Director                      February 11, 2000
                   Donald L. Hawke

              /s/ RICHARD S. JOHNSTON*
     -------------------------------------------       Director                      February 11, 2000
                 Richard S. Johnston

               /s/ NICHOLAS N. NELSON*
     -------------------------------------------       Director                      February 11, 2000
                 Nicholas N. Nelson

              /s/ JAMES R. VAN DEGRIFT
     -------------------------------------------       Director                      February 11, 2000
                James R. Van DeGrift


------------------------


*   Signed by Paul E. Hasselbring pursuant to a power of attorney.


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